As filed with the Securities and Exchange Commission on February 7, 2002
                                            Registration No. 333-76648


                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                 -----------------------------

        Pre-effective Amendment No. 1 to Form S - 4

    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                   SIDEWARE SYSTEMS INC.
          -------------------------------------
    (Exact name of Registrant as specified in its charter)

                 YUKON TERRITORY, CANADA
          -------------------------------------
 (State or other Jurisdiction of incorporation or organization)

                           9999
          -------------------------------------
           (I.R.S. Employer Identification No.)

                           7373
          -------------------------------------
 (Primary Standard Industrial Classification Code Number)

   7900 Westpark Drive, Suite T300, McLean, VA 22102
                Telephone (703) 437-9002
          -------------------------------------
(Address, and telephone number of registrant's principal executive offices)

          James L. Speros, Chief Executive Officer
                  Sideware Systems Inc.
    7900 Westpark Drive, Suite T300, McLean, VA 22102
               Telephone (703) 437-9002
                 Fax (703) 437-9065
          -------------------------------------
 (Name, address, and telephone number of agent for service)

                        Copies to:

  Kenneth Thornton,                   Joseph W. Conroy, Esq.
  Chairman                            Darren K. DeStefano, Esq.
  Sideware Systems Inc.               Cooley Godward LLP
  7900 Westpark Drive, Suite T300     11951 Freedom Drive
  McLean, VA 22102                    Reston, VA 20190
  Telephone (703) 437-9002            Telephone  (703) 456-8000
  Facsimile (703) 437-9065            Facsimile (703) 456-8100


  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

  If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               CALCULATION OF REGISTRATION FEE


Title of Each         Amount to be       Proposed             Proposed             Amount of
Class of              Registered         Maximum              Maximum          Registration Fee
Securities to                            Offering Price       Aggregate
be Registered                            Per Share            Offering
                                                              Price


Common stock,
par value $0.001      205,457,231(1)        $0.07(2)          $14,382,006.17(2) $3,437.29(3)
per share              22,369,069(4)        $0.135(4)         $ 3,019,825.00(4) $  277.83(4)

TOTAL

(1) Based upon the estimated maximum number of shares of common stock, par value $0.001 per share, of Sideware Systems Inc. to be issued upon the domestication of Sideware Systems Inc. under the General Corporation Law of Delaware and the consummation of the merger of KM Acquisition Corp., a wholly owned subsidiary of Sideware Systems Inc., with KnowledgeMax, Inc. In the merger, each share of KnowledgeMax, Inc. common stock will be exchanged for shares of Sideware Systems Inc. common stock. For purposes of calculating the registration fee only, a conversion ratio of 27 shares of Sideware Systems Inc. common stock for each share of KnowledgeMax, Inc. common stock has been used. The number of shares being registered also includes (i) shares of Sideware Systems Inc. common stock which may be issued as a result of the exercise of share purchase warrants which are in the money, and (ii) shares which may be issued in exchange for shares of common stock of KnowledgeMax, Inc. which may be issued on the exercised of outstanding stock options of KnowledgeMax, Inc.

(2) Estimated solely for calculating the registration fee. Pursuant to Rules 457(f)(1), 457(f)(2), and 457(c), and solely for purposes of calculating the registration fee, the proposed maximum offering price is equal to the sum of (i) the maximum number of shares of common stock of Sideware Systems Inc. to be issued to stockholders of Sideware Systems Inc. on the domestication of that company, multiplied by the average of the high and low trading prices for Sideware Systems Inc. common stock as reported by the OTC Bulletin Board on January 10, 2002, plus (ii) one third of the par value of all shares of KnowledgeMax, Inc. common and preferred stock to be cancelled or exchanged in the merger (including those issuable on the exercise of options), as KnowledgeMax, Inc. has a capital deficiency. The proposed maximum offering price per share is equal to the proposed maximum aggregate offering price, calculated as set out above, divided by the maximum number of shares to be issued on consummation of the domestication and merger.

(3) The registration fee of $3,437.29 was paid on the initial filing of this registration statement on January 11, 2002.

(4) 22,369,069 additional shares are being registered to allow for shares which might be issued prior to the continuation of Sideware Systems Inc. to Delaware pursuant to existing stock options and share purchase warrants. The additional fee of $277.83 is payable on filing of this Pre-effective Amendment No. 1. The additional registration fee of $277.83 was calculated using an offering price per share of $0.135, which was calculated as the average of the high and low trading values for Sideware stock on the OTC Bulletin Board on February 4, 2002.

[Sideware Systems Inc. and KnowledgeMax, Inc. letterhead]

Dear Sideware Systems Inc. and KnowledgeMax, Inc. Stockholders:

We are writing to you about a proposed merger of Sideware Systems Inc. and KnowledgeMax, Inc. KnowledgeMax is a private company that has developed a supply chain management system for the enterprise knowledge and eLearning environment, through which employees of corporations can purchase business, technical, and professional books, and learning resources. Sideware is a public company whose principal business is its majority interest in the Chalk Group of companies. The Chalk Group produces educational television programs and customized Internet eLearning and eTraining content. The common stock of Sideware is listed on the Toronto Stock Exchange under the symbol "SYD.U", and trades through the OTC Bulletin Board under the symbol "SDWS".

In the merger, each share of KnowledgeMax common stock will be converted to shares of Sideware common stock. The conversion ratio will depend on the number of shares each company has outstanding at the time of closing. Based on current outstanding share totals, the estimated conversion ratio is 24.35 Sideware shares for each KnowledgeMax share. Using the closing price for Sideware shares on February 7, 2002, the total value of the Sideware stock that will be issued to KnowledgeMax stockholders on closing will be approximately $10.2 million. Allowing for outstanding stock options, KnowledgeMax stockholders will own approximately 55% of Sideware following the merger.

Sideware has called an extraordinary meeting of stockholders, at which Sideware stockholders will be asked to approve the merger agreement. The meeting will be held on March 20, 2002, at 1:00 p.m. At the meeting Sideware stockholders will also be asked to approve:

1. the continuation of Sideware to Delaware, as a corporation under the General Corporation Law of Delaware;

2. an increase in the authorized capital of Sideware to 300,000,000 shares of common stock;

3. an amendment to Sideware's certificate of incorporation after the continuation to Delaware, to change the corporate name of Sideware to "KnowledgeMax, Inc." following the merger; and

4.  a new Sideware 2002 Equity Incentive Plan.

Some of these other proposals are important to the merger. The merger agreement provides that Sideware must continue as a Delaware corporation before the merger can close, and that Sideware must change its corporate name to KnowledgeMax, Inc.
The Equity Incentive Plan will help Sideware provide proper incentives to directors, employees, and consultants of the merged entity after the merger is completed. The proposal to increase the authorized capital is a separate proposal, and will only be important if the merger does not proceed, and if Sideware remains a Yukon corporation. KnowledgeMax has called a special meeting of stockholders, at which KnowledgeMax stockholders will be asked to approve the merger and also the merger agreement. KnowledgeMax preferred stockholders will also be asked to approve a proposal to convert all outstanding shares of preferred stock into common stock.
Both of these proposals must be approved for the merger to occur.
The meeting will be held on March 20, 2002 at 3:00 p.m.

Further information about the merger and the stockholder meetings is contained in the accompanying joint proxy statement - prospectus. You are urged to read the joint proxy statement - prospectus in its entirety, especially the section describing risk factors that begins on page 16.

The Boards of Directors of Sideware and KnowledgeMax believe that the merger is an opportunity to create long term value for both
Sideware and KnowledgeMax stockholders, and recommend that you vote for the merger and the other proposals.

Sincerely,

/s/ James L. Speros                /s/ E. Linwood Pearce
James L. Speros, President and     E. Linwood Pearce, Chairman and
Chief Executive Officer	           co-Chief Executive Officer
Sideware Systems Inc.              KnowledgeMax, Inc.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

This joint proxy statement - prospectus is dated as of February 8, 2002, and is first being mailed to stockholders on or about February 13, 2002.

                 ADDITIONAL INFORMATION

Sideware is subject to the reporting requirements of the Securities Exchange Act of 1934. In accordance with those requirements, Sideware files annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other information with the Securities and Exchange Commission. The reports and other information filed by Sideware can be inspected and copied at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports and other information that Sideware files electronically. The address of the web site is http://www.sec.gov.

KnowledgeMax is a private company, and is not subject to the reporting requirements of the Securities Exchange Act of 1934.
Accordingly, there are no filings of KnowledgeMax available through the SEC.

Sideware supplied all information contained in this joint proxy statement - prospectus relating to Sideware and KnowledgeMax supplied all information contained in this joint proxy statement
- prospectus relating to KnowledgeMax.

                       SIDEWARE SYSTEMS INC.
                   7900 Westpark Drive, Suite T300
                        McLean, VA 22102
                 VANCOUVER, BC, CANADA V7Y 1K4

   NOTICE OF EXTRAORDINARY GENERAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON MARCH 20, 2002


To The Sideware Stockholders:

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of Stockholders of Sideware Systems Inc., will be held on March 20, 2002 at 1:00 p.m. at the Ritz-Carlton Hotel, Tysons Corner, 1700 Tysons Boulevard, McLean VA 22102, for the following purposes:

1. To consider and, if thought fit, to pass special resolutions approving and adopting the Agreement and Plan of Merger and Reorganization dated December 7, 2001 between Sideware
Systems Inc., KnowledgeMax Inc., and KM Acquisition Corp.;

2. To consider and, if thought fit, to pass special resolutions approving the continuation of Sideware to the State of Delaware, as a corporation under the Delaware General Corporation
Law;

3. To consider and, if thought fit, to pass special resolutions increasing the authorized capital of Sideware to 300,000,000 common shares without par value;

4. To consider and, if thought fit, to pass resolutions approving an amendment to the certificate of incorporation of Sideware Systems Inc. to change the corporate name to "KnowledgeMax, Inc.";

5. To consider and, if thought fit, to pass a resolution approving the Sideware 2002 Equity Incentive Plan; and

6. To transact such other business as may be brought before the meeting or any adjournment or postponement of the meeting.

Only stockholders of record at the close of business on February 8, 2002 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

A STOCKHOLDER ENTITLED TO ATTEND AND VOTE AT THE MEETING MAY APPOINT A PROXYHOLDER TO ATTEND AND VOTE IN HIS STEAD. WHETHER
OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, SIDEWARE URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS
POSSIBLE BEFORE THE MEETING. THE ENCLOSED PROXY IS SOLICITED BY MANAGEMENT, BUT YOU MAY AMEND IT, IF YOU WISH, BY STRIKING OUT
THE NAMES LISTED IN THE PROXY AND INSERTING THE NAME OF THE
PERSON YOU WISH TO REPRESENT YOU AT THE MEETING. AN ADDRESSED ENVELOPE, FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE
UNITED STATES OR CANADA, IS ENCLOSED FOR YOU TO RETURN THE PROXY. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR STOCK AT THE MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION. YOUR VOTE IS VERY IMPORTANT. PLEASE ACT PROMPTLY.

THE PROXIES SOLICITED WITH THIS JOINT PROXY STATEMENT -
PROSPECTUS WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS
INDICATED, THIS PROXY WILL BE VOTED FOR EVERY ITEM LISTED IN THE
PROXY CARD.

THE RESOLUTIONS TO APPROVE THE MERGER AGREEMENT WITH
KNOWLEDGEMAX, INC., TO CONTINUE SIDEWARE TO DELAWARE, AND TO
INCREASE THE AUTHORIZED CAPITAL OF SIDEWARE ARE SPECIAL
RESOLUTIONS, WHICH MUST BE APPROVED BY AT LEAST TWO-THIRDS OF THE
VOTES CAST.

UNDER THE BUSINESS CORPORATIONS ACT OF THE YUKON TERRITORY YOU MAY, AT ANY TIME UP TO THE MEETING, GIVE SIDEWARE NOTICE OF DISSENT WITH RESPECT TO THE PROPOSED RESOLUTIONS APPROVING THE PROPOSED MERGER WITH KNOWLEDGEMAX AND THE CONTINUATION OF SIDEWARE TO DELAWARE. BY GIVING NOTICE OF DISSENT YOU MAY, IF MANAGEMENT OF SIDEWARE PROCEEDS WITH ANY RESOLUTION FROM WHICH YOU DISSENT, REQUIRE SIDEWARE TO PURCHASE YOUR SHARES IN SIDEWARE FOR THEIR FAIR VALUE IN CASH.


For the Board of Directors
SIDEWARE SYSTEMS INC.

/s/ James L. Speros
JAMES L. SPEROS
President and Chief Executive Officer
Vancouver, British Columbia
February 8, 2002

                       KNOWLEDGEMAX, INC.
                7900 Westpark Drive, Suite T300
                        MCLEAN, VA 22102

            NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON MARCH 20, 2002

To the KnowledgeMax Stockholders:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of KnowledgeMax, Inc. (the "KnowledgeMax Special Meeting") will be held on March 20, 2002, at 3:00 p.m. local time, at Ritz-Carlton Hotel, Tysons Corner, 1700 Tysons Boulevard, McLean, VA for the following purposes:

1. The holders of Common Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of KnowledgeMax, voting together as a class, to consider and vote on the proposal to approve and adopt the Agreement and Plan of Merger and Reorganization dated as of December 7, 2001 (the "Merger Agreement") by and among KnowledgeMax, Sideware Systems, Inc. ("Sideware") and KM Acquisition Corp., a wholly owned subsidiary of Sideware, a copy of which is attached as Appendix A to the accompanying joint proxy statement - prospectus, and to approve the merger of KnowledgeMax with KM Acquisition Corp., whereby holders of KnowledgeMax stock will receive, in exchange for each of their shares of KnowledgeMax stock, a number of shares of Sideware common stock-based on the formula described in the attached joint proxy statement - prospectus and in the Merger Agreement;

2. The holders of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of KnowledgeMax, voting together as a class, to consider and vote on a proposal to convert all shares of Series A Preferred Stock and Series B Preferred Stock into shares of KnowledgeMax common stock immediately prior to the effective time of the merger; and

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

KnowledgeMax's Board of Directors has approved the Merger
Agreement and unanimously recommends that you vote to approve and adopt the Merger Agreement and to approve the merger of KnowledgeMax with and into KM Acquisition Corp. We describe the merger more fully in the accompanying joint proxy statement - prospectus, which we urge you to read.

Only KnowledgeMax stockholders of record at the close of business on February 8, 2002 are entitled to notice of and to vote at the KnowledgeMax special meeting or any adjournment or postponement thereof.

Your vote is important. To assure that your shares are represented at the KnowledgeMax Special Meeting, you are urged to complete, date and sign the enclosed proxy card and mail it promptly in the postage-paid envelope provided. We encourage you to do this whether or not you plan to attend the KnowledgeMax Special Meeting in person. You may revoke your proxy in the manner described in the accompanying joint proxy statement - prospectus at any time before it has been voted at the KnowledgeMax Special Meeting. It may be possible for you to vote in person at the KnowledgeMax Special Meeting even if you have returned a proxy. Please review the joint proxy statement - prospectus for more information.


By order of the Board of Directors of KnowledgeMax, Inc.

/s/ E. Linwood Pearce
E. Linwood Pearce
Chairman and co-Chief Executive Officer
McLean, Virginia
February 8, 2002

                       TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER	                  1

SUMMARY	                                                  4
  Introduction                                            4
  Information about Sideware                              5
  Information about KnowledgeMax                          5
  Market value of shares being issued                     6
  Opinion of Sideware's financial advisor                 6
  Management                                              6
  The Sideware meeting                                    7
  The KnowledgeMax meeting                                7
  Board recommendations                                   7
  Shares owned by insiders                                8
  Interested parties                                      8
  Income tax consequences                                 9
  Dissent and appraisal rights                           11
  Comparative per share data                             11

SELECTED HISTORICAL FINANCIAL DATA FOR SIDEWARE          12

SELECTED HISTORICAL FINANCIAL DATA FOR THE CHALK GROUP   13

SELECTED HISTORICAL FINANCIAL DATA FOR KNOWLEDGEMAX      14

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
INFORMATION                                              14

STOCK PRICE AND DIVIDEND INFORMATION                     15

RISK FACTORS                                             16
  Risks relating to the merger                           16
  Risks relating to the continuation of Sideware
   to Delaware                                           18
  Risks relating to Sideware                             19
  Risks relating to KnowledgeMax                         20

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS        24

SHARES BEING REGISTERED                                  24

DESCRIPTION OF SIDEWARE CAPITAL STOCK                    25

THE MERGER                                               25
  General overview of the merger                         25
  Background of the merger                               26
  Sideware's reasons for the merger - Recommendation
   of the Sideware Board of Directors                    28
  KnowledgeMax's reasons for the merger -
   Recommendation of the KnowledgeMax Board of
   Directors                                             28
  Opinion of Paradigm Capital Inc.                       29
  Consideration to be received in the merger             31
  Conduct of business prior to the merger                33
  Management after the merger                            34
  Executive and director compensation                    37
  Authorized capital of Sideware after the merger        37
  Principal stockholders after the merger                37
  Interests of insiders                                  38
  Accounting treatment                                   39
  Tax consequences of the merger                         39

  Restrictions on resale of Sideware stock by
    KnowledgeMax affiliates                              39
  Dissent rights for Sideware stockholders               40
  Appraisal rights for KnowledgeMax stockholders         40
  Conditions to completion of the merger                 40
  Representations and warranties                         41
  Requirement recommendations to stockholders            41
  Waiver and amendment                                   41
  Termination, loan repayment, and liquidated damages    41
  Director and officer indemnification                   42
  Exchange of share certificates                         42
  Voting agreements                                      42
  Proposed resolutions for Sideware stockholders         42

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS    42
  Pro forma balance sheets                               43
  Pro forma statements of operations                     45
  Notes to pro forma statements                          47

SIDEWARE STOCKHOLDERS' MEETING                           49
  Date, time, and place of the Sideware meeting          49
  Voting rights; Record date; Outstanding shares         49
  Purposes of the Sideware meeting                       50
  Votes required for approval                            50
  Appointment and revocation of proxies                  50
  Voting procedures                                      51
  Effect of an abstention and broker non-votes;
   voting discretion                                     51
  Persons making the solicitation                        51
  Voting shares and principal holders thereof            52
  Dissent rights                                         53

PROPOSAL FOR CONTINUATION OF SIDEWARE TO DELAWARE        54
  Stockholder rights                                     55
  Dissent rights                                         55
  Tax consequences of continuation                       55
  Proposed resolutions                                   55

PROPOSAL FOR INCREASE IN AUTHORIZED CAPITAL OF
SIDEWARE                                                 56
  Proposed resolutions                                   56

PROPOSAL FOR SIDEWARE NAME CHANGE                        56
  Proposed resolutions                                   56

PROPOSAL FOR APPROVAL OF THE SIDEWARE 2002
EQUITY INCENTIVE PLAN                                    57
  Features of the plan                                   57
  Terms of options                                       58
  Terms of stock bonuses and purchases of
   restricted stock                                      59
  Additional terms of awards                             60
  Federal income tax information                         60
  Other options outstanding                              62
  Disinterested stockholder approval                     63
  Proposed resolution                                    63

KNOWLEDGEMAX STOCKHOLDERS' MEETING                       63
  Date, time, and place of the KnowledgeMax meeting      63
  Voting rights; Record date; Outstanding shares         63
  Purposes of the KnowledgeMax special meeting           63
  Vote required; KnowledgeMax voting agreements          64
  Quorum; abstentions                                    64

  Solicitation of proxies; expenses                      64
  Voting of proxies                                      64
  Revocation of proxies                                  65
  Beneficial ownership of KnowledgeMax                   65
  Appraisal rights                                       66

PROPOSAL TO APPROVE THE CONVERSION OF ALL OUTSTANDING
KNOWLEDGEMAX PREFERRED STOCK TO COMMON STOCK             69

COMPARISON OF STOCKHOLDER RIGHTS                         69
  Sideware stockholders                                  69
  KnowledgeMax stockholders                              75

MATERIAL TAX CONSEQUENCES OF THE TRANSACTIONS            78
  General                                                78
  United States federal income tax consequences          78
  Canadian federal income tax consequences               84

INFORMATION ABOUT SIDEWARE                               87
  Description about business activities                  87
  Business of the Chalk Group                            88
  Management's discussion and analysis of
   financial condition and results of
   operations - Sideware                                 90
  Management's discussion and analysis of
   financial condition and results of
   operations - The Chalk Group                          99
  Qualitative and quantitative disclosure
   about market risk                                    102
  Description of property                               102
  Legal proceedings                                     103
  Exchange controls and other limitations
   affecting security holders                           103
  Taxation                                              105

INFORMATION ABOUT KNOWLEDGEMAX                          106
  Overview                                              106
  Industry background                                   106
  Products and services                                 107
  Sales and marketing                                   108
  Clients                                               108
  Intellectual property                                 109
  Suppliers and strategic partners                      109
  Competition                                           109
  Employees                                             109
  Facilities                                            110
  Legal proceedings                                     110
  Management's discussion and analysis of
   financial condition and results of operations        110
  Qualitative and quantitative disclosure
   about market risk                                    113


MATERIAL CONTRACTS BETWEEN SIDEWARE AND KNOWLEDGEMAX    114

EXECUTIVE AND DIRECTOR COMPENSATION                     114

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS          118
  Sideware                                              118
  KnowledgeMax                                          119

LEGAL AND TAX MATTERS                                   120

EXPERTS                                                 121

STOCKHOLDER PROPOSALS                                   122

INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY
FINANCIAL DATA                                          121
  Sideware                                              121
  The Chalk Group                                       122
  KnowledgeMax                                          122


APPENDICES

  Appendix A  Merger agreement
  Appendix B  Opinion of Paradigm Capital Inc.
  Appendix C  Form of Sideware (Delaware) Certificate of
              Incorporation
  Appendix D  Form of Sideware (Delaware) Bylaws
  Appendix E  Section 193 of the Yukon Business Corporations
              Act
  Appendix F  Section 262 of the Delaware General Corporation
              Law
  Appendix G  Sideware 2002 Equity Incentive Plan

            QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.  WHY DO SIDEWARE AND KNOWLEDGEMAX WANT TO MERGE?

A. Sideware and KnowledgeMax want to merge because they believe that a merger will allow them to develop a profitable business together. KnowledgeMax has developed a supply chain management system for the enterprise knowledge and eLearning environment, through which employees of corporations can purchase business, technical, and professional books, and learning resources. However, KnowledgeMax needs additional capital to develop its business further. By merging with Sideware, an existing public company, KnowledgeMax believes that it will improve its access to capital, and that it will benefit from the expertise and business contacts of Sideware management.

    Sideware's principal business consists of its majority interest in the Chalk Group, whose operations are centered in British Columbia, Canada. As a Canadian business, the Chalk Group is unable to take full advantage of the experience and business contacts of Sideware management, which are centered in the eastern United States. To complete the merger, Sideware will likely have to sell most of its interest in the Chalk Group. Funds from the sale of the Chalk Group will be used to develop the business of KnowledgeMax. Sideware believes that it can enhance stockholder value by selling some or all of its interest in the Chalk Group and acquiring, and further developing, the business of KnowledgeMax.

Q.  WHAT WILL I RECEIVE IN THE MERGER?

A. KnowledgeMax stockholders will receive shares of the common stock of Sideware, which will be a Delaware corporation by the time the merger is completed. The merger agreement between Sideware and KnowledgeMax contains a formula setting the number of shares of Sideware common stock that will be issued for each share of KnowledgeMax common stock. The companies estimate that the conversion ratio will be approximately 24.35 shares of Sideware for each share of KnowledgeMax, although the precise ratio will depend on conditions that exist at the time of closing.

    Sideware stockholders will continue to own shares of Sideware common stock, although Sideware will be a Delaware corporation, rather than a Yukon, Canada corporation, by the time of closing. For U.S. federal income tax purposes, Sideware stockholders will be deemed to have exchanged their stock in the Canadian corporation for shares of the Delaware corporation. Certain Sideware stockholders may be liable for tax as a result of this exchange.

Q.  WHEN DO THE COMPANIES EXPECT THE MERGER WILL BE COMPLETED?

A. Sideware and KnowledgeMax expect to complete the merger soon after the Sideware and KnowledgeMax stockholder meetings.

Q.  What do I need to do now?

A. After carefully reading and considering the information contained in this joint proxy statement - prospectus, please respond by completing, signing, and dating your proxy card, and returning it in the enclosed postage-paid envelope as soon as possible, so that your shares can be represented at your company's stockholder meeting. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND YOUR COMPANY'S MEETING, PLEASE VOTE PROMPTLY.

Q.  WHAT IF I DON'T VOTE?

A. If you are a Sideware stockholder and you do not respond, your shares will not be voted either for or against:

-  the merger;
-  the continuation to Delaware;
-  the increase in authorized capital; or
-  the Sideware 2002 Equity Incentive Plan.

You will be leaving those decisions up to the other Sideware stockholders.

    The situation is different with respect to the change of Sideware's corporate name. That will require Sideware to file an amended Certificate of Incorpration under the Delaware General Corporation Law. Under that law, if you do not vote, that will have the same effect as a vote against the name change.

    Sideware stockholders should note that if they return a properly executed proxy card which contains no direction as to how their shares should be voted on a particular proposal, their shares will be voted in favor of that proposal. If they return a properly executed proxy card, but wish to abstain from voting on a particular proposal, they must mark the "abstain" box.

    If you are a KnowledgeMax stockholder and you do not respond, it will have the same effect as a vote against the merger. If you are a KnowledgeMax preferred stockholder, a failure to respond will also have the same effect as a vote against the KnowledgeMax Conversion Proposal.

    If your shares are held in street name with a broker, your broker will vote your shares on the merger agreement proposal only if you give your broker instructions on how to vote.

Q.  WHAT WILL HAPPEN IF THE SIDEWARE OR KNOWLEDGEMAX
STOCKHOLDERS DO NOT APPROVE SOME OF THE OTHER PROPOSALS BEING PUT
FORWARD?

A. If the Sideware or KnowledgeMax stockholders do not approve some of the other proposals that are being put forward, that could prevent the merger from being completed. For example, it is a condition of the merger that Sideware be continued as a Delaware corporation. It is also a condition of the merger that prior to the merger, the holders of KnowledgeMax Series A and Series B Preferred Stock convert all shares of that stock into shares of KnowledgeMax common stock. The merger agreement provides that the merger will not close if these and other specified conditions are not either satisfied or waived. This joint proxy statement - prospectus explains how each of the proposals relates to the merger.

Q.  CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A. Yes. If you are a stockholder of record in Sideware, you can change your vote in one of three ways:

-  by providing a new proxy card, with a later date;
- by providing written notice to Sideware before the Sideware meeting that you are revoking your proxy; or
- by attending the Sideware meeting in person, and registering as a stockholder in attendance.

A new proxy card or notice of revocation must be delivered prior to the Sideware stockholders' meeting, in the manner described in this joint proxy statement - prospectus.

   If you are a KnowledgeMax stockholder, you can also change your vote in one of three ways:

-  by providing a new proxy card with a later date;
- by providing written notice to KnowledgeMax before the KnowledgeMax meeting that you are revoking your proxy; or
- by attending the KnowledgeMax special stockholders' meeting in person and voting at the meeting.

    If your shares are held with a bank, broker or other third party, you should contact the holder of your shares to change your vote.

Q.  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. When the merger is completed, you will receive written instructions on how to exchange your stock certificates for shares of the new company. Please do not send in your stock certificates with your proxy card.

Q.  WHO SHOULD I CONTACT IF I HAVE QUESTIONS ABOUT THE MEETINGS
OR THE PROPOSALS?

A. If you have any questions about the meetings or the proposals, you should contact:

   if you are a Sideware stockholder:

   Sideware Systems Inc.
   James L. Speros
   President
   7900 Westpark Drive
   McLean, VA 22102
   (703) 437-9002
   if you are a KnowledgeMax stockholder:

   KnowledgeMax Inc.
   E. Linwood Pearce
   Chairman and co-Chief Executive Officer
   7900 Westpark Drive
   McLean, VA 22102
   (703) 893-1800

                           SUMMARY

This section highlights selected information in this joint proxy statement - prospectus. The summary may not contain all of the information important to you. To understand the merger more fully, and for a more complete description of its legal terms, you should read this entire document carefully, including the appendices.

All figures in this joint proxy statement - prospectus are stated in United States dollars unless expressly stated to be in Canadian dollars (C$).

INTRODUCTION

On December 7, 2001, Sideware entered into an Agreement and Plan of Merger and Reorganization with KnowledgeMax, Inc.
KnowledgeMax is a Delaware corporation with its principal executive offices in McLean, Virginia, a suburb of Washington, D.C. If the merger proceeds, the business of KnowledgeMax will become the business of Sideware, and Sideware will change its name to "KnowledgeMax, Inc."

To complete the merger, Sideware has established a wholly owned Delaware subsidiary corporation, KM Acquisition Corp. KM Acquisition Corp. will merge with and into KnowledgeMax, making KnowledgeMax a wholly owned subsidiary of Sideware. KnowledgeMax stockholders will receive shares of Sideware common stock, and Sideware will assume the existing stock options of KnowledgeMax, by issuing shares of Sideware common stock when the options are exercised. Prior to completing the merger, Sideware will change its corporate jurisdiction from the Yukon Territory of Canada to Delaware, by continuing as a corporation under the General Corporation Law of Delaware. Sideware stockholders will still own Sideware shares, but they will be shares of common stock of a Delaware corporation, rather than shares in a Yukon corporation.

The merger agreement includes a method for calculating the conversion ratio, which will set the number of shares of Sideware common stock that will be issued for each share of KnowledgeMax stock. The conversion ratio is calculated by dividing the number of outstanding Sideware shares by the number of outstanding KnowledgeMax shares, and then multiplying the result by 55/45.
The merger agreement also provides that the conversion ratio will be adjusted for certain outstanding warrants and options. Based on outstanding share totals and trading prices as of February 7, 2002, Sideware and KnowledgeMax estimate that:

- approximately 24.35 shares of Sideware common stock will be issued for each share of KnowledgeMax common stock;
- approximately 93 million shares of Sideware common stock will be issued to KnowledgeMax stockholders on closing;
- the total value of the Sideware shares issued to KnowledgeMax stockholders on closing will be approximately $10.2 million; and
- an additional 15.4 million shares of Sideware common stock will be reserved for issuance under KnowledgeMax stock options, which Sideware will assume on closing.

A detailed explanation of how the conversion ratio will be calculated is included in this joint proxy statement - prospectus, under "THE MERGER - Consideration to be received in the merger". IMMEDIATELY FOLLOWING THE MERGER, CURRENT KNOWLEDGEMAX STOCKHOLDERS WILL OWN APPROXIMATELY 52% OF SIDEWARE. INCLUDING KNOWLEDGEMAX STOCK OPTIONS THAT ARE IN THE MONEY AND WILL BE ASSUMED BY SIDEWARE, KNOWLEDGEMAX STOCK AND OPTION HOLDERS WILL OWN, OR HAVE THE RIGHT TO ACQUIRE, APPROXIMATELY 55% OF SIDEWARE.

The merger agreement contains several conditions which must be fulfilled or waived before the merger can be completed. These conditions are set out in the merger agreement, which is attached as Appendix A to this joint proxy statement - prospectus. The principal conditions include the following:

- the merger agreement must be approved by the stockholders of both Sideware and KnowledgeMax;
- Sideware must complete its continuation to Delaware, becoming a Delaware corporation;
- Sideware must raise an additional $2,000,000 in financing through the sale of some or all of its interest in the Chalk Group, and have the proceeds placed in escrow prior to the closing of the merger; and
- all shares of KnowledgeMax Series A and Series B Preferred Stock must be converted to shares of KnowledgeMax common stock.

In addition, although they are not explicit conditions of the merger, Sideware management will put forward resolutions to:

- increase the authorized capital of Sideware to 300,000,000 common shares; and
- approve the Sideware 2002 Equity Incentive Plan, which reserves 10,000,000 shares for issuance under plan awards.

Sideware is currently authorized to issue 198,978,997 common shares. If the continuation to Delaware proceeds, the authorized capital of Sideware following the continuation will be 300,000,000 shares of common stock plus 50,000,000 shares of preferred stock, as that is the authorized capital stated in the proposed certificate of incorporation for Sideware. Management of Sideware also believes that the authorized capital of Sideware should be increased even if the merger and continuation do not proceed, so that Sideware will be better positioned to proceed with other merger or acquisition transactions. The resolution to increase the authorized capital of Sideware is a separate proposal, applicable to Sideware as a Yukon corporation, and will only be of importance if the merger and continuation to Delaware do not proceed.

The 2002 Equity Incentive Plan will permit Sideware to offer a range of equity based incentives, including stock options and restricted stock awards, to directors, employees, and consultants. If the merger proceeds, all new stock options will be issued under the 2002 Equity Incentive Plan. If the merger does not proceed, Sideware management does not believe that the new 2002 Equity Incentive Plan will be needed. Accordingly, the proposed resolution to approve the 2002 Equity Incentive Plan is conditional on the merger being completed. A copy of the 2002 Equity Incentive Plan is attached as Appendix G to this joint proxy statement - prospectus.

During December 2001, Sideware raised $1,350,000 in private placement financing, by issuing 13,500,000 shares of common stock at $0.10 per share. Under the merger agreement, those funds are being used to fund the operations of both companies, according to a budget developed jointly. The merger agreement provides that funds which Sideware provides to KnowledgeMax prior to the closing of the merger constitute unsecured loans from Sideware to KnowledgeMax, and specifies the conditions under which the loans must be repaid if the merger does not close. Additional information on the terms of the loans is contained under "THE MERGER - Conduct of business prior to the merger" and "THE MERGER - Termination, loan repayment, and liquidated damages."

INFORMATION ABOUT SIDEWARE

In December 2001, Sideware closed its previous principal executive offices at 1810 Samuel Morse Drive, Reston, VA 20190-
5316.  Sideware has recently moved to new premises at:

   7900 Westpark Drive, Suite T300
   Mclean, VA 22102
   (703) 437-9002

KnowledgeMax has entered into a lease for these premises, which are intended to serve as the principal executive offices for the combined company following the merger.

Sideware's present principal business is its ownership interest in the Chalk Group of companies. Sideware owns 80.7% of the outstanding shares of Chalk.com Network (Holding) Corp., the parent company of the Chalk Group. The Chalk Group is the producer of the television show "Dave Chalk's Computer Life", and also produces customized internet video content for use in corporate eTraining and eLearning environments. TO COMPLETE THE MERGER, SIDEWARE WILL LIKELY HAVE TO SELL ALL OR MOST OF ITS INTEREST IN THE CHALK GROUP. STOCKHOLDERS VOTING TO APPROVE THE MERGER SHOULD REALIZE THAT IT WILL RESULT IN SIDEWARE DISPOSING OF MOST OR ALL OF THAT INTEREST. Additional information on the business of the Chalk Group is given below, under "INFORMATION ABOUT SIDEWARE."

INFORMATION ABOUT KNOWLEDGEMAX

KnowledgeMax's principal executive offices are located at:

   7900 Westpark Drive, Suite T300
   Mclean, VA 22102
   (703) 893-1800

KnowledgeMax is a privately held Delaware corporation that has developed a supply chain management system for the enterprise knowledge and eLearning environment, which it believes will significantly change the way corporations and other organizations select, purchase, and deliver knowledge resources and education to their professional employees. Through KnowledgeMax's developing eLearning and knowledge management solution, corporations can select and make available to employees throughout the organization a wealth of inter-related learning and knowledge resources at a measurable and controllable cost.

Additional information about the business of KnowledgeMax is given below, under the heading "INFORMATION ABOUT KNOWLEDGEMAX".

MARKET VALUE OF SHARES BEING ISSUED

Sideware common shares trade on the Toronto Stock Exchange under the symbol "SYD.U" and through the OTC Bulletin Board quotation service under the symbol "SDWS". KnowledgeMax is a private company. As a result, there is no comparative market trading data for KnowledgeMax shares.

The following table shows the most recent trading prices for Sideware shares, and the equivalent price per share that KnowledgeMax stockholders will receive, as of:

- December 6, 2001, the last trading day prior to the announcement of the merger; and
- February 7, 2002, the last practicable date prior to mailing this joint proxy statement - prospectus.

The equivalent per share price for KnowledgeMax shares was calculated using an estimated conversion ratio of 24.35 Sideware shares for each KnowledgeMax share. Calculations are given using both Toronto Stock Exchange and OTC Bulletin Board trading prices.



                     Sideware shares -     Sideware shares -           Equivalent price per        Equivalent price per
                         TSE data         OTC Bulletin Board        KnowledgeMax share, based   KnowledgeMax share, based
                                                data                        on TSE data              on OTC BB data
                       ------------        ---------------            ---------------------       ----------------------


December 6, 2001          $0.195                 $0.205                        $4.78                      $5.02
February 7,  2002         $0.11                  $0.11                         $2.78                      $2.78



OPINION OF SIDEWARE'S FINANCIAL ADVISOR

In deciding to proceed with the merger, the Sideware board of directors considered a fairness opinion provided by Paradigm Capital Inc. The opinion of Paradigm Capital was that as of December 5, 2001, the merger was fair to Sideware stockholders from a financial point of view. The merger agreement does not require, and Paradigm Capital accordingly has not delivered and will not be delivering, an opinion updating its opinion dated December 5, 2001.

Paradigm Capital has been paid fees totalling approximately $23,000 for the preparation of its opinion. A copy of the opinion is attached to this joint proxy statement - prospectus as Appendix B. You should read this opinion in its entirety, as well as the more detailed description of the opinion under "THE MERGER - Opinion of Paradigm Capital Inc.", to understand the assumptions made, matters considered, and limitations of the review undertaken, by Paradigm Capital.

MANAGEMENT

The merger agreement provides that following the merger, Sideware will have eleven directors:

-   E. Linwood Pearce
-   James L. Speros
-   Kenneth R. Thornton
-   Donna L. Lynn
-   Edwin S. Grosvenor
-   Alan R. Sultan
-   Jay H. Nussbaum
-   John Shoemaker
-   Jack Kemp
-   Edward H. Gross
-   Joseph J. Boivin, Jr.

Mr. Pearce, currently Chairman and co-CEO of KnowledgeMax, will become Chairman and CEO of Sideware. Mr. Speros, currently President and CEO of Sideware, will be President of Sideware. The other senior management positions will be filled by a combination of KnowledgeMax executives and Sideware executives.

Mr. Speros, Mr. Thornton, Mr. Nussbaum, Mr. Shoemaker, and Mr.
Kemp are currently directors of Sideware.  Mr. Pearce, Ms. Lynn,
Mr. Grosvenor, Mr. Sultan, Mr. Gross, and Mr. Boivin are currently directors of KnowledgeMax.

THE SIDEWARE MEETING

An extraordinary meeting of the stockholders of Sideware will be held on March 20, 2002, at 1:00 p.m. at the Ritz-Carlton Hotel, Tysons Corner, 1700 Tysons Boulevard, McLean, VA 22102.
Management of Sideware will put the following resolutions forward at the Sideware meeting:

1. Special resolutions to approve and adopt the Agreement and Plan of Merger and Reorganization between Sideware,
    KnowledgeMax, and KM Acquisition Corp.

2. Special resolutions to approve the continuation of Sideware as a corporation under the General Corporation Law of the State of Delaware.

3. Special resolutions to increase the authorized capital of Sideware to 300,000,000 common shares.

4. Resolutions to approve an amendment to the certificate of incorporation of Sideware, to change the corporate name of Sideware to "KnowledgeMax, Inc." following the merger.

5.  A resolution to approve the Sideware 2002 Equity Incentive
    Plan.

Under the Yukon Business Corporations Act, special resolutions must be approved by at least two-thirds of the votes cast. This applies to the resolutions to approve the merger agreement, to approve the continuation to Delaware, and to increase the authorized capital of Sideware.

The resolution to change the corporate name of Sideware will require Sideware to file an amended certificate of incorporation under the General Corporation Law of Delaware. Under the
Delaware General Corporation Law, this resolution must be approved by the holders of the majority of outstanding shares of Sideware.

Under regulations of the Toronto Stock Exchange, the Sideware 2002 Equity Incentive Plan must be approved by a majority of the votes cast, excluding shares owned by Sideware insiders or their affiliates who might receive awards under the plan. Sideware estimates that approximately 9.3 million shares, or approximately 11% of the outstanding voting shares, will be excluded from voting on this resolution.

You can vote if you owned shares of Sideware on the Sideware record date, which was February 8, 2002.

A quorum for the Sideware meeting consists of holders of 5% of the shares entitled to vote, present either in person or by proxy.

THE KNOWLEDGEMAX MEETING

A special meeting of the stockholders of KnowledgeMax (the "KnowledgeMax Special Meeting") will be held on March 20, 2002, at 3:00 p.m. local time, at the Ritz-Carlton Hotel, Tysons Corner, 1700 Tysons Boulevard, McLean, Va. At the KnowledgeMax Special Meeting, the stockholders of KnowledgeMax will be asked to consider and vote upon a proposal to approve the merger. Additionally, the preferred stockholders of KnowledgeMax will be asked to consider and vote upon a proposal to convert all outstanding shares of KnowledgeMax preferred stock into KnowledgeMax common stock immediately prior to the effective time of the merger. Each of these proposals must be approved by the affirmative vote of a majority of shares entitled to vote thereon. KnowledgeMax stockholders who owned shares of KnowledgeMax on February 8, 2002 are entitled to vote at the KnowledgeMax Special Meeting.

BOARD RECOMMENDATIONS

To Sideware stockholders: The Sideware board of directors believes that the merger and the other proposals being presented at the Sideware meeting are fair to Sideware stockholders, and in their best interests. The board voted unanimously to approve the merger, and recommends that Sideware stockholders vote FOR the merger and the other proposals being presented.

To KnowledgeMax stockholders: The KnowledgeMax board of directors believes that the merger is fair to KnowledgeMax stockholders, and in their best interests. The board voted unanimously to approve the merger, and recommends that KnowledgeMax stockholders vote FOR the merger and the other proposals being presented.

SHARES OWNED BY INSIDERS

As of the Sideware record date, directors and executive officers of Sideware, and their respective affiliates, beneficially owned in the aggregate approximately 10 million, or approximately 12%, of the voting shares of Sideware. Based on the most recent trading prices for Sideware shares on the Toronto Stock Exchange and the OTC Bulletin Board as of February 7, 2002, these shares had a value of approximately $1.1 million.

As of the KnowledgeMax record date, directors, executive officers of KnowledgeMax and their respective affiliates beneficially owned in the aggregate approximately 2 million, or approximately 58%, of the voting shares of KnowledgeMax. Using a conversion ratio of 24.35 Sideware shares for each KnowledgeMax share, these shares will convert to approximately 49 million shares of Sideware. Based on the most recent trading prices for Sideware shares on the Toronto Stock Exchange and the OTC Bulletin Board as of February 7, 2002, these shares would have a value of approximately $5.4 million on that date.

None of the directors or executive officers of Sideware own any KnowledgeMax shares, and none of the directors or executive officers of KnowledgeMax own any Sideware shares.

Certain directors, executive officers, and large stockholders of Sideware and KnowledgeMax have entered into voting agreements, under which they have agreed to vote all of their shares in favor of the merger and related matters, and that they will not exercise any dissent or appraisal rights. Those voting agreements cover over 50% of the voting shares of KnowledgeMax and approximately 12% of the voting shares of Sideware.

INTERESTED PARTIES

Some directors and officers of Sideware and KnowledgeMax may have interests in the merger that are different from your interests as ordinary stockholders.

The following directors and officers are expected to remain as salaried officers or employees of Sideware following the merger:



                                                                   Expected position
                                                                   with Sideware
Name                    Current position                           following the merger
-----                   ----------------                           ---------------------

E. Linwood Pearce       Chairman and co-CEO of KnowledgeMax        Chairman and CEO
James L. Speros         President and CEO of Sideware              President
Kenneth R. Thornton     Chairman of Sideware                       Vice Chairman
Edwin S. Grosvenor      Founder and co-CEO of KnowledgeMax         Executive Vice President
Donna L. Lynn           President and COO of KnowledgeMax          COO
Alan R. Sultan          Senior VP, Business Development
                          of KnowledgeMax                          Senior Vice President
Richard Luebkemann      VP, Technology of KnowledgeMax             VP for Technology
Rahul Bardhan           Chief Technical Officer of Sideware        VP for Engineering


The terms of employment for these individuals following the merger, including compensation, have not yet been determined.

While employed by Sideware, Mr. Bardhan and Mr. Speros entered into Change of Control Severance Agreements with Sideware, under which they are each entitled to be paid up to two years' salary and bonus if their employment is terminated in anticipation of, or following, a change in control. Sideware believes that the merger with KnowledgeMax would likely constitute a change in control for purposes of these agreements. In December 2001 Mr. Speros executed an amendment to his agreement reducing his maximum cash compensation to $170,000 if his employment is terminated. Mr. Bardhan executed a similar amendment, although Mr. Bardhan's amendment is conditional on Sideware either completing the merger or raising $5 million in additional financing by June 30, 2002. Additional information on the compensation paid to the individuals listed above is given under "EXECUTIVE AND DIRECTOR COMPENSATION".

Sideware expects that Grant Sutherland, one of its directors, will have an interest in the purchaser of the Chalk Group, if Sideware is successful in selling its interest in the Chalk Group. The board of directors of Sideware has authorized Mr. Sutherland to find a purchaser for the Chalk Group, and expects that a purchaser will likely require an investment from Mr. Sutherland. Kris Sutherland, the son of Grant Sutherland, is the Executive Vice President of the Chalk Group.

Anne Grosvenor, mother of Edwin Grosvenor, has loaned approximately $15,000 to KnowledgeMax and personally guaranteed
KnowledgeMax's $100,000 line of credit. In connection with the merger, Ms. Grosvenor will be repaid and her liability on the line of credit revoked.

E. Linwood Pearce, KnowledgeMax Chairman and co-CEO, holds an option to purchase 150,000 shares of KnowledgeMax common stock which will vest upon completion of the merger.

The members of the boards of directors of Sideware and KnowledgeMax knew about and considered these additional interests when they approved the merger.

Further information on interested parties is given below, under "THE MERGER - Interests of insiders".

To the best of the knowledge of Sideware and KnowledgeMax, neither company is required to comply with any federal or state anti-trust or similar regulatory requirements in relation to the merger.

INCOME TAX CONSEQUENCES

Some of the transactions described in this joint proxy statement
- prospectus will have income tax consequences for Sideware, KnowledgeMax, and their respective stockholders. In the following discussion of these tax consequences, the term "Sideware Canada" means Sideware as it presently exists, as a Yukon corporation, and the term "Sideware Delaware" refers to Sideware Systems Inc., a Delaware corporation that will succeed to the assets, liabilities, and business of Sideware Canada following the effective date of the continuation.

   UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   CONTINUATION TO DELAWARE; POST-CONTINUATION.

The continuation of Sideware to Delaware will result in the following U.S. tax consequences:

- Neither Sideware Canada nor Sideware Delaware should recognize any gain or loss for U.S. federal income tax purposes as a result of the continuation of Sideware to Delaware.

- Sideware Canada will be deemed to distribute shares of Sideware Delaware to its stockholders in cancellation of their shares of Sideware Canada on the effective date of the continuation. As a result, U.S. holders and certain non-U.S. holders of Sideware stock will recognize capital gain or loss on the deemed receipt of the Sideware Delaware stock. The amount of capital gain or loss recognized will equal the difference between the fair market value of the Sideware stock held on the effective date of the continuation and the adjusted tax basis in the holder's shares of Sideware stock deemed to be cancelled in the continuation. Any capital gains recognized by individual U.S. holders and certain non-U.S. holders of Sideware stock will be taxed at federal rates of up to 20 percent, while corporate holders will pay tax at regular corporate rates on any capital gains they recognize in the continuation. The deductibility of capital losses recognized on the continuation transaction will depend upon whether the holder is an individual or corporate holder and the availability of other capital gains to offset such losses. A U.S. holder's (and certain non-U.S. holders') adjusted tax basis in the shares of Sideware Delaware constructively received in the deemed exchange will equal the fair market value of the shares on the effective date of the continuation. A U.S. holder's (and certain non-U.S. holders') holding period in the shares of Sideware Delaware received in the exchange will begin on the date following the effective date of the continuation.

- Neither KnowledgeMax nor any of its stockholders that are not holders of Sideware stock prior to the merger will have any U.S. federal income tax consequences as a result of the continuation transaction.

- For Sideware, continuation to Delaware will result in Sideware being taxed as a United States corporation, rather than a Canadian corporation. Corporate income tax rates prevailing in the United States are generally lower than those prevailing in Canada. However, continuation to Delaware will also result in Sideware being unable to deduct its past net operating losses from future profits. Accordingly, the continuation of Sideware to Delaware may result in higher effective tax rates for Sideware after the merger.

For a more complete discussion of the U.S. income tax consequences of the continuation of Sideware to Delaware, please see "MATERIAL TAX CONSEQUENCES OF THE TRANSACTIONS - United
States federal income tax consequences - Continuation transaction".

   MERGER TRANSACTION

The merger transaction will result in the following U.S. federal income tax consequences:

- No gain or loss will be recognized by Sideware or KnowledgeMax as a result of the merger.

- No gain or loss will be recognized by KnowledgeMax stockholders upon the receipt of Sideware Delaware common stock solely in exchange for KnowledgeMax common stock in the merger.

- The aggregate tax basis of the Sideware Delaware common stock received by KnowledgeMax stockholders in the merger will be the same as the aggregate adjusted tax basis of the KnowledgeMax common stock surrendered in the exchange.

- The holding period of Sideware Delaware common stock received by each KnowledgeMax stockholder in the merger will include the holding period of the KnowledgeMax common stock surrendered in the exchange.

- Sideware stockholders prior to the merger should not recognize gain or loss as a result of the merger. The tax consequences to the Sideware stockholders of the continuation are described above.

For a more complete discussion of the U.S. federal income tax consequences of the merger portion of the transactions, please see "MATERIAL TAX CONSEQUENCES OF THE TRANSACTIONS - United States federal income tax consequences - Merger transaction".

   CANADIAN FEDERAL INCOME TAX CONSEQUENCES

   CONTINUATION TRANSACTION; POST-CONTINUATION

- On continuation to Delaware, Sideware will be deemed to dispose of each property owned by it, at a price equal to that property's fair market value. Any gains, taxable capital gains or losses, and allowable capital losses resulting from this deemed disposition of property will be included in calculating Sideware's tax liability. At the date of this joint proxy statement - prospectus, Sideware management believes that its historic tax losses will be sufficient to offset any income resulting from the deemed disposition, so that no capital gains tax will be payable.

- Sideware will also be required to pay a special branch tax equal to 5% of the amount by which the fair market value of its assets at the time of the continuation exceeds the aggregate of its liabilities, including any liabilities under Part I of the Canadian Income Tax Act, and the paid-up capital of its issued and outstanding shares. At the date of this joint proxy statement - prospectus, Sideware does not believe that the fair market value of its assets will be sufficient to cause any tax liability under the branch tax provisions.

- The continuation of Sideware to Delaware will not give rise to a deemed disposition of Sideware shares. As a result, no capital gains or losses will be triggered for Sideware stockholders.

- Individual taxpayers in Canada will no longer be eligible for the dividend tax credit on any dividends they receive from Sideware following the continuation.

   Merger transaction

- The merger will not give rise to a deemed disposition of Sideware shares. As a result, no capital gains or losses will be triggered.

For a more complete discussion of the Canadian federal income tax consequences of the continuation and merger, please see "MATERIAL
TAX CONSEQUENCES OF THE TRANSACTIONS - Canadian federal income tax consequences".

INVESTORS ARE CAUTIONED THAT THE TAX INFORMATION IN THIS JOINT
PROXY STATEMENT - PROSPECTUS IS OF A SUMMARY NATURE ONLY.  THE
TAX CONSEQUENCES FOR INDIVIDUAL INVESTORS MAY VARY, AND INVESTORS
ARE URGED TO SEEK INDEPENDENT ADVICE FROM A QUALIFIED TAX
PROFESSIONAL.

DISSENT AND APPRAISAL RIGHTS

Under the Yukon Business Corporations Act, Sideware stockholders have dissent rights arising from both the merger and the continuation to Delaware. To exercise those dissent rights, Sideware stockholders must:

-  be stockholders of record; and
- give written notice to Sideware that they are exercising their dissent rights before the vote on the resolution from which they dissent.

For more information, see "SIDEWARE STOCKHOLDERS' MEETING -
Dissent rights".

Under the Delaware General Corporation Law, KnowledgeMax stockholders have appraisal rights arising from the merger. To exercise those appraisal rights, KnowledgeMax stockholders must, among other requirements:

- deliver written demand for appraisal to KnowledgeMax before the vote on the adoption of the merger agreement;
- not vote in favor of the merger (the return of a signed proxy which does not specify a vote against the merger or a direction to abstain will constitute a waiver of the stockholder's right to appraisal); and
- continuously hold the KnowledgeMax shares from the date of making the demand through the time the merger is completed.

For more information, see "KNOWLEDGEMAX STOCKHOLDERS' MEETING -
Appraisal rights".

A stockholder who exercises dissent or appraisal rights can require the corporation in which he holds shares to purchase those shares for cash at fair market value. Relevant sections of the Yukon Business Corporations Act and the General Corporation Law of the State of Delaware are attached as Appendices E and F to this joint proxy statement - prospectus.

DISSENT AND APPRAISAL RIGHTS ARE SUBJECT TO A NUMBER OF TECHNICAL LEGAL REQUIREMENTS. STOCKHOLDERS WHO DO NOT COMPLY STRICTLY WITH THOSE LEGAL REQUIREMENTS COULD LOSE THEIR RIGHTS. STOCKHOLDERS WHO WISH TO EXERCISE THEIR DISSENT OR APPRAISAL RIGHTS SHOULD SEEK QUALIFIED INDEPENDENT LEGAL ADVICE.

COMPARATIVE PER SHARE DATA

The tables below show:

- the historical book value and net loss per share for Sideware stock as at and for the periods ended December 31, 2000 and September 30, 2001 (unaudited);
- the historical book value and net loss per share for KnowledgeMax stock as at and for the periods ended December 31, 2000 and September 30, 2001 (unaudited); and
- the unaudited pro forma book value and net loss per share for Sideware stock as at and for the periods ended December 31, 2000 and September 30, 2001, after giving effect to the merger, and giving effect to a sale by Sideware of 100% of its interest in the Chalk Group.

You should read the following tables in conjunction with the unaudited pro forma consolidated financial statements of Sideware included in this joint proxy statement - prospectus, and the historical consolidated financial statements and related notes of Sideware and KnowledgeMax, which are contained in this joint proxy statement - prospectus.

SIDEWARE. As at February 8, 2002, Sideware has 85,514,735 common shares outstanding. Per share data set out below has been calculated using a weighted average number of shares outstanding, as set out in the financial statements of Sideware included in this joint proxy statement - prospectus.

              HISTORICAL SIDEWARE PER SHARE DATA

                         As of and for the      As of and for the
                         nine months ended         year ended
                        September 30, 2001      December 31, 2000
                        ------------------      -----------------

Net loss
per share - basic
and diluted                   $(0.19)               $(0.48)

Book value per
share                          0.02                   0.15

Weighted average no.
of shares                   64,378,281             58,078,005


KNOWLEDGEMAX. Per share data set out below has been calculated using the weighted average number of common shares outstanding.

          HISTORICAL KNOWLEDGEMAX PER SHARE DATA

                         As of and for the      As of and for the
                         nine months ended         year ended
                        September 30, 2001      December 31, 2000
                        ------------------      -----------------

Net loss
per share - basic
and diluted                  $(0.75)                 $(2.11)

Book value per
share                        $(1.03)                 $(1.27)

Weighted average no.
of shares                   1,628,508               1,265,574


PRO FORMA DATA. To complete the merger, Sideware will be required to sell some or all of its interest in the Chalk Group. At the date of this joint proxy statement - prospectus, Sideware does not know how much of that interest will be sold, although Sideware expects to sell most or all of its interest. The following table sets out pro forma per share information calculated on the assumptions that:

-  Sideware and KnowledgeMax are merged; and
-  Sideware has sold 100% of its interest in the Chalk Group.

    PRO FORMA SIDEWARE PER SHARE DATA - INCLUDING THE MERGER

                         As of and for the      As of and for the
                         nine months ended         year ended
                        September 30, 2001      December 31, 2000
                        ------------------      -----------------

Net loss
per share - basic
and diluted                  $(0.02)                 $(0.07)

Book value per
share                         $0.02                     n/a

Weighted average no.
of shares                  162,343,376             145,602,626



          SELECTED HISTORICAL FINANCIAL DATA FOR SIDEWARE

The following table sets out selected financial information for each of the periods indicated, derived from Sideware's consolidated financial statements.

Information as at December 31, 2000 and 1999 and for the years ended December 31, 2000 and 1999, the eight months ended December
31, 1998, and the year ended April 30, 1998 has been extracted from the audited consolidated financial statements for Sideware contained in this joint proxy statement - prospectus.
Information as at and for the years ended April 30, 1997 and 1996 has been extracted from audited consolidated financial statements for Sideware not included in this joint proxy statement - prospectus. Information as at September 30, 2001 and for the nine month periods ended September 30, 2001 and 2000 has been taken from the condensed unaudited interim consolidated financial statements for Sideware contained in this joint proxy statement - prospectus. Information as at September 30, 2000 has been taken from condensed unaudited interim consolidated financial statements not contained in this joint proxy statement - prospectus. Although the financial information as at and for the nine months ended September 30, 2001 and 2000 is unaudited, it reflects all adjustments considered necessary for a fair presentation of the information in accordance with accounting principles generally accepted in the United States.

Prior to December 1998 Sideware operated with an April 30 fiscal year end. In December 1998, Sideware changed its fiscal year end from April 30 to December 31. Financial results for periods up to April 30, 1998 are reported with an April 30 year end. Financial results for periods subsequent to April 30, 1998 are reported with a December 31 year end.

                                                                     Eight
                                                                     months
                         Nine months                  Year            ended
                           ended                     ended          December          Year ended April 30,
                        September 30,              December 31,        31,
                     --------------------       -----------------   ---------     ------------------------------
                      2001          2000         2000       1999       1998        1998        1997        1996
                    (000's)        (000's)      (000's)    (000's)    (000's)     (000's)     (000's)     (000's)


Sales revenue
 continuing
 operations           $136          $0            $0          $0          $0          $0         $0          $0

Loss from
 continuing
 operations         $(2,517)      $(7,411)      $(6,989)   $(1,916)     $(454)       $(894)  $(1,089)      $(529)

Loss from
 discontinued
 operations         $(9,965)     $(15,662)     $(20,806)   $(3,772)     $(829)       $(820)    $(355)       $(93)

Comprehensive
 loss              $(12,602)     $(23,780)     $(28,447)   $(5,422)    $(1,383)     $(1,748)   $(1,444)    $(622)

Loss per
 share              $(0.19)       $(0.40)      $(0.48)     $(0.15)      $(0.05)      $(0.08)   $(0.06)    $(0.05)

Total assets        $4,208        $14,608      $10,459     $7,537       $1,138        $1,676   $1,005       $549

Total
 stockholders'
 equity (deficit)   $1,552        $13,505       $9,044     $6,874        $954         $1,531    $726        $430



   SELECTED HISTORICAL FINANCIAL DATA FOR THE CHALK GROUP

The following table sets out selected financial information for each of the periods indicated, derived from the consolidated financial statements of Chalk.com Network (Holding) Corp., parent company of the Chalk Group of companies.

Information as at August 31, 2001 and December 31, 2000 and 1999, for the eight month period ended August 31, 2001, for the year ended December 31, 2000, and for the eleven month period ended December 31, 1999 has been extracted from the audited consolidated financial statements the Chalk Group contained in this joint proxy statement - prospectus. No audited financial statements are available for any period prior to the eleven month period ended December 31, 1999, and no interim statements are available for any period prior to January 2001. Owing to the small scale of the operation of the Chalk Group prior to 1999 and to the substantial changes in its business since January 1999, financial information from periods prior to January 1999 was not considered meaningful or material for purposes of this joint proxy statement - prospectus.


                     Eight months     Year ended     Eleven months ended
                    ended August 31,  December 31,      December 31,
                    ----------------  ------------   -------------------
                         2001           2000               1999
                        (000's)         (000's)           (000's)
                        -------         -------           -------

Sales revenue           $981            $1,080             $955

Loss for the
 period               $(2,298)         $(7,905)           $(304)

Total assets            $800            $1,360             $562

Total stockholders'
 equity (deficit)     $(1,493)         $(560)              $(22)



      SELECTED HISTORICAL FINANCIAL DATA FOR KNOWLEDGEMAX

The following table sets out selected financial information for each of the periods indicated, derived from KnowledgeMax's historical financial statements.

Information as at December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999, and 1998 has been derived from the audited financial statements for KnowledgeMax contained in this joint proxy statement - prospectus, except as to book value per share, which is unaudited. Information as at December 31, 1998, 1997, and 1996, for the year ended December 31, 1997, and for the period from inception on June 13, 1996 (date of inception ) to December
31, 1996 has been derived from unaudited financial statements for KnowledgeMax not included in this joint proxy statement - prospectus. Information as at September 30, 2001 and for the nine month periods ended September 30, 2001 and 2000 has been derived from the condensed unaudited interim financial statements for KnowledgeMax contained in this joint proxy statement - prospectus. Information as at September 30, 2000 has been derived from condensed unaudited interim financial statements for KnowledgeMax not included in this joint proxy statement - prospectus. Although the financial information as at December 31, 1998, 1997, and 1996, for the year ended December
31, 1997, for the period from inception from June 13, 1996 (date of inception) to December 31, 1996, and as at and for the nine months ended September 30, 2001 and 2000 is unaudited, it reflects all adjustments considered necessary for a fair presentation of the information in accordance with accounting principles generally accepted in the United States. The results of operations presented below are not necessarily indicative of the results expected for any subsequent period.


                                Nine months
                                  ended                                                                Period from June 13
                               September 30,                         Year ended December 31,              to December 31,
                          ----------------------           -----------------------------------------     ------------------
                           2001            2000             2000       1999       1998        1997              1996
                           ----            ----             ----       ----       ----        ----              ----


Revenues               $355,983	          -                 -           -         -           -                -

Net loss               $(1,073,003)  $(2,134,481)  $(2,606,982)	 $(1,399,704) $(785,342)   $(210,407)	     $(60,692)

Total assets            $317,887       $179,140       $88,563       $44,783    $130,242	     $13,262          $44,336

Total
 stockholders'
 equity (deficit)      $(1,676,721)  $(1,217,002)  $(1,613,466)  $(1,993,731) $(594,026)   $(169,001)         $31,406

Book value
 per share             $(1.03)          $(1.02)      $(1.27)         $(1.99)    $(0.67)      $(0.22)           $0.04



 SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following table shows selected consolidated unaudited pro forma financial information for Sideware, after giving effect to the merger and the sale of 100% of Sideware's interest in the Chalk Group. This information has been extracted from the pro forma consolidated financial statements shown under "UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS".


                         Nine months ended         Year ended
                        September 30, 2001      December 31, 2000
                              (000's)               (000's)
                        ------------------      -----------------

Revenues                       $356                   $0
Loss from continuing
  operations                 $(3,458)               $(9,596)
Total Assets                  $4,577                  n/a
Total Stockholders'
 Equity (Deficit)             $2,735                  n/a

        STOCK PRICE AND DIVIDEND INFORMATION

Sideware common shares currently trade on the Toronto Stock Exchange under the symbol "SYD.U" and are quoted on the OTC Bulletin Board under the symbol "SDWS". Trading on the Toronto Stock Exchange commenced November 10, 2000. Quotation on the OTC Bulletin Board was authorized to commence October 29, 1999.

Prior to November 20, 2000, Sideware shares also traded on the Canadian Venture Exchange. Up to November 4, 1999 trading on the
Canadian Venture Exchange was in Canadian dollars.

The following table sets forth trading information for the quarters indicated. Figures quoted for the third quarter of 1999 and all previous periods are in Canadian dollars, and are based on data from the Canadian Venture Exchange. Figures quoted for the fourth quarter of 1999 and all subsequent periods are in United States dollars, and are based on data from the Canadian Venture Exchange, the Toronto Stock Exchange, and the OTC Bulletin Board.

Figures stated for the Canadian Venture Exchange and the Toronto Stock Exchange represent high and low trading prices. Figures stated for the OTC Bulletin Board represent high and low bids. Figures stated for the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.




                                        CVE/TSE         CVE/TSE         OTC-BB          OTC-BB
                                        High            Low             High            Low
                                        ($/C$)          ($/C$)          ($)             ($)
                                        -------         -------         ------          ------

2002
----

First Quarter                           $0.15           $0.115          $0.16            $0.12

2001
----

Fourth Quarter                          $0.255          $0.105          $0.26            $0.10
Third Quarter                           $0.50           $0.12           $0.52            $0.13
Second Quarter                          $0.64           $0.11           $0.65            $0.15
First Quarter                           $1.80           $0.35           $1.69            $0.35

2000
----

Fourth Quarter                          $2.40           $0.44           $2.25            $0.44
Third Quarter                           $4.25           $1.92           $4.00            $1.91
Second Quarter                          $10.35          $3.30           $10.19           $3.28
First Quarter                           $25.50          $7.05           $24.88           $7.06


1999
----

Fourth Quarter                          $10.15          $1.48           $12.85           $1.38
Third Quarter                           C$3.38         C$2.20
Second Quarter                          C$3.47         C$0.94
First Quarter                           C$0.85         C$0.45



The last trading day before the merger was announced was December
6, 2001. On that date, the closing prices for Sideware shares on the Toronto Stock Exchange and the OTC Bulletin Board were $0.195 and $0.205, respectively. As of February 7, 2002, the most recent trading price for Sideware shares on both the Toronto Stock Exchange and the OTC Bulletin Board was $0.11.

Sideware is unaware of any governmental laws, decrees or regulations in force in Canada which restrict the export or import of capital, or the remittance of dividends, interest, or other payments to US residents.

Sideware has never paid cash dividends on its capital stock. Sideware currently intends to retain all earnings, if any, to finance the growth and development of its business. Sideware does not anticipate paying any cash dividends in the foreseeable future.

KnowledgeMax is a privately held company, and there is no established public trading market for its stock. KnowledgeMax has never paid, and does not anticipate paying, cash dividends on its common stock.

                           RISK FACTORS

Both Sideware and KnowledgeMax are corporations of speculative value, without a proven record of earnings. In addition, there are risks attendant to the merger and the continuation of Sideware to Delaware. Sideware and KnowledgeMax stockholders should consider the following risks carefully when determining how to vote their shares.

   RISKS RELATING TO THE MERGER

BECAUSE KNOWLEDGEMAX IS NOT PROFITABLE, THE MERGER MAY NOT BE
BENEFICIAL TO SIDEWARE.

Following the merger, the business of KnowledgeMax will be the core business of Sideware. KnowledgeMax has never generated profits from its operations, and there is no assurance that KnowledgeMax will be profitable in the future. As a result, the merger may not be beneficial to Sideware. Specific risk factors concerning the business of KnowledgeMax are set out below under "Risks relating to KnowledgeMax".

BECAUSE THE MERGER WILL REQUIRE SIDEWARE TO DISPOSE OF MOST OR
ALL OF ITS INTEREST IN THE CHALK GROUP, THE MERGER MAY BE
DETRIMENTAL TO SIDEWARE.

Following the merger, Sideware will own the business of KnowledgeMax, but will have disposed of most or all of its interest in the Chalk Group. Both KnowledgeMax and the Chalk Group are early stage businesses, and their potential values are uncertain and speculative. KnowledgeMax may turn out to be less profitable, or of less value, than Sideware's interest in the Chalk Group. As a result, the merger may reduce the value of Sideware.

BECAUSE THE MERGER WILL DILUTE EXISTING SIDEWARE STOCKHOLDERS, IT
MAY HAVE A NEGATIVE EFFECT ON THE VALUE OF THEIR SIDEWARE SHARES.

In addition to the sale of the Chalk Group, the merger will result in Sideware issuing a large number of shares to KnowledgeMax stockholders, which will dilute the positions of the existing stockholders in Sideware. Following the merger, existing Sideware stockholders will own less than 50% of Sideware. This dilution may reduce the value of their Sideware shares.

BECAUSE THE MERGER WILL DILUTE EXISTING KNOWLEDGEMAX
STOCKHOLDERS, IT MAY REDUCE THE VALUE OF THEIR HOLDINGS.

Following the KnowledgeMax merger, assuming that all of the KnowledgeMax options are exercised, KnowledgeMax stockholders will own approximately 55% of Sideware. Sideware will have no substantial business other than the business of KnowledgeMax. As a result, the effective ownership of the current KnowledgeMax stockholders in the business of KnowledgeMax will be diluted.
The Sideware shares issued to KnowledgeMax stockholders may be of less value than the KnowledgeMax shares they currently own.

FAILURE TO COMPLETE THE MERGER MAY LEAVE SIDEWARE AND/OR
KNOWLEDGEMAX INSOLVENT.

Under the merger agreement, Sideware has advanced, and will continue to advance, a substantial portion of its available cash by way of loan to KnowledgeMax prior to closing. If the merger is not completed, KnowledgeMax may be required to repay those funds. In addition, both companies will incur substantial transaction costs, including legal, accounting, and other professional fees, in anticipation of completing the merger.
If the merger is not completed:

- KnowledgeMax may be heavily indebted to Sideware, without the means to pay that debt;
- Sideware may be left without significant cash resources, and unable to recover any of the funds it has lent to KnowledgeMax; and
- both companies may be left with substantial liabilities, and without the means to pay those liabilities.

FAILURE TO COMPLETE THE MERGER MAY LEAVE SIDEWARE AND
KNOWLEDGEMAX UNABLE TO MERGE WITH OTHER COMPANIES.

If the merger is not completed, Sideware and KnowledgeMax may both be left with significant debts, and without significant cash resources. In addition, failure of the merger may result in legal disputes, which could include large claims for liquidated damages under the merger agreement. These factors may make both Sideware and KnowledgeMax unattractive merger partners for other companies, or may prevent either company from raising new capital or entering into other acquisition transactions.

BECAUSE THE MERGER MAY FAIL TO QUALIFY AS A REORGANIZATION,
KNOWLEDGEMAX STOCKHOLDERS MAY RECOGNIZE GAINS OR LOSSES AS A
RESULT OF THE MERGER.

Sideware and KnowledgeMax have structured the merger to qualify as a tax-free reorganization under Section 368(a) of the United States Internal Revenue Code. If the merger fails to qualify as a tax-free reorganization for any reason, KnowledgeMax stockholders generally would recognize capital gains or losses on each KnowledgeMax share surrendered. The amount of the gain or loss would equal the difference between the stockholders' adjusted tax basis in the shares surrendered and the fair market value of the Sideware Delaware stock received in exchange at the effective time of the merger.

EXERCISE OF DISSENT OR APPRAISAL RIGHTS MAY EITHER PREVENT THE
MERGER, OR IMPOSE SIGNIFICANT CASH COSTS ON SIDEWARE.

The corporate laws governing both Sideware and KnowledgeMax give appraisal rights to stockholders who dissent from the merger.
Dissenting stockholders can require cash payment for their shares.

Under voting agreements, stockholders owning over 50% of the KnowledgeMax shares and approximately 12% of the Sideware shares have agreed that they will not exercise dissent or appraisal rights. In addition, the merger agreement permits either party to terminate the merger if the stock ownership percentages of dissenting stockholders for Sideware and KnowledgeMax, added together, exceed 6%. However, either company may still be required to make substantial cash payments, depleting the cash resources of the merged entity, if:

- the stock ownership percentages of dissenting Sideware and KnowledgeMax stockholders, added together, are less than 6%; or
- the stock ownership percentages of dissenting Sideware and KnowledgeMax stockholders, added together, exceed 6%, but the parties decide to proceed with the merger in any event.

POST-MERGER SELLING BY KNOWLEDGEMAX STOCKHOLDERS MAY AFFECT THE
SIDEWARE STOCK PRICE.

The merger will result in approximately 93 million Sideware shares being issued to KnowledgeMax stockholders. KnowledgeMax is a private company, and KnowledgeMax stockholders have not previously had the ability to sell their shares in a public market. Following the merger, KnowledgeMax stockholders may wish to liquidate some or all of their investments. The market price for Sideware stock may fall if the KnowledgeMax stockholders sell, or are perceived as intending to sell, a substantial portion of the Sideware shares issued to them in the merger.

MARKET SELLING BY SIDEWARE STOCKHOLDERS WHO DISAPPROVE OF THE
MERGER MAY AFFECT THE SIDEWARE STOCK PRICE.

Some existing Sideware stockholders may disapprove of the merger, and may seek to sell their Sideware shares as a result. If a substantial number of Sideware stockholders disapprove of the merger, or are perceived as doing so, downward pressure on the Sideware stock price may result.

SIDEWARE MAY BE UNABLE TO SELL THE CHALK GROUP, WHICH MAY CAUSE
THE MERGER TO FAIL.

One of the conditions to the merger is that Sideware must raise at least $2,000,000 by selling some or all of its interest in the Chalk Group. The Chalk Group has never generated profits, and has only speculative value. Sideware has no assurance that it will be able to sell all or a sufficient portion of its holdings in the Chalk Group for the requisite price, or at all.

FOLLOWING THE MERGER, SIDEWARE MAY BE UNABLE TO RAISE ADDITIONAL
CASH.

Following the merger, the business of KnowledgeMax will become the core business of Sideware. KnowledgeMax's business has never generated operating profits or positive cash flow. Accordingly, Sideware will likely require additional capital to continue the development of the KnowledgeMax services and products, to pay the costs of marketing those services and products, and to cover operating losses until Sideware is able to become profitable. To raise additional capital, Sideware may have to issue additional shares, which may dilute the interests of existing stockholders substantially.
There is no assurance that Sideware will be able to raise additional capital on terms favourable to Sideware, or at all.

Sideware and KnowledgeMax estimate that their current cash resources will be sufficient to pay anticipated operating expenses until approximately the end of the first quarter of 2002, without giving effect to the proceeds of the sale of Sideware's interest in the Chalk Group. If the companies are not able either to raise additional capital or commence generating substantial sales revenue prior to then, they face a risk of insolvency.

THE MERGER MAY RESULT IN SIDEWARE SHARES BEING DE-LISTED FROM THE
TORONTO STOCK EXCHANGE

Under regulations of the Toronto Stock Exchange, in order to maintain its listing following the merger, Sideware will have to meet certain financial requirements. Sideware believes that it is unlikely to meet those requirements. Accordingly, the merger may result in Sideware shares being de-listed from the Toronto Stock Exchange. If Sideware shares are de-listed from the Toronto Stock Exchange, the only public market for stock will be the OTC Bulletin Board.

   RISKS RELATING TO THE CONTINUATION OF SIDEWARE TO DELAWARE

SIDEWARE MAY OWE TAXES TO CANADIAN TAXING AUTHORITIES AS A RESULT
OF THE CONTINUATION.

For Canadian tax purposes, Sideware will be treated as though it sold all of its property at the time of continuation, and received the fair market value for those properties. Sideware will be taxed on any income or gain realized on the deemed sale. Sideware could be subject to an additional tax if the fair market value of its assets, net of liabilities, exceeds the paid-up capital of its issued and outstanding shares.

Sideware management has reviewed Sideware's assets, liabilities, and paid-up capital, and believes that it will not owe any Canadian federal income taxes as a result of the continuation. However, it is possible that Canadian taxing authorities could disagree with the position of Sideware management on the value of Sideware's properties, or on other factual or legal conclusions of Sideware relating to its tax liabilities.

AS A RESULT OF THE CONTINUATION, SIDEWARE WILL BE UNABLE TO
DEDUCT PREVIOUS OPERATING LOSSES FOR INCOME TAX PURPOSES.

Sideware has incurred substantial operating losses during recent years. As a Canadian corporation, subject to limitations specified in Canadian income tax legislation, Sideware has the ability to offset those losses against future profits, if it should be able to generate profits in the future. After continuing to Delaware, Sideware will become subject to the United States income tax laws, which will not allow Sideware to offset its previous losses incurred while Sideware was a Canadian company, and which were not incurred in the conduct of a U.S. trade or business nor attributable to a U.S. permanent establishment, against future profits earned as a Delaware corporation. Accordingly, continuing to Delaware may subject Sideware to higher effective tax rates in the future.

SIDEWARE STOCKHOLDERS MAY SUFFER ADVERSE U.S. TAX CONSEQUENCES AS
A RESULT OF THE CONTINUATION.

If Sideware sells all or substantially all of its ownership interest in the Chalk Group immediately before or after the continuation and prior to the completion of the merger, Sideware believes that the continuation will not qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Internal Revenue Code. As a result, on the effective date of the continuation, Sideware Canada will be deemed to contribute its assets tax-free to Sideware Delaware under Code Section 351 in exchange for Sideware Delaware shares, followed by a deemed liquidating distribution by Sideware Canada of the Sideware Delaware shares to its stockholders who own Sideware Canada shares. U.S. stockholders and certain non-U.S. stockholders will recognize capital gain or loss on the receipt of Sideware Delaware shares in the deemed distribution, measured by the difference between the fair market value of Sideware shares on the effective date of the continuation and the adjusted tax basis of the Sideware
Canada shares to those stockholders.   This adverse tax
consequence may influence such stockholders to exercise their appraisal rights and receive cash for their Sideware shares, rather than voting in favor of the continuation.

CANADIAN STOCKHOLDERS WHO HOLD SIDEWARE STOCK IN A RETIREMENT
SAVINGS PLAN COULD BE SUBJECT TO TAX FOLLOWING THE CONTINUATION.

Following the continuation to Delaware, Sideware shares will be "foreign property" for purposes of the Canadian income tax regulations relating to registered retirement savings plans and other similar savings plans. Canadian income tax regulations place limitations on the amount of "foreign property" that can be held in these savings plans. Exceeding these limitations could create income tax liabilities for Canadian stockholders of Sideware.

In addition, Sideware shares may be de-listed from the Toronto Stock Exchange. If this happens in combination with a continuation to Delaware, Sideware shares could cease to be qualified investments for registered retirement savings plans and other similar savings plans. This could create additional income tax liabilities for Canadian stockholders of Sideware who hold Sideware shares in their registered retirement savings plans, or other similar savings plans.

For additional information on these potential tax liabilities, see "MATERIAL TAX CONSEQUENCES OF THE TRANSACTIONS - Canadian federal income tax consequences - Canadian retirement plans". Canadian stockholders of Sideware who hold Sideware shares in a registered retirement savings plan or other similar savings plan should consult their own tax advisors regarding the potential consequences of the continuation to Delaware.

   RISKS RELATING TO SIDEWARE

BECAUSE SIDEWARE HAS TERMINATED ITS ECRM BUSINESS, IT HAS NO
BUSINESS OTHER THAN ITS INTEREST IN THE CHALK GROUP.

In September 2001, Sideware ceased development and marketing of its electronic Customer Relationship Management software, which was previously its core business. Following that, Sideware's only substantial asset, and its only significant business operation, was its interest in the Chalk Group. The Chalk Group has never generated operating profits, and its value is speculative.

The auditors' report on Sideware's December 31, 2000 consolidated financial statements contains an explanatory paragraph that states that Sideware's recurring losses from operations and negative cash flows from operating activities raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

BECAUSE THE MARKET PRICE OF SIDEWARE SHARES HAS BEEN PARTICULARLY
VOLATILE, INVESTORS IN SIDEWARE SHARES FACE A HIGH DEGREE OF
MARKET RISK.

The stock market in general has recently experienced extreme price and volume fluctuations. In particular, the stock prices of technology companies have been extremely volatile, and have experienced price fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.

The price of Sideware common shares has also experienced substantial fluctuations. Between January 1, 2000 and February 7, 2002 the Sideware share price has fluctuated between a high of $25.50 and a low of $0.10. As of February 7, 2002, the last practicable day prior to mailing this joint proxy statement - prospectus, the most recent trading price for Sideware shares was $0.11 on both the Toronto Stock Exchange and the OTC Bulletin Board. The historical susceptibility of the Sideware stock price to fluctuation may expose investors acquiring Sideware stock to a high degree of risk.

BECAUSE THE SIDEWARE STOCK PRICE HAS BEEN VOLATILE, SIDEWARE MAY
HAVE DIFFICULTY RAISING ADDITIONAL CAPITAL.

Sideware will likely have to raise additional capital, whether the merger occurs or not. The historic volatility of the Sideware stock price may deter potential investors.

BECAUSE SIDEWARE HAS SUB-LET PREMISES WHICH IT OCCUPIED
PREVIOUSLY, IT MAY INCUR ADDITIONAL CASH COSTS RELATING TO ITS
FORMER PREMISES.

From 1995 to the summer of 2001, Sideware occupied office premises in North Vancouver, British Columbia. Sideware vacated those premises in September 2001, and other tenants have assumed occupancy of those premises. However, Sideware remains liable to the landlord if the present tenants fail to pay the rent. The term of the lease which Sideware executed ends in August 2003.
If the present tenants default in payment of the rent, the resulting maximum liability for Sideware will be approximately $300,000, based on the remaining rental payments to the end of the lease.

BECAUSE SIDEWARE'S FORMER BUSINESS DID NOT SUCCEED, SIDEWARE MAY
BE SUBJECT TO INVOLUNTARY DE-LISTING FROM THE TORONTO STOCK
EXCHANGE.

In September 2001, Sideware terminated development and marketing of its eCRM software. Sideware's principal asset and business venture became its interest in the Chalk Group. To maintain its listing on the Toronto Stock Exchange, Sideware is required to meet certain financial and other requirements following a change of business. Sideware does not presently meet those requirements, and faces a risk that its shares will be de-listed from the Toronto Stock Exchange.

De-listing from the Toronto Stock Exchange would not prevent trading of Sideware shares through the OTC Bulletin Board, so long as Sideware remains current in its filings with the Securities and Exchange Commission. However, de-listing from the Toronto Stock Exchange may limit the market for Sideware shares among Canadian investors who are accustomed to trading on the Toronto Stock Exchange.

BECAUSE SIDEWARE STOCK MAY BE SUBJECT TO "LOW PRICE STOCK" RULES,
THE MARKET FOR SIDEWARE STOCK MAY BE LIMITED.

The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price less than US$5.00. Sideware common stock is currently subject to those rules, and may remain so indefinitely. The penny stock rules require broker-dealers to make a special suitability determination before selling Sideware stock to investors who are not either regular customers or accredited investors. As a result, the potential market for Sideware stock may be limited.

BECAUSE SIDEWARE SHARES TRADE IN RELATIVELY LIMITED VOLUMES, THE
LIQUIDITY OF INVESTORS IN SIDEWARE SHARES MAY BE LIMITED.

Sideware shares have historically traded in relatively limited volumes, in relation to the total number of shares outstanding, on both the Toronto Stock Exchange and the OTC Bulletin Board. As a result, investors in Sideware shares may have difficulty in selling Sideware shares.

   RISKS RELATING TO KNOWLEDGEMAX

KNOWLEDGEMAX HAS A HISTORY OF LOSSES AND HAS NOT GENERATED ANY
SIGNIFICANT REVENUES TO DATE.

KnowledgeMax has a limited operating history and since its inception has not generated any significant revenues, which makes it difficult to predict future results on the basis of past performance. KnowledgeMax has an accumulated deficit of approximately $6.1 million for the period from inception in June 1996 to September 30, 2001, and is likely to continue to incur operating losses for the foreseeable future. There can be no assurance that KnowledgeMax will attain profitability or that its revenues will grow. As a result, investors in KnowledgeMax, or in Sideware after the merger, could lose the entire amount of their investment.

The auditors' report covering KnowledgeMax's December 31, 2000 financial statements contains an explanatory paragraph that states that KnowledgeMax has incurred losses and negative cash flows from operations and working capital and stockholders' deficits and has been unable to repay certain obligations when due that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KNOWLEDGEMAX'S OPERATING RESULTS MAY BE UNPREDICTABLE AND
VOLATILE.

As an early stage business, KnowledgeMax's results of operations are likely to fluctuate significantly from quarter-to-quarter and year-to-year. Operating results can fluctuate as a result of a number of factors, including, but not limited to, the following:

- timing of development and commercialization of the KnowledgeMax platform;
- commencement, delay, cancellation or completion of contracts with clients;
-  risks associated with contract terms;
-  mix of products and services provided;
-  timing and amount of start-up expenses for new services;
   and
-  timing and integration of new content.

KnowledgeMax's current and planned expense levels are based in part on its estimate of future revenue. Consequently, revenue or profits, if any, may vary significantly from period to period, and revenue or profits, if any, in any period will not necessarily be predictive of results in subsequent periods.

KNOWLEDGEMAX'S REVENUES ARE CURRENTLY CONCENTRATED AMONG A SMALL
NUMBER OF CLIENTS.

Historically, KnowledgeMax's revenues have been concentrated among a small number of clients. In particular, IBM has accounted for the majority of the company's revenues. The loss of a significant client, such as IBM, could have a material adverse effect on KnowledgeMax, or Sideware after the merger. KnowledgeMax will need to expend significant resources to expand its client base. There is no assurance that KnowledgeMax, or Sideware after the merger, will have the financial and other resources required to expand the client base of KnowledgeMax, or that any efforts to expand that client base will succeed.

KNOWLEDGEMAX'S PERFORMANCE IS DEPENDENT ON KEY PERSONNEL.

KnowledgeMax depends on the principal members of its senior management including, in particular, E. Linwood Pearce, KnowledgeMax's Chairman and co-Chief Executive Officer, who will become the Chairman and CEO of Sideware following the merger, Edwin S. Grosvenor, KnowledgeMax's Founder and co-Chief Executive Officer, who will become Executive Vice President following the merger, Donna L. Lynn, KnowledgeMax's President and Chief Operating Officer, who will become Chief Operating Officer following the merger, Alan Sultan, Sr. Vice President Business Development, who will become a Senior Vice President after the merger, and Richard Luebkemann, VP, Technology, who will serve in the same capacity after the merger.

No assurance can be given that KnowledgeMax will be able to retain these personnel. In addition, KnowledgeMax will need to attract and retain more individuals to further develop its eCommerce business. The failure to retain or attract necessary technical, managerial, sales, and marketing professionals, or the loss of one or more members of KnowledgeMax's senior management could have a material adverse effect on the business of KnowledgeMax, or the business of Sideware after the merger.

KNOWLEDGEMAX IS DEPENDENT ON ITS RELATIONSHIP WITH BAKER & TAYLOR
AND LEADSOFT.

KnowledgeMax has arrangements with Baker & Taylor for the use of its book and video databases and for order fulfillment. KnowledgeMax cannot ensure that Baker & Taylor will continue to offer these services past the current stated contract maturities. Likewise, KnowledgeMax's chief provider of technology for its search engine and eCommerce capabilities, leadSOFT, may choose to end its support of KnowledgeMax's platform. While KnowledgeMax is confident that it could, if necessary, obtain similar quality services to replace leadSOFT and Baker & Taylor, the disruption caused by the termination of those relationships could have a material adverse effect on the business of KnowledgeMax, or the business of Sideware after the merger.

KnowledgeMax has entered into a number of other non-exclusive relationships with publishers, educational firms, content providers, and service fulfillment providers. KnowledgeMax also plans to pursue other similar opportunities. KnowledgeMax is dependent on the ability of its suppliers to provide education content, course materials, products, and services to KnowledgeMax's clients and their employees. The failure of current or future suppliers to fulfill their obligations to KnowledgeMax would likely have a material adverse effect on the business of KnowledgeMax, or the business of Sideware after the merger.

KNOWLEDGEMAX IS DEPENDENT UPON THIRD PARTIES FOR CONTENT.

KnowledgeMax licenses content for its web-based services from third parties, and intends to continue doing so. Some of this content must be integrated with content that is developed internally or licensed from other third parties. There can be no assurance that these third party content licenses will continue to be available on commercially reasonable terms, or that KnowledgeMax will be able to integrate third party content successfully. The inability to license or integrate required third party content could result in delays in site enhancement or end-user services until equivalent content can either be developed or procured from other suppliers.

SYSTEM DEVELOPMENT AND FAILURE PRESENT ADDITIONAL RISKS.

KnowledgeMax's future revenues will depend in large part on the number of consumers who use its web sites and web-based products, and those of its partners. The reliability, availability, and satisfactory performance of those web sites, and their related transaction-processing systems and infrastructure, will be critical to the business of KnowledgeMax. Disruptions or poor technical performance of any of these websites or systems would reduce sales and the attractiveness of KnowledgeMax's service and product offerings. The sales, operating costs, and customer relationships of KnowledgeMax could also be adversely affected if KnowledgeMax's systems are not successfully integrated with those of its partners.

KNOWLEDGEMAX OPERATES IN A HIGHLY COMPETITIVE INDUSTRY.

The market for KnowledgeMax's products and services is highly competitive. Among others, KnowledgeMax competes with traditional and online book selling and education and training companies. Competition is based on a number of factors, including, but not limited to, the following:

-  product performance, features, and reliability;
-  price;

-  relative expertise and sophistication;
-  technical support and service;
-  breadth of product line; and
-  sales and distribution capability.

Many of KnowledgeMax's competitors have greater financial resources and more experience than KnowledgeMax. Smaller companies may also prove to be significant competitors, particularly through arrangements with large corporate collaborators.

KnowledgeMax anticipates that it will face increased competition in the future as new companies enter the market and advanced technologies become available. KnowledgeMax's competitors may develop more effective or more affordable technologies or services than KnowledgeMax can provide, thus rendering
KnowledgeMax's technologies and/or services obsolete or uneconomical.

EXPECTED RAPID TECHNOLOGICAL CHANGE IN KNOWLEDGEMAX'S INDUSTRY
MAY LEAD TO OBSOLESCENCE OF ITS PRODUCT AND SERVICE OFFERINGS.

Rapid and substantial technological changes are expected to continue in the online learning and education fields. Consequently, there can be no assurance that the products and services of KnowledgeMax will not become obsolete or noncompetitive, or that KnowledgeMax will be able to keep pace with technological developments. KnowledgeMax's ability to anticipate changes in technology and industry standards, and to develop and successfully introduce new products that can gain market acceptance on a timely basis, will be critical to KnowledgeMax. The business of KnowledgeMax is unlikely to succeed if it is unable, for technological or other reasons, to develop products that are innovative, technologically competitive, responsive to customer needs, and competitively priced.

KNOWLEDGEMAX'S BUSINESS MAY NEED ADDITIONAL FINANCING FOLLOWING
THE MERGER.

KnowledgeMax believes that its revenues, in addition to the financial resources of Sideware that it will gain access to following the merger, will be sufficient to fund planned operations and capital expenditures for approximately five months. However, revenue shortfalls may require financing for working capital sooner.

In addition, KnowledgeMax expects that its business will likely require additional financing in the future to continue development of its products and services, and to cover operating losses until the business can become profitable. There can be no assurance that the business of KnowledgeMax will be sufficiently attractive to investors to raise the necessary funding on terms that are acceptable to KnowledgeMax, or to Sideware after the merger, or at all. Any future equity or convertible debt financing could result in dilution to KnowledgeMax's current stockholders, or to the then current stockholders of Sideware after the merger. If adequate funds are not available, important development and marketing efforts may have to be abandoned or reduced, or existing technology rights may have to be sold or relinquished.

KNOWLEDGEMAX'S SUCCESS IS DEPENDENT ON ITS ABILITY TO MANAGE
GROWTH.

KnowledgeMax's business model calls for a period of sustained growth. This growth will place a significant strain on the management and operations infrastructure of KnowledgeMax, or of Sideware after the merger. Management of growth will depend on the ability of KnowledgeMax or Sideware to, among others:

-  attract and deliver on new customer relationships;
- attract, hire, and retain skilled managers and other employees;
- implement and improve operational, information, and financial control systems;
-  increase technical development and delivery capabilities;
-  expand customer service and technical service resources;
   and
-  attract and retain strategic partners.

Inability to anticipate, implement, and manage the changes required to sustain growth could have a material adverse effect on the business of KnowledgeMax, or of Sideware after the merger.

IF KNOWLEDGEMAX IS UNABLE TO FURTHER DEVELOP ITS SALES AND
MARKETING TEAM, IT MAY NOT BE ABLE TO ACHIEVE ITS GROWTH PLANS.

To date, KnowledgeMax has marketed its services and products primarily through the efforts of its senior management staff and, more recently, its newly hired Vice President of Sales and Vice President of Client Services. To succeed, KnowledgeMax will need to hire additional sales and marketing personnel and to expand its sales and marketing activities. It may be difficult to attract and maintain a sales force with sufficient technical expertise to market KnowledgeMax's products and services effectively.

KNOWLEDGEMAX IS SUBSTANTIALLY DEPENDENT UPON ITS ABILITY TO
REALIZE REVENUES FROM ITS WEB-BASED SERVICES AND PRODUCTS.

KnowledgeMax expects that a substantial portion of its revenues will come from electronic commerce and intranet-based transactions from its client companies' employees. There can be no assurance that service revenues, commissions, and royalties from the sale of KnowledgeMax products will not decline in the future, particularly as competition in the eLearning and online education industry intensifies. A significant decline in service revenues and sales commissions, without a corresponding increase in transaction volume, would adversely impact revenue from KnowledgeMax's business.

KNOWLEDGEMAX MAY NOT BE ABLE TO PROTECT ITS INTELLECTUAL PROPERTY
ADEQUATELY.

KnowledgeMax relies on confidentiality procedures, contractual provisions, and intellectual property and trade laws to protect its proprietary rights in its products, services, and technology. KnowledgeMax generally enters into intellectual property assignment and confidentiality agreements with its employees, consultants, customers, and potential customers, and limits access to, and distribution of, its proprietary information. KnowledgeMax has investigated the possibility of filing patents to protect certain of its technology, but to date has not made any such filings.

KnowledgeMax believes that the foregoing measures afford only limited protection. There can be no assurance that KnowledgeMax will be successful in preventing misappropriation of its technology or unauthorized copying or use of its services and products. In addition, KnowledgeMax has no assurance that others will not independently develop products or services which duplicate the features of KnowledgeMax products and services.

KNOWLEDGEMAX COULD BE MATERIALLY HARMED BY POTENTIAL REGULATION
OF THE INTERNET.

KnowledgeMax and its partners are subject to rules, regulations, and laws applicable to businesses generally and to rules, regulations, and laws directly applicable to access to web-based commerce and privacy. Although there are currently relatively few laws and regulations directly applicable to the Internet and online service providers, a number of laws and regulations are under consideration by various legal bodies. Laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust, and characteristics and quality of products and services. Furthermore, the growth and development of the market for eCommerce and web-based services may prompt calls for more stringent consumer protection laws, which may impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or commercial online services, which could, in turn, decrease the demand for KnowledgeMax's products and services and increase KnowledgeMax's cost of doing business.

KNOWLEDGEMAX IS DEPENDENT ON INTERNET TRANSMISSION AND SECURITY
BREACHES COULD HAVE AN ADVERSE EFFECT ON ITS REVENUES.

A lack of security over the Internet may cause Internet use to decline, and cause KnowledgeMax to expend capital and resources to protect against security breaches. A significant barrier to electronic commerce over the Internet has been the need for secure transmission of confidential information. Internet use could decline if any well-publicized compromise of security occurs.

Additionally, computer "viruses" may cause interruptions or other delays for KnowledgeMax's systems, which may materially impact KnowledgeMax's ability to operate its business. If a computer virus affecting the Internet in general is highly publicized or particularly damaging, KnowledgeMax's customers may be unable or unwilling to use the Internet, which would have an adverse effect on KnowledgeMax's revenues. KnowledgeMax, or Sideware after the merger, may be required to expend capital and resources to protect against or to alleviate these problems.

KNOWLEDGEMAX COULD BE LIABLE FOR FRAUDULENT ACTIVITIES AND
BREACHES OF SECURITY ON ITS WEB SITE.

A fundamental requirement for e-commerce is the secure transmission of confidential information over public networks. KnowledgeMax depends upon the e-commerce systems of its payment processor and other software and hardware technologies it licenses to prevent fraud and other security breaches, but there is no assurance that those systems and processes are infallible. Failure to detect or prevent fraud could harm the business of KnowledgeMax substantially. The law relating to the liability of providers of online payment services is currently unsettled.

SYSTEM INTERRUPTION AND THE LACK OF INTEGRATION AND REDUNDANCY IN
KNOWLEDGEMAX'S SYSTEMS MAY AFFECT ITS SALES.

Client access to KnowledgeMax's web sites directly affects revenue. KnowledgeMax experiences occasional system interruptions that make its web site unavailable or prevent efficient servicing of orders. These interruptions reduce sales and the attractiveness of KnowledgeMax's products and services.

To prevent system interruptions, KnowledgeMax will need to purchase additional software and hardware, and to upgrade systems and network infrastructure. Additional improvements will be required to accommodate increased traffic on the KnowledgeMax web site and increased sales volume. KnowledgeMax does not at present have adequate backup systems or a formal disaster recovery plan, and may have inadequate insurance coverage or insurance limits to compensate it for losses from a major interruption.

Computer viruses, physical or electronic break-ins, fire, flood, power loss, telecommunications, acts of terrorism, and similar disruptions could also cause system interruptions or damage, preventing KnowledgeMax from providing services and filling customer orders, or destroying critical data. If any of these were to occur the reputation and good will of KnowledgeMax could be damaged. Additionally, KnowledgeMax relies on an outside vendor to host its web site and servers and to provide site security. A breach of security or other disruption at this center could have a material adverse effect on KnowledgeMax's operations. KnowledgeMax, and Sideware after the merger, will need additional personnel and software resources to monitor the site, and to install intrusion detection systems and other devices and systems that help keep the site secure.

      SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement - prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These forward-looking statements deal with the intentions, beliefs, and expectations of Sideware and KnowledgeMax. The forward-looking statements also include information regarding the financial condition, results of operations, and businesses of Sideware and KnowledgeMax, as they exist prior to the merger and as they are expected to be after the merger. Forward-looking statements most often contain words like "will", "shall", "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates," or other phrases of similar intent.

Sideware and KnowledgeMax believe the forward-looking statements in this joint proxy statement - prospectus are reasonable. However, undue reliance should not be placed on any forward-looking statements. Neither Sideware nor KnowledgeMax can guarantee their performance, or the results of their intended merger. Forward-looking statements involve known and unknown risks and uncertainties. Further, forward-looking statements speak only as of the date they are made.

This joint proxy statement - prospectus includes many cautionary statements, including those stated under the heading "RISK FACTORS". You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this joint proxy statement - prospectus.


                 SHARES BEING REGISTERED

This joint proxy statement - prospectus covers:

- 85,514,735 shares of Sideware common stock being issued to existing stockholders of Sideware in connection with the continuation of Sideware to Delaware; and

- up to 110,000,000 shares of Sideware common stock to be issued to existing stockholders of KnowledgeMax in connection with the merger.

At the date of this joint proxy statement - prospectus, KnowledgeMax has 3,434,722 shares of stock outstanding, including both common stock and preferred stock which will be converted to common stock prior to the merger. In addition, KnowledgeMax estimates that prior to closing, it will issue approximately 333,619 additional shares of common stock and 52,414 additional shares of preferred stock, with each share of preferred stock converting to one share of common stock. Based on an estimated conversion ratio of 24.35 shares of Sideware common stock for each share of KnowledgeMax common stock, the KnowledgeMax stock will convert to approximately 93,051,165 shares of Sideware common stock. In addition, holders of KnowledgeMax stock options are entitled to acquire a total of 631,000 additional shares of KnowledgeMax common stock. Using the estimated conversion ratio of 24.35, the KnowledgeMax options will be exercisable following the merger for an additional 15,364,850 shares of Sideware common stock. The number of shares of Sideware common stock that will be issued on closing of the merger will depend on how many, if any, KnowledgeMax options are exercised prior to closing.

         DESCRIPTION OF SIDEWARE CAPITAL STOCK

Following continuation to Delaware, the authorized capital of Sideware will consist of:

- 300,000,000 shares of common stock with par value $0.001 per share; and
- 50,000,000 shares of preferred stock with par value $0.001 per share.

Holders of Sideware common stock are entitled to receive notice of, attend, and vote at all Sideware stockholder meetings. Common stock carries one vote per share. The holders of the common stock are entitled to receive dividends if, as, and when declared by the Sideware board of directors. Shares of common stock carry no pre-emptive rights, conversion rights, redemption provisions, or sinking fund provisions.

Following the merger, Sideware's board of directors will be authorized, without further stockholder approval, to issue up to an aggregate of 50,000,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices, pre-emptive rights and liquidation preferences. The issuance of preferred stock could:

- adversely affect the voting power of holders of common stock; and
- adversely affect the likelihood that the holders of common stock will receive dividend payments and payments upon liquidation.

The ability to issue "blank check" preferred stock of this nature may also be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of Sideware. For instance, Sideware management could issue preferred stock with preferential voting rights to purchasers who would cooperate with Sideware management in opposing an attempt by third parties to gain control of Sideware. Although Sideware management does not currently anticipate issuing preferred stock for this kind of purpose, Sideware management reserves the right to do so. Additional information about the capital stock of Sideware is given under "COMPARISON OF STOCKHOLDER RIGHTS".


                       THE MERGER

The information in this joint proxy statement - prospectus concerning the terms of merger is qualified in its entirety by reference to the full text of the merger agreement, which is attached as Appendix A and incorporated in this joint proxy statement - prospectus by reference. You are urged to read the merger agreement in its entirety.

GENERAL OVERVIEW OF THE MERGER

Sideware, KnowledgeMax, and KM Acquisition Corp. entered into the merger agreement on December 7, 2001. KM Acquisition Corp., a
Delaware corporation, is a wholly owned subsidiary of Sideware, incorporated solely for purposes of the merger.

The purpose of the merger is to combine Sideware and KnowledgeMax. The basic structure of the merger is as follows:

- Sideware will continue to the State of Delaware, becoming a Delaware corporation.

- KM Acquisition Corp. will merge into KnowledgeMax, with KnowledgeMax as the surviving corporation. This will make KnowledgeMax a wholly owned subsidiary of Sideware. KnowledgeMax will adopt a new corporate name on completion of the merger, so that Sideware can assume the name "KnowledgeMax, Inc.".
- All shares of KnowledgeMax common stock will be exchanged for shares of Sideware common stock. Accordingly, the existing KnowledgeMax stockholders will become Sideware stockholders.
- Sideware will change its corporate name to KnowledgeMax, Inc. at the effective time of the merger.
- Sideware will assume all outstanding KnowledgeMax stock options.
-  At a subsequent date, KnowledgeMax and Sideware will merge.

The conversion ratio, setting the number of shares of Sideware common stock that will be issued in exchange for each share of KnowledgeMax common stock, will depend on the respective number of Sideware and KnowledgeMax shares outstanding at closing.
Based on the number of Sideware and KnowledgeMax shares outstanding at February 8, 2002, the estimated conversion ratio is
24.35 shares of Sideware common stock for each share of KnowledgeMax common stock.

BACKGROUND OF THE MERGER

Prior to July 2001, the core business of Sideware was the development and marketing of electronic Customer Relationship Management (eCRM) software. On June 28, 2001, Sideware announced a new strategic marketing agreement with IBM, through which Sideware hoped to begin generating substantial sales revenue. In July 2001, owing to its diminishing cash resources and the failure of its independent sales activities, Sideware reduced its sales and marketing force to approximately 12 employees, expecting to concentrate its sales efforts on the IBM alliance.

Over the summer of 2001, Sideware management reviewed sales prospects being generated through the IBM alliance, and became concerned that the IBM alliance would not produce the sales growth in the time frame that Sideware had hoped. As Sideware did not have other distribution channels, Sideware management concluded that if the IBM alliance did not result in substantial sales revenue, it was unlikely that Sideware's eCRM business would be viable. Accordingly, Sideware management began to investigate opportunities for a merger or acquisition transaction.

During the summer of 2001, KnowledgeMax began generating revenue from its knowledge and learning platform. In order to continue to grow its business and further develop the platform, KnowledgeMax required additional capital. The KnowledgeMax board of directors considered raising equity capital through private placement and the possibility of a merger or acquisition to meet capital needs.

Through contacts of its President, James Speros, Sideware was introduced to KnowledgeMax in August 2001. Through contacts of Sideware director Grant Sutherland, Sideware was also introduced to the Chalk Group, in which Mr. Sutherland had made a personal investment in October 2000. Sideware engaged in preliminary discussions with each of these companies separately, concerning a potential merger or acquisition transaction.

In September 2001, Sideware was successful in concluding a transaction with the Chalk Group. Sideware invested $1,000,000, excluding acquisition costs, to acquire a 66.7% interest in the parent company of the Chalk Group. The funds for this acquisition were provided by Mr. Sutherland, who acquired 2,941,176 shares of Sideware common stock, at a price of $0.34 per share, in a private placement.

Discussions also continued between KnowledgeMax and Sideware. During September 2001, there were several meetings between the companies, involving primarily E. Linwood Pearce and Edwin Grosvenor as representatives of KnowledgeMax and Mr. Speros and Kenneth Thornton as representatives of Sideware. KnowledgeMax and Sideware discussed the relative business prospects of the two companies, and began a preliminary due diligence review. During the negotiations, KnowledgeMax identified its principal objectives for a merger transaction:

- KnowledgeMax wanted to merge with a company with at least $3 million in cash that could be used to continue operations.
- KnowledgeMax wanted to merge with a public company, for improved access to capital markets in the future, and to create liquidity for its stockholders.
- KnowledgeMax wanted to identify a merger partner with management and technical personnel who could augment the business of KnowledgeMax.

Sideware also identified its principal objectives for a merger transaction:

- Sideware wanted to merge with a company operating principally in the eastern United States, where the majority of Sideware's remaining personnel were located.
- Sideware wanted to identify a merger partner in the technology field, with an offering of scalable and repeatable products, to pursue contracts with major corporate customers.

To obtain funds to meet the cash requirements of KnowledgeMax, Sideware management concluded that Sideware would likely have to sell most or all of Sideware's interest in the Chalk Group.

Following negotiations through the month of September and the first week of October, Sideware and KnowledgeMax representatives concluded that if Sideware were able to raise at least $3,000,000 in financing, a merger that resulted in KnowledgeMax stockholders owning 55% of the merged entity, with Sideware stockholders owning 45% of the merged entity, would be fair.

On October 9, 2001, the board of directors of Sideware held a meeting to consider a potential merger with KnowledgeMax. The board received presentations from senior Sideware management officials concerning the business prospects of KnowledgeMax, the technical aspects of the product and service offerings of KnowledgeMax, and financial data provided by KnowledgeMax. The board of directors instructed the Executive Committee of Sideware, consisting of Messrs. Speros, Thornton, and Sutherland, to continue negotiations with KnowledgeMax. The board of directors also authorized Mr. Sutherland to search for a purchaser for the Chalk Group, and indicated that it wished to obtain a fairness opinion concerning any merger agreement. Mr. Sutherland advised the board that in his opinion, it was likely that a purchaser for the Chalk Group would require an investment from Mr. Sutherland, with the result that Mr. Sutherland would likely be an interested party in any purchaser.

Following the October 9, 2001 board meeting, senior management officials of Sideware continued their due diligence investigation of KnowledgeMax. This review included:

-  a review of material contracts provided by KnowledgeMax;
- a review of the corporate records and capitalization of KnowledgeMax;
- continued review of financial information being provided by KnowledgeMax; and
- discussions with senior management officials of KnowledgeMax concerning KnowledgeMax's business, historical and expected future financial condition, operating results, and prospects.

Following the October 9, 2001 board meeting, Sideware also retained Paradigm Capital Inc. to provide a fairness opinion on a proposed merger with KnowledgeMax. In addition, there were further negotiations between the parties concerning the structure of a potential merger, giving consideration to the tax consequences for the stockholders of both companies, and the future management of any merged entity. The parties concluded that the merger should complete only after Sideware continued to Delaware, to avoid adverse income tax consequences to KnowledgeMax stockholders.

On October 24, 2001, the board of directors of KnowledgeMax held a meeting to consider the proposed merger with Sideware. At the meeting, the board received presentations from Messrs. Pearce and Grosvenor concerning the results of preliminary due diligence investigations of Sideware. The board of directors then authorized Messrs. Pearce and Grosvenor to continue discussions with Sideware representatives in connection with a proposed merger.

During November 2001 and the first week of December 2001, the parties exchanged drafts of the merger agreement.

On December 5, 2001, the board of directors of Sideware met to consider the proposed merger. The Sideware board of directors received presentations from senior Sideware management officials on their analysis of the business prospects for KnowledgeMax, and from outside legal counsel on the terms of the proposed merger agreement. The Sideware board of directors also received a presentation from Paradigm Capital Inc., which provided its written opinion that the proposed merger, from a financial point of view, was fair to the Sideware stockholders. The board of directors unanimously approved the merger, subject to the Executive Committee of the board approving the form of written merger agreement.

On December 6, 2001, the board of directors of KnowledgeMax met to consider the proposed merger. The board received presentations from senior KnowledgeMax management officials on the results of discussions with Sideware and on the terms of the proposed merger. The board of directors unanimously approved the merger.

On December 7, 2001, after the written form of merger agreement was approved by both parties, the agreement was signed.

SIDEWARE'S REASONS FOR THE MERGER - RECOMMENDATION OF THE
SIDEWARE BOARD OF DIRECTORS

The board of directors of Sideware recommends that Sideware stockholders vote to approve the merger, and in favour of the other resolutions being put forward.

The board of directors of Sideware believes that KnowledgeMax presents a valuable business opportunity, which can bring long term value to Sideware stockholders. The board of directors sees the following principal advantages to Sideware in the merger:

1. KnowledgeMax provides a business solution which is repeatable and scalable. The business being developed by KnowledgeMax has the potential to secure large contracts
   with major corporations.   If KnowledgeMax is able to
   expand its customer base, it also has the potential to develop and exploit economies of scale, to increase both its revenue and profit potential.

2. The operations and management of Sideware have been centered in the eastern United States, where KnowledgeMax operates. The merger gives Sideware the opportunity to add value through the business contacts and expertise of Sideware's directors and officers. If the merger does not proceed, Sideware will likely have to terminate its remaining US employees, which could expose Sideware to significant severance costs.

To complete the merger, Sideware will have to sell all or most of its interest in the Chalk Group. The financial resources of Sideware do not permit Sideware to pursue both ventures. The board of directors of Sideware believes that the Chalk Group can operate as an independent entity, and can thus be sold as such. The operations of the Chalk Group are centered in British Columbia, Canada. As such, the Sideware board of directors does not believe that the Chalk Group can benefit from the business contacts and expertise of Sideware management in the way KnowledgeMax can. The board of directors of Sideware believes that it is in the best interests of Sideware to sell its interest in the Chalk Group to provide funds for the KnowledgeMax venture.

The Sideware board of directors unanimously determined that the merger agreement and the merger are fair to, and in the best interests of, Sideware and its stockholders, and has approved the merger agreement and the transactions contemplated thereby. Some directors of Sideware may be deemed to have a conflict of interest in the Sideware board of directors' approval of the merger and its recommendation that the Sideware stockholders approve the merger. See "THE MERGER - Interests of insiders."

THE SIDEWARE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SIDEWARE STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE
MERGER AGREEMENT AND THE OTHER PROPOSALS THAT WILL BE PRESENTED
AT THE SIDEWARE EXTRAORDINARY MEETING.

KNOWLEDGEMAX'S REASONS FOR THE MERGER - RECOMMENDATION OF
KNOWLEDGEMAX MANAGEMENT

The KnowledgeMax board of directors believes that the merger will further KnowledgeMax's strategic objectives because:

1. The greater market float and liquidity represented by the shares of the Sideware common stock after the merger should provide the combined company with additional and better alternatives to meet its capital needs to fund growth.

2. The public market for the combined company's stock will allow for an equity incentive plan that should be helpful in attracting and retaining talented employees.

3. The greater marketing and financial resources of the combined company compared to KnowledgeMax alone and the opportunities that should emerge from the business experience and relationships of Sideware management.

4. By virtue of the appointment of E. Linwood Pearce as Chairman and Chief Executive Officer of the combined company following the merger, and the large position of KnowledgeMax stockholders in the combined company, former stockholders of KnowledgeMax can expect to have a meaningful role in the management and policies of the company after the merger.

5. The expected federal income tax treatment of the merger as a tax-free reorganization to the parties and to KnowledgeMax's stockholders.

6. Closing the merger will allow KnowledgeMax stockholders ultimately to receive freely tradable common stock, a medium of investment that is considerably more liquid than their current investment in KnowledgeMax.

The KnowledgeMax board of directors unanimously determined that the merger agreement and the merger are fair to, and in the best interests of, KnowledgeMax and its stockholders, and has approved the merger agreement and the transactions contemplated thereby. Some directors of KnowledgeMax may be deemed to have a conflict of interest in the KnowledgeMax board of directors' approval of the merger and its recommendation that the KnowledgeMax stockholders approve the merger. See "THE MERGER - Interests of Insiders."

THE KNOWLEDGEMAX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
HOLDERS OF KNOWLEDGEMAX STOCK VOTE FOR APPROVAL AND ADOPTION OF
THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AT
THE KNOWLEDGEMAX SPECIAL MEETING.

OPINION OF PARADIGM CAPITAL INC.

The board of directors of Sideware retained Paradigm Capital Inc.
of Toronto, Ontario to review the fairness of the merger, from a financial point of view, to the Sideware stockholders.

Paradigm Capital is a Canadian investment banking firm with a sales, trading, research, and corporate finance focus providing services for institutional investors. Paradigm Capital was founded in 1999 and is a member of The Toronto Stock Exchange, Canadian Venture Exchange and the Investment Dealers Association of Canada. None of Paradigm Capital or any of its affiliates or associates:

-  is an insider of Sideware;
- has provided any financial advisory services to Sideware within the last two years;
- has participated in any equity financing of Sideware within the last two years; or
- is party to any understandings, agreements, or commitments with respect to any future business dealings with Sideware.

During the final quarter of 2000 and the first half of 2001, representatives of Sideware had several discussions with Paradigm Capital with a view to locating financing for Sideware, although no financing transactions resulted. Sideware chose Paradigm Capital to provide a fairness opinion because Paradigm Capital was familiar with Sideware, from its previous discussions with Sideware personnel.

Paradigm Capital reviewed, and relied on, the following materials and information:

-  draft merger agreement;
-  draft directors' presentation for a board meeting held
   December 5, 2001;
- unaudited financial statements of KnowledgeMax for the fiscal years ending December 31, 1999 and 2000 and for the three, six, and nine month periods ended March 31, June 30, and September 30, 2001;
- internal management income statement estimates prepared by KnowledgeMax for fiscal 2002 through 2004;
- the Annual Reports to Stockholders including the audited consolidated financial statements of Sideware for each of the fiscal years ending December 31, 1999 and December 1, 2000 and the unaudited financial statements for three, six and nine months ending March 31, June 30 and September 30, 2001, respectively;
-  the Annual Information Form of Sideware dated June 13,
   2001;
-  discussions with senior management of Sideware;
- forecasts of the financial and operating performance of Sideware prepared by senior management;
- discussions with management of Sideware with regard to, among other things, the business, operations, financial position, quality of assets, future potential and prospects of Sideware;
- other financial, operating, legal, corporate and other information and projections, with respect to KnowledgeMax and Sideware obtained from Sideware management;
- relevant stock market and other trading information relating to the common shares of Sideware and the securities of comparable public companies to KnowledgeMax;
- data with respect to merger and acquisition transactions considered by Paradigm Capital to be relevant;
- representations obtained from senior management of Sideware as to matters of fact relevant to Paradigm Capital's engagement; and
- such other financial, market, technical and industry information and such other analyses and reports as Paradigm Capital considered relevant and appropriate in the circumstances.

Paradigm Capital's opinion and financial analyses were only one of many factors considered by the Sideware board of directors in its evaluation of the merger, and should not be viewed as determinative of the views of the Sideware board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses performed by Paradigm Capital in connection with the preparation of its opinion and reviewed with the board of directors at a meeting of the Sideware board of directors held on December 5, 2001.

Discounted Cash Flow Analysis. Paradigm Capital estimated the present value of the stand-alone, unlevered, after-tax free cash flows that KnowledgeMax could produce on a stand-alone basis over the period January 1, 2002 to December 31, 2004. Estimated financial data used in this analysis were based on internal estimates of KnowledgeMax's management. Paradigm Capital also estimated terminal values calculated based on a terminal multiple of 3x estimated calendar year 2005 free cash flow. The free cash flows, as well as the estimated terminal values, were then discounted to present value using a discount rate range of 30% to 35%.

Selected Company Analysis. Paradigm Capital compared financial and stock market data of KnowledgeMax to corresponding data of a comparable group of companies with a similar business mix. The comparable group included the following companies:

   Comparables
   -----------

   -  Click2Learn
   -  DigitalThink
   -  Docent
   -  SmartForce

Paradigm Capital reviewed equity value as a multiple of enterprise value of sales for estimated fiscal year 2002. All multiples were based on closing stock prices on December 3, 2001. Estimated financial data for the selected companies was based on publicly available securities research analysts' estimates, and estimated financial data for KnowledgeMax was provided by Sideware and KnowledgeMax management. Paradigm Capital applied a range of selected multiples for the selected companies to corresponding financial data of KnowledgeMax, without taking into account a control premium or any potential synergies to result from the merger.

None of the selected companies is identical to KnowledgeMax.
Accordingly, an analysis of the results of the Selected Company
Analysis involves complex considerations of the selected companies and other factors that could affect the public trading value of KnowledgeMax and the selected companies.

In analysing the value of Sideware, Paradigm Capital calculated the 20, 30 and 60-day average share prices of Sideware and compared these prices to the closing price on December 3, 2001.
In addition, Paradigm Capital calculated net asset values for Sideware using various assumptions. The following table summarizes Paradigm Capital's analysis of Sideware and KnowledgeMax and compares the resulting ratio to the proposed ownership ratio:


Scenario                              Ownership

                           Sideware                KnowledgeMax

Paradigm Capital's
Low -Case                    31%                       69%
Paradigm Capital's
Mid-Case                     40%                       60%
Merger
Agreement Case               45%                       55%
Paradigm Capital's
High Case                    48%                       52%

In performing its analysis, Paradigm Capital was constrained by the relatively limited data available to value either Sideware or KnowledgeMax, and was thus unable to use many of the methods which are commonly used in evaluating merger transactions:

- Neither KnowledgeMax or Sideware have generated earnings or substantial sales revenue in the past. Accordingly, Paradigm Capital was unable to apply valuation methods relying on historical earnings or revenue.
- KnowledgeMax is a private company, without an established market for its shares. Accordingly, Paradigm Capital was unable to apply valuation methods relying on comparative stock trading values.

- Comparable sales data for businesses similar to KnowledgeMax was highly limited, and none of the companies considered was identical to KnowledgeMax.

Subject to the foregoing, in the opinion of Paradigm Capital, the merger is fair, from a financial point of view, to the stockholders of Sideware. A copy of the written opinion of Paradigm Capital is attached to this joint proxy statement - prospectus as Appendix B.

In preparing its opinion, Paradigm Capital relied, without independent verification, upon all financial and other information that was obtained from public sources or that was provided by Sideware and its affiliates, associates, advisors, or otherwise. Paradigm Capital assumed that this information was complete and accurate and did not omit to state any material fact or any fact necessary to be stated to make that information not misleading.

The opinion of Paradigm Capital was based on the securities markets, economic, general business and financial conditions prevailing as of the date of the opinion and the conditions and the prospects, financial and otherwise, of Sideware and KnowledgeMax as they were reflected in the information reviewed by Paradigm Capital. The limiting assumptions and qualifications to the opinion of Paradigm Capital are set out more fully in the written opinion provided by Paradigm Capital, attached to this joint proxy statement - prospectus.

The consideration to be provided to KnowledgeMax stockholders in the merger was determined by Sideware management through arm's length negotiations with KnowledgeMax. No advice was sought from, or provided by, Paradigm Capital on that issue.

Sideware paid approximately $23,000 to Paradigm Capital in consideration of the services provided by Paradigm Capital in providing the fairness opinion.

CONSIDERATION TO BE RECEIVED IN THE MERGER

The merger agreement includes a procedure to calculate the conversion ratio, setting the number of shares of Sideware common stock that will be issued for each share of KnowledgeMax common stock. The intent of the merger agreement is to give existing
KnowledgeMax stockholders a 55% interest in Sideware, with the existing Sideware stockholders retaining 45%. The merger agreement also includes procedures to allow for outstanding warrants and stock options.

More specifically, the conversion ratio will be calculated using data that is current at the time of closing, by:

- adding the total number of outstanding Sideware shares to the total number of shares underlying Sideware warrants and options that are "in the money" (i.e., with exercise prices below the market value of Sideware shares) at closing;
- dividing that number by the total number of outstanding KnowledgeMax shares, plus the total number of shares underlying KnowledgeMax warrants and options, whether in the money or not; and
-  multiplying the result by 55/45.

The merger agreement also includes two qualifications to this procedure:

- In December 2001, Sideware granted options to employees and officers of the Chalk Group to purchase 1,255,000 shares of Sideware common stock, to fulfill previous commitments to those employees. These options will expire within 30 days after the merger, and will only be included in calculating the conversion ratio to the extent that they are exercised prior to the merger.
- In December 2001 and January 2002, Sideware has also granted options to purchase 2,475,000 shares of Sideware common stock to several Sideware directors and employees, also to fulfill existing commitments, and to compensate employees who have accepted reduced pay. These options will be included in calculating the conversion ratio, whether they are in or out of the money.

When the merger agreement was signed, Sideware had 68,086,965 shares of common stock outstanding. Subsequent to entering into the merger agreement, Sideware has issued the following additional securities.

- Sideware has issued 13,500,000 shares of common stock at $0.10 per share, to complete a private placement in the amount of $1,350,000. This issuance satisfied the requirement that Sideware raise at least $1,000,000 in financing prior to the merger.
- Sideware has issued 3,233,346 shares of common stock and 646,668 share purchase warrants to acquire the positions of minority stockholders in the Chalk Group. This will improve the ability of Sideware to sell the Chalk Group, which is also a condition of the merger. Each share purchase warrant entitles the holder to acquire one additional share of Sideware common stock at a price of $0.13 per share for a period of 18 months. These warrants have been treated as in the money for purposes of estimating the conversion ratio in the merger.
- Sideware has issued 332,222 shares of Sideware common stock to directors and employees in satisfaction of unpaid salary and bonus commitments as follows.

   Kenneth Thornton:  45,303 shares in lieu of $6,500 in
     unpaid salary
   James Speros:  98,737 shares in lieu of $14,166.68 in
    unpaid salary
   Rahul Bardhan:  48,788 shares is lieu of $7,000 in unpaid
    salary
   Michael Finn: 139,394 shares in lieu of $20,000.00 in unpaid salary and bonus

- Sideware has issued 362,202 shares of Sideware common stock to a creditor of the Chalk Group, in settlement of debts of the Chalk Group.

As at the date of this joint proxy statement - prospectus, Sideware has outstanding:

-  85,514,735 shares of Sideware common stock;
- options to purchase 2,475,000 shares of Sideware common stock that are in the money, or deemed to be so by the merger agreement, consisting of the options granted in December 2001 and January 2002 to Sideware directors and employees;
- out of the money options to purchase approximately 10.5 million shares of Sideware common stock, including those granted in December 2001 to employees of the Chalk Group; and
- warrants to purchase approximately 8.9 million shares of Sideware common stock, of which 646,668 have been treated as in the money in estimating the conversion ratio, with the balance out of the money.

As of the date of this joint proxy statement - prospectus, KnowledgeMax has outstanding:

-  2,155,367 shares of common stock;
-  328,610 shares of Series A Preferred Stock; and
-  950,745 shares of Series B Preferred Stock.

In addition, KnowledgeMax has agreed to issue the following securities:

- Baker & Taylor has agreed that on closing of the merger it will terminate a KnowledgeMax warrant which it holds, and convert the outstanding $200,000 principal amount under a line of credit which it has extended to KnowledgeMax, into shares of KnowledgeMax common stock representing 7.5% of the company's fully diluted capital stock. KnowledgeMax currently estimates that it will be required to issue approximately 333,619 shares of common stock in satisfaction of this obligation.
- KnowledgeMax will issue 2,000 additional shares of Series B Preferred Stock to Baker & Taylor on April 1, 2002, if the merger has not yet closed, in consideration for the extension of the line of credit to June 30, 2002.
- KnowledgeMax will issue 2,020 shares of Series B Preferred Stock to Baker & Taylor per quarter during 2002, in satisfaction of the interest obligations under the line of credit.
- One other creditor of KnowledgeMax has agreed to convert a debt owing to it by KnowledgeMax into approximately 50,394 shares of Series B Preferred Stock immediately prior to the closing.

Each share of KnowledgeMax preferred stock is convertible into one share of KnowledgeMax common stock, and the merger agreement provides that all shares of preferred stock must be converted into common stock prior to closing. At the KnowledgeMax special meeting of stockholders, KnowledgeMax management will put forward resolutions to convert all outstanding shares of KnowledgeMax preferred stock to shares of KnowledgeMax common stock.

Based on the data given above, Sideware and KnowledgeMax estimate that on closing, the conversion ratio will be approximately 24.35
Sideware shares for each KnowledgeMax share, and will result in:

- approximately 93,051,165 shares of Sideware common stock being issued to current KnowledgeMax stockholders; and
- approximately 15,364,850 shares of Sideware common stock being reserved for issuance on the exercise of KnowledgeMax stock options.

No fractional shares will be issued in the merger. The merger agreement provides that the number of shares of Sideware common stock issued to each KnowledgeMax stockholder will be rounded up to the nearest whole number.

Following the merger, Sideware expects to have approximately 178,565,900 shares of common stock issued and outstanding. The following table shows the number of Sideware shares that will either be issued or reserved in the categories indicated, and also percentage ownership on:

-  an issued and outstanding basis; and
- a diluted basis, giving effect to all options and warrants which are "in the money" based on current trading prices.

Sideware share capital - post merger


Category              Number of      % - issued and      % - diluted,
                       shares          outstanding       including in
                                                          the money
                                                         options and
                                                          warrants

Sideware
stockholders         85,514,735             48%             44%

KnowledgeMax
stockholders         93,051,165             52%             47%

Holders of
KnowledgeMax
options              15,364,850             n/a              8%

Holders of
Sideware
warrants - in
the money               646,668             n/a              *

Holders of
Sideware
warrants - out
of the money          8,279,085             n/a             n/a

Holders of
Sideware
options - in
the money             2,475,000             n/a              1%

Holders of
Sideware
options - out
of the money         10,968,316             n/a              n/a

* Less than 1%


   STOCK OPTIONS

Under the merger agreement, Sideware will assume the obligations of KnowledgeMax under outstanding KnowledgeMax stock options. This means that after the merger, holders of KnowledgeMax options will be able to exercise them for shares of Sideware common stock, subject to the adjustments described below in the numbers of option shares and exercise prices. At the date of this joint proxy statement - prospectus, there are outstanding options to purchase 631,000 shares of KnowledgeMax common stock at a weighted average price of $1.46 per share. The merger agreement also provides that:

- the number of Sideware shares to be issued to each KnowledgeMax optionee on the exercise of his option will be equal to the number of KnowledgeMax shares issuable under the option, multiplied by the conversion ratio; and
- the exercise per Sideware share will be equal to the exercise price per KnowledgeMax share, divided by the conversion ratio.

Using the estimated conversion ratio of 24.35, Sideware estimates that following completion of the merger, participants in the KnowledgeMax stock option plan will hold options to purchase approximately 15,364,850 shares of Sideware common stock at a weighted average price of approximately $0.06 per share.

  SHARE PURCHASE WARRANTS

The merger agreement provides as a condition of the merger that all KnowledgeMax warrants must be exercised, converted, or terminated prior to closing. Outstanding Sideware warrants will continue to be exercisable, at the same prices as before the merger.

CONDUCT OF BUSINESS PRIOR TO MERGER

The merger agreement provides that both parties will conduct their business in the ordinary course up to closing. In addition, neither party will engage in any type of merger or acquisition negotiations with any other party until the merger is either completed or terminated.

In December 2001, Sideware completed a private placement financing in the amount of $1,350,000, issuing 13,500,000 shares of common stock at a price of $0.10 per share. The merger agreement provides that those funds will be used to fund the operations of both companies up to closing. Funds which Sideware advances to KnowledgeMax constitute unsecured loans. The repayment terms for those loans are described below, under "Termination, loan repayment, and liquidated damages".

As required in the merger agreement, Sideware and KnowledgeMax have established a budget for the use of the funds raised by Sideware. For the period December 2001 to March 2002, Sideware and KnowledgeMax expect that their monthly expenditures will total approximately $350,000 per month, consisting of approximately:

-  $200,000 per month in salaries; and
- $150,000 per month in general and administrative expenses, including expenses relating to the merger.

In addition to the funds raised by Sideware, KnowledgeMax raised approximately $200,000 in private placement financing during December 2001. Based on the monthly expenditures described above, Sideware and KnowledgeMax believe that the financing they have raised will be sufficient to pay the combined operating expenses of the two companies until approximately the end of March 2002. Of the funds being spent by KnowledgeMax, the parties expect that an average of approximately $250,000 per month will come from funds loaned by Sideware under the merger agreement.

MANAGEMENT AFTER THE MERGER

The merger agreement provides that Sideware will have 11 directors following the merger. Five directors will come from the current Sideware board, and six will be current directors of KnowledgeMax. The following table lists the individuals that are expected to serve as directors and executive officers following the merger:

     Name              Age    Expected position with Sideware

E. Linwood Pearce       56    Chairman of the Board of
                              Directors and Chief Executive
                              Officer

James L. Speros         42    President and Director

Kenneth R. Thornton     59    Vice Chairman of the Board of
                              Directors

Donna L. Lynn           60    Chief Operating Officer and
                              Director

Edwin S. Grosvenor      50    Executive Vice President and
                              Director

Alan R. Sultan          36    Senior Vice President and
                              Director

Jay H. Nussbaum         57    Director

Jack Kemp               66    Director

John Shoemaker          59    Director

Edward H. Gross         58    Director

Joe J. Boivin           35    Director

Charles P. Abod II      41    Acting Chief Financial Officer

Richard Luebkemann      43    Vice President for Technology

Rahul Bardhan           36    Vice President for Engineering

Until the closing of the merger, if any of the proposed directors listed above is unable to serve, or refuses to serve, his
replacement will be nominated by:

- the other directors from Sideware, if the director in question is from Sideware; and
- the other directors from KnowledgeMax, if the director in question is from KnowledgeMax.

The proposed certificate of incorporation for Sideware provides for a staggered board of directors. Directors on the Sideware board will be divided into three classes. Directors in the first class will serve initially until the next annual meeting of Sideware stockholders. Directors in the second and third classes will serve, respectively, until the second and third annual meetings of stockholders following the merger. Following their initial terms, each director or his replacement will be elected for a three year term. The effect of the staggered board will be that only one third of the board seats are up for election at any annual meeting.

Biographical information on the proposed directors and executive officers for Sideware is set forth below.

E. Linwood Pearce. Chairman of the Board of Directors and Chief Executive Officer. Mr. Pearce has thirty years' experience in managing worldwide software organizations. Mr. Pearce joined KnowledgeMax in 2000, and is currently Chairman and co-CEO. Mr. Pearce is former President and Chief Executive Officer of Template Software, which merged with Level 8 Software Inc. (Nasdaq NMS: LVEL) in December 1999.
During Mr. Pearce's term at Template, the company completed its initial public offering, which, along with private placements, raised over $40 million in capital. Prior to joining Template, Mr. Pearce was Executive Vice President of Worldwide Sales, Marketing, and Business Development for Sage Software. Prior to joining Sage Software, Mr. Pearce served as Executive Vice President and Chief Operating
Officer of Software AG of North America for three years.  In 1967,
Mr. Pearce started his career with Applied Data Research, a pioneer in computer software products, where he held a number of positions, including Vice President of Field Operations for five years. Mr. Pearce earned his engineering degree from Chowan College and currently serves on the boards of two private companies.

James L. Speros. President and Director. Mr. Speros was appointed President and Chief Executive Officer of Sideware effective October 15, 2000. Prior to that, beginning August 5, 1998, Mr. Speros was the President and Chief Operating Officer of Sideware Corp., Sideware's wholly owned US subsidiary. From June 1993 to January 1997 Mr. Speros was the President and owner of two professional sports franchises, the Baltimore Stallions and Montreal Alouettes of the Canadian Football League. From January 1997 to February 1999 Mr. Speros was the President of Exploration
Mirandor, a mining exploration company.   Mr. Speros is a
director of Consolidated Maymac Petroleum Corp., a public company trading on the Canadian Venture Exchange, and of Braintech, Inc., a public company trading through the OTC Bulletin Board.

Kenneth R. Thornton. Vice Chairman of the Board of Directors. Mr. Thornton was appointed as a director of Sideware effective April 1, 2001, and as Chairman of the Board effective June 28, 2001. Mr. Thornton was previously employed by IBM, as General Manager of IBM's Public Sector. In this role, he led IBM's government, education, healthcare and pharmaceuticals business operations worldwide. Previously, he served as the vice president and general manager of IBM's Mid-Atlantic Area, where he was responsible for leading IBM's marketing and services operations in the Mid-Atlantic states. Prior positions with IBM include Industry Director of the Public Sector, Regional Manager of the Atlantic Region, Director of Federal Marketing Operations and Sales Branch Manager. Mr. Thornton has been a member of the Internet2 Executive Council, a part of IBM's Worldwide Management Council, and a member of IBM's Corporate Technology Council.

Edwin S. Grosvenor. Executive Vice President and Director. Mr. Grosvenor has over twenty years' experience in publishing and the management of new ventures. Mr. Grosvenor founded the Leadership Library LP, the predecessor of KnowledgeMax, in 1996, and is currently a co-Chief Executive Officer of KnowledgeMax. From 1991 to 1995, he was the president and publisher of Capital Communication Group, L.L.C., which published the literary magazine, Current Books. From 1985 to 1990, he served as president of Hotel Magazine Network, Inc., a publisher of magazines for business travelers. From 1977 to 1984, Mr. Grosvenor was the president of Grosvenor Publications, Inc., which published Portfolio, a fine arts magazine. Mr. Grosvenor obtained his MBA and his MS (Journalism) degrees from Columbia University, and his BA from Yale University.

Donna L. Lynn. Chief Operating Officer and Director. Ms. Lynn has developed and led information technology companies for over twenty-five years. Ms. Lynn joined KnowledgeMax in 1998, and is currently its President and Chief Operating Officer. Previously, Ms. Lynn was President of SilverPlatter Information, Inc., the U.S. operation of a global information leader, which has subsequently been acquired by Wolters Kluwer, a global publishing firm. Ms. Lynn was a founder of Online Computer Systems, Inc. in 1979, and served as its Chief Executive Officer. Online Computer Systems was acquired in 1985 by Reed International, PLC, a leading global publisher which later merged to become Reed Elsevier. Ms. Lynn served as a senior executive with Reed Elsevier through 1995. Ms. Lynn attended the University of Florida and the Florida Institute of Technology where she majored in mathematics, economics, and business.

Alan R. Sultan. Senior Vice President and Director. Mr. Sultan is an experienced executive/entrepreneur in the diverse worlds of publishing, new media, and international business development. Mr. Sultan joined KnowledgeMax in 1996, and is currently the Sr. Vice President, Business Development, of KnowledgeMax. From 1988 to 1995 Mr. Sultan served as Vice President and Director of Marketing at National Press Books. Mr. Sultan earned a BS in Marketing and a BS in Psychology at the State University of New York.

Jay H. Nussbaum. Director. Mr. Nussbaum was appointed a director of Sideware on June 14, 1999. In December 2001, Mr. Nussbaum was appointed Executive Vice President for Managed Services and Enterprise Solutions for KPMG Consulting. Previously, Mr. Nussbaum was the Executive Vice President of Oracle Service Industries and a member of the Executive Committee of Oracle. Mr. Nussbaum joined Oracle after a 24-year career with Xerox Corp. that culminated with his position as President, Integrated Systems Operations. Mr. Nussbaum received a bachelor's degree in business from the University of Maryland.
He is a member of the University's Chancellor's Advisory Board and also serves on the advisory board of James Madison University. Mr. Nussbaum is on the board of directors of the Armed Forces Communications and Electronics Association and is active in several other business and charitable organizations in the Washington area.

Jack Kemp. Director. Mr. Kemp was appointed a director of Sideware on February 9, 2001. Mr. Kemp is a co-founder of
Empower America, an organization devoted to ensuring that government actions foster growth, economic well-being, freedom, and individual responsibility. In 1996, Mr. Kemp was the Vice-Presidential candidate for the Republican Party. Prior to founding Empower America, Mr. Kemp served for four years as U.S. Secretary of Housing and Urban Development, and for 18 years in the U.S. House of Representatives. Mr. Kemp also serves as a director of Oracle Corp., Hawk Corporation, Proxicom, Inc., and Speedway Motorsports Inc.

John Shoemaker. Director. Mr. Shoemaker was appointed a director of Sideware on February 9, 2001. For the past 10 years, Mr. Shoemaker has held a variety of senior executive positions with Sun Microsystems. His present position is Executive Vice President & General Manager, Computer Systems. Prior to joining Sun Microsystems, Mr. Shoemaker was the senior vice president of electronic printing and the vice president and general manager of the document systems business at Xerox Corporation.

Edward H. Gross. Director. Mr. Gross has served as Executive Vice President, Chief Administrative Officer, and Chief Financial Officer of Baker & Taylor, Inc. since July 1994. Baker & Taylor is a full line distributor of books, music, and video products to the Internet, traditional retailers, and institutions. From March 1992 to July 1994 Mr. Gross was Baker & Taylor's Senior Vice President and Chief Financial Officer. He joined the Baker & Taylor Books Division of W.R. Grace & Co. in 1985, and until 1987 was its senior Vice President and Chief Financial Officer. He held the same positions at the Baker & Taylor Video Division of Grace from 1988 to 1992. Prior to that, Mr. Gross served in various capacities at Grace from 1973 to 1984, including divisional and group financial positions in its Organic Chemicals Division, Specialty Business Group and American Breeders Service Division. Mr. Gross earned a B.A. from Brown University in 1965 and an M.B.A. from Columbia University Graduate School of Business Administration in 1967.

Joseph J. Boivin, Jr. Director. Mr. Boivin is the Executive Vice President & Managing Director of Washington Capital Partners, L.L.C. From 1998 to 2000 he served as Director of Business Development and Director of Strategic Relationships at TechTrader, Inc., a software company creating public and private e-procurement exchanges. Mr. Boivin was part of the founding team as the third employee and helped grow the company from four to 28 employees. From 1997-1998 Mr. Boivin worked as a Research Staff Member in the Computer Systems and Engineering Division (CSED) at the Institute for Defense Analyses (IDA) where he served the Office of the Secretary of Defense (OSD). From 1995 to 1997 he served as a Senior Engineer and Business Analyst at Northrop Grumman where he evaluated and implemented new manufacturing technologies. From 1993 to 1995 he served as an Advisor to Nuclear Utilities Services Company, a company specializing in complex tool application, design and usage for the nuclear power generation industry. He graduated from the University of Arkansas, Fayetteville, AR, in 1995 with a BS in Mechanical Engineering and in 1996 with an MBA. In 1998 he graduated from Georgetown University, Washington, DC, with an Executive MBA.

Charles Abod II. Acting Chief Financial Officer. Mr. Abod is a CPA and Managing Partner of Abod and Associates LLC. Mr. Abod's firm provides financial and accounting services, systems design and implementation, business advisory, strategic planning, and corporate tax planning to a variety of firms. He was formerly Vice President of Finance and Administration for Sky Alland Marketing, CFO for Micro Dynamics Ltd., Controller for University Research Corporation, and Audit Supervising Senior for Deloitte and Touche. Mr. Abod is a member of the AICPA, Maryland Association of CPAs, Florida Institute of CPAs, and the National Society of Accountants. Mr. Abod obtained his BS with a double major in Accounting and Finance from the University of Maryland.

Richard Luebkemann.  Vice President for Technology.  Mr.
Luebkemann has been Chief Technology Officer and Vice President of Technology for KnowledgeMax since 1998. He was previously the Director of Professional Services and team leader for implementing major software systems at Metasys, Inc., in Charlotte, NC. Prior to joining Metasys, he founded and managed a key business unit at Universal Systems, Inc., providing client/server applications and professional services in electronic document workflow, electronic commerce, and imaging.
From 1987 to 1992 Mr. Luebkemann was a senior project manager at Online Computer Systems, where he worked for KnowledgeMax's President, Donna Lynn. Mr. Luebkemann has also held senior software development and engineering positions at Litton-Amecom, Honeywell, and General Dynamics.

Rahul Bardhan. Vice President for Engineering. Mr. Bardhan was appointed Chief Technology Officer of Sideware in September 2000. Mr. Bardhan was previously employed by Oracle Corp., in the capacity of Senior Practice Director. While employed by Oracle Corp., Mr. Bardhan was also involved in establishing Oracle's national e-commerce accounting practice and in opening Oracle's office in India. Mr. Bardhan holds a Bachelor in Engineering in Computer Science and Engineering from the University of Mysore, India, and a Masters Degree in Business Administration from Virginia Tech.

EXECUTIVE AND DIRECTOR COMPENSATION

It is the intention of Sideware and KnowledgeMax to enter into definitive employment agreements with a number of the individuals expected to serve as executive officers of Sideware following the merger. The particulars of these arrangements, including compensation, are still undetermined.

AUTHORIZED CAPITAL OF SIDEWARE FOLLOWING THE MERGER

The present authorized capital of Sideware is 198,978,997 common shares without par value. Following its continuation to Delaware, Sideware will be governed by the General Corporation Law of the State of Delaware, and its authorized capital will be as set out in the certificate of incorporation filed under that act.

The proposed certificate of incorporation for Sideware is attached as Appendix C to this joint proxy statement - prospectus. It provides that the authorized capital of Sideware will consist of:

- 300,000,000 shares of common stock with a par value $0.001 per share; and
-  50,000,000 shares of preferred stock with a par value
   $0.001 per share.

Additional information on the rights and restrictions that will attach to these shares is given under "COMPARISON OF STOCKHOLDER
RIGHTS".

PRINCIPAL STOCKHOLDERS AFTER THE MERGER

Sideware estimates that following the merger, Sideware will have approximately 178,565,900 shares issued and outstanding.

The following table sets forth certain information regarding the estimated beneficial ownership of outstanding voting shares in
Sideware following the merger, based on data existing as at
February 8, 2002, by:

- all individuals expected to be directors and executive officers following the merger;
- persons expected to own 5% or more of the issued and outstanding voting shares of Sideware following the KnowledgeMax merger; and
-  all of the expected directors and executive officers as a group.

No person other than E. Linwood Pearce , Baker & Taylor, or Edwin S. Grosvenor is expected to own beneficially more than 5% of the issued and outstanding voting shares of Sideware following the merger.
Ownership figures for holders of KnowledgeMax stock have been calculated using a conversion ratio of 24.35.


Title of Class       Name of Beneficial Owner     Amount and Nature of    Percent of
                                                  Beneficial Ownership      Class(1)


Common               Edwin S. Grosvenor,
                     Executive Vice President         16,498,513            8.5%

Common               Baker & Taylor(2)                11,984,388            6.7%

Common               E. Linwood Pearce,
                     Chairman and CEO(3)              12,485,365            6.5%

Common               Donna L. Lynn,
                     Chief Operating Officer(4)        6,690,893            3.6%

Common               Alan R. Sultan,
                     Senior Vice President(5)          5,363,915            2.9%

Common               Joseph J. Boivin, Director(6)     4,122,918            2.2%

Common               Richard Luebkemann,
                     Vice President for Technology(7)  3,601,633            2.0%

Common               James L. Speros, President(8)     3,051,137            1.7%

Common               Kenneth R. Thornton,
                     Vice Chairman(9)                  2,450,000            1.4%

Common               Rahul Bardhan, Vice
                     President for Engineering(10)     1,488,788              *

Common               Jay H. Nussbaum, Director(11)       600,000              *

Common               Jack Kemp, Director(12)             150,000              *

Common               John Shoemaker, Director(13)        150,000              *

Common               Edward H. Gross, Director                 0              -

Common               All Directors and
                     Executive Officers               56,859,121           24.5%

* less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage of the person or group of persons holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.
(2) Consists of shares issuable on the conversion of 158,553 shares of KnowledgeMax common stock and 34,489 shares of KnowledgeMax Series B Convertible Preferred Stock held by
    Baker & Taylor on the date hereof. Also includes shares issuable upon conversion of an estimated 333,619 shares of KnowledgeMax common stock issuable to Baker & Taylor immediately prior to the closing of the merger pursuant to the terms of an agreement between KnowledgeMax and Baker & Taylor.
(3) Includes shares issuable on the conversion of 39,774 shares of Series B Convertible KnowledgeMax Preferred Stock held jointly with Mr. Pearce's wife, Mary Pearce, and shares issuable on the conversion of 150,000 shares of KnowledgeMax common stock underlying an option which will vest upon the closing of the merger.
(4) Includes shares issuable on the conversion of 70,000 shares of KnowledgeMax common stock issuable upon the exercise of currently exercisable options. Also includes shares issuable on the conversion of 2,525 KnowledgeMax shares held by Ms.
    Lynn's spouse, Joe Lynn, of which Ms. Lynn disclaims beneficial ownership.
(5) Includes shares issuable on the conversion of 55,000 shares of KnowledgeMax common stock issuable upon exercise of currently exercisable options.
(6) Consists entirely of shares issuable on the conversion of Series B Convertible Preferred KnowledgeMax Stock held by Washington Capital Partners. Mr. Boivin is a managing director of Washington Capital Partners and disclaims beneficial ownership of all shares held by Washington Capital Partners, except to the extent of his pecuniary interest in such shares.
(7) Includes shares issuable on the conversion of 23,500 shares of KnowledgeMax common stock issuable upon the exercise of currently exercisable options and shares issuable upon conversion of 23,569 shares of common stock held by a company owned by Mr. Luebkemann.
(8) Includes 1,175,000 shares issuable on the exercise of stock options.
(9) Includes 950,000 shares issuable on the exercise of stock options.
(10)Includes 1,400,000 shares issuable on the exercise of stock options.
(11)Includes 600,000 shares issuable on the exercise of stock options.
(12)Includes 150,000 shares issuable on the exercise of stock options.
(13)Includes 150,000 shares issuable on the exercise of stock options.

INTERESTS OF INSIDERS

No director or officer of either Sideware or KnowledgeMax owns any shares, or has any other pecuniary interest in, the other company.

To complete the merger, Sideware will have to sell most or all of its interest in the Chalk Group. No contract for the sale of the Chalk Group has been finalized. However, Sideware expects that Grant Sutherland, one of its directors, will likely have a financial interest in any purchaser for the Chalk Group.

Mr. Sutherland introduced Sideware to the Chalk Group, where his son works as Executive Vice President. In October 2000, Mr. Sutherland had made a personal investment in the Chalk Group, acquiring 100,000 special warrants. The special warrants entitle Mr. Sutherland to acquire, without further payment, approximately 132,000 shares in Chalk.com Network (Holding) Corp., parent company of the Chalk Group. At the date of this joint proxy statement - prospectus, 132,000 common shares of Chalk.com Network (Holding) Corp. would represent less than 1% of outstanding common shares of that company. Mr. Sutherland arranged for the investment which Sideware made in the Chalk Group, and invested $1,000,000 in Sideware to provide the funds that Sideware used to make the investment. Mr. Sutherland's interest in the Chalk Group was disclosed to the other directors of Sideware before Sideware made its investment.

On October 9, 2001, the Sideware board of directors authorized Mr. Sutherland to search for a purchaser for the Chalk Group. Mr. Sutherland advised the board that it is likely that any purchase of the Chalk Group will require Mr. Sutherland to participate as an investor in the purchaser.

The following directors and executive officers of Sideware and KnowledgeMax are expected to serve as salaried employees or officers following the merger.


                                                                   Expected position
                                                                   with Sideware
Name                    Current position                           following the merger
----                    ----------------                           --------------------

E. Linwood Pearce       Chairman and co-CEO of KnowledgeMax        Chairman and CEO
James L. Speros         President and CEO of Sideware              President
Kenneth R. Thornton     Chairman of Sideware                       Vice Chairman
Edwin S. Grosvenor      Founder and co-CEO of KnowledgeMax         Executive Vice President
Donna L. Lynn           President and COO of KnowledgeMax          COO
Alan R. Sultan          Senior VP, Business Development
                            of KnowledgeMax                        Senior Vice President
Richard Luebkemann      VP, Technology of KnowledgeMax             VP for Technology
Rahul Bardhan           Chief Technical Officer of Sideware        VP for Engineering


While employed by Sideware, Mr. Bardhan and Mr. Speros entered into Change of Control Severance Agreements with Sideware, under which they are each entitled to be paid up to two years' salary and bonus if their employment is terminated in anticipation of, or following, a change in control. Sideware believes that the merger with KnowledgeMax would likely constitute a change in control for purposes of these agreements. In December 2001 Mr. Speros executed an amendment to his agreement reducing his maximum cash compensation to $170,000 if his employment is terminated. Mr. Bardhan executed a similar amendment, although
Mr. Bardhan's amendment is conditional on Sideware either completing the merger or raising $5 million in additional financing by June 30, 2002. Additional information on the compensation paid to the individuals listed above is given under "EXECUTIVE AND DIRECTOR COMPENSATION".

Anne Grosvenor, mother of Edwin Grosvenor, has loaned approximately $15,000 to KnowledgeMax and personally guaranteed
KnowledgeMax's $100,000 line of credit. In connection with the merger, Ms. Grosvenor will be repaid and her liability on the line of credit revoked.

E. Linwood Pearce, KnowledgeMax Chairman and co-CEO, holds an option to purchase 150,000 shares of KnowledgeMax common stock which will vest as a result of the completion of the merger.

The members of the boards of directors of Sideware and KnowledgeMax knew about and considered these additional interests when they approved the merger.

ACCOUNTING TREATMENT

The merger will be treated as an acquisition of the net assets of Sideware by KnowledgeMax for accounting purposes. This means, among other things, that Sideware's net assets at the completion date of the merger will be recorded at their fair value and that value will be assigned to the equity instruments deemed to be issued by KnowledgeMax. In addition, as KnowledgeMax is considered toacquire Sideware's net assets, the historical financial statements will reflect KnowledgeMax's operations to the date of the merger, combined with Sideware's thereafter.

TAX CONSEQUENCES OF THE MERGER

Information on the tax consequences of the merger is given under "MATERIAL TAX CONSEQUENCES OF THE TRANSACTIONS".

RESTRICTIONS ON RESALE OF SIDEWARE STOCK BY KNOWLEDGEMAX
AFFILIATES

This joint proxy statement - prospectus does not cover any resales of Sideware shares issued to KnowledgeMax stockholders in the merger. No person is authorized to use this joint proxy statement - prospectus in connection with any resale.

All Sideware shares issued to KnowledgeMax stockholders will be freely tradable, except that persons deemed "affiliates" of KnowledgeMax at the time of the KnowledgeMax meeting may resell their Sideware shares only in transactions permitted by Rule 145 under the Securities Act of 1933, or as otherwise permitted under that act. Persons who may be deemed affiliates of KnowledgeMax for this purpose generally include directors, executive officers, and the holders of 10% or more of the outstanding KnowledgeMax shares.

Rule 145 of the Securities Act provides generally that for a period of one year following the merger, public resales of Sideware shares by KnowledgeMax affiliates are subject to volume restrictions and manner of sale requirements. For a period of two years after the merger, the ability of KnowledgeMax affiliates to resell shares of Sideware under Rule 145 will generally also be subject to Sideware having satisfied its reporting requirements under the Securities
Exchange Act of 1934 for specified periods prior to the sale. Beginning two years after the merger, affiliates of KnowledgeMax who have not become affiliates of Sideware may resell their shares without restriction. Affiliates of Sideware will generally remain subject to these restrictions until they cease to be an affiliate of Sideware.

In addition to sales permitted under Rule 145, affiliates will also be permitted to resell Sideware shares received in the merger pursuant to an effective registration statement under the Securities Act covering the shares, or pursuant to an available exemption from the registration requirements.

DISSENT RIGHTS FOR SIDEWARE STOCKHOLDERS

Under the Yukon Business Corporations Act, Sideware stockholders have dissent rights arising from the proposed resolutions to:

-  adopt the merger agreement; and
-  continue Sideware to Delaware.

Information on these dissent rights is given under "SIDEWARE
STOCKHOLDERS' MEETING - Dissent rights."

APPRAISAL RIGHTS FOR KNOWLEDGEMAX STOCKHOLDERS

Under the Delaware General Corporation Law, KnowledgeMax stockholders have appraisal rights arising from the proposed merger. Information on these appraisal rights is given under "KNOWLEDGEMAX STOCKHOLDERS' MEETING - Appraisal rights".

CONDITIONS TO COMPLETION OF THE MERGER

The merger agreement is subject to a number of conditions which must be fulfilled before the merger is completed.

Some of the conditions bind only one of the parties, meaning that the other party can decide to waive the condition, and proceed with the merger even if the condition is not fulfilled. Other conditions are binding on both parties, meaning that they must either be fulfilled or waived by both parties before the merger proceeds.

Some of the conditions have already been fulfilled at the date of this joint proxy statement - prospectus:

- Sideware has raised at least $1,000,000 in private placement financing.
- Certain of the directors, officers, and large stockholders of Sideware and KnowledgeMax have executed voting agreements.
- KnowledgeMax has completed an audit of its financial statements delivered to Sideware prior to execution of the merger agreement.

The principal remaining conditions that bind both parties are the following:

- The merger agreement must be approved by the stockholders of both KnowledgeMax and Sideware.
-  Sideware must continue as a Delaware corporation.
- The percentage of dissenting Sideware shares plus the percentage of KnowledgeMax dissenting shares must not exceed 6%.

The principal conditions binding Sideware only, which can be waived by KnowledgeMax, are the following:

- Sideware must raise at least $2,000,000 through the sale of some or all of the Chalk Group, and have the proceeds placed in escrow prior to closing the merger. SIDEWARE EXPECTS THAT IT CAN ONLY RAISE THIS AMOUNT BY SELLING MOST OR ALL OF ITS INTEREST IN THE CHALK GROUP. AT THE DATE OF THIS JOINT PROXY STATEMENT - PROSPECTUS, SIDEWARE HAS NOT ENTERED INTO ANY AGREEMENT TO SELL ANY PORTION OF ITS INTEREST IN THE CHALK GROUP.
- Sideware must appoint certain existing KnowledgeMax directors and officers as directors and officers of Sideware.
- The representations and warranties of Sideware must be accurate, and Sideware must perform the covenants set out in the merger agreement.

- Sideware must have a third party assume liability under the lease of its Vancouver, British Columbia office premises, effective by April 1, 2002. Sideware expects that it will require the purchaser of the Chalk Group to assume this lease.
-  Sideware must not suffer a material adverse change.

The principal conditions binding KnowledgeMax only, which can be waived by Sideware, are the following:

- All KnowledgeMax preferred shares must be converted to common shares, and all KnowledgeMax warrants must either be exercised or terminated.
- The representations and warranties of KnowledgeMax must be accurate, and KnowledgeMax must perform the covenants set out in the merger agreement.
-  KnowledgeMax must not suffer a material adverse change.

The full text of the conditions is set forth in the merger agreement, attached to this joint proxy statement - prospectus as Appendix A.

REPRESENTATIONS AND WARRANTIES

Under the merger agreement, each party has made customary representations and warranties covering such matters as:

-  its corporate organization and powers;
- its legal ability and authorization to carry out the merger;
-  its existing capital structure; and
- its financial statements and the description of its business activities.

The full text of the representations and warranties is set forth in the merger agreement, attached to this joint proxy statement - prospectus as Appendix A.

REQUIRED RECOMMENDATIONS TO STOCKHOLDERS

The directors of both companies are required to recommend approval of the merger to their respective stockholders, although the merger agreement provides that this requirement does not apply to the directors of Sideware, as a public company, if they determine in good faith that a favorable recommendation would violate their fiduciary duties.

WAIVER AND AMENDMENT

The merger agreement can only be amended in writing, and its provisions can only be waived in writing. The merger agreement states expressly that no failure to enforce, or delay in enforcing, any of its provisions constitutes a waiver.

TERMINATION, LOAN REPAYMENT, AND LIQUIDATED DAMAGES

Either party can terminate the merger agreement if:

- it determines that a condition to the merger binding the other party either has not been, or will not be, fulfilled;
- the other party is in breach of its representations, warranties or covenants, and the breach is not cured within 15 days of demand; or
- the merger is not completed by July 31, 2002, other than because of a default by the party seeking to terminate the merger.

In addition, KnowledgeMax can terminate the merger agreement if the board of directors of Sideware fails to recommend the merger to the Sideware stockholders.

The merger agreement also contains provisions governing repayment of any funds loaned by Sideware to KnowledgeMax, and the payment of liquidated damages, if the agreement is terminated.

- If Sideware terminates the merger agreement on account of an intentional misrepresentation or willful material breach of contract by KnowledgeMax, KnowledgeMax must repay any amounts it has borrowed from Sideware immediately, plus $1,000,000 in liquidated damages.

- If KnowledgeMax terminates the merger agreement on account of an intentional misrepresentation or willful material breach of contract by Sideware, Sideware must pay KnowledgeMax $1,000,000 in liquidated damages, and KnowledgeMax can set that amount off against any loan it has received from Sideware.
- If KnowledgeMax terminates the merger agreement as a result of the board of directors of Sideware failing to recommend approval of the merger, Sideware must pay KnowledgeMax $430,000 in liquidated damages, and KnowledgeMax can set that amount off against any loan it has received from Sideware. The amount of $430,000 was calculated based on 3% of the value of the consideration to be received by KnowledgeMax stockholders in the merger.
- If the merger agreement is terminated on any other grounds, besides those identified above, KnowledgeMax must repay any amounts loaned to it under the merger agreement within six months.

DIRECTOR AND OFFICER INDEMNIFICATION

Sideware will assume the obligations of KnowledgeMax under its existing contracts of indemnification with its directors and officers.

EXCHANGE OF SHARE CERTIFICATES

KnowledgeMax stockholders should not tender their stock certificates now. As soon as practicable after the merger, Sideware will send each KnowledgeMax stockholder a letter instructing the KnowledgeMax stockholders how they should deliver their KnowledgeMax share certificates for surrender. Upon surrender of his or her KnowledgeMax share certificate, each KnowledgeMax stockholder will receive a Sideware share certificate representing the appropriate number of shares.

VOTING AGREEMENTS

Directors, officers, and certain large stockholders of both
Sideware and KnowledgeMax have entered into voting agreements, under which they have agreed:

-  to vote all shares which they own in favor of the merger;
   and
-  not to exercise any dissent or appraisal rights.

Parties to these voting agreements own approximately 12% of the voting shares of Sideware and in excess of 50% of the voting shares of KnowledgeMax.

PROPOSED RESOLUTIONS FOR SIDEWARE STOCKHOLDERS

The text of the proposed resolutions to approve the merger, to be put forward at the Sideware meeting, is as follows.

"BE IT RESOLVED as special resolutions that:

1. The Agreement and Plan of Merger and Reorganization dated
   December 7, 2001 between Sideware Systems Inc.,
   KnowledgeMax, Inc., and KM Acquisition Corp., be approved and adopted.

2. If required to complete the Agreement and Plan of Merger and Reorganization, the board of directors of Sideware Systems Inc. is authorized to sell some or all of the interest of Sideware Systems Inc. in Chalk.com Network (Holding) Corp. for at least US$2,000,000, or such other amount as may be approved by the board of directors of Sideware Systems Inc. and may satisfy the requirements of the Agreement and Plan of Merger and Reorganization.

3. The board of directors of Sideware Systems Inc. is authorized to execute and deliver all documents and do all acts, including without limitation issuing the shares of common stock required to be issued under the Agreement and Plan of Merger and Reorganization, necessary to give effect to and complete the transactions set out in and contemplated by the Agreement and Plan of Merger and Reorganization."


   UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial information has been prepared by management and gives effect to the proposed business combination and merger of Sideware Systems Inc. ("Sideware") and KnowledgeMax, Inc. ("KnowledgeMax") and related transactions including the disposition by Sideware of 100% of its interest in the Chalk Group for cash consideration of $2 million.

The unaudited pro forma consolidated balance sheet as at September 30, 2001 has been prepared assuming that the transactions described in note 2 occurred on that date. The pro forma consolidated statements of operations for the nine months ended September 30, 2001 and the year ended December 31, 2000 have been compiled assuming that the transactions described in note 2 occurred at the beginning of the earliest periods presented.

The pro forma adjustments, which are based on available information and certain assumptions that Sideware and KnowledgeMax believe are reasonable under the circumstances, are applied to the historical consolidated financial statements. As this proposed transaction will result in the former stockholders of KnowledgeMax owning greater than 50% of the merged entity, the acquisition has been accounted for as an acquisition of the net assets of Sideware by KnowledgeMax. The allocation of the acquisition price is based upon preliminary estimated fair values of assets acquired and liabilities assumed as at September 30, 2001. The acquisition price allocation for the proposed merger reflected in the accompanying unaudited pro forma consolidated financial statements will be different from the final allocation of the acquisition price, as the final allocation will be made based on the fair value of Sideware's assets and liabilities as at the date of completion of the merger, and such differences may be material. The unaudited pro forma consolidated financial information is provided for informational purposes only and does not purport to represent what the financial position or results of operations would actually have been had the pro forma transactions occurred, or to project results of operations or financial position for any future period.

The accompanying unaudited pro forma consolidated financial information should be read in conjunction with the historical financial statements of each company and other information included in this joint proxy statement - prospectus.

SIDEWARE SYSTEMS INC.
Pro Forma Consolidated Balance Sheet
(Unaudited)
(Expressed in United States dollars)

September 30, 2001


-------------------------------------------------------------------------------------------------------------------------
                                                                                             Pro forma
                                                                Sideware                   adjustments
                                        KnowledgeMax,            Systems               and eliminating
                                                 Inc.               Inc.                       entries          Pro forma
-------------------------------------------------------------------------------------------------------------------------
                                                                                              (note 2)
Assets

Current assets:
  Cash and cash equivalents            $       51,744    $     1,512,059   (a) (ii)   $      1,350,000     $    3,753,623
                                                                           (b) (i)              26,500
                                                                           (b) (iii)           250,000
                                                                           (b) (iv)             75,379
                                                                           (c)               2,000,000
                                                                           (c)              (1,512,059)
  Trade accounts receivable,
    net of allowance for
    doubtful accounts                         151,080            368,023   (c)                (368,023)	          151,080
  Other receivables                                 -             30,066                             -             30,066
  Prepaid expenses and deposits                 5,000            129,834   (c)                 (22,566)           112,268
-------------------------------------------------------------------------------------------------------------------------
                                              207,824          2,039,982                     1,799,231          4,047,037


Deposit on lease                                    -            120,439                             -	          120,439

Property and equipment, net                   108,863            560,453   (c)                (261,310)           408,006

Intangible assets, net                          1,200          1,486,861   (a) (iii)           555,767              1,200
                                                                           (c)              (2,042,628)
-------------------------------------------------------------------------------------------------------------------------
                                       $      317,887    $     4,207,735              $         51,060    $     4,576,682
-------------------------------------------------------------------------------------------------------------------------



-------------------------------------------------------------------------------------------------------------------------
                                                                                             Pro forma
                                                                Sideware                   adjustments
                                        KnowledgeMax,            Systems               and eliminating
                                                 Inc.               Inc.                       entries          Pro forma
-------------------------------------------------------------------------------------------------------------------------
                                                                                              (note 2)

Liabilities and Stockholders'
 Equity (Deficiency)

Current liabilities:
  Bank line of credit                  $       67,955    $             -               $             -    $        67,955
  Accounts payable and
    accrued liabilities                       779,973          1,323,166    (a) (iv)           (44,800)         1,277,300
                                                                            (a) (v)            (47,567)
                                                                            (b) (ii)          (162,120)
                                                                            (b) (iv)           (79,191)
                                                                            (c)               (692,161)
                                                                            (d)                200,000
  Convertible notes - Series B                75,000                   -    (b) (iv)           (50,000)            25,000
  Line of credit - related party             200,000                   -    (b) (v)           (200,000)                 -
  Notes payable                              192,338                   -    (b) (iv)          (107,030)            85,308
  Notes payable - related party              328,967                   -    (b) (iv)          (258,967)            70,000
  Convertible notes payable                  114,600                   -    (b) (iv)           (40,000)            74,600
  Convertible notes payable
    - related party                           27,090                   -                             -             27,090
  Deferred revenue                                 -             280,450    (c)               (280,450)                 -
  Due to related party                       138,252               6,142    (c)                     (2)           144,392
  Current portion of obligations
    under capital leases                      24,294              40,360    (c)                (40,360)            24,294
  -----------------------------------------------------------------------------------------------------------------------
                                           1,948,469           1,650,118                    (1,802,648)         1,795,939


Obligations under capital leases              46,139              57,758    (c)                (57,758)            46,139

Due to stockholders                                -             947,805    (c)               (947,805)                 -

Stockholders' equity (deficiency):
  Capital stock                               27,538              69,057    (a) (i)               (970)           178,566
                                                                            (a) (ii)            13,500
                                                                            (a) (iii)            3,234
                                                                            (a) (iv)               362
                                                                            (a) (v)                332
                                                                            (b) (i)                265
                                                                            (b) (ii)             1,621
                                                                            (b) (iii)              842
                                                                            (b) (iv)             2,056
                                                                            (b) (v)              3,336
                                                                            (d)                 57,393

  Additional paid-in capital               4,431,871          57,387,054    (a) (ii)         1,336,500          9,167,168
                                                                            (a) (iii)          552,533
                                                                            (a) (iv)            61,212
                                                                            (a) (v)             56,146
                                                                            (b) (i)             26,235
                                                                            (b) (ii)           160,499
                                                                            (b) (iii)          249,158
                                                                            (b) (iv)           608,511
                                                                            (b) (v)            671,664
                                                                            (d)            (56,827,416)
                                                                            (d)                453,201
  Accumulated other
    comprehensive loss                             -            (623,091)   (d)                623,091                  -

  Deficit                                 (6,136,130)        (55,280,966)   (a) (iv)           (16,774)        (6,611,130)
                                                                            (a) (v)             (8,911)
                                                                            (b) (v)           (475,000)
                                                                            (c)               (188,050)
                                                                            (d)             55,494,701
-------------------------------------------------------------------------------------------------------------------------
                                      $      317,887    $      4,207,735               $        51,060    $     4,576,682
-------------------------------------------------------------------------------------------------------------------------


See accompanying notes to pro forma consolidated financial statements.

SIDEWARE SYSTEMS INC.
Pro Forma Consolidated Statement of Operations
(Unaudited)
(Expressed in United States dollars)

Nine months ended September 30, 2001


-------------------------------------------------------------------------------------------------------------------------
                                                                                             Pro forma
                                                                Sideware                   adjustments
                                        KnowledgeMax,            Systems               and eliminating
                                                 Inc.               Inc.                       entries          Pro forma
-------------------------------------------------------------------------------------------------------------------------
                                                                                              (note 2)

Revenue                                $      355,983    $       136,019    (c)        $      (136,019)   $       355,983
Cost of revenues                              315,376             91,611    (c)                (91,611)           315,376
-------------------------------------------------------------------------------------------------------------------------
Gross profit                                   40,607             44,408                       (44,408)            40,607

Expenses:
  Sales and marketing and
    website operations                              -             60,896    (c)                (60,896)                 -
  General and administrative                  787,238          2,745,934    (c)               (115,518)         3,417,654
  Research and development                    239,474                  -                             -            239,474
  -----------------------------------------------------------------------------------------------------------------------
                                            1,026,712          2,806,830                      (176,414)         3,657,128
-------------------------------------------------------------------------------------------------------------------------

Operating loss from continuing
  operations                                 (986,105)        (2,762,422)                      132,006         (3,616,521)

Interest income                                     -            245,031                             -            245,031
Interest expense                              (86,898)                 -                             -            (86,898)

-------------------------------------------------------------------------------------------------------------------------

Loss from continuing
operations                             $   (1,073,003)   $    (2,517,391)              $       132,006    $    (3,458,388)

-------------------------------------------------------------------------------------------------------------------------

Basic and diluted
  loss per share
  from continuing
  operations                                             $         (0.04)                                 $         (0.02)

-------------------------------------------------------------------------------------------------------------------------

Weighted average
  common shares used
  in computing loss
  per share, basic
  and diluted                                                  64,378,281                                     162,343,376

-------------------------------------------------------------------------------------------------------------------------


See accompanying notes to pro forma consolidated financial statements.

SIDEWARE SYSTEMS INC.
Pro Forma Consolidated Statement of Operations
(Unaudited)
(Expressed in United States dollars)

Year ended December 31, 2000


-------------------------------------------------------------------------------------------------------------------------
                                                                                             Pro forma
                                                                Sideware                   adjustments
                                        KnowledgeMax,            Systems               and eliminating
                                                 Inc.               Inc.                       entries          Pro forma
-------------------------------------------------------------------------------------------------------------------------
                                                                                              (note 2)

Revenue                                $            -    $             -               $             -    $             -
Cost of revenues                                    -                  -                             -                  -
-------------------------------------------------------------------------------------------------------------------------
Gross margin                                        -                  -                             -                  -

Expenses:
  Sales and marketing                               -                  -                             -                  -
  General and administrative                1,535,015          7,533,958                             -          9,068,973
  Research and development                    479,457                  -                             -            479,457
  -----------------------------------------------------------------------------------------------------------------------
                                            2,014,472          7,533,958                             -          9,548,430
-------------------------------------------------------------------------------------------------------------------------
Operating loss from continuing
  operations                               (2,014,472)        (7,533,958)                            -         (9,548,430)

Interest income                                   751            550,533                             -            551,284
Interest expense                             (593,261)                 -                             -           (593,261)
Other                                               -             (5,369)                            -             (5,369)
-------------------------------------------------------------------------------------------------------------------------

Loss from continuing
  operations                           $   (2,606,982)   $    (6,988,794)              $             -    $    (9,595,776)

-------------------------------------------------------------------------------------------------------------------------

Basic and diluted
  loss per share
  from continuing operations                             $         (0.12)                                 $         (0.07)

-------------------------------------------------------------------------------------------------------------------------

Weighted average common shares
  used in computing loss per
  share, basic and diluted                                    58,078,005                                      145,602,626

-------------------------------------------------------------------------------------------------------------------------


See accompanying notes to pro forma consolidated financial statements.

SIDEWARE SYSTEMS INC.
Notes to Pro Forma Consolidated Financial Statements
(Unaudited)
(Expressed in United States dollars)

Nine months ended September 30, 2001


1.  BASIS OF PRESENTATION:

    The accompanying pro forma consolidated financial statements have been compiled for purposes of inclusion in the joint proxy statement - prospectus included in the registration statement on Form S-4, filed with the Securities and Exchange Commission in the United States, relating to the proposed business combination and merger of Sideware Systems Inc. ("Sideware") and KnowledgeMax, Inc. ("KnowledgeMax").

    These pro forma consolidated financial statements are not necessarily indicative of the financial position and results of operations that would have been attained had the transaction actually taken place at the dates indicated and does not purport to be indicative of the effects that may be expected to occur in the future.

    The pro forma consolidated statements have been compiled from:

    (a) the unaudited consolidated financial statements of Sideware as at September 30, 2001 and for the nine months then ended;
    (b) the audited consolidated financial statements of Sideware for the year ended December 31, 2000;
    (c) the unaudited financial statements of KnowledgeMax as at September 30, 2001 and the nine months then ended;
    (d) the audited financial statements of KnowledgeMax for the year ended December 31, 2000; and
    (e) the additional information set out in note 2.

    The pro forma consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States in effect at September 30, 2001 and should be read in conjunction with the historical financial statements of each company and other information included in this joint proxy statement - prospectus. The pro forma consolidated statements of operations do not include any recurring charges or credits as a result of the described transactions.

2.  PRO FORMA ADJUSTMENTS AND ELIMINATING ENTRIES:

    The pro forma consolidated balance sheet as at September 30, 2001 has been prepared assuming that the transactions described below occurred on that date. The pro forma consolidated statements of operations for the nine months ended September 30, 2001 and the year ended December 31, 2000 have been compiled assuming the transaction relating to the proposed merger occurred at the beginning of the periods presented, but as indicated in note 1, apply generally accepted accounting principles as they will be in effect at the date of consummation of the merger.
    The pro forma consolidated financial statements give effect to the following transactions:

    (a) The actual issuance and/or cancellation by Sideware of its capital stock from October 1, 2001 to January 9, 2002 as follows:

      (i) cancellation of 970,378 escrow shares;
     (ii) issuance of 13,500,000 common shares at $0.10 per share for total proceeds of $1,350,000;
    (iii) issuance of 3,233,346 common shares and 646,668 share purchase warrants to acquire approximately an additional 14% from then existing minority stockholders in the Chalk Group;
     (iv) issuance of 362,202 common shares in settlement of debts of the Chalk Group; and
      (v) issuance of 332,222 common shares to directors and employees in settlement of unpaid salary and bonus commitments.

    Shares issued for transactions (a)(iv) and (a)(v), above, have been valued based on the market price of Sideware's common stock as at the settlement date.

    (b) Issuance by KnowledgeMax of its capital stock from October 1, 2001 to January 9, 2002 (and the proposed issuances up to the closing of the merger) as follows:

      (i) issuance of capital stock upon exercise of share options for cash of $26,500;
     (ii) issuance of capital stock for settlement of unpaid compensation of $162,120;
    (iii) issuance of capital stock for cash of $250,000;
     (iv) issuance of capital stock for cash of $75,379, on conversion of notes payable aggregating $455,997, and for settlement of accrued liabilities of $79,191; and
      (v) issuance of capital stock for settlement of the $200,000 principal under its line of credit and for termination of a warrant agreement.

    (c) The sale of Chalk Group by Sideware for proceeds of $2,000,000 and the related disposition of Chalk Group's assets, liabilities, revenues and expenses.

    (d) The continuation of Sideware into Delaware and the acquisition of Sideware and related elimination of Sideware's share capital and deficit (note 3).

3.  PRO FORMA MERGER:

    Under the proposed merger, KnowledgeMax will become a wholly-owned subsidiary of Sideware through the exchange of all of KnowledgeMax's issued and outstanding capital stock for that number of Sideware common shares that result at closing in the former shareholders of KnowledgeMax owing in excess of 50% of the issued and outstanding common shares of Sideware. The merger agreement contains a formula for calculating the conversion ratio, which depends on the number of outstanding shares and the option and warrant positions of each company at the time of closing.

    As this proposed transaction will result in the former shareholders of KnowledgeMax owning greater than 50% of the merged entity, the acquisition has been accounted for as an acquisition by KnowledgeMax of the net assets of Sideware.

    The fair value of the deemed consideration has been estimated based on the fair value of the net assets of Sideware at the date of the pro forma consolidated balance sheet and includes estimated cash acquisition costs of $200,000. The total consideration allocated to assets and liabilities acquired, based on estimated fair values as at September 30, 2001, adjusted for the pro forma disposition of the Chalk Group, is as follows:

    -----------------------------------------------------------------
    Cash                                              $     3,350,000
    Accounts and other receivables                             30,066
    Prepaid expenses                                          107,268
    Deposit on lease                                          120,439
    Property and equipment, net                               299,143
    Accounts payable, accrued liabilities and due
      to related party                                       (544,778)
    -----------------------------------------------------------------
    Total net assets acquired                         $     3,362,138
    -----------------------------------------------------------------
    Consideration paid:
      Fair value of equity instruments issued         $     2,708,937
      Fair value of Sideware options and warrants
        outstanding, deemed issued                            453,201
    Acquisition costs                                         200,000
    -----------------------------------------------------------------
                                                      $     3,362,138
    -----------------------------------------------------------------

4.  CAPITAL STOCK:

    Authorized (on consummation of the merger):

      300,000,000 common stock with a par value of $0.001 per share 50,000,000 preferred stock with a par value of $0.001 per share

    Common stock issued and outstanding:

    -----------------------------------------------------------------
                                              Number
                                           of shares           Amount
    -----------------------------------------------------------------
    Sideware balance as at September
      30, 2001                            69,057,343   $       69,057

    Escrow shares cancelled                 (970,378)            (970)
    Shares issued in private placement
      for cash                            13,500,000           13,500
    Shares issued to acquire position
      of minority shareholders
      in Chalk Group                       3,233,346            3,234
    Shares issued for settlement of
      Chalk Group debt                       362,202              362
    Shares issued for settlement of
      unpaid salaries                        332,222              332
    -----------------------------------------------------------------

    Sideware balance prior to merger      85,514,735           85,515

    Shares issued on merger               93,051,165           93,051
    -----------------------------------------------------------------
    Pro forma balance as at September
      30, 2001                           178,565,900   $      178,566
    -----------------------------------------------------------------

    The amounts assigned to common stock issued has been retroactively restated to reflect the par value per share of common stock that will be authorized on completion of the pro forma transactions.

    The pro forma weighted average number of shares of common stock outstanding has been calculated by applying the conversion ratio to the effective weighted average number of KnowledgeMax shares outstanding during the pro forma periods presented.


            SIDEWARE STOCKHOLDERS' MEETING

    DATE, TIME, AND PLACE OF THE SIDEWARE MEETING

This joint proxy statement - prospectus is furnished in connection with the solicitation of proxies by the board of directors of Sideware to be voted at the Extraordinary General Meeting of the stockholders of Sideware, which will be held at 1:00 p.m. (local time) on March 20, 2002 at the Ritz-Carlton Hotel, Tysons Corner,
1700 Tysons Boulevard, McLean VA 22102, for the purposes set forth in the accompanying Notice of Annual General Meeting.

VOTING RIGHTS; RECORD DATE; OUTSTANDING SHARES

The close of business on February 8, 2002 has been fixed by the Sideware board of directors as the record date for determination of the Sideware stockholders entitled to notice of, and to vote at, the Sideware meeting. On the record date, Sideware had outstanding
85,514,735 shares of common stock, which were held of record by 448 stockholders. Each stockholder of record at the close of business on the record date is entitled to one vote for each share of Sideware stock held on the record date.

PURPOSES OF THE SIDEWARE MEETING

The purposes of the Sideware meeting are:

1. To consider and, if thought fit, to pass special resolutions approving and adopting the Agreement and Plan of Merger and Reorganization dated December 7, 2001 between Sideware
Systems Inc., KnowledgeMax Inc., and KM Acquisition Corp.;

2. To consider and, if thought fit, to pass special resolutions approving the continuation of Sideware to the State of Delaware, as a corporation under the Delaware General Corporation
Law;

3. To consider and, if thought fit, to pass special resolutions increasing the authorized capital of Sideware to 300,000,000 common shares without par value;

4. To consider and, if thought fit, to pass resolutions approving an amendment to the certificate of incorporation of Sideware Systems Inc. to change the corporate name to "KnowledgeMax, Inc.";

5. To consider and, if thought fit, to pass a resolution approving the Sideware 2002 Equity Incentive Plan; and

6. To transact such other business as may be brought before the meeting or any adjournment or postponement of the meeting.

VOTES REQUIRED FOR APPROVAL

The proposed resolutions to:

-  approve the merger agreement;
-  continue Sideware as a Delaware corporation; and
-  increase the authorized capital of Sideware;

are special resolutions under the Yukon Business Corporations
Act. Special resolutions must be passed by a majority of at least two-thirds of the votes cast.

The proposal to change the corporate name of Sideware to "KnowledgeMax, Inc." will require Sideware to file an amendment to its certificate of incorporation under the General Corporation Law of Delaware. Under Delaware law, that proposal must be approved by the holders of a majority of the outstanding shares of Sideware.

The proposed resolution to approve the Sideware 2002 Equity Incentive Plan is an ordinary resolution, which must be passed by a simple majority of the votes cast. However, under regulations of the Toronto Stock Exchange, shares owned beneficially by insiders of Sideware who might be granted awards under the plan cannot be counted on this resolution. To the knowledge of management of Sideware there are approximately 9.3 million shares, representing approximately 11% of the outstanding voting shares, which will not be counted in the voting in respect of the Sideware 2002 Equity Incentive Plan.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the accompanying instrument of proxy are directors or officers of Sideware. A STOCKHOLDER HAS THE RIGHT TO APPOINT A DIFFERENT PERSON TO ACT ON HIS BEHALF AT THE SIDEWARE MEETING. TO EXERCISE THIS RIGHT, A STOCKHOLDER SHOULD STRIKE OUT THE NAMES OF THE PERSONS NAMED IN THE INSTRUMENT OF PROXY AND INSERT THE NAME OF HIS NOMINEE IN THE BLANK SPACE PROVIDED, OR COMPLETE ANOTHER INSTRUMENT OF PROXY.

THE PROXY CARD MUST BE DATED AND SIGNED, AND THE COMPLETED PROXY CARD MUST BE DEPOSITED AT SIDEWARE'S TRANSFER AGENT, COMPUTERSHARE INVESTOR SERVICES, INC., 4TH FLOOR, 510 BURRARD STREET, VANCOUVER, BRITISH COLUMBIA, V6C 3B9, AT LEAST 48 HOURS BEFORE THE TIME OF THE SIDEWARE MEETING OR ANY ADJOURNMENT THEREOF, EXCLUDING SATURDAYS, SUNDAYS AND HOLIDAYS.

The proxy card must be signed by the stockholder or by his duly authorized attorney. If the stockholder is a corporation, the instrument of proxy must be signed in the full corporate name by the President or other authorized officer. The articles of Sideware confer discretionary authority upon the Chairman of the Sideware meeting to accept proxies which do not strictly conform to the foregoing requirements and certain other requirements set forth in the articles.

A STOCKHOLDER MAY REVOKE A PROXY BY (A) SIGNING A PROXY WITH A
LATER DATE AND DEPOSITING THAT PROXY IN THE MANNER DESCRIBED
ABOVE, (B) DEPOSITING A WRITTEN NOTICE OF REVOCATION, DATED
AND SIGNED (IN THE SAME MANNER AS THE PROXY CARD IS REQUIRED
TO BE EXECUTED), AND EITHER DEPOSITING IT IN THE MANNER DESCRIBED ABOVE OR WITH THE CHAIRMAN OF THE SIDEWARE MEETING ON THE DAY OF THE SIDEWARE MEETING OR ON THE DAY OF ANY ADJOURNMENT THEREOF, (C) REGISTERING WITH THE SCRUTINEER AT THE SIDEWARE MEETING AS A STOCKHOLDER PRESENT IN PERSON, IN WHICH CASE THE PROXY IS AUTOMATICALLY REVOKED, OR (D) IN ANY OTHER MANNER PERMITTED BY
LAW.

VOTING PROCEDURES

Votes cast by proxy or in person at the meeting will be tabulated by representatives of Montreal Trust Company of Canada. A quorum for the Sideware meeting will consist of stockholders, present in person or by proxy, representing 5% of the shares entitled to vote at the Sideware meeting.

EFFECT OF AN ABSTENTION AND BROKER NON-VOTES; VOTING DISCRETION

The proposed resolutions to:

-  adopt the Agreement and Plan of Merger and Reorganization;
-  approve the continuation of Sideware to Delaware;
-  approve the increase in the authorized capital of Sideware;
   and
-  approve the 2002 Sideware Equity Incentive Plan;

will all be governed by the Yukon Business Corporations Act and the present bylaws of Sideware. A stockholder who abstains from voting on any or all of these proposals will be included in the number of stockholders present at the meeting for the purpose of determining the presence of a quorum. However, abstentions will not be counted either in favor of or against any of these proposals. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on a proposal, then the shares covered by such "non-vote" shall be deemed present at the meeting for purposes of determining a quorum, but not for the purposes of calculating the vote with respect to the proposal on which the broker had no authority to vote. Because each of the proposals listed above requires approval by the specified majority of the votes cast, abstentions and broker non-votes with respect to these proposals will have no effect on these proposals.

The proposal to change the corporate name of Sideware to "KnowledgeMax Inc." will require Sideware to file an amended certificate of incorporation. Under the Delaware General Corporation Law, that proposal must be approved the holders of a majority of the outstanding shares of Sideware common stock. Accordingly, abstentions and "non-vote" proxies returned by brokers will have the same effect as votes against this proposal.

The enclosed proxy card confers discretionary authority with respect to amendments or variations, or any other matters which are properly brought before the Sideware meeting. At the time of printing of this joint proxy statement - prospectus, Sideware management is not aware of any proposed amendments, variations, or other matters. However, if any amendments, variations, or other matters are brought before the Sideware meeting, the proxies being solicited will be exercised in accordance with the best judgement of the nominee. If a proposal to adjourn the Sideware meeting is properly presented, proxy holders who have instructions to vote against a particular proposal will not be able to vote in favour of an adjournment to solicit further proxies in favour of that proposal.

THE PROXIES SOLICITED WITH THIS JOINT PROXY STATEMENT -
PROSPECTUS WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS
INDICATED, THIS PROXY WILL BE VOTED FOR EVERY ITEM LISTED IN THE
PROXY CARD.

PERSONS MAKING THE SOLICITATION

THE ENCLOSED INSTRUMENT OF PROXY IS SOLICITED BY MANAGEMENT. Solicitations will be made by mail and possibly supplemented by telephone or other personal contact to be made without special compensation by regular officers and employees of Sideware. Sideware may reimburse stockholders' nominees or agents (including brokers holding shares on behalf of clients) for the cost incurred in obtaining authorization from their principals to execute the instrument of proxy. No solicitation will be made by specifically engaged employees or soliciting agents. The cost of solicitation will be borne by Sideware. None of the directors of Sideware have advised management in writing that they intend to oppose any action intended to be taken by management is set forth in this joint proxy statement - prospectus.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

Stockholders of Sideware at the close of business on February 8, 2002 will be entitled to vote at the Sideware meeting. On February 8, 2002, there were 85,514,735 shares of Sideware common stock outstanding, held by 448 stockholders of record. At a general meeting of Sideware stockholders, on a show of hands, every stockholder present in person shall have one vote and, on a poll, every stockholder shall have one vote for each share of which he is the holder.

The following table sets forth certain information regarding the beneficial ownership of Sideware outstanding common shares as of
February 8, 2002 by:

-  Sideware directors and executive officers; and
- all of the Sideware directors and executive officers as a group.

To the best of the knowledge of Sideware management, no person other than Grant Sutherland is the beneficial owner of more than 5% of the Sideware issued and outstanding common shares. Unless otherwise indicated, the address of each person listed below is c/o Sideware Systems Inc., 7900 Westpark Drive, Suite T300, McLean, VA 22102.




Title of Class       Name of Beneficial Owner     Amount and Nature of    Percent of
                                                  Beneficial Ownership      Class(1)


Common               James Speros,
                     President, CEO               3,051,137(2)            3.5%

Common               Kenneth R. Thornton,
                     Chairman                     2,450,000(3)            2.6%

Common               Grant Sutherland, Director   7,812,276(4)            9.0%

Common               Jay Nussbaum, Director         600,000(5)             *

Common               Jack Kemp, Director            150,000(6)             *

Common               John Shoemaker, Director       150,000(7)             *

Common               Edward White, Director         335,780(8)             *

Common               Peter Kozicki, Director        769,100(9)             *

Common               Rahul Bardhan, Chief
                     Technology Officer          1,448,788(10)            1.7%

Common               Stewart Walchli, CFO,
                     the Chalk Group             1,300,000(11)            1.5%

Common               All Directors and
                     Executive Officers         18,067,081(12)           19.3%


* less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage of the person or group of persons holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.
(2) Includes shares issuable under the following securities:
    - 1,175,000 shares issuable under stock options exercisable within 60 days.
(3) Includes shares issuable under the following securities:
    - 950,000 shares issuable under stock options exercisable within 60 days.
(4) Includes shares issuable under the following securities:
    - 520,000 shares issuable under stock options exercisable within 60 days; and
    - 1,250,000 shares issuable under outstanding share purchase warrants exercisable within 60 days.
(5) Includes shares issuable under the following securities:
    - 600,000 shares issuable under stock options exercisable within 60 days.
    Mr. Nussbaum's address is c/o KPMG Consulting, 1676 International Drive, McLean, VA 22102
(6) Includes shares issuable under the following securities:
    - 150,000 shares issuable under stock options exercisable within 60 days.

    Mr. Kemp's address is c/o Empower America, 1701 Pennsylvania Ave., Washington, DC 20006.
(7) Includes shares issuable under the following securities:
    - 150,000 shares issuable under stock options exercisable within 60 days.
    Mr. Shoemaker's address is c/o Sun Microsystems, 901 San Antonio Road, USCA04-208, Palo Alto, CA 94303-4900.
(8) Includes shares issuable under the following securities:
    - 195,000 shares issuable under stock options exercisable within 60 days.
(9) Includes shares issuable under the following securities:
    - 195,000 shares issuable under stock options exercisable within 60 days.
(10)Includes shares issuable under the following securities:
    - 1,400,000 shares issuable under stock options exercisable within 60 days.
(11)Includes shares issuable under the following securities:
    - 1,300,000 shares issuable under stock options exercisable within 60 days.
(12)Includes shares issuable under the following securities:
    - 6,635,000 shares issuable under stock options exercisable within 60 days; and
    - 1,250,000 shares issuable under outstanding share purchase warrants exercisable within 60 days.

DISSENT RIGHTS

Section 193 of the Yukon Business Corporations Act gives dissent rights to Sideware stockholders who oppose either:

-  the continuation of Sideware to the State of Delaware; or
-  the merger of Sideware and KnowledgeMax.

A stockholder may dissent only with respect to shares registered in his name. A dissenting stockholder who complies with section 193 of the Yukon Business Corporations Act can require Sideware to purchase his shares at fair market value. Fair market value is determined as of the last business day preceding the adoption of the resolution from which the stockholder dissents.

To exercise the right of dissent, a stockholder must send
Sideware, at the following address, written notice of objection to one or both of the resolutions referred to above.


   Sideware Systems Inc.
   7900 Westpark Drive, Suite T300
   McLean, VA 22102

   Attention:  James L. Speros

The notice must be sent prior to the Sideware meeting. A vote against a resolution does not constitute notice of dissent, for purposes of section 193 of the Yukon Business Corporations Act. The Yukon Business Corporations Act does not specify whether a failure to vote against a resolution prevents a stockholder from dissenting with respect to that resolution. If the issue arises in any dispute with a dissenting stockholder, Sideware intends to take the position that a failure to vote against a resolution does prevent a stockholder from exercising dissent rights.

Following delivery of a notice of objection, either Sideware or any dissenting stockholder may apply to the Supreme Court of the Yukon Territory to fix the fair value of the shares of the dissenting stockholder. If a court application is brought Sideware must, unless the court otherwise orders, send every dissenting stockholder a written offer to pay a price which the directors consider to be the fair value of the Sideware shares. The same offer must be sent to each dissenting stockholder:

- at least ten days before the hearing date for the application, if the application is brought by Sideware; or
- within ten days after Sideware is served with notice of the court application, if the application is brought by a dissenting stockholder.

Every offer made to dissenting stockholders must be on the same terms, and must be accompanied by a statement showing how the fair value was determined.

On the hearing of a court application, the court will make an order fixing the fair value of the shares of the dissenting stockholders, giving judgment against Sideware for that amount in favor of the dissenting stockholders, and fixing a time within which Sideware must pay that amount. Any time before the court makes an order fixing the value of the shares, a dissenting stockholder may make an agreement with Sideware for purchase of the dissenting stockholder's shares.

A dissenting stockholder ceases to have any rights as a stockholder, other than the right to be paid fair value for his shares, on the earlier of:

- the action approved by the resolution, from which the stockholder dissents, becoming effective;
- the making of an agreement between Sideware and the dissenting stockholder for payment for the shares; or
- the pronouncement of a court order fixing the fair value of the shares.

Until one of these events occurs, a dissenting stockholder may withdraw his dissent, or the corporation may rescind the resolution to which objection was taken.

Under subsection 193(20) of the Yukon Business Corporations Act,
Sideware cannot make a payment to a dissenting stockholder if there are reasonable grounds for believing that:

- Sideware is, or would after the payment be, unable to pay its liabilities as they become due; or
- the net realizable value of Sideware's assets would thereby be less than the aggregate of Sideware's liabilities.

If either of these conditions applies Sideware must, within ten days of either:

- the pronouncement of a court order fixing the value of a dissenting stockholder's shares; or
- making any agreement to pay for a dissenting stockholder's shares;

notify each dissenting stockholder that it is unable lawfully to pay dissenting stockholders for their shares. Within 30 days of receiving that notice, a dissenting stockholder may give written notice to Sideware withdrawing the notice of objection, in which case the dissenting stockholder is reinstated to the full rights of a Sideware stockholder. If the notice of objection is not withdrawn, the dissenting stockholder has the status of a claimant against Sideware, to be paid as soon as Sideware is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors, but in priority to stockholders.

THE FOREGOING SUMMARY IS NOT MEANT TO PROVIDE A COMPREHENSIVE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY A DISSENTING STOCKHOLDER AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF
SECTION 193 OF THE YUKON BUSINESS CORPORATIONS ACT, A COPY OF WHICH IS ATTACHED AS APPENDIX E TO THIS JOINT PROXY STATEMENT - PROSPECTUS. FAILURE TO COMPLY WITH SECTION 193 OF THE YUKON BUSINESS CORPORATIONS ACT MAY RESULT IN THE LOSS OF ALL OF A STOCKHOLDER'S DISSENT RIGHTS. ACCORDINGLY, STOCKHOLDERS WHO DESIRE TO EXERCISE DISSENT RIGHTS SHOULD SEEK QUALIFIED PROFESSIONAL LEGAL ADVICE, AND SHOULD CAREFULLY CONSIDER AND COMPLY WITH THE PROVISIONS OF SECTION 193 OF THE YUKON BUSINESS CORPORATIONS ACT.


    PROPOSAL FOR CONTINUATION OF SIDEWARE TO DELAWARE

To complete the merger, Sideware must continue to the State of Delaware, under the General Corporation Law of Delaware. Under the corporate law of the Yukon Territory, Sideware's present corporate jurisdiction, continuation of Sideware to a different jurisdiction must be authorized by a special resolution of stockholders, which requires approval by at least two-thirds of the votes cast. Accordingly, Sideware management will put forward special resolutions authorizing continuation of Sideware corporate jurisdiction to Delaware.

Continuation to Delaware will result in Sideware being a Delaware corporation for all purposes, including taxation. All rights of creditors against Sideware's property, rights, and assets, and all liens on Sideware's property, rights, and assets, are unimpaired by the continuation. All debts, contracts, liabilities and duties of Sideware from then on attach to Sideware as continued to Delaware, and remain enforceable against Sideware.

Continuation to Delaware will involve filing a certificate of domestication and a certificate of incorporation with the Secretary of State of Delaware. In addition, Sideware will have to adopt bylaws under the General Corporation Law of the State of Delaware. Copies of the proposed certificate of incorporation and bylaws are attached to this joint prospectus - proxy statement as Appendices C and D.

If Sideware becomes a Delaware corporation, the existing common shares in Sideware, which do not have a par value, will be converted to shares of common stock with a par value of $0.001 per share.


If the merger does not proceed, Sideware management may determine that a continuation to Delaware is not in Sideware's best interests. Accordingly, the resolutions authorizing continuation to Delaware also authorize the directors of Sideware to rescind those resolutions, and to abandon the continuation to Delaware.

STOCKHOLDER RIGHTS

Following continuation to Delaware, the rights of Sideware stockholders will be governed by the certificate of incorporation and bylaws which Sideware adopts, and by the General Corporation Law of the State of Delaware. Rights of stockholders under the Delaware General Corporation Law differ from those given to stockholders under the Yukon Business Corporations Act. In addition, the provisions of the proposed certificate of incorporation and bylaws of Sideware differ from those in Sideware's present constating documents. Information on the principal differences is given under "COMPARISON OF STOCKHOLDER RIGHTS".

DISSENT RIGHTS

The resolution to approve continuation to Delaware gives rise to dissent rights under the Yukon Business Corporations Act.
Information on those dissent rights is given under "SIDEWARE
STOCKHOLDERS' MEETING - Dissent rights ".

TAX CONSEQUENCES OF CONTINUATION

The continuation to Delaware will also have income tax consequences for Sideware and its stockholders. Information on those income tax consequences is given under "MATERIAL TAX
CONSEQUENCES OF THE TRANSACTIONS".

PROPOSED RESOLUTIONS

The text of the resolutions to be put forward is as follows.

"BE IT RESOLVED as special resolutions that:

1. The filing of a certificate of domestication and a certificate of incorporation pursuant to the General Corporation
Law of the State of Delaware, continuing Sideware as if it had been incorporated thereunder, is authorized and approved.

2. The conversion of all of the issued and outstanding common shares without par value in the capital of Sideware to common shares with a par value $0.001 per share is authorized and approved.

3. The certificate of incorporation and bylaws presented to the stockholders are approved and adopted for purposes of the General Corporation Law of the State of Delaware.

4. Notwithstanding that the foregoing resolutions have been duly passed by the stockholders of Sideware, the directors of Sideware be and are hereby authorized and empowered to abandon Sideware's application for continuance under the Delaware General Corporation Law and to rescind all or any one of these resolutions at any time prior to their being acted upon without further approval of the stockholders of Sideware.

5. Any director or officer of Sideware be and is hereby authorized and empowered, acting for, and in the name of and on behalf of the name of Sideware, to execute or cause to be executed, under the seal of Sideware or otherwise, and to deliver or caused to be delivered, such other documents and instruments, and to do or cause to be done, such other acts and things, as in the opinion of such one director or officer of Sideware may be necessary or desirable in order to carry out the intent of the foregoing resolutions."

THE SIDEWARE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SIDEWARE STOCKHOLDERS APPROVE THE CONTINUATION OF SIDEWARE TO
DELAWARE.

   PROPOSAL FOR INCREASE IN AUTHORIZED CAPITAL OF SIDEWARE

The present authorized capital of Sideware is 198,978,997 common shares without par value. As at February 8, 2002, 85,514,735 shares are issued and outstanding. In addition, approximately 19 million shares are reserved for issuance under stock options and share purchase warrants.

If the merger with KnowledgeMax and continuation to Delaware do not proceed, Sideware management may wish to enter into other merger or acquisition transactions. To complete transactions of this nature, Sideware may be required to issue additional shares, beyond the number currently authorized. Accordingly, Sideware management will put forward the following resolutions to increase the authorized capital of Sideware to 300,000,000 common shares.

The proposed resolutions to increase the authorized capital of Sideware will only be of importance if the continuation to Delaware does not proceed. The reason is that the proposed certificate of incorporation for Sideware, which Sideware will file if it continues to Delaware, already provides for an increase in authorized capital.

An increase in the authorized capital of Sideware may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of Sideware. For instance, the additional authorized shares could be privately placed with purchasers who would cooperate with Sideware management in opposing an attempt by third parties to gain control of Sideware. Although Sideware management does not currently anticipate issuing shares for this kind of purpose, Sideware management reserves the right to do so in a manner consistent with the fiduciary duties of corporate directors.

PROPOSED RESOLUTIONS

The text of the proposed resolutions is as follows:

"BE IT RESOLVED as special resolutions that:

1. The authorized capital of Sideware Systems Inc. be increased from 198,978,997 common shares without par value to 300,000,000 common shares without par value, and the Articles of Continuation of Sideware Systems Inc. be amended accordingly.

2. The Board of Directors of Sideware Systems Inc. is authorized to file any and all amendments to the Articles of Continuation and any other constating documents of Sideware
Systems Inc. to give effect to the increase in authorized capital as set out in 1, above."

The additional common shares to be authorized by this special resolution will be the same in all material respects, including voting rights, entitlement to dividends, and priority of payment on liquidation, as the existing common shares.

THE SIDEWARE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SIDEWARE STOCKHOLDERS APPROVE THE PROPOSED INCREASE IN AUTHORIZED
CAPITAL.


           PROPOSAL FOR SIDEWARE NAME CHANGE

The merger agreement provides that Sideware will change its corporate name to "KnowledgeMax, Inc." following the merger. To change its corporate name, Sideware will have to file an amendment to its certificate of incorporation under the General Corporation Law of Delaware. Accordingly, the voting requirements for this proposal are governed by the Delaware General Corporation Law, which requires that the amendment be approved by holders of at least 50% of the outstanding shares of Sideware common stock on the Sideware record date. If approved by stockholders, Sideware will only file the amendment if the merger is completed.

PROPOSED RESOLUTIONS

The text of the proposed resolutions is as follows:

"BE IT RESOLVED that:

1. An amendment to the certificate of incorporation of Sideware, to change the corporate name of Sideware Systems Inc.
to "KnowledgeMax, Inc.", is approved.

2. The Board of Directors of Sideware Systems Inc. is authorized to file an amended certificate of incorporation, at such time as it considers appropriate, changing the corporate name of Sideware Systems Inc. to "KnowledgeMax, Inc."

THE SIDEWARE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SIDEWARE STOCKHOLDERS APPROVE THE PROPOSED AMENDMENT TO THE
CERTIFICATE OF INCORPORATION, TO CHANGE THE CORPORATE NAME OF
SIDEWARE TO "KNOWLEDGEMAX, INC."

         PROPOSAL FOR APPROVAL OF THE SIDEWARE
              2002 EQUITY INCENTIVE PLAN

In connection with the merger, the Board of Directors of Sideware has adopted the company's 2002 Equity Incentive Plan (the "2002 Plan"), subject to stockholder approval. There are 10,000,000 shares of common stock reserved for issuance under the 2002 Plan.

Stockholders are requested in this proposal to approve the 2002
Plan.

FEATURES OF THE PLAN

The essential features of the 2002 Plan are outlined below:

   GENERAL

The 2002 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock bonuses and restricted stock purchase awards (collectively "awards"). Incentive stock options granted under the 2002 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the 2002 Plan are not intended to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of awards.
To date, Sideware has not granted any awards under the 2002 Plan.

   PURPOSE

The Board adopted the 2002 Plan to provide a means by which employees, directors and consultants of Sideware and its affiliates may be given an opportunity to purchase stock in Sideware, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions, and to provide incentives for such persons to exert maximum efforts for the success of Sideware and its affiliates. Following the merger, all of the employees, directors and consultants of Sideware and its affiliates will be eligible to participate in the 2002 Plan.

   ADMINISTRATION

The Board administers the 2002 Plan. Subject to the provisions of the 2002 Plan, the Board has the power to construe and interpret the 2002 Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of Common Stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration, and other terms of the award.

The Board has the power, which it has not yet exercised, to delegate administration of the 2002 Plan to a committee composed of not fewer than two members of the Board. In the discretion of the Board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As used herein with respect to the 2002 Plan, the "Board" refers to any committee the Board appoints as well as to the Board itself.

The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be "outside directors." The 2002 Plan provides that, in the Board's discretion, directors serving on the committee may be

"outside directors" within the meaning of Section 162(m).
This limitation would exclude from the committee directors who are (i) current employees of Sideware or an affiliate,
(ii) former employees of Sideware or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension 2002 Plan), (iii) current and former officers of Sideware or an affiliate, (iv) directors currently receiving direct or indirect remuneration from Sideware or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise not considered an "outside director" for purposes of Section 162(m).

   STOCK SUBJECT TO THE 2002 PLAN

Subject to this Proposal, an aggregate of 10,000,000 shares of common stock is reserved for issuance under the 2002 Plan. If awards granted under the 2002 Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such awards again become available for issuance under the 2002 Plan. If Sideware reacquires unvested stock issued under the 2002 Plan, the reacquired stock will again become available for reissuance under the 2002 Plan.

   ELIGIBILITY

Incentive stock options may be granted under the 2002 Plan only to employees (including officers) of Sideware and its affiliates. Employees (including officers), directors, and consultants of both Sideware and its affiliates are eligible to receive all other types of awards under the 2002 Plan.

No incentive stock option may be granted under the 2002 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Sideware or any affiliate of Sideware, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 2002 Plan and all other such plans of Sideware and its affiliates) may not exceed $100,000.

The 2002 Plan also provides that, for so long as Sideware's common stock is listed for trading on the Toronto Stock Exchange, the exercise price of a nonstatutory stock option shall be not less than the fair market value of the common stock subject to the option on the date the option is granted.

No employee may be granted options under the 2002 Plan exercisable for more than five million (5,000,000) shares of common stock during any calendar year (the "Section 162(m)
Limitation").

TERMS OF OPTIONS

The following is a description of the permissible terms of options under the 2002 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

   EXERCISE PRICE; PAYMENT

The exercise price of incentive stock
options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 85% of the fair market value of the stock on the date of grant and, in some cases (see "Eligibility" above), may not be less than 100% of such fair market value. If options were granted to covered executives with exercise prices below fair market value, deductions for compensation attributable to the exercise of such options could be limited by
Section 162(m) of the Code.  See "Federal Income Tax
Information."

The exercise price of options granted under the 2002 Plan must be paid either in cash at the time the option is exercised or at the discretion of the Board, (i) by delivery of other Common Stock of Sideware, (ii) pursuant to a deferred payment arrangement or
(iii) in any other form of legal consideration acceptable to the Board. For so long as Sideware shares continue to trade on the Toronto Stock Exchange, the exercise prices for options granted under the 2002 Plan will not be less than the market price for Sideware stock, as determined in accordance with the regulations of the Toronto Stock Exchange.

   REPRICING

In the event of a decline in the value of Sideware's
Common Stock, the Board has the authority to offer participants the opportunity to replace outstanding higher priced options with new lower priced options. To the extent required by
Section 162(m) of the Code, a repriced option is deemed to be canceled and a new option granted. Both the option deemed to be canceled and the new option deemed to be granted will be counted against the Section 162(m) Limitation.

   OPTION EXERCISE

Options granted under the 2002 Plan may vest in cumulative increments as determined by the Board. The Board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the 2002 Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows Sideware to repurchase unvested shares, generally at their exercise price, should the participant's service terminate before vesting. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing Sideware to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned Common Stock of Sideware or by a combination of these means.

   TERM

The maximum term of options under the 2002 Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the 2002 Plan generally terminate three months after termination of the participant's service unless (i) such termination is due to the participant's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the participant dies before the participant's service has terminated, or within three months after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant's death) within 18 months of the participant's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant's death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

The option term generally is not extended in the event that exercise of the option within these periods is prohibited. However, a participant's option agreement may provide that if the exercise of the option following the termination of the participant's service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act of 1933, as amended (the "Securities Act"), then the option will terminate on the earlier of (i) the expiration of the term of the option or (ii) three months after the termination of the participant's service during which the exercise of the option would not be in violation of such registration requirements.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

   PAYMENT

The Board determines the purchase price under a restricted stock purchase agreement but the purchase price may not be less than 85% of the fair market value of Sideware's common stock on the date of purchase. The Board may award stock bonuses in consideration of past services without a purchase payment. The purchase price of stock acquired pursuant to a restricted stock purchase agreement under the 2002 Plan must be paid either in cash at the time of purchase or at the discretion of the Board, (i) by delivery of other common stock of Sideware,
(ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

   VESTING

Shares of stock sold or awarded under the 2002 Plan may, but need not be, subject to a repurchase option in favor of Sideware in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock purchase agreement under the 2002 Plan.

ADDITIONAL TERMS OF AWARDS

   RESTRICTIONS ON TRANSFER

The participant may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an incentive stock option. The Board may grant nonstatutory stock options that are transferable to the extent provided in the stock option agreement. Shares subject to repurchase by Sideware under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board deems appropriate.

   ADJUSTMENT PROVISIONS

Transactions not involving receipt of consideration by Sideware, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the type(s), class(es) and number of shares of Common Stock subject to the 2002 Plan and outstanding awards. In that event, the 2002 Plan will be appropriately adjusted as to the type(s), class(es) and the maximum number of shares of Common Stock subject to the 2002 Plan and the
Section 162(m) Limitation, and outstanding awards will be adjusted as to the type(s), class(es), number of shares and price per share of common stock subject to such awards.

   EFFECT OF CERTAIN CORPORATE TRANSACTIONS AND CHANGE IN
   CONTROL EVENTS

In the event of (i) the sale or other disposition of all or substantially all of the outstanding securities of Sideware, (ii) the sale or other disposition of at least ninety percent (90%) of the outstanding securities of the company, or (iii) certain specified types of merger, consolidation or similar transactions (collectively, "corporate transaction"), any surviving or acquiring corporation may continue or assume awards outstanding under the 2002 Plan or may substitute similar awards. If any surviving or acquiring corporation does not assume such awards or to substitute similar awards, then with respect to awards held by participants whose service with Sideware or an affiliate has not terminated as of the effective date of the corporate transaction, the vesting of such awards (and, if applicable, the time during which such awards may be exercised) will be accelerated in full and the awards will terminate if not exercised (if applicable) at or prior to such effective date.

The 2002 Plan provides that an award held by any participant whose continuous service has not terminated prior to the effective time of a change in control of the company may be subject to accelerated vesting and exercisability upon or after such event as may be provided in the stock award or any other written agreement between the participant and the company.
The acceleration of an award in the event of a corporate transaction or change in control event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of Sideware.

   DURATION, AMENDMENT, AND TERMINATION

The Board may suspend or terminate the 2002 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 2002 Plan will terminate on January 3, 2012.

The Board may also amend the 2002 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of Sideware within 12 months before or after its adoption by the Board to the extent such approval is necessary to satisfy the requirements of Section 422 of the Code. The Board may submit any other amendment to the 2002 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

FEDERAL INCOME TAX INFORMATION

   INCENTIVE STOCK OPTIONS

Incentive stock options under the 2002
Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

There generally are no federal income tax consequences to the participant or Sideware by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant's alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the participant held the stock for more than one year.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the participant's actual gain, if any, on the purchase and sale. The participant's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, Sideware will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

   NONSTATUTORY STOCK OPTIONS, RESTRICTED STOCK PURCHASE AWARDS,
   AND STOCK BONUSES

Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the 2002 Plan generally have the following federal income tax consequences.

There are no tax consequences to the participant or Sideware by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock's fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, Sideware is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Sideware will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

   POTENTIAL LIMITATIONS ON COMPANY DEDUCTIONS

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from Sideware, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of "outside directors" and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

Awards to purchase restricted stock and stock bonus awards will qualify as performance-based compensation under the Treasury Regulations only if (i) the award is granted by a compensation committee comprised solely of "outside directors," (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount -- or formula used to calculate the amount -- payable upon attainment of the performance goal).

OTHER OPTIONS OUTSTANDING

In addition to options which may be granted under the 2002 Plan, the following Sideware stock option and plans are outstanding, or will be outstanding on completion of the merger.

- Sideware has reserved a total of 13,667,778 shares for issuance under its 2000 Stock Option Plan and its 2001
   Stock Option Plan. At the date of this joint proxy statement - prospectus, options to purchase approximately
   11 million shares are outstanding under the 2000 and 2001
   Plans.
- Options to purchase approximately 2 million shares are outstanding from individual option grants which preceded the adoption of the 2000 Stock Option Plan and the 2001 Stock Option Plan.
- KnowledgeMax has outstanding options to purchase 631,000 shares of KnowledgeMax common stock, which will convert to options to purchase approximately 15.4 million shares of Sideware common stock following the merger.

These options include the following options held by persons who are expected to serve as directors or executive officers of Sideware following the merger.

Optionee                 Number of       Exercise        Expiry
                          Shares          Price           Date

E. Linwood Pearce(1)     3,675,000       $0.041         06/13/10

James Speros               250,000      C$0.36          07/06/03
                           125,000      C$2.33          06/17/04
                           500,000       $1.00          01/18/06
                           300,000       $0.24          12/05/06

Kenneth R. Thornton        150,000       $1.00          03/07/06
                           500,000       $0.35          06/27/06
                           300,000       $0.24          12/05/06

Donna Lynn(1)            1,715,000       $0.041         06/13/10

Jay Nussbaum               200,000      $11.08          01/21/05
                           200,000       $5.10          04/20/05
                            50,000       $1.00          01/18/06
                           150,000       $1.00          02/09/06

Jack Kemp                  150,000      $1.00           01/18/06

John Shoemaker             150,000      $1.00           01/18/06

Alan Sultan(1)           1,347,500      $0.041          06/13/10

Richard Luebkemann(1)      575,350      $0.041          06/13/10

Rahul Bardhan            1,000,000      $2.25           08/30/05
                           500,000       $1.00          01/18/06
                           300,000       $0.24          12/05/06

(1) Denotes KnowledgeMax options converted to Sideware options at an estimated conversion ratio of 24.35 Sideware shares for each KnowledgeMax share.

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

DISINTERESTED STOCKHOLDER APPROVAL

Pursuant to regulations of the Toronto Stock Exchange, the 2002 Plan requires disinterested shareholder approval. The approval requires the affirmative vote of more than 50% of the eligible votes cast. Votes attaching to shares owned beneficially by insiders to whom options may be awarded under the Sideware 2002 Equity Incentive Plan and their associates will be excluded. To the knowledge of management of Sideware there are approximately
9.3 million shares, representing approximately 11% of the voting shares of Sideware, which will not be counted in the voting in respect of the Sideware 2002 Equity Incentive Plan.

PROPOSED RESOLUTIONS

The text of the proposed resolution is as follows:

"BE IT RESOLVED that the 2002 Equity Incentive Plan of Sideware, presented for consideration at the Extraordinary General Meeting of Sideware held March 20, 2002, be approved subject to Sideware completing the intended merger with KnowledgeMax, Inc."

THE SIDEWARE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SIDEWARE STOCKHOLDERS APPROVE THE PROPOSED 2002 EQUITY INCENTIVE
PLAN, SUBJECT TO THE COMPLETION OF THE PROPOSED MERGER WITH
KNOWLEDGEMAX, INC.


          KNOWLEDGEMAX STOCKHOLDERS' MEETING

DATE, TIME AND PLACE OF KNOWLEDGEMAX MEETING

This joint proxy statement - prospectus is furnished to KnowledgeMax stockholders in connection with the solicitation of proxies by the Board of Directors of KnowledgeMax to be voted at KnowledgeMax's special meeting of stockholders (the "KnowledgeMax Special Meeting"), or at any adjournment thereof. The
KnowledgeMax Special Meeting is to be held on March 20, 2002 at 3:00 p.m., local time. The KnowledgeMax Special Meeting will be held at the Ritz-Carlton Hotel, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia. KnowledgeMax's telephone number is (703) 893-1800.

These proxy materials are being mailed on or about Feburary 13, 2002 to all KnowledgeMax stockholders entitled to vote at the KnowledgeMax Special Meeting.

VOTING RIGHTS; RECORD DATE; OUTSTANDING SHARES

The close of business on February 8, 2002 has been fixed by the KnowledgeMax board of directors as the record date for determination of the KnowledgeMax stockholders entitled to notice of, and to vote at, the KnowledgeMax Special Meeting. On the record date, KnowledgeMax had outstanding 2,155,367 shares of common stock, which were held of record by 25 stockholders, 328,610 shares of Series A Preferred Stock, which were held of record by eight stockholders and 950,745 shares of Series B Preferred Stock, which were held of record by 30 stockholders. Holders of common stock, Series A Preferred Stock and Series B Preferred Stock are entitle to vote together as a single class with respect to the proposals at the KnowledgeMax Special Meeting. Each stockholder of record at the close of business on the record date is entitled to one vote for each share of KnowledgeMax stock held on the record date.

PURPOSES OF THE KNOWLEDGEMAX SPECIAL MEETING

The purposes of the KnowledgeMax Special Meeting are:

1. for the holders of Common Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, voting together as a class, to consider and vote upon a proposal (the "KnowledgeMax Merger Proposal") to: (1) approve and adopt the merger agreement and (2) approve the merger of KnowledgeMax with KM Acquisition Corp., whereby holders of KnowledgeMax stock will receive for each share of KnowledgeMax stock held, a number of shares of Sideware common stock-based on the formula described under "THE
   MERGER - Consideration to be received in the merger" and in the merger agreement attached to this joint proxy statement - prospectus as Appendix A;
2. for the holders of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, voting together as a class, to consider and vote upon a proposal (the "KnowledgeMax Conversion Proposal") to convert all outstanding

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

   shares of KnowledgeMax preferred stock into shares of common stock immediately prior to the effective time of the merger; and
3. to transact such other business as may properly come before the KnowledgeMax Special Meeting or any adjournment or postponement thereof.

VOTE REQUIRED; KNOWLEDGEMAX VOTING AGREEMENTS

Approval of the KnowledgeMax Merger Proposal requires the affirmative vote of holders of at least a majority of the shares of KnowledgeMax stock entitled to vote at the KnowledgeMax Special Meeting. Each stockholder of record at the close of business on the record date is entitled to one vote for per share, exercisable in person or by properly executed proxy, on the KnowledgeMax Merger Proposal.

Approval of the KnowledgeMax Conversion Proposal requires the affirmative vote of holders of at least a majority of the shares of KnowledgeMax Series A Preferred Stock and Series B Preferred Stock, voting together as a class. Each preferred stockholder of record at the close of business on the record date is entitled to one vote for per share, exercisable in person or by properly executed proxy, on the KnowledgeMax Conversion Proposal.

Certain directors, executive officers and large stockholders of KnowledgeMax, owning an aggregate of approximately 66.8% of the outstanding shares of KnowledgeMax stock and 52.7% of the outstanding shares of KnowledgeMax preferred stock as of the record date, have executed voting agreements with KnowledgeMax pursuant to which they each agreed to vote all of their shares of KnowledgeMax stock in favor of the KnowledgeMax Merger Proposal and the KnowledgeMax Conversion Proposal. Therefore, the approval of each of the KnowledgeMax Merger Proposal and KnowledgeMax Conversion Proposal is guaranteed.

QUORUM; ABSTENTIONS

The presence in person, or by proxy duly authorized, of the holders of a majority of the outstanding voting shares of KnowledgeMax stock will constitute a quorum for the purpose of approving the KnowledgeMax Merger Proposal. The presence in person, or by proxy duly authorized, of the holders of a majority of the outstanding voting shares of KnowledgeMax preferred stock will constitute a quorum for the purpose of approving the KnowledgeMax Conversion Proposal. Abstentions will be counted as present in determining whether a quorum is present for each proposal. Abstentions will have the same effect as a vote against the KnowledgeMax Merger Proposal and the KnowledgeMax Conversion Proposal.

SOLICITATION OF PROXIES; EXPENSES

This solicitation of proxies is being made by the KnowledgeMax board of directors and the expenses associated with this solicitation will be borne by KnowledgeMax. In addition to soliciting proxies by mail, KnowledgeMax's directors, officers and employees may, without additional compensation, solicit proxies by telephone, fax, e-mail, telegram or in person.

KnowledgeMax stockholders should not send stock certificates with their proxy cards. A transmittal form with instructions concerning the surrender of KnowledgeMax stock will be delivered to KnowledgeMax stockholders promptly after completion of the merger.

VOTING OF PROXIES

The KnowledgeMax proxy card accompanying this joint proxy statement - prospectus is solicited on behalf of the KnowledgeMax board of directors for use at the KnowledgeMax Special
Meeting. KnowledgeMax stockholders should complete, date and sign the KnowledgeMax proxy card and promptly return it in the enclosed envelope or otherwise deliver it to KnowledgeMax. All shares represented by properly executed proxy cares received in time for the KnowledgeMax Special Meeting and that are not revoked will be voted at the KnowledgeMax Special Meeting in the manner specified by the holders. Properly executed proxy cards that do not contain voting instructions with respect to approval of one or more proposals will be voted "FOR" the approval of each proposal for which no instruction is indicated.

KnowledgeMax's Board of Directors does not know of any matter that is not referred to in this joint proxy statement - prospectus to be presented for action at the KnowledgeMax Special Meeting.
If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the KnowledgeMax Special Meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the KnowledgeMax Merger Proposal or the KnowledgeMax Conversion Proposal will be voted in favor of any motion for adjournment or postponement for the purpose of soliciting additional proxies with respect to such proposal.

REVOCATION OF PROXIES

A KnowledgeMax stockholder may revoke his or her proxy at any time before it is exercised by:

- delivering a written notice to the Secretary of KnowledgeMax by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;
- signing and delivering a proxy relating to the same shares and bearing a later date than the original proxy at any time prior to the vote at the KnowledgeMax Special Meeting;
- attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

BENEFICIAL OWNERSHIP OF KNOWLEDGEMAX

The following table sets forth certain information regarding the beneficial ownership of KnowledgeMax stock as of February 8, 2002 by:

-  each KnowledgeMax director;
-  each KnowledgeMax executive officer;
- the KnowledgeMax directors and executive officers as a group; and
- each person or group who beneficially owns more than 5% of KnowledgeMax capital stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to the best of KnowledgeMax's knowledge, all persons named in the table below have sole voting and investment power with respect to their shares of stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, the address of each person listed below is c/o KnowledgeMax, Inc., 7900 Westpark Drive, Suite T300, McLean, Virginia, 22102.

		Common and Preferred Stock


                                   Shares
Name and address                 Beneficially      Percent (2)
                                  Owned (1)

Edwin Grosvenor                    671,244            19.5%
E. Linwood Pearce (3)              354,328            10.3%
Entities associated with
Steve Walker &
Associates (4)                     301,683             8.8%
Donna Lynn (5)                     268,467             7.7%
Alan Sultan (6)                    216,075             6.2%
Baker & Taylor (7)                 193,022             5.6%
Washington Capital
Partners/Joe Boivin (8)            169,319             4.9%
Richard Luebkemann (9)             143,702             4.2%
Edward H. Gross(10)                      0              *

All executive officers
and directors as a group (11)    1,823,134            50.9%
___________
* less than 1%

(1) Includes, where applicable, shares of common stock, Series
    A Convertible Preferred Stock, Series B Convertible Preferred Stock and shares of common stock issuable upon exercise of stock options exercisable within sixty days of February 8, 2002. The company's preferred stock votes together with the common stock as a single class on substantially all matters.

(2) Calculated based on total outstanding shares of common stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and shares of common stock issuable upon exercise of stock options held by the stockholder that are exercisable within sixty days of February 8, 2002.
(3) Includes 39,774 shares of Series B Convertible Preferred
    Stock held jointly with Mr. Pearce's wife, Mary Pearce. Excludes 150,000 shares of common stock underlying an option which will vest upon the closing of the merger.
(4) Consists entirely of preferred stock held by Steve Walker & Associates and its affiliate Walker Investment Fund I, LLC. The address of both these entities is 3060 Washington Road, Glenwood, MD 21738.
(5) Includes 70,000 shares of common stock issuable upon the exercise of currently exercisable options. Also includes 2,525 shares held by Ms. Lynn's spouse, Joe Lynn, of which Ms. Lynn disclaims beneficial ownership.
(6) Includes 55,000 shares of common stock issuable upon exercise of currently exercisable options.
(7) Consists of 158,553 shares of common stock and 34,489 shares of Series B Convertible Preferred Stock held by Baker & Taylor. Excludes an estimated 333,619 shares of KnowledgeMax common stock issuable to Baker & Taylor immediately prior to the closing of the merger pursuant to the terms of a letter agreement between KnowledgeMax and Baker & Taylor. Also excludes 2000 shares of Series B convertible Preferred Stock issuable to Baker & Taylor on April 1, 2001 if the merger has not yet closed and up to 4040 shares of Series B convertible Preferred Stock issuable in 2002 in satisfaction of interest on a line of credit. The address of Baker & Taylor is 2709 Water Ridge Parkway, Charlotte, NC 28217.
(8) Consists entirely of Series B Convertible Preferred Stock held by Washington Capital Partners. The address of Washington Capital Partners is 1020 19th Street, NW, Suite 400, Washington, DC 20036. Mr. Boivin is a managing director of Washington Capital Partners and disclaims beneficial ownership of all shares held by Washington Capital Partners, except to the extent of his pecuniary interest in such shares.
(9) Includes 23,500 shares of common stock issuable upon the exercise of currently exercisable options and 23,569 shares of common stock held by a company owned by Mr. Luebkemann.
(10)Mr. Gross' address is c/o Baker & Taylor, 2709 WaterRidge Parkway, Charlotte, NC 28217.
(11)Includes 148,500 shares of common stock issuable upon the exercise of currently exercisable options held by executive officers and directors.

APPRAISAL RIGHTS

The Delaware General Corporation Law grants appraisal rights in the merger to the holders of KnowledgeMax common stock, Series A Preferred Stock and Series B Preferred Stock. If KnowledgeMax stockholders do not wish to accept Sideware stock in the merger, they have the right under Delaware law to have the fair value of their KnowledgeMax shares determined by the Delaware Chancery Court. Fair value takes into account all relevant factors but excludes any appreciation or depreciation in anticipation of the merger. This right to appraisal is subject to a number of restrictions and technical requirements.

Section 262 of the Delaware General Corporation Law sets forth the required procedure a stockholder requesting appraisal must follow. Following these procedures to perfect appraisal rights can be complicated. The procedural rules are specific and must be followed completely. Failure to comply with the procedure set forth in Section 262 may cause a termination of appraisal rights. KnowledgeMax is providing only a summary of appraisal rights and the procedure. The following information is qualified in its entirety by the provisions of Section 262, a copy of which is attached as Appendix F to this joint proxy statement - prospectus. KnowledgeMax stockholders wishing to exercise their appraisal rights are encouraged to review Section 262 carefully for the complete procedure. KnowledgeMax will not give stockholders any notice other than as described in this joint proxy statement - prospectus and as required by the Delaware General Corporation Law.

   APPRAISAL RIGHTS PROCEDURES

KnowledgeMax stockholders who wish to exercise their appraisal rights must satisfy the provisions of Section 262 of the Delaware
General Corporation Law.  Section 262 requires the following:

Written Demand for Appraisal. Stockholders must deliver a written demand for appraisal to KnowledgeMax before the vote on the merger agreement and the merger is taken at the KnowledgeMax Special Meeting. This written demand for appraisal must be provided to KnowledgeMax separately from the proxy. In other words, a vote against the KnowledgeMax Merger Proposal will not alone constitute a valid demand for appraisal. Additionally, this written demand must reasonably inform KnowledgeMax of the stockholder's identity and intention to demand the appraisal of his or her shares of KnowledgeMax stock.

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A written demand for appraisal of KnowledgeMax stock is effective only if it is signed by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must be signed as the stockholder's name appears on his or her stock certificate(s). Stockholders who are the beneficial owners of KnowledgeMax stock, but not the stockholder of record, must have the stockholder of record sign a demand for appraisal.

Stockholders who own KnowledgeMax stock in a fiduciary capacity, such as a trustee, guardian or custodian, must disclose the fact that they are signing the demand for appraisal in that capacity.

Stockholders who own KnowledgeMax stock with one or more other persons, such as in a joint tenancy or tenancy in common, must all sign, or have signed for them, the demand for appraisal.

An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose the identity of the stockholder of record and the fact that the agent is signing the demand as that stockholder's agent.

KnowledgeMax stockholders who elect to exercise appraisal rights should mail or deliver a written demand to:

   KnowledgeMax, Inc.
   7900 Westpark Drive, Suite T300
   McLean, VA, 22102
   Attention: Secretary

It is important that KnowledgeMax receive all written demands for appraisal before the vote is taken at the KnowledgeMax Special Meeting. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of that stockholder's shares.

Refrain from Voting for Approval of the Merger. KnowledgeMax stockholders wishing to exercise their appraisal rights must not vote for approval of the KnowledgeMax Merger Proposal. Stockholders who vote, by proxy or in person, in favor of the KnowledgeMax Merger Proposal will terminate their right to appraisal. They will also terminate their right to appraisal if they return a signed proxy and (1) fail to vote against approval of the KnowledgeMax Merger Proposal or (2) fail to note that they are abstaining from voting. In these cases, appraisal rights will be terminated even if a stockholder has previously filed a written demand for appraisal.

Continuously Hold KnowledgeMax Shares. KnowledgeMax stockholders wishing to assert appraisal rights must continuously hold their shares of KnowledgeMax stock, from the date they make the demand for appraisal through the effective date of the merger. Stockholders who are the record holder of KnowledgeMax stock on the date the written demand for appraisal is made but thereafter transfer the shares prior to the effective date of the merger will lose any right to appraisal in respect of those shares. You should read the paragraphs below for more details on making a demand for appraisal.

Failure to comply with any of these conditions prior to the time that the merger becomes effective will cut off a stockholder's appraisal rights and such stockholder will only be entitled to receive the merger consideration provided in the merger agreement.

Written Notice. Within ten days after the effective date of the merger, KnowledgeMax must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262.

Petition with the Chancery Court. Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the conditions of Section 262, may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of stock held by all of the stockholders who are entitled to appraisal rights. A KnowledgeMax stockholder who intends to exercise rights of appraisal should file such a petition in the chancery court. KnowledgeMax has no intention at this time to file such a petition. Because KnowledgeMax has no obligation to file such a petition, stockholders who do not file such a petition within 120 days after the effective date of the merger will lose their rights of appraisal.

Withdrawal of Demand. Stockholders who change their minds and decide they no longer want appraisal rights may withdraw their demands for appraisal rights at any time within 60 days after the effective date of the merger. They may also

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withdraw their demand for appraisal rights after 60 days after the effective date of the merger, but only with the written consent of KnowledgeMax. Stockholders who effectively withdraw their demands for appraisal rights will receive the merger consideration provided in the merger agreement.

Request for Appraisal Rights Statement. Stockholders who have complied with the conditions of Section 262 are entitled to receive a statement from KnowledgeMax. This statement will set forth the number of shares that have demanded appraisal rights, and the number of stockholders who own those shares. In order to receive this statement, a stockholder must send a written request to KnowledgeMax within 120 days after the effective date of the merger. After the merger, KnowledgeMax has 10 days after receiving a request to mail this statement.

Chancery Court Procedures. After a stockholder properly files a petition for appraisal in the chancery court and delivers a copy to KnowledgeMax, KnowledgeMax will then have 20 days to provide the chancery court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with KnowledgeMax as to the value of their shares. The chancery court will then send notice to all of the stockholders who have demanded appraisal rights. If the chancery court thinks it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal rights under that section. The chancery court may also require stockholders to submit their stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. Stockholders who fail to follow the chancery court's directions may be dismissed from the proceeding.

Appraisal of Shares. After the chancery court determines which stockholders are entitled to appraisal rights, the chancery court will appraise the shares of stock. To determine the fair value of the shares, the chancery court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the chancery court determines the fair value of the shares, it will direct KnowledgeMax to pay that value to the stockholders who are entitled to appraisal rights. The chancery court can also direct KnowledgeMax to pay interest, simple or compound, on that value if the chancery court determines that the payment of interest is appropriate. In order to receive the fair value of their shares, stockholders must then surrender their KnowledgeMax stock certificates to KnowledgeMax.

THE CHANCERY COURT COULD DETERMINE THAT THE FAIR VALUE OF THE SHARES OF KNOWLEDGEMAX STOCK IS MORE THAN, THE SAME AS, OR LESS THAN THE MERGER CONSIDERATION. IN OTHER WORDS, STOCKHOLDERS WHO DEMAND APPRAISAL RIGHTS COULD RECEIVE LESS CONSIDERATION THAN THEY WOULD UNDER THE MERGER AGREEMENT.

Costs and Expenses of Appraisal Proceeding. The costs and expenses of the appraisal proceeding may be assessed against KnowledgeMax and the stockholders participating in the appraisal proceeding, as the chancery court deems equitable under the circumstances. Stockholders can request that the chancery court determine the amount of interest, if any, KnowledgeMax should pay on the value of stock owned by stockholders entitled to the payment of interest. Stockholders may also request that the chancery court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

Loss of Stockholder's Rights. Stockholders who demand appraisal rights, from and after the effective date of the merger, will not be entitled to:

- vote the shares of KnowledgeMax stock, for any purpose, for which they have demanded appraisal rights;

- receive payment of dividends or any other distribution with respect to such shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

- receive the payment of the consideration provided for in the merger agreement (unless they properly withdraw their demand for appraisal).

If no petition for an appraisal is filed within 120 days after the effective date of the merger, a stockholder's right to an appraisal will cease. Stockholders may withdraw their demand for appraisal and accept the merger consideration by delivering to KnowledgeMax a written withdrawal of their demand, except that
(1) any attempt to withdraw a demand for appraisal made more than 60 days after the effective date of the merger will require the written approval of KnowledgeMax, and (2) an appraisal proceeding in the chancery court cannot be dismissed unless the chancery court approves such dismissal.

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Relevant sections of the General Corporation Law of the State of
Delaware are attached as Appendix F to this joint proxy statement
- prospectus.

FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES DESCRIBED ABOVE WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. CONSEQUENTLY, KNOWLEDGEMAX STOCKHOLDERS WHO WISH TO EXERCISE THEIR APPRAISAL RIGHTS, ARE STRONGLY URGED TO CONSULT WITH THEIR LEGAL ADVISORS BEFORE ATTEMPTING TO EXERCISE APPRAISAL RIGHTS.


  PROPOSAL TO APPROVE THE CONVERSION OF ALL OUTSTANDING
     KNOWLEDGEMAX PREFERRED STOCK INTO COMMON STOCK

KnowledgeMax currently has outstanding 328,610 shares of Series A Convertible Preferred Stock and 950,745 shares of Series B Convertible Preferred Stock, and expects to issue prior to closing up to an additional 52,414 shares of Series B Convertible Preferred Stock (collectively, the "Preferred Stock"). KnowledgeMax's certificate of incorporation provides that the outstanding shares of Preferred Stock may be converted into common stock upon the affirmative vote of a majority of the outstanding shares of Preferred Stock. The certificate of incorporation does not provide for automatic conversion of the Preferred Stock into common stock upon a merger.

Conversion of all of the outstanding Preferred Stock into common stock prior to the merger is a condition of the merger under the merger agreement. Therefore the KnowledgeMax board of directors is proposing that the KnowledgeMax preferred stockholders vote to convert all of the outstanding shares of Preferred Stock into common stock, with such conversion to be contingent upon the closing of the merger (the "KnowledgeMax Conversion Proposal"). If the KnowledgeMax Conversion Proposal is adopted, each share of Preferred Stock will convert into one share of common stock immediately prior to the effective time of the merger. The Preferred Stock would only convert into shares of common stock if the merger closes. Therefore, implementation of this resolution will be dependent on the merger closing.

To effect the conversion, the holders of a majority of the outstanding shares of Preferred Stock, voting together as a class, must affirmatively approve the KnowledgeMax Conversion Proposal. Currently, the holders of more than 50% of the outstanding shares of Preferred
Stock have executed voting agreements under which they have agreed to vote for the KnowledgeMax Conversion Proposal.
Therefore, this proposal will most likely be adopted at the KnowledgeMax Special Meeting.

THE KNOWLEDGEMAX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
HOLDERS OF KNOWLEDGEMAX PREFERRED STOCK APPROVE THE KNOWLEDGEMAX
CONVERSION PROPOSAL AT THE KNOWLEDGEMAX SPECIAL MEETING.


             COMPARISON OF STOCKHOLDER RIGHTS

SIDEWARE STOCKHOLDERS

At present, the rights of Sideware stockholders are governed by the Yukon Business Corporations Act, and by the articles of incorporation and bylaws that Sideware has adopted under that act. Following continuation to Delaware and the merger, the rights of Sideware stockholders will be governed by the Delaware General Corporation Law, and by the certificate of incorporation and bylaws that Sideware adopts under that act. The following discussion summarizes material differences between the rights the Sideware stockholders will have before and after the continuation to Delaware and merger with KnowledgeMax. This discussion does not contain a complete description of the differences, and is qualified in its entirety by reference to Delaware law and Yukon law, the present articles and bylaws of Sideware, and the proposed new certificate of incorporation and bylaws of Sideware.

   AUTHORIZED CAPITAL

The authorized capital of Sideware currently consists of 198,978,997 common shares without par value.

The authorized capital for Sideware following the merger and continuation, as set out in the proposed certificate of incorporation for Sideware, will be:

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

- 300,000,000 shares of common stock with par value $0.001 per share; and
- 50,000,000 shares of preferred stock with par value $0.001 per share.

Holders of Sideware common stock are entitled to receive notice of, attend, and vote at all Sideware stockholder meetings.
Common stock carries one vote per share. The holders of the common stock are entitled to receive dividends if, as and when declared by the Sideware board of directors. Shares of common stock carry no pre-emptive rights, conversion rights, redemption provisions, or sinking fund provisions. These rights will not be changed by the merger or continuation.

Following the merger, Sideware's board of directors will be authorized, without further stockholder approval, to issue up to an aggregate of 50,000,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices, pre-emptive rights and liquidation preferences. The issuance of preferred stock could:

- adversely affect the voting power of holders of common stock; and
- adversely affect the likelihood that the holders of common stock will receive dividend payments and payments upon liquidation.

The ability to issue "blank check" preferred stock of this nature may also be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of Sideware. For instance, Sideware management could issue preferred stock with preferential voting rights to purchasers who would cooperate with Sideware management in opposing an attempt by third parties to gain control of Sideware. Although Sideware management does not currently anticipate issuing preferred stock for this kind of purpose, Sideware management reserves the right to do so.

Under the Yukon statute, all shares must be issued as fully paid and non-assessable, without liability to further calls or to assessment. All outstanding shares of Sideware common stock are fully paid and non-assessable. The Delaware statute will permit Sideware to issue partly paid stock.

   DIVIDENDS

Under both the Yukon and Delaware statutes, the payment of dividends is determined by the board of directors from time to time, subject to any special rights that may be attached to a class of shares. Sideware does not presently expect that any such special rights or restrictions will be attached to any of its shares.

Under the Yukon statute, a record date for determining the stockholders entitled to receive a dividend may be fixed by the board of directors not more than 50 days before payment. The Delaware statute does not contain specific provisions for establishing a record date. The proposed Delaware bylaws provide that the directors may fix a record date for the payment of dividends which is not more than sixty before the payment date, and not later than the date of the resolution fixing the record date. If no record date is fixed by the board of directors, the record date is the close of business on the day on which the board of directors adopts a resolution for the payment of a dividend.

   MEETINGS OF STOCKHOLDERS

The Yukon statute specifies that general meetings may be held either inside or outside the Yukon, as may be specified in the corporate articles. The current articles of Sideware allow the board of directors to fix the place of a meeting. The Delaware statute provides that stockholders' meetings must be held, either within or without Delaware, at a location designated by or in the manner provided in the bylaws, or if not so designated, at the registered office of the company in Delaware. The proposed Delaware bylaws specify that the board of directors may fix the place of a meeting.

Annual general meetings of a company under the Yukon statute must be held not more than 15 months after the last annual general meeting. Under the Delaware statute, an annual meeting must be held at the time designated in the bylaws. If the meeting is not held within 30 days of the designated date, or within 13 months of the most recent annual meeting if no date is designated, the Delaware Court of Chancery can order that a meeting be held on application by any shareholder or director. Subject to the requirements of the Delaware statute, the proposed Delaware bylaws leave the location and time for stockholder meetings to the discretion of the directors.

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

Under both the Yukon and Delaware statutes, every stockholder entitled to vote at a meeting of stockholders has, upon a ballot being required, one vote for each share held by the stockholder, unless the articles or bylaws of Sideware otherwise provide. In addition, every stockholder entitled to vote at a meeting may appoint a proxy holder, who need not be a stockholder of Sideware, to attend and act at the meeting on his behalf.

Under the Yukon statute, unless the bylaws of Sideware state otherwise or unless a proxy holder has conflicting instructions from more than one stockholder, a proxy holder may vote on a show of hands. The Delaware statute provides that all elections of directors shall be by ballot unless the certificate of incorporation provides otherwise. The proposed certificate of incorporation for Sideware permits voting by a show of hands in the election of directors.

Under the current bylaws of Sideware as a Yukon corporation, stockholders representing 5% of the issued and outstanding voting shares constitute a quorum. Under the proposed Delaware bylaws, stockholders representing 50% of the shares entitled to vote will represent a quorum.

   REQUISITION OF MEETINGS

Under the Yukon statute, the board of directors may convene a special general meeting at any time. Under the Delaware statute, special meetings of stockholders may be called by the board of directors, or by such person or persons as may be authorized by the certificate of incorporation or the bylaws. The proposed Delaware bylaws provide that a special meeting of stockholders may be called by the Chairman or Chief Executive Officer of Sideware, or by a majority of the board of directors.

Under the Yukon statute, stockholders of Sideware holding not less than 5% of the issued voting shares of Sideware may give notice to the directors requiring them to call and hold a stockholders' meeting. Neither the Delaware statute nor the proposed Delaware bylaws contains provisions for requisition of meetings by stockholders.

   ELECTION OF DIRECTORS

Under the Yukon statute, Sideware must have a minimum of three directors. Under the Delaware statute, the number of directors shall be fixed by, or in the manner provided in, the certificate of incorporation and bylaws, with a minimum number of one. The merger agreement and proposed certificate of incorporation for Sideware provide that Sideware will have 11 directors. Under the Yukon statute, at least two of the directors must not be officers or employees of Sideware or its affiliates. There is no similar requirement in the Delaware statute.

Under the Yukon statute, the articles of incorporation of a company may provide for a director's term to last longer than the period of time between successive annual general meetings, provided that the term does not exceed the third annual general meeting of the stockholders of the company following the director's election.

The proposed Delaware certificate of incorporation contains the following provisions governing the constitution of the Sideware board after the merger.

-  Sideware will have a staggered board of directors.
   Directors on the Sideware board will be divided into three classes. Directors in the first class will serve initially until the next annual meeting of Sideware stockholders. Directors in the second and third classes will serve, respectively, until the second and third annual meetings of stockholders following the merger. Following their initial terms, each director or his replacement will be elected for a three year term. The effect of the staggered board will be that only one third of the board seats are up for election at any annual meeting.
- Upon completion of the merger, Sideware will have 11 directors, of whom five will be current Sideware directors and six will be current KnowledgeMax directors. There will be two KnowledgeMax directors in each class, and two directors from Sideware in classes one and two, with only one director from Sideware in class three.

The provisions in the Sideware certificate of incorporation for a staggered board may be viewed as having an anti-takeover effect, as it would take a dissident stockholder submitting his own director nominees at least two annual meetings to elect a majority of the board of directors. This provision could thus have the effect of discouraging a proposal to acquire or otherwise obtain control of Sideware.

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

Where provided in the certificate of incorporation, the Delaware statute permits cumulative voting for directors. The proposed certificate of incorporation for Sideware does not provide for cumulative voting. Both Yukon law and the proposed Delaware bylaws provide that directors are elected by a plurality of votes cast.

   BOARD COMMITTEES

The Yukon statute requires Sideware to have an audit committee composed of not less than three directors, a majority of whom are not officers or employees of Sideware or any of its affiliates. The Delaware statute permits the establishment of one or more board committees, but does not require any. The proposed Delaware bylaws permit the board to establish an executive committee or any other committee the board considers appropriate. Each committee can consist of one or more directors.

   STOCKHOLDER NOMINATIONS FOR DIRECTOR

Under the Yukon statute, a stockholder is permitted to submit a stockholder proposal for the nomination of a director not more than 90 days before the anniversary date of the previous annual meeting of the stockholders. The proposal must be signed by registered holders of at least 5% of the shares entitled to vote at the meeting. The Delaware statute does not contain specific provisions for advance publication of meetings for the election of directors, or for stockholder nominations. The proposed Delaware bylaws provide that stockholders may submit nominations for the board of directors not less than 90 days nor more than 120 days prior to the anniversary date of the last annual meeting, although these time periods are adjusted if an annual meeting is scheduled to occur more than 30 days prior to the anniversary date of the last annual meeting. At the time of submitting a nomination, a stockholder must also deliver proxy cards to stockholders owning shares sufficient, in the reasonable estimation of the stockholder, to elect the nominated director.

   DIRECTOR QUALIFICATIONS

Neither the Yukon statute nor the Delaware statute has any residency requirements for directors of Sideware.

Under the Yukon statute the minimum age for a corporate director is nineteen years. Other conditions disqualifying persons from being a director under the Yukon statute include being an undischarged bankrupt and mental infirmity. The Delaware statute does not specify qualifications which directors must meet, and none are included in the proposed certificate of incorporation or bylaws.

   REMOVAL OF DIRECTORS BETWEEN ANNUAL GENERAL MEETINGS

Under the Yukon statute, subject to any cumulative voting provisions in the corporate articles, the stockholders of a company may remove a director from office between annual general meetings by ordinary resolution, which requires a simple majority of the votes cast at a meeting held for that purpose.

Under the Delaware statute, unless the certificate of incorporation provides otherwise, directors elected in classes can only be removed for cause by the holders of a majority of the voting shares. The proposed certificate of incorporation for Sideware provides that directors can only be removed for cause, and only by the holders of at least two-thirds of the outstanding shares entitled to vote. The proposed certificate of incorporation does not provide for any other or additional means for stockholders to remove a director.

   RIGHTS OF DISSENTING STOCKHOLDERS

The Yukon statute contains provision for the stockholders of a company to dissent from certain proposed stockholder resolutions.
The principal examples are:

- continuing the company to another incorporating jurisdiction;
- a proposed sale of all or substantially all of the company's undertaking;
- a proposed amendment to the company's articles to change or remove any restriction on the business or businesses that the company may carry on;
- a proposed amalgamation of the company with another company or companies;

- a proposed amendment to the corporate articles to add, change or remove any provisions restricting the issue or transfer of shares; and
- a proposed amendment to the rights, privileges, restrictions or conditions attached to a class or series of shares.

A stockholder who is entitled to dissent, and who validly exercises that right of dissent, can require the company to purchase his shares at fair market value. Fair market value is determined as of the close of business on the last business day before the day on which the resolution entitling the stockholder to dissent was passed. If the company and the dissenting stockholder are unable to agree on fair market value, the value can be determined in court proceedings.

The Delaware statute contains appraisal rights which apply, in some cases, in the event of a proposed merger or consolidation.
The appraisal rights are available if stockholders are required to accept for their shares anything other than:

-  shares of a surviving corporation;
- shares of another corporation which are listed on a national securities exchange or quoted on an interdealer quotation system designated as a national market system by the NASD;
   or
-  cash.

If these conditions are not met, the appraisal rights will still be available if the shares of Sideware, at the time of the transaction, are either:

- not listed for trading on a national securities exchange or quoted on a interdealer quotation system designated as a national market system by the NASD; or
-  not held of record by more than 2,000 holders.

   STOCKHOLDER PROPOSALS

The Yukon statute provides that a stockholder may give a corporation notice of any matter which he proposes to raise at a stockholders' meeting. If the corporation solicits proxies, it must include the proposal in its proxy statement along with a statement of the stockholder, not more than 200 words in length, relating to the proposal.

The Delaware statute does not contain provisions dealing with stockholder proposals. The proposed Delaware bylaws provide that stockholders may submit proposals for business to be transacted at an annual stockholders' meeting not less than 90 days nor more than 120 days prior to the anniversary date of the last annual stockholders' meeting, although these time periods are adjusted if an annual meeting is scheduled to occur more than 30 days prior to the anniversary date of the last annual meeting. When submitting a proposal, the stockholder must have delivered a proxy statement and a proxy card to stockholders owning at least the number of voting shares required to carry the stockholders' proposal.

   AMENDMENTS TO CONSTATING DOCUMENTS

The articles of a Yukon corporation can only be amended by a special resolution of the stockholders requiring an affirmative vote of two-thirds of the votes cast. The bylaws can be amended by a resolution of the directors. However, the amendment must subsequently be placed before the shareholders at the next meeting of the shareholders and confirmed, rejected or amended by the shareholders by an ordinary resolution.

Under the Delaware statute, amendments to the certificate of incorporation must be proposed pursuant to a resolution of the board of directors. The amendment must also be approved by the holders of a majority of the outstanding shares entitled to vote, unless a greater vote requirement is set forth in the certificate of incorporation. An amendment to the certificate of incorporation must also be approved by a majority vote of the holders of a class of shares if the amendment would:

- increase or decrease the aggregate number of shares of the class (unless the certificate of incorporation or any amendment thereto creating the class provides that the number of shares in the class can be increased or decreased without approval of the holders of the shares of the class);
- increase or decrease the par value of the shares of the class; or
- alter or change the powers, preferences, or special rights of the shares of the class.

In addition, any provision of the certificate of incorporation requiring a vote of more than a simple majority of stockholders cannot be amended without a vote of that same number of stockholders.

The proposed new bylaws and certificate of incorporation for Sideware provide that the bylaws can be amended either by a majority of the board of directors or by stockholders owing at least two-thirds of the shares entitled to vote on the election of directors. The certificate of incorporation also provides that provisions of the certificate of incorporation dealing with director liability can only be amended by stockholders owing at least two-thirds of the shares entitled to vote on the election of directors.

   COMPULSORY ACQUISITION OF SHARES

The Yukon statute provides for compulsory acquisition of the remaining issued shares of a company, if the acquiring entity has already acquired at least 90% of the outstanding shares of the of that company. The compulsory acquisition procedure can also be applied to individual classes of shares.

The Delaware statute does not contain any provision for the compulsory acquisition of shares.

   STOCKHOLDER REMEDIES

Under the Yukon statute, a stockholder of Sideware has a right to apply to court on the grounds that the affairs of Sideware are being conducted in a manner that is oppressive or prejudicial to the stockholder. On such an application, the court may make such order as it sees fit, including an order to prohibit any act proposed by Sideware. There is no similar "oppression" remedy under the Delaware statute.

Under the Yukon statute, a stockholder of Sideware may also, with leave of the Court, bring a derivative action on behalf of Sideware to enforce a right, duty or obligation owed to Sideware. The Delaware statute has no requirement for leave of the Court before a derivative suit can be brought, but provides that a derivative suit may only be commenced by a stockholder who was a stockholder at the time of the transaction complained of.

Under the Yukon statute, any stockholder may also apply to the court having jurisdiction for an order directing an investigation be made of the corporation or any of its affiliate corporations.

   LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

Under the Yukon statute and the current bylaws of Sideware, Sideware can indemnify a director in respect of costs incurred in a proceeding if:

- he acted honestly and in good faith with a view to the best interests of the corporation; and
- in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Indemnification is mandatory if the director was substantially successful on the merits in his defense of the action or proceeding, fulfils the conditions set out above, and is fairly and reasonably entitled to indemnity. With court approval, a company may also indemnify a person referred to above in respect of an action by or on behalf of the corporation to procure a judgment in its favor, if the person fulfils the conditions set out above.

The proposed certificate of incorporation provides that Sideware will indemnify its directors to the greatest extent permitted under the Delaware statute. Under the Delaware statue, Sideware can indemnify a director in respect of costs incurred in a proceeding if:

- he acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation; and
- in the case of a criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Indemnification is mandatory if a director has been successful on the merits or otherwise in defense of the proceeding. With approval of the Court of Chancery, a corporation may also indemnify a person referred to above in respect of any

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claim, issue, or matter as to which the person has been adjudged to be liable to the corporation, if in view of all of the circumstances of the case, he is fairly and reasonably entitled to indemnity.

The proposed certificate of incorporation also provides that Sideware directors will be relieved from liability for monetary damages to the greatest extent permitted by the Delaware statute. Under the Delaware statute, a director can be relieved from liability for monetary damages to a corporation for breach of fiduciary duty, other than for :

-  breach of a duty of loyalty;
-  acts or omissions not in good faith;
- liability for unlawful dividends, stock repurchases, or stock redemptions; or
-  receipt of an improper benefit.

Other than the indemnification provisions described above, neither the Yukon statute nor the present constating documents of Sideware contain similar provisions.

KNOWLEDGEMAX STOCKHOLDERS

At present, the rights of KnowledgeMax stockholders are governed by the Delaware General Corporation Law, KnowledgeMax's Amended and Restated Certificate of Incorporation and its bylaws. Following the merger, the rights of KnowledgeMax stockholders will continue to be governed by the Delaware General Corporation Law, but the rights will be supplemented by the provisions of Sideware's certificate of incorporation and bylaws. The following discussion summarizes material differences between the current rights and privileges of KnowledgeMax stockholders and the rights and privileges they will have following the merger. This discussion does not contain a complete description of the differences, and is qualified in its entirety by reference to Delaware law, the present certificate of incorporation and bylaws of KnowledgeMax and the proposed new certificate of incorporation and bylaws of Sideware, which are attached to this joint proxy statement - prospectus as Appendices C and D.

   AUTHORIZED CAPITAL

The authorized capital of KnowledgeMax currently consists of 20,000,000 shares of capital stock, 15,000,000 of which is designated "common stock" and 5,000,000 of which is designated "preferred stock." The par value of both the preferred stock and common stock is $0.01 per share. The proposed authorized capital for Sideware following the merger will be:

- 300,000,000 shares of common stock with a par value $0.001 per share; and
- 50,000,000 shares of preferred stock with a par value $0.001 per share.

Following the merger, Sideware's board of directors will be authorized, without further stockholder approval, to issue up to an aggregate of 50,000,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption price or prices, pre-emptive rights and liquidation preferences. The issuance of preferred stock could:

- adversely affect the voting power of holders of common stock;
- adversely affect the likelihood that the holders of common stock will receive dividend payments and payments upon liquidation; and
-  delay, defer or prevent a change in control.

   VOTING

Holders of KnowledgeMax common stock are entitled to receive notice of, attend and vote at all KnowledgeMax stockholder meetings with respect to matters to be voted on by the stockholders of KnowledgeMax generally. Holders of KnowledgeMax preferred stock are entitled to receive notice of, attend and vote at all KnowledgeMax stockholder meetings with respect to matters to be voted on by the preferred stockholders of KnowledgeMax or the stockholders generally. Each share of common stock carries one vote per share. Each share of preferred stock carries with it the number of votes equal to the number of shares of common stock into which such share is convertible (presently one vote per share). With respect to most

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matters, the holders of common stock and preferred stock vote together as a single class. With respect to certain matters specified below, the preferred stock votes as a separate class.
There is no cumulative voting.

Following the merger, holders of Sideware common stock will be entitled to one vote per share. There will be no cumulative voting.

   ACTION WITHOUT MEETING OF STOCKHOLDERS

Holders of KnowledgeMax stock are currently entitled to take action by written consent in lieu of a meeting of stockholders, in accordance with Delaware General Corporation Law. Following the merger, holders of Sideware common stock will not be permitted to take action by written consent in lieu of a meeting of stockholders.

   DIVIDENDS

The holders of the preferred stock are entitled to cumulative cash dividends of 8% per year. Additionally, the holders of preferred stock are entitled to receive this dividend in preference to any dividends to be paid on any class of junior stock, including KnowledgeMax common stock. Furthermore, the preferred stock is entitled to participate equally in any dividends declared and paid on the common stock. Subject to the foregoing provisions, dividends may be declared and paid on the KnowledgeMax stock at such time and in such amounts as the board of directors may determine and the holders of KnowledgeMax stock are entitled to receive dividends if, as and when declared by the KnowledgeMax board of directors.

Following the merger, dividends may be declared and paid on the Sideware common stock at such time and in such amounts as the board of directors may determine and the holders of Sideware stock will be entitled to receive dividends if, as and when declared by the Sideware board of directors.

   PRE-EMPTIVE RIGHTS

The holders of KnowledgeMax preferred stock and certain founding stockholders of KnowledgeMax are presently entitled to certain pre-emptive rights to participate in future sales of KnowledgeMax stock, subject to certain exceptions. Following the merger, Sideware stockholders will not be entitled to any pre-emptive rights.

   ANNUAL MEETINGS OF STOCKHOLDERS

Under Delaware General Corporation Law and KnowledgeMax's bylaws, the meetings of the company's stockholders may be held either inside or outside the state of Delaware, as may be fixed by the board of directors. Annual meetings to elect directors and to conduct such other business as may be properly before the stockholders must be held within thirteen months of the last annual meeting of stockholders. Presence, in person or by proxy duly authorized, of a majority of the shares outstanding and entitled to vote at the meeting shall constitute a quorum. Following the merger, the requirements regarding annual meetings of stockholders will be substantially the same, although at the discretion of the board of directors, Sideware's annual meeting may be held by remote communication.

   ADVANCE NOTICE PROVISIONS

KnowledgeMax's bylaws presently provide, and following the merger, Sideware's bylaws will also provide, that stockholders wishing to bring business before the annual meeting of stockholders must provide the company with timely notice not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year's annual meeting, although these time periods are adjusted if an annual meeting is scheduled to occur more than 30 days prior to the anniversary date of the last annual meeting.

   SPECIAL MEETINGS OF STOCKHOLDERS

Under the Delaware General Corporation Law and KnowledgeMax's bylaws, either the board of directors, the chief executive officer, or the chairman of the board of directors may convene a special
meeting of stockholders at any time.    Following the merger, the
requirements regarding special meetings of Sideware's stockholders will be the same.

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   ELECTION OF DIRECTORS

Under the Delaware General Corporation Law, the number of directors shall be fixed by, or in the manner provided in, the certificate of incorporation and bylaws, with a minimum of one director. KnowledgeMax's certificate of incorporation provides for a board of five directors and that this number may be increased or decreased in accordance with the company's bylaws. KnowledgeMax's bylaws provide that the number of directors shall be as determined from time to time by the board. KnowledgeMax currently has six directors. The merger agreement and the proposed certificate of incorporation for Sideware provide that, following the merger, Sideware will have 11 directors.

The Delaware General Corporation Law permits the establishment of one or more board committees, but does not require any. Following the merger, Sideware's bylaws will permit the board of directors to establish an executive committee or any other committee the board considers appropriate. Each committee can consist of one or more directors.

   CLASSIFICATION OF THE BOARD OF DIRECTORS

Under the Delaware General Corporation Law, a company may, in its bylaws or certificate of incorporation, divide its directors into one, two or three classes, with the terms of each class of directors expiring every three years, in staggered fashion. The effect of the staggered board will be that only one third of the board seats are up for election at any annual meeting. Directors in the first class will serve initially until the next annual meeting of Sideware stockholders. Directors in the second and third classes will serve, respectively, until the second and third annual meetings of stockholders following the merger. Following their initial terms, each director or his replacement will be elected for a three year term. KnowledgeMax does not presently have a staggered board of directors.

The provisions in the Sideware certificate of incorporation for a staggered board may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of Sideware.

   REMOVAL OF DIRECTORS BETWEEN ANNUAL GENERAL MEETINGS

Under KnowledgeMax's bylaws, stockholders may remove any director of the company, with or without cause, by the affirmative vote of a majority of all shares outstanding and entitled to vote. Following the merger, Sideware stockholders will only be permitted to remove directors for cause and such removal must be approved by the holders of 66 2/3% of the shares outstanding and entitled to vote.

   VACANCIES

Vacancies in the board of directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from an increase in the size of the board of directors may be filled by the affirmative vote of a majority of the board of directors, unless the board of directors determines by resolution that such vacancy or newly created directorship shall be filled by the company's stockholders.

   PREFERRED STOCK

KnowledgeMax's certificate of incorporation authorizes the board of directors to provide for the issuance of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof ("blank check preferred stock") without the further approval of the company's stockholders. Following the merger, Sideware's certificate of incorporation will similarly allow for the issuance of blank check preferred stock. The ability to issue blank check preferred stock may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of Sideware.

   AMENDMENTS TO CERTIFICATE OF INCORPORATION

KnowledgeMax's certificate of incorporation may be amended only by resolution of the board of directors and must be approved by a majority of the shares of capital stock outstanding and entitled to vote. In addition, an amendment to the certificate of incorporation must be approved by the holders of any class, or series of a class, of KnowledgeMax's capital

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stock (e.g., KnowledgeMax's Series A Convertible Preferred Stock,
Series B Convertible Preferred Stock or Common Stock), voting separately, that would: (i) increase or decrease the aggregate number of shares of the class or series; (ii) increase or decrease the par value of the shares of the class or series; or (iii) adversely alter or change the powers, preferences, or special rights of the shares of the class or series.

Sideware's certificate of incorporation following the merger will be subject to the same requirements. Following the merger, Sideware will only have outstanding shares of common stock.

   AMENDMENTS TO BYLAWS

KnowledgeMax's bylaws and, following the merger, Sideware's bylaws may be amended either by a majority vote of the company's board of directors or by stockholders owing at least two-thirds of the shares outstanding and entitled to vote on the election of directors.

   LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

The certificates of incorporation of both KnowledgeMax and Sideware following the merger provide that the liability of directors for monetary damages shall be limited to the fullest extent under applicable law. Similarly, the bylaws of both KnowledgeMax and Sideware following the merger provide that the company shall indemnify its directors and officers to the fullest extent under applicable law.


     MATERIAL TAX CONSEQUENCES OF THE TRANSACTIONS

   GENERAL

The following sections summarize material provisions of United States and Canadian federal income tax laws that may affect Sideware, KnowledgeMax, and their respective stockholders. Although this summary discusses the material United States and Canadian federal income tax considerations arising from and relating to the continuation of Sideware as a Delaware corporation and the merger with KnowledgeMax, it does not purport to discuss all of the United States and Canadian tax consequences that may be relevant to the stockholders of either company, nor will it apply to the same extent or in the same way to all stockholders. The summary does not describe the effect of the U.S. federal estate tax laws or the effects of any state, local, or provincial tax law, rule or regulation, nor is any information provided as to the effect of any other U.S. federal or foreign tax law, other than the income tax laws of the United States and Canada to the extent specifically set forth herein.

The tax discussion set forth below is based upon the facts set out in this joint proxy statement - prospectus and upon additional information possessed by the management of Sideware and KnowledgeMax and upon representations of management. The tax discussion is included for general information purposes only. It is not intended to be, nor should it be construed to be, legal or tax advice to any particular stockholder. The following does not address all aspects of taxation that may be relevant to you in light of your individual circumstances and tax situation.

THE STOCKHOLDERS OF SIDEWARE AND KNOWLEDGEMAX ARE STRONGLY ADVISED AND ARE EXPECTED TO CONSULT WITH THEIR OWN LEGAL AND TAX ADVISORS REGARDING THE U.S. AND CANADIAN INCOME TAX CONSEQUENCES OF THE CONTINUATION AND MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This discussion is based on the Internal Revenue Code of 1986, as amended, adopted and proposed regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements, reports of congressional committees, judicial decisions, and current administrative practice, all of which are subject to change, perhaps with retroactive effect. Any such change could alter the
tax consequences discussed below.   The tax consequences set
forth in the following discussion are not binding on the IRS or the courts and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

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As indicated above, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their personal circumstances or to U.S. holders subject to special treatment under the U.S. Internal Revenue Code, including, without limitation, banks, financial institutions, insurance companies, tax-exempt organizations, broker-dealers, S corporations, individual retirement and other deferred accounts, pension or retirement plans, application of the alternative minimum tax rules, holders who received Sideware Canada stock as compensation, persons who hold notes or stock as part of a hedge, conversion, or constructive sale transaction, straddle, or other risk-reduction transaction, persons that have a "functional currency" other than the U.S. dollar, and persons subject to taxation as expatriates. Furthermore, this discussion does not address the tax consequences applicable to holders that are treated as partnerships or other pass-through entities for U.S. federal income tax purposes. This summary also does not address the U.S. federal income tax consequences to a U.S. holder of the ownership, exercise or disposition of any warrants or compensatory options.

For purposes of this discussion, the term "Sideware Canada" refers to Sideware Systems Inc., a Yukon corporation, and the term "Sideware Delaware" refers to Sideware Systems Inc., a Delaware corporation that will succeed to the assets, liabilities, and business of Sideware Canada following the effective date of the continuation.

   CONTINUATION TRANSACTION

This portion of the summary applies to U.S. holders (and certain non-U.S. holders that are otherwise subject to United States income taxation) who own common shares of Sideware Canada as capital assets. U.S. holders include individual citizens or residents of the United States, and corporations (or entities treated as corporations for U.S. federal income tax purposes) and partnerships organized under the laws of the United States, any state thereof or the District of Columbia. Trusts are U.S. holders if they are subject to the primary supervision of a U.S. court and the control of one or more U.S. persons with respect to substantial trust decisions. An estate is a U.S. holder if the income of the estate is subject to U.S. federal income taxation regardless of the source of the income. U.S. holders who own interests in Sideware Canada indirectly through one or more non-U.S. entities or carry on business outside the United States through a permanent establishment or fixed place of business, or U.S. holders who hold an interest in Sideware Canada other than as a common stockholder, should consult with their tax advisors regarding their particular tax consequences.

This summary also describes certain U.S. federal income tax consequences of the continuation transaction to Canadian and other non-U.S. holders who are not otherwise subject to United States income taxation, who are specifically those persons resident outside the United States and who own common shares of Sideware Canada as capital assets.

   U.S. TAX CONSEQUENCES TO SIDEWARE CANADA

The merger agreement requires Sideware to sell some or all of the Chalk Group prior to the completion of the merger. If Sideware sells all or substantially all of the Chalk Group immediately before or after the continuation but before completion of the merger, it will have disposed of all or substantially all of its historic business and will fail to continue a significant portion of its historic business assets in a business following the continuation. In such case, Sideware will fail the "continuity of business enterprise" requirement imposed on continuation transactions under the Treasury Regulations and the continuation will not qualify as a tax-free reorganization under Section 368(a)(1)(F) of the Internal Revenue Code. On the effective date of the continuation, the Delaware continuation of Sideware Canada will be treated as the transfer by Sideware Canada of its assets to Sideware Delaware in exchange for Sideware Delaware stock, in a tax-free transaction described under Internal Revenue Code
Section 351. Sideware Canada then will be deemed to distribute the Sideware Delaware shares received in the initial exchange to its stockholders, in liquidation of Sideware Canada and in cancellation of such stockholders' Sideware Canada stock. Sideware Canada will not recognize gain or loss either on the initial exchange or the distribution of the Sideware Delaware stock to its stockholders. Moreover, Sideware Delaware will not recognize any gain or loss for U.S. federal income tax purposes as a result of the continuation transaction. Note, however, that U.S. holders and certain non-U.S. holders of Sideware Canada shares will be subject to U.S. income taxation on the deemed distribution, as described in the following section.

   U.S. TAX CONSEQUENCES TO U.S. HOLDERS AND CERTAIN NON-U.S.
   HOLDERS OF SIDEWARE COMMON STOCK

As noted in the preceding section, Sideware Canada will be deemed to distribute shares of Sideware Delaware to its stockholders in cancellation of their shares of Sideware Canada on the effective date of the continuation. As a result, the U.S. holders and certain non-U.S. holders of Sideware stock will recognize capital gain or loss on the deemed receipt of the Sideware Delaware stock. The amount of capital gain or loss recognized will equal the difference between the fair market

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value of the Sideware stock held on the effective date of the continuation and the adjusted tax basis in such holder's shares of Sideware stock deemed to be cancelled in the continuation.

A non-U.S. holder of Sideware stock will not be subject to U.S. federal income tax or withholding tax on gain realized on the continuation transaction, unless (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and is attributable to a permanent establishment maintained in the United States by such non-U.S. holder, if an applicable income tax treaty so requires as a condition for such non-U.S. holder to be subject to U.S. taxation on a net income basis in respect of gain from the sale or other disposition of the Sideware stock) or (ii) such holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, and certain other conditions are met. Effectively connected gains realized by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Under current U.S. tax law, the net long-term capital gains (assets held in excess of 12 months) of individuals are subject to a maximum federal income tax rate of 20 percent. Net short-term capital gains are taxed at the marginal tax rates for ordinary income. (For individuals the maximum marginal rate is 38.6% and for corporations the maximum marginal rate is 35%.)

In order to determine the appropriate capital gains tax rate, U.S. holders (and certain non-U.S. holders described above) who are individuals will need to determine the holding period of their Sideware Canada shares (i.e., the period of time that the holder has owned the Sideware Canada shares).

Capital losses are deductible only to the extent of capital gains. However, in the case of taxpayers other than corporations, $3,000 ($1,500 in the case of a married person filing a separate return) of capital losses is deductible against ordinary income annually. In the case of individuals and other non-corporate taxpayers, capital losses that are not currently deductible may be carried forward to other years. In the case of corporations, capital losses that are not currently deductible are carried back to each of the three years preceding the loss year and forward to each of the five years succeeding the loss year.

The adjusted tax basis of a U.S. holder (and certain non-U.S. holders) subject to U.S. federal income tax on the continuation in the shares of Sideware Delaware constructively received in the deemed exchange will equal the fair market value of the shares on the effective date of the continuation. Such holder's holding period in the shares of Sideware Delaware received in the exchange will begin on the date following the effective date of the continuation.

   DISSENTING U.S. HOLDERS

A U.S. holder who dissents from the continuation will generally recognize capital gain (or loss) equal to the amount by which the cash received pursuant to the exercise of dissenters' rights exceeds (or is exceeded by) such holder's adjusted tax basis in the shares surrendered.

   U.S. TAX CONSEQUENCES TO CANADIAN HOLDERS AND CERTAIN
   OTHER NON-U.S. HOLDERS OF SIDEWARE COMMON STOCK

A Canadian holder of Sideware stock and other non-U.S. holders that are not otherwise subject to United States income taxation (as described above) will not be subject to United States federal income tax or reporting requirements on gain recognized as a result of the continuation.

Under U.S. tax law, such holders will receive a U.S. federal income tax adjusted tax basis in the Sideware Delaware shares deemed to be received pursuant to the constructive liquidation of Sideware Canada that equals the fair market value of their shares of Sideware Canada surrendered on the effective date of the continuation. The holding period for the Sideware Delaware shares constructively received by such holders will begin on the date following the effective date of the continuation.

Such holders will not be subject to U.S. income tax on account of cash received on payments made pursuant to the dissent provisions of the continuation.

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   CONTROLLED FOREIGN CORPORATION CONSIDERATIONS

If more than 50% of the total combined voting power, or the total value, of the stock of Sideware Canada is owned (within the meaning of Code Section 958(a)), or is considered as owned by applying the rules of ownership of Code Section 958(b), by United States shareholders on any day during its taxable year, Sideware Canada will be treated as a controlled foreign corporation under Subpart F of the Internal Revenue Code. For this purpose, a "United States shareholder" is a U.S. holder that owns, directly or indirectly, 10% or more of the total combined voting power of all classes of stock entitled to vote of a foreign corporation. Classification as a controlled foreign corporation would have many complex results, including the United States shareholders' required inclusion in income of their pro rata shares of the "Subpart F income" of Sideware Canada, as specifically defined by the Internal Revenue Code. Further, if Sideware Canada is treated as a controlled foreign corporation, United States shareholders may be subject to U.S. income tax on their pro rata shares of any increase in the average amounts of U.S. property held by Sideware Canada.

In addition, under Section 1248 of the Internal Revenue Code, gain from the sale or exchange of shares of Sideware Canada by a holder who is or was a United States shareholder at any time during the five-year period ending with such sale or exchange would be treated as dividend income and taxed at ordinary income rates to the extent of earnings and profits of Sideware Canada attributable to the stock sold or exchanged.

If Sideware Canada is both a passive foreign investment company
(as defined below) and a controlled foreign corporation, Sideware
Canada will not be treated as a passive foreign investment company with respect to the United States shareholders.

Management believes that Sideware Canada is not a controlled foreign corporation.

   PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

Sideware Canada will be classified as a passive foreign investment company for any taxable year during which either 75% or more of its gross income is passive income or the average fair market value of its assets that produce or are held for the production of passive income for such taxable year equals or exceeds 50% of the average value of its total assets for the year. Classification of Sideware Canada as a passive foreign investment company at any time during a particular U.S. holder's holding period may result in a number of unfavorable U.S. income tax consequences including, among other things, recognition of gain on the sale, exchange, disposition, pledge, or hypothecation of Sideware Canada shares, States, taxation of gain on the continuation of Sideware Canada to the United States at rates applicable to ordinary income, and an imposition of an interest charge on taxes apportioned to prior years in the U.S. holder's holding period for his Sideware Canada shares.

Management believes that Sideware Canada is not a passive foreign investment company, nor was it ever a passive foreign investment company in any previous year.

   FOREIGN PERSONAL HOLDING COMPANY CONSIDERATIONS

Sideware Canada will be classified as a foreign personal holding company for U.S. federal income tax purposes if both of the following tests are satisfied: (i) more than 50% of either the total combined voting power of all classes of its voting stock or the total value of its outstanding stock is owned, directly or indirectly (pursuant to the rules of attribution), by five or fewer U.S. holders at any time during Sideware Canada's taxable year, and (ii) Sideware Canada receives at least 60% (in certain cases 50%) of its gross income (regardless of source), as specifically adjusted, from passive sources.

If Sideware Canada were to be classified as a foreign personal holding company, a portion of its "undistributed foreign personal holding company income" (as defined for U.S. federal income tax purposes) would be allocated to each of its U.S. holders on the last day on which Sideware Canada is classified as a foreign personal holding company or the last day of Sideware Canada's taxable year if earlier. This income would be includible in a U.S. holder's gross income as a dividend for U.S. federal income tax purposes.

Management believes that Sideware Canada is not a foreign personal holding company.

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   POST-CONTINUATION U.S. TAXATION OF INCOME, GAINS AND LOSSES

After the continuation/domestication, distributions made by Sideware Delaware to U.S. holders of Sideware Delaware shares will be treated as dividends, taxable to U.S. holders as ordinary income, to the extent such distributions are paid from Sideware Delaware's current or accumulated earnings and profits. To the extent a distribution were to exceed Sideware Delaware's current and accumulated earnings and profits, the excess would be treated first as a tax-free return of the U.S. holder's adjusted tax basis in their Sideware Delaware shares and would reduce the adjusted tax basis by such excess. Any remaining excess (in excess of the U.S. holder's adjusted tax basis) would be treated as capital gain.

A corporate U.S. holder who receives a dividend from Sideware
Delaware will generally be allowed a dividends received deduction from its taxable income.

U.S. holders generally will recognize capital gain or loss on a sale or exchange of their Sideware Delaware shares. A U.S. holder's gain (or loss) will equal the amount by which the holder's amount realized for the shares exceeds (or is exceeded by) such holder's adjusted tax basis in the shares sold or exchanged. The gain or loss recognized by a U.S. holder on a sale of exchange of stock will be long-term capital gain or loss if the stock has been held for more than 12 months. In the case of individuals, long-term capital gains generally are currently taxed at a maximum rate of 20 percent. The deductibility of capital losses is subject to limitations noted above. In the case of corporations, long-term capital gains and ordinary income are taxed at the same maximum federal income tax rate and capital losses are non-deductible in the absence of capital gains.

   POST-CONTINUATION SALE BY CANADIAN HOLDERS OF SIDEWARE
   DELAWARE SHARES

A Canadian holder will not be subject to United States federal income tax on gain recognized on a subsequent sale or other disposition of Sideware Delaware shares, unless the Sideware Delaware shares constitute a United States real property interest at the time of disposition and the Canadian holder is a "5% shareholder." A Canadian holder who beneficially owns or owned more than 5% of the common stock of Sideware Delaware, either at the time of disposition or at any time in the five-year period ending on the disposition date, will be a 5% shareholder. Gain recognized by such a 5% shareholder would be subject to United States tax unless the Canadian 5% shareholder were to establish in a prescribed manner that his or her stock in Sideware Delaware is not a United States real property interest. Specifically, the Canadian 5% shareholder must establish that the fair market value of Sideware Delaware's United States real property interests is and was less than 50% of the fair market value of the sum of all of its trade or business assets, its real properties located outside the United States and its United States real property interests, both at the time of disposition and at any time in the five year period ending on the disposition date.

Management believes that the stock in Sideware Delaware is not nor will it be a U.S. real property interest.

   POST-CONTINUATION DIVIDENDS RECEIVED BY CANADIAN HOLDERS ON
   SIDEWARE DELAWARE SHARES

Distributions made by Sideware Delaware to Canadian holders of Sideware Delaware shares will be treated as U.S. source dividends to the extent of Sideware Delaware's current accumulated earnings and profits.

Canadian holders will generally be subject to 15% U.S. non-resident withholding tax, with no allowance for deductions. This withholding tax rate is reduced to 5% in the case of a Canadian corporation that owns at least 10% of the Sideware Delaware voting shares. Distributions in excess of Sideware Delaware's current and accumulated earnings and profits will be tax-free to the extent of the Canadian holders' adjusted tax basis in their Sideware Delaware shares, but will reduce their adjusted tax basis in the shares by the same amount. Distributions in excess of Sideware Delaware's earnings and profits and the Canadian holders' adjusted tax basis will give rise to capital gain, treated in the manner described in "Post-Continuation Sale of Sideware Delaware Shares," above.

   BACKUP WITHHOLDING AND INFORMATION REPORTING

The Internal Revenue Code and the Treasury regulations require those who make certain specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require payors to withhold tax at a flat 30 percent rate from payments subject to information reporting if the recipient fails to cooperate with the reporting regime, fails to provide a correct taxpayer identification number to the payor, or if the IRS or a broker informs the payor that

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withholding is required. The information and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

Payments of dividends to a U.S. holder generally will be subject to information reporting, and will be subject to backup withholding unless Sideware is provided with a correct taxpayer identification number of the holder and neither the IRS nor a broker informs Sideware management that withholding is required.

The backup withholding rules do not apply to payments that are subject to the 30 percent (or reduced 15 percent or 5 percent) withholding tax on dividends paid to non-U.S. holders, or to payments that are exempt from tax by application of a tax treaty or special exception. Accordingly, payments of dividends to Canadian holders generally will not be subject to backup withholding. To avoid backup withholding on dividends, Canadian holders will have to certify their nonresident status. Even if certification is provided, information reporting may still apply to payments of dividends.

Payments made to a U.S. holder upon a sale of stock generally will be subject to information reporting and possible backup withholding. Payments made to a Canadian holder upon a sale of stock will not be subject to information reporting or backup withholding, provided the Canadian holder certifies its foreign status.

Any amounts withheld from a payment to a holder under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

   MERGER TRANSACTION

The following is a summary description of the material current United States federal income tax consequences of the merger generally applicable to holders of KnowledgeMax common stock who, pursuant to the merger, exchange their KnowledgeMax common stock for Sideware Delaware common stock, assuming that the merger is effected pursuant to applicable state law and as described in the merger agreement and in this joint proxy statement - prospectus. This summary is not a comprehensive description of all of the tax consequences that may be relevant to KnowledgeMax stockholders. For example, this discussion does not describe tax consequences that arise from rules that apply to some classes of taxpayers. This discussion also does not describe tax consequences that are generally assumed to be known by investors.

This portion of the discussion is based upon assumptions, limitations, representations and covenants, including those contained in certificates of Sideware Delaware (hereinafter referred to as Sideware), KM Acquisition Corp., and KnowledgeMax, and may not be relied upon if any of such assumptions, limitations, representations or covenants are, or later become, inaccurate.

In addition, this discussion assumes that KnowledgeMax stockholders hold their shares of common stock as a capital asset and does not address all the United States federal income tax consequences that may be relevant to KnowledgeMax stockholders in light of their particular circumstances or if KnowledgeMax stockholders are persons subject to special rules, noted in the second paragraph under "United States federal income tax consequences", above.

This discussion also does not address the tax consequences of an exchange or conversion of options or warrants for KnowledgeMax common stock into options or warrants for Sideware common stock.

Sideware has received an opinion from Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., Sideware's special tax counsel, stating that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. This opinion was based upon the existing law and the continuing truth and accuracy of the representations of KnowledgeMax and Sideware described above, and is subject to certain assumptions and qualifications, including the assumption that the merger will be effected pursuant to applicable state law and otherwise completed according to the terms of the merger agreement. The tax opinion is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view. No ruling from the Internal Revenue Service has been or will be sought. Future legislative, judicial or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences of the merger to Sideware, KnowledgeMax, or the stockholders of KnowledgeMax.

Counsel to Sideware has stated in writing to Sideware their view that the discussion in the five bullet points below fairly presents the material current United States federal income tax consequences generally applicable to the merger, based upon the opinion of counsel described above and the foregoing assumptions:

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-  Sideware or KnowledgeMax will recognize no gain or loss as a result of the merger;

- no gain or loss will be recognized by KnowledgeMax stockholders upon the receipt of Sideware common stock solely in exchange for KnowledgeMax common stock in the merger;

- the aggregate tax basis of the Sideware common stock received by KnowledgeMax stockholders in the merger will be the same as the aggregate adjusted tax basis of the KnowledgeMax common stock surrendered in exchange;

- the holding period of Sideware common stock received by each KnowledgeMax stockholder in the merger will include the holding period of the KnowledgeMax common stock surrendered in exchange; and

- cash payments received by KnowledgeMax stockholders upon exercise of their appraisal rights will result in capital gain (or loss) measured by the difference between the cash payment received and the adjusted tax basis in their shares of KnowledgeMax common stock surrendered. Such gain (or loss) will be long-term capital gain (or loss) if the holding period of the KnowledgeMax common stock exchanged for cash payment is more than 12 months at the effective time of the merger.

A successful Internal Revenue Service challenge to the "reorganization" status of the merger would result in a KnowledgeMax stockholder recognizing gain or loss with respect to each share of KnowledgeMax common stock surrendered in the merger, equal to the difference between the KnowledgeMax stockholder's adjusted tax basis in such share and the fair market value, as of the effective time of the merger, of the Sideware common stock received in exchange. In such event, a KnowledgeMax stockholder's aggregate tax basis in the Sideware common stock received would equal its fair market value as of the effective time of the merger, and the KnowledgeMax stockholder's holding period for such stock would begin the day after the merger.

Tax matters are very complicated, and the tax consequences of the merger to KnowledgeMax stockholders will depend on their particular situation. KnowledgeMax stockholders are encouraged to consult their own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws. This discussion is not intended to be a complete analysis or description of all potential tax consequences of the merger.

CANADIAN FEDERAL INCOME TAX CONSEQUENCES

Sideware has received a tax opinion from Thorsteinssons on the Canadian federal income tax consequences of the merger and continuation of Sideware to Delaware. This section summarizes the principal federal tax consequences of those transactions to:

-  United States stockholders of Sideware;
-  Canadian stockholders of Sideware; and
-  Sideware.

The summaries of Canadian tax consequences given in this joint proxy statement - prospectus are based upon the current provisions of the Canadian Income Tax Act, the regulations therein, any proposed amendments to the Canadian Income Tax Act or regulations previously announced by the Federal Minister of Finance, and Sideware's understanding of the current administrative and assessing policies of the Canada Customs and Revenue Agency. The summaries are not exhaustive of all possible Canadian federal income tax consequences and do not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action other than the proposed amendments. The summaries also do not take into account provincial or foreign tax considerations which may differ significantly from those discussed herein. The summaries also do not address the tax consequences arising from compensatory options.

   UNITED STATES STOCKHOLDERS OF SIDEWARE

This summary describes Canadian tax consequences to U.S.
stockholders and warrant holders to whom shares and warrants of Sideware constitute capital property for the purposes of the Canadian Income Tax Act.

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No Canadian tax liability will result from either the
continuation of Sideware to Delaware or the merger. Neither event will result in the recognition of a capital gain or loss for Canadian income tax purposes, as neither event creates a deemed disposition of Sideware shares.

Following continuation of Sideware to Delaware, United States stockholders will no longer be subject to Canadian withholding tax on dividends received from Sideware.

   CANADIAN STOCKHOLDERS OF SIDEWARE

This summary describes Canadian tax consequences to stockholders and warrant holders who are resident in Canada, and to whom shares and warrants of Sideware constitute capital property for the purposes of the Canadian Income Tax Act. Other Canadian stockholders and warrant holders should consult their own independent professional tax advisors.

The shares and warrants of Sideware will generally constitute "capital property" to a Canadian holder unless the Canadian holder is a trader or dealer in securities or is engaged in an adventure in the nature of trade with respect to the shares and warrants. Certain individual Canadian holders whose Sideware shares might not otherwise qualify as "capital property" may be entitled to obtain such qualification by disposing of their shares before the time of the continuation and making an irrevocable election under subsection 39(4) of the Canadian Income Tax Act. After the continuation, the Sideware shares will no longer constitute Canadian securities for purposes of the subsection 39(4) election. ANY INDIVIDUALS CONTEMPLATING MAKING AN ELECTION UNDER SUBSECTION 39(4) OF THE CANADIAN INCOME TAX ACT SHOULD CONSULT THEIR TAX ADVISORS AS THE ELECTION WILL AFFECT THE CANADIAN INCOME TAX TREATMENT OF THE DISPOSITION OF THE STOCKHOLDER'S OTHER CANADIAN SECURITIES.

   CAPITAL GAINS AND LOSSES

No Canadian tax liability will result from either the continuation of Sideware to Delaware or the merger. Neither event will result in the recognition of a capital gain or loss for Canadian income tax purposes, as neither event creates a deemed disposition of Sideware shares. Canadian holders will continue to hold their shares and warrants at the same adjusted cost base as before the continuation.

   DIVIDENDS

Dividends paid to Canadian stockholders who are individuals after the continuation of Sideware to Delaware will no longer be eligible for the dividend tax credit provided under the Canadian Income Tax Act. Under the Canada-US Income Tax Convention the U.S. tax that may be withheld from dividends paid to Canadian stockholders who are individuals will be limited to a maximum rate of 15%. Canadian stockholders may claim a foreign tax credit or a deduction in computing their taxable income for US tax withheld on dividends paid by Canada. In the case of a Canadian corporation that owns at least 10% of the Sideware voting shares, the U.S. non-resident withholding tax will be reduced to 5% of the amount of dividends paid in accordance with the Canada-U.S. Income Tax Convention.

   FOREIGN REPORTING

A Canadian resident is required under the Canadian Income Tax Act to report his or her foreign property holdings if the aggregate cost amount of such holdings exceeds C$100,000. Following the continuation of Sideware to Delaware, the shares and warrants of Sideware will constitute foreign property for the purposes of this rule and their "cost amount" will count towards the calculation of the C$100,000 threshold.

   DISSENT PROCEEDINGS

If a stockholder initiates formal dissent proceedings, Sideware will be required to purchase the dissenting stockholder's shares for a cash payment equal to the fair value of the shares. The redemption proceeds will be treated as a dividend to the extent that the proceeds exceed the paid-up capital of the purchased shares. The balance of the redemption proceeds (i.e., the amount equal to the paid-up capital of the purchased shares) will be treated as proceeds of disposition of the shares for the purpose of computing the stockholder's capital gain or loss. Consequently, the dissenting stockholder will realize a capital gain or loss to the extent that the paid-up capital of the shares exceeds or is exceeded by the stockholder's adjusted cost base of the shares. A dissenting stockholder that is a private corporation or a subject corporation, as those expressions are defined in the Canadian Income Tax Act, will be liable to pay a 33 1/3% refundable tax under Part IV of the Canadian

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Income Tax Act on the redemption proceeds to the extent that they are treated as a dividend. A private corporation is one that is not public and is not controlled by one or more public companies and a subject corporation is one that is not private and is controlled by or for the benefit of one individual or a related group of individuals. If the dissenting stockholder is a corporation resident in Canada, the full amount of the redemption proceeds may be treated as proceeds of disposition with the result that no dividend will be deemed to have been paid to the stockholder and any gain or loss realized by the dissenting stockholder will be determined by reference to the full amount of the redemption proceeds. Any capital loss arising on the exercise of dissent rights by a corporate stockholder of Sideware will be reduced by the amount of dividends received or deemed to have been received, including any deemed dividend arising from the exercise of dissent rights, on the purchased shares where the period of ownership of the shares was less than 365 days or where the corporate holder (together with individuals or entities with whom it did not deal at arm's length) held more than 5% of the issued shares of any class of Sideware at the time the dividends were received or deemed to have been received.

   INTEREST EXPENSES

Neither the merger nor the continuation of Sideware to Delaware will affect the deductibility of interest incurred on money borrowed to purchase shares of Sideware. Interest that is deductible now will continue to be deductible by the stockholder when paid or payable, depending on the method regularly followed by the stockholder. Interest will remain deductible only as long as the stockholder continues to own the shares of Sideware or uses the borrowed funds to earn income from a business or property. Compound interest is deductible only when paid.

   CONSEQUENCES TO SIDEWARE

On continuation of Sideware to Delaware, Sideware will be deemed to have been incorporated in Delaware at that time for purposes of the Canadian Income Tax Act. Sideware will cease to be a resident of Canada, and the "corporate emigration" rules under the Canadian Income Tax Act will apply. The principal consequences of those rules will be the following:

- Sideware will have a deemed taxation year end immediately prior to the continuation.
- Sideware will be deemed to dispose of each property owned by it, at a price equal to that property's fair market value. Any gains, taxable capital gains or losses, and allowable capital losses resulting from this deemed disposition of property will be included in calculating Sideware's tax liability. At the date of this joint proxy statement - prospectus, Sideware management believes that its historic tax losses will be sufficient to offset any income resulting from the deemed disposition, so that no capital gains tax will be payable.
- Under the Income Tax Act and the Convention, Sideware will also be required to pay a special branch tax equal to 5% of the amount by which the fair market value of its assets at the time of the continuation exceeds the aggregate of its liabilities, including any liabilities under Part I of the Canadian Income Tax Act, and the paid-up capital of its issued and outstanding shares. At the date of this joint proxy statement - prospectus, Sideware does not believe that the fair market value of its assets will be sufficient to cause any tax liability under the branch tax provisions.
- Once it becomes a Delaware corporation, Sideware will no longer be a Canadian resident taxpayer that is subject to tax on its worldwide income. However, if Sideware carries on business through a permanent establishment located in Canada, as that expression is defined in the Canadian-United States Income Tax Convention, it will be subject to Canadian tax on business profits attributable to the permanent establishment.
- For purposes of calculating any Canadian income tax liability, Sideware will be unable to deduct historic losses incurred prior to becoming a Delaware corporation. The continuation of Sideware outside of Canada will eliminate past tax losses as a source of future deductions. At the date of this joint proxy statement - prospectus, Sideware management estimates that it has at least $10 million in past tax losses that will be eliminated by the continuation to Delaware.

   CANADIAN RETIREMENT PLANS

Following continuation of Sideware to Delaware, so long as the shares of Sideware remain listed on the Toronto Stock Exchange or another recognized stock exchange under the Income Tax Act and regulations, Sideware shares will be qualified investments for:

-  a registered retirement savings plan;
-  a deferred profit sharing plan; and
-  a registered income fund.

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

However, Sideware shares will constitute "foreign property" to these trusts and trusts governed by a registered pension plan for purposes of the Canadian Income Tax Act. These type of trusts and other entities must pay a monthly tax under the Canadian Income Tax Act equal to 1% of the amount by which the cost amount of all the trust's foreign property, as determined at the end of each month, exceeds the aggregate of:

-  30% of the cost amount of all the trust's property; and
- in certain circumstances, an additional amount in respect of the trust's "small business investment amount."

When applying this rule, property that was not foreign property of a trust when acquired but became foreign property within the preceding two years is excepted. The result of these rules is that the cost of the shares of Sideware will not be included in the "excess" foreign property subject to the monthly tax until two years after the date of Sideware's continuation to Delaware.

If Sideware shares cease trading on the Toronto Stock Exchange, and do not commence trading on another prescribed stock exchange under the Income Tax Act and regulations, Sideware shares will no longer be qualified investments for a trust governed by a registered retirement savings plan, a deferred profit sharing plan, or a registered retirement income fund. The potential consequences from this event are complex, and may vary from taxpayer to taxpayer. The potential adverse tax consequences can be substantial, and can include:

- a tax liability equal to 1% per month, calculated on the cost of the non-qualified investments held by or through one of the types of entities described above; and
- tax liability on dividends and other types of income received on Sideware shares, and on gains realized on the sale of Sideware shares, held by or through one of the types of entities described above.

HOLDERS THAT ARE ONE OF THE TYPES OF ENTITIES DESCRIBED ABOVE, OR THAT HOLD SIDEWARE SHARES INDIRECTLY THROUGH ONE OF THOSE TYPES OF ENTITIES, SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE CONSEQUENCES OF HOLDING SHARES AND WARRANTS OF SIDEWARE AND THE CONTINUATION OF SIDEWARE TO DELAWARE.


                 INFORMATION ABOUT SIDEWARE

DESCRIPTION OF BUSINESS ACTIVITIES

Sideware was incorporated in April 1983 in the Province of British Columbia, under the name "Heart Minerals Ltd." Sideware shares commenced trading publicly on the Vancouver Stock Exchange in October 1993. On June 27, 1984 Sideware changed its name to "SRO Entertainment International Ltd.", as a result of a change in business to the development of theatrical productions. On January 30, 1990 Sideware changed its name to "Pacrim Entertainment Group Inc.", as a result of a capital reorganisation, in which Sideware shares were consolidated on a 2.5:1 basis.

Sideware entered the software development business in 1990, when it acquired the assets of a private software company named
"Evergreen Technology Corp." On January 9, 1991 Sideware changed its corporate name to "Evergreen International Technology Inc."

In May 1995, Sideware came under new management. In November 1995, the new management released its first commercial product, JOT-IT!. Essentially an electronic "sticky" note, JOT-IT! allowed a user to "stick" notes directly onto documents, applications, drop down menus, text entry fields, and other locations, allowing notes to appear when the user required them. On January 31, 1997 Evergreen changed its corporate name to "JOT-IT! Software Corp.".

In July 1997, 3M Corporation commenced legal proceedings against JOT-IT! alleging that the name "JOT-IT!" infringed 3M trademarks. In October 1997, JOT-IT! settled the 3M litigation, and agreed to change its corporate and product names. The single user product was re-named "Tagalongs".

In November 1997, JOT-IT! released its first groupware product, Net Notions. Neither Tagalongs nor Net Notions generated material revenue, and both products were discontinued. On February 18, 1998, to comply with the agreement with 3M Corporation, JOT-IT! changed its corporate name to "Sideware Systems Inc."

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In the fall of 1997, Sideware also commenced development of Dr.
Bean, an eCRM (electronic Customer Relationship Management) computer program. Dr. Bean created direct real time chat communication between customers and producers marketing their products through Internet e-commerce sites. Dr. Bean was released for commercial distribution during the second half of 1999. Following release of Dr. Bean, development and marketing of Dr. Bean and its successor products became Sideware's principal business.

During 2000 Sideware expanded its work force substantially, and opened several regional sales offices in the United States.
Sideware also relocated its head office from North Vancouver, British Columbia, to Reston, Virginia.

During 2001 Sideware released the Enterprise Interaction Suite, which included the core features of Dr. Bean. The Enterprise
Interaction Suite also added features, including e-mail management, integration of Web based and telephone communications, and software capable of providing automated responses to customer inquiries.

Sideware was not able to generate substantial sales revenue through the Enterprise Interaction Suite. Accordingly, in September 2001 Sideware ceased marketing and development of the Enterprise Interaction Suite. Sideware terminated the majority of its employees, including substantially all of its sales and technical personnel.

In September 2001, Sideware invested $1,000,000, exclusive of acquisition costs, in Chalk.com Network (Holding) Corp., parent company of the Chalk Group, to acquire 13,000,000 common shares from the company's treasury. In addition, Sideware paid $1.00 to acquire 5,000,000 common shares of Chalk.com Network (Holding) Corp., from David Chalk, the founder of the Chalk Group. The 18,000,000 shares acquired by Sideware represented 66.7% of the issued and outstanding shares of Chalk.com Network (Holding) Corp., or 60.3% on a fully diluted basis, after allowing for the exercise of outstanding share purchase warrants and stock options previously issued by Chalk.com Network (Holding) Corp.

In December 2001, after signing the merger agreement with KnowledgeMax, Sideware acquired 3,875,050 additional shares in Chalk.com Network (Holding) Corp. from remaining minority stockholders. The additional shares raised Sideware's ownership of the Chalk Group to 80.7%, or 72.9% on a fully diluted basis. To acquire the additional shares, Sideware issued 3,233,346 common shares and 646,668 share purchase warrants. Each share purchase warrant entitles the holder to acquire one additional Sideware share for a period of 18 months at a price of $0.13 per share.

Since September 2001, development of the business of the Chalk Group has been Sideware's principal business. Sideware financial information presented for the nine and three month periods ended September 30, 2001 includes the operations of the Chalk Group, which have been consolidated in Sideware's financial statements with effect from the date of acquisition.

BUSINESS OF THE CHALK GROUP

The Chalk Group began business in 1996 as the producer of "Dave
Chalk's Computer Show", a television show aimed at educating consumers in new technologies.

During 1997, the Chalk Group expanded its business to include production of video presentations for closed circuit broadcast on commercial airline flights. The Chalk Group secured contracts to broadcast its productions on flights of Canadian Airlines International and Cathay Pacific. From the beginning of its business to the final quarter of 1999, the Chalk Group completed its production work relying principally on outside contractors, having fewer than ten full time employees.

In the final quarter of 1999, the Chalk Group began an expansion of its business. The Chalk Group decided to focus its business and marketing efforts on two principal lines of business:

-  production and marketing of video vignettes for online
   Internet advertising; and
- expansion of the group's existing business producing video presentations for commercial airline flights.

The Chalk Group opened an office in the United States, and expanded its work force to approximately 60 employees.
Operations of the Chalk Group during 2000 were financed principally through approximately $5,000,000 in new equity capital which the Chalk Group raised during 2000.

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The expansion of the Chalk Group's business did not prove
profitable.

- The Chalk Group secured contracts to broadcast its in-flight video presentations with several international airlines, including Delta Airlines, Air France, KLM, and British Airways. In doing so, the Chalk Group committed to make substantial fixed payments for flight broadcast time, in the expectation that it would be able to sell advertising in its presentations at profitable rates. The airline contracts became unprofitable when anticipated advertising revenue did not materialize.
- The Chalk Group also secured contracts to place advertising vignettes on two major internet websites, yahoo.com and excite.ca. Initially the Chalk Group sold its advertising vignettes at loss leader prices, in the expectation that market exposure would lead to additional profitable sales. The production of advertising vignettes became unprofitable when additional sales did not materialize.

For the year ended December 31, 2000, the Chalk Group reported a comprehensive loss of approximately $8.0 million.

During 2001, the Chalk Group contracted its operation, closing its United States office and reducing its work force to approximately 25 employees. With growing use of the Internet for training purposes, the Chalk Group began seeking contracts to produce interactive Internet training programs. In these fields, the Chalk Group has been successful in winning contracts with major corporations. Examples include the following:

- In January 2001, the Chalk Group secured a contract with Sega to develop a website to educate retailers on new Sega game products.
- In March 2001, the Chalk Group secured a contract with Canon Corp. to develop a web-based training program on Canon printers, for use by Canon sales representatives.
- In March 2001, the Chalk Group secured a contract with Symantec to develop an audio/visual Internet presentation explaining the use of Symantec products.
- In June 2001, the Chalk Group secured a contract with Telus Mobility to develop a website to educate sales representatives on new cell phone technologies.
- In July 2001, the Chalk Group secured a contract with the Royal Bank of Canada to develop a website to instruct consumers in on-line banking.
- In October 2001, the Chalk Group secured a contract with Microsoft Canada to produce 15 video vignettes, to be used on the web site of Microsoft Canada, demonstrating key features of the Windows XP operating system.

The approximate geographic breakdown of the contracts signed by the Chalk Group during 2001, by value, is as follows:

-  53% with customers in the United States
-  47% with customers in Canada
-  0.5% with overseas customers

For the fiscal year ended December 31, 2001, the Chalk Group signed contracts with customers with a total value of approximately US$1.4 million. The value of signed contracts differs from recognized revenues due to the timing of the delivery of the products and the Chalk Group's revenue recognition policy. For fiscal 2001, the Chalk Group's top ten and top twenty customers by signed contract values accounted for 66% and 91% of the total value of signed contracts, respectively. The Chalk Group's top two customers by signed contract values accounted for 12% and 10% of signed contract values. Substantially all of the contracts signed in 2001 were from customers based in Canada and the United States. At present, the Chalk Group cannot determine whether it will have a similar level of customer concentration going forward.

The Chalk Group believes that additional contracts to develop Internet e-Learning content are its most likely source of future revenues, and intends to focus its sales efforts in that area. The Chalk Group also continues to produce the television show "Dave Chalk Computer Life" (previously "Dave Chalk's Computer Show"), which is shown currently in Canada on the Globe and Mail's ROB TV, the Global Television Network, and Tech TV. The Chalk Group has terminated the majority of its airline contracts, but has continued to produce in-flight productions for some airlines, including Air Canada and Cathay Pacific.

Currently, the Chalk Group has 34 full-time employees consisting of:

-  8 sales employees;

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-  4 marketing employees;
-  7 accounting, general, and administrative employees; and
-  15 production and engineering employees.

The Chalk Group believes that its owns copyright in the Internet content and television shows which it produces. Otherwise, the Chalk Group has not developed any proprietary software.

The Chalk Group has identified four public companies that it believes compete most directly with its business: Docent, Inc., Click2Learn.com Incorporated, SmartForce CBT Group Plc, and Digitalthink Incorporated. All four companies specialize in the development of web-based learning and training solutions. The Chalk Group believes that additional competitors are likely to enter the field as e-learning becomes more prominent in the corporate world. Those competitors may have significant competitive advantages over the Chalk Group, including greater name recognition and greater financial, technical, marketing, and other resources.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - SIDEWARE

Prior to September 2001, the core business of Sideware was the development and marketing of its electronic Customer Relationship Management software. In September 2001, Sideware discontinued its business activities in that segment. Accordingly, Sideware has reported results from that segment as discontinued operations. General and administrative expenses have been allocated to continuing operations, while sales and marketing and research and development expenses have been allocated to discontinued operations.

   NINE AND THREE MONTH PERIODS ENDED SEPTEMBER 30, 2001
   COMPARED WITH THE NINE AND THREE MONTH PERIODS ENDED
   SEPTEMBER 30, 2000

   COMPREHENSIVE LOSS

Comprehensive loss decreased from $23,780,089 for the nine month period ended September 30, 2000 to $12,601,796 for the nine month period ended September 30, 2001. This reduction included:

- a reduction in the net loss from continuing operations from $7,941,351 to $2,762,422; and
- a reduction in the net loss from discontinued operations from $15,661,773 to $9,964,999.

Comprehensive loss decreased from $7,691,669 for the three month period ended September 30, 2000 to $3,662,653 for the three month period ended September 30, 2001. This reduction included:

- a reduction in the net loss from continuing operations from $1,750,384 to $770,421; and
- a reduction in the net loss from discontinued operations from $5,722,714 to $2,909,376.

Factors contributing to the respective changes in continuing and discontinued operations are set out below, under the applicable headings.

  REVENUES - CONTINUING OPERATIONS

Consolidated revenues from continuing operations for both the nine and three month periods ended September 30, 2001 were $136,019. This amount included:

-  $110,093 from television and airline segment productions;
   and
- $25,926 from the sale of interactive Internet media content.

All of these revenues were earned within the Chalk Group. There were no corresponding revenues during the nine and three month periods ended September 30, 2000, as Sideware did not have any interest in the Chalk Group or revenues from any other source during those periods.

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

   COST OF REVENUES - CONTINUING OPERATIONS

Cost of revenues for the three and nine month periods ended
September 30, 2001 was $91,611. The principal components of this amount were:

- approximately $42,000 in salaries relating to the production of media content sold;
-  approximately $19,000 in post-production costs; and
- approximately $15,000 in fees paid to airlines to secure in-flight broadcast time.

All of these costs of revenue were incurred by the Chalk Group.
There was no corresponding cost of revenues for the nine and three month periods ended September 30, 2000, as Sideware did not have any interest in the Chalk Group during those periods.

   OPERATING EXPENSES - CONTINUING OPERATIONS

Total operating expenses for continuing operations decreased from $7,941,351 for the nine month period ended September 30, 2000 to $2,806,830 for the nine month period ended September 30, 2001. Operating expenses for the nine month period ended September 30, 2001 included the following expenses incurred by the Chalk Group:

- $60,896 in sales and marketing and website operation expenses; and
-  $115,518 in general and administrative expenses.

No Chalk Group operating expenses were included in Sideware's operating results for the nine month period ended September 30, 2000, as Sideware did not have any interest in the Chalk Group during that period.

The balance of the operating expenses for continuing operations consisted of general and administrative expenses incurred by Sideware, which decreased from $7,941,351 for the nine month period ended September 30, 2000 to $2,745,934 for the corresponding period in 2001. These amounts included stock-based compensation of $5,928,736 and $56,213 respectively. Excluding stock-based compensation, general and administrative expenses of Sideware increased from $2,012,615 for the nine month period ended September 30, 2000 to $2,689,721 for the corresponding period in 2001. The principal factors contributing to this increase were the following:

- Foreign exchange losses increased by approximately $500,000. Sideware's foreign exchange gains and losses result principally from the translation of financial transactions recorded in Canadian dollars into the functional and reporting currency of United States dollars for financial reporting purposes.
- Bad debt expenses increased by approximately $270,000. Several customers from fiscal 2000 went bankrupt during 2001, requiring accounts receivable to be written off.
- Professional fees decreased by approximately $325,000, principally as a result of using in-house personnel to do more legal and accounting work.

For the three month period ended September 30, 2001, total operating expenses for continuing operations were $821,332, compared with $1,915,367 for the prior year period. Amounts included for the Chalk Group were the same as for the corresponding nine month periods, as set out above. The balance of the operating expenses for continuing operations were general and administrative expenses incurred by Sideware, which decreased from $1,915,367 for the three month period ended September 30, 2000 to $760,436 for the three month period ended September 30, 2001. These amounts included stock-based compensation of $1,036,857 and $0, respectively. Excluding stock-based compensation, Sideware's general and administrative expenses decreased from $878,510 to $760,436. The principal factors contributing to the decrease were the following:

- Salaries and benefits allocated to general and administrative expenses decreased by approximately $180,000, principally as a result of personnel reductions during 2001.
- Professional fees decreased by approximately $260,000, principally as a result of using in-house personnel to do more legal and accounting work.
- The reductions in salary and professional expenses were offset in part by increases in foreign exchange losses and bad debt expenses, which increased by approximately $81,000 and $73,000, respectively.

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

   NON-OPERATING INCOME - CONTINUING OPERATIONS

Non-operating income has consisted of interest earned on cash balances. Interest income decreased:

- from $529,861 for the nine month period ended September 30, 2000 to $245,031 for the nine month period ended September
   30, 2001; and
-  from $164,983 for the three month period ended September
   30, 2000 to $6,503 for the three month period ended
   September 30, 2001.

The principal reason for the decreases was lower average cash balances during 2001.

  NET LOSS - CONTINUING OPERATIONS

Net loss from continuing operations decreased:

- from $7,411,490 for the nine month period ended September 30, 2000 to $2,517,391 for the nine month period ended September 30, 2001; and
- from $1,750,384 for the three month period ended September 30, 2000 to $770,421 for the three month period ended September 30, 2001.

In each case, the principal reason was the reduction in general and administrative expenses of Sideware, including stock-based compensation, described above.

   NET LOSS FROM DISCONTINUED OPERATIONS

Net loss from discontinued operations consisted of Sideware's net loss in the development and marketing of eCRM software. Sideware terminated this business segment during September 2001.

   DISCONTINUED OPERATIONS - NINE MONTH PERIOD ENDED SEPTEMBER
   30, 2001 COMPARED WITH NINE MONTH PERIOD ENDED SEPTEMBER
   30, 2000

Net loss from discontinued operations decreased from $15,661,773 for the nine month period ended September 30, 2000 to $9,964,999 for the nine month period ended September 30, 2001. The principal reason for the decrease was lower stock-based compensation, which decreased from $5,493,167 to $321,261. Sideware's stock-based compensation expenses resulted principally from stock options granted to employees at prices below the prevailing market prices for Sideware shares. Excluding stock-based compensation expenses, net losses from discontinued operations decreased from $10,168,606 for the nine month period ended September 30, 2000 to $9,643,738 for the nine month period ended September 30, 2001. The principal components of these amounts included the following.

- Revenue from discontinued operations decreased from $379,743 to $135,838, principally as a result of a reduction of approximately $210,000 in software license revenue. In addition, hardware re-sales to related parties decreased by approximately $34,000.

- Cost of revenues from discontinued operations decreased from $106,712 to $40,911, principally as a result of the reduction of hardware sales to related parties, which were made at cost.

- Sales and marketing expenses decreased from $12,425,135 to $5,002,421, inclusive of stock-based compensation of $4,438,594 and $193,746, respectively. Excluding stock-based compensation, sales and marketing expenses decreased from $7,986,541 to $4,808,675, principally as a result of reductions in sales and marketing personnel during 2001 and reduced attendance at industry trade shows.

- Research and development expenses decreased from $3,509,669 to $2,560,334, inclusive of stock-based compensation of $1,054,573 and $127,515, respectively. Excluding stock-based compensation, research and development expenses were approximately constant, at $2,455,096 for the nine month period ended September 30, 2000 and $2,432,819 for the nine month period ended September 30, 2001.

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

- For the nine month period ended September 30, 2001 Sideware recorded costs associated with discontinuing operations of $1,370,003. Cash costs totaled approximately $372,000, consisting principally of termination payments made to departing employees. Non-cash costs totaled approximately $998,000, resulting principally from writing off capital assets associated with office premises which Sideware no longer uses.

- For the nine month period ended September 30, 2001 Sideware also recorded restructuring costs of $1,127,168. Cash restructuring costs totaled approximately $611,000, consisting principally of termination payments made to departing employees. Non-cash restructuring costs totaled approximately $516,000, resulting principally from writing off capital assets associated with office premises which Sideware no longer uses. The terminated employees and written off capital assets were all related to, or used in, the eCRM business segment exclusively.

   DISCONTINUED OPERATIONS - THREE MONTH PERIOD ENDED
   SEPTEMBER 30, 2001 COMPARED WITH THREE MONTH PERIOD ENDED
   SEPTEMBER 30, 2000

Net loss from discontinued operations decreased from $5,722,714 for the three month period ended September 30, 2000 to $2,909,376 for the three month period ended September 30, 2001. The principal reason for the decrease was lower stock-based compensation, which decreased from $1,903,400 to $0. Excluding stock-based compensation, net losses from discontinued operations decreased from $3,819,314 to $2,909,376. The principal factors contributing to the decrease included the following.

- Revenue from discontinued operations decreased from $190,748 to $0.
-  Cost of revenues decreased from $26,750 to $0.
- Sales and marketing expenses decreased from $4,587,807 to $927,348, inclusive of stock-based compensation of $1,351,285 and $0, respectively. Excluding stock-based compensation, sales and marketing expenses decreased from $3,236,522 to $927,348, principally as a result of reductions in sales and marketing personnel during 2001 and reduced attendance at industry trade shows.
- Research and development expenses decreased from $1,298,905 to $612,025, inclusive of stock-based compensation of $552,115 and $0, respectively. Excluding stock-based compensation, research and development expenses decreased from $746,790 to $612,025, principally as a result of personnel reductions during 2001.
- For the three month period ended September 30, 2001 Sideware recorded costs associated with discontinuing operations of $1,370,003. Cash costs totaled approximately $372,000, consisting principally of termination payments made to departing employees. Non-cash costs totaled approximately $998,000, resulting principally from writing off capital assets associated with office premises which Sideware no longer uses.

   OTHER COMPREHENSIVE LOSS

For the nine month period ended September 30, 2001, Sideware recorded a net realized holding loss on short-term investments of $136,550. There was no corresponding loss for the nine month period ended September 30, 2000, or for either of the three month periods ended September 30, 2000 or September 30, 2001.

   YEAR ENDED DECEMBER 31, 2000 COMPARED WITH THE YEAR ENDED
   DECEMBER 31, 1999

   COMPREHENSIVE LOSS

Comprehensive loss for the year ended increased from $5,421,609 for the year ended December 31, 1999 to $28,446,552 for the year ended December 31, 2000. This change included:

- an increase in loss from discontinued operations, from $3,771,690 to $20,805,594; and
- an increase in loss from continuing operations, from $1,915,778 to $6,988,794.

The increased losses were principally the result of higher operating expenses, which increased in virtually all categories from the year ended December 31, 1999 to the year ended December 31, 2000. The principal reasons for the increase in operating expenses were the increase in Sideware's work force, the opening of additional offices in the United States, and an increase in sales and marketing efforts.

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

In addition, Sideware incurred large stock-based compensation expenses during 2000. Sideware incurred stock-based compensation expenses when it granted stock options to employees or to consultants having exercise prices below the prevailing market prices for Sideware shares. Total stock-based compensation expenses increased from $271,908 for the year ended December 31, 1999 to $11,370,337 for the year ended December 31, 2000. Over 60% of the 2000 stock-based compensation expense arose from the grant of 1,000,000 stock options on January 21, 2000. That grant occurred in the following circumstances:

- Under regulations of the Canadian Venture Exchange ("CDNX"), where Sideware shares were then trading, the minimum price for stock options was based on the average closing price for its shares during the 10 trading days preceding the grant of stock options.
- Sideware granted options to purchase 1,000,000 shares at $11.08 on January 21, 2000. In accordance with CDNX regulations, the $11.08 exercise price was based on the average closing price of Sideware shares on the 10 trading days preceding January 21, 2000.
- The closing price for Sideware shares on January 21, 2000 was $19.00. Sideware used this price in calculating the stock-based expense arising from this transaction, which was equal to $6,980,000.
- The stock options granted on January 21, 2000 were subject to approval of the CDNX, and could not be exercised before that approval was obtained. Sideware received CDNX approval on February 23, 2000. The closing price for the shares on that date was $10.00.
- None of the options granted January 21, 2000 have been exercised.

Exclusive of stock-based compensation expenses, total operating costs were $17,497,019 for the year ended December 31, 2000, compared with $5,478,539 for the year ended December 31, 1999, representing a 219% increase.

   LOSS FROM CONTINUING OPERATIONS

Loss from continuing operations increased from $1,915,778 for the year ended December 31, 1999 to $6,988,794 for the year ended December 31, 2000. In each case, the amount of the loss was equal to interest earned on cash balances, less general and administrative expenses.
The increased loss was due principally to higher general and administrative expenses, which increased from $1,978,298 during 1999 to $7,533,958 during 2000. The principal factors which contributed to the increase were as follows.

- Stock-based compensation expense allocated to general and administrative expenses increased from $91,921 to $4,471,295.
- Salaries and benefits allocated to general and administrative expenses increased from $249,880 to $1,591,796 due to the hiring of approximately 10 new administrative employees.
- Professional fees increased from $683,887 to $739,949. Legal expenses decreased from $443,378 to $349,662. Accounting and auditing expenses increased from $170,114 to $210,000. During 1999, Sideware also recorded an expense of $107,686, representing the value of 250,000 shares issued to National Securities Corp. of Chicago, Illinois in connection with the listing of its shares on the OTC Bulletin Board.
- Sideware's bad debt expense increased from $6,146 to $136,503. The majority of the bad debt allowance for the year ended December 31, 2000 related to one sales contract, in respect of which the purchaser requested a deferral in payment to the second half of 2001. In addition, Sideware made a general allowance in the amount of 10% of license and services revenue recognized during 2000.
- During the year ended December 31, 2000 Sideware recognized a foreign exchange gain of $593,042, compared with a foreign exchange loss of $184,179 for the year ended December 31, 1999. Sideware incurred expenses, received revenues, and held short term financial instruments, in both Canadian and United States dollars. Sideware's foreign exchange gains and losses result principally from continuing to use the Canadian dollar as the company's functional currency, while reporting financial results in United States dollars.

Interest earned on cash balances increased from $98,493 during 1999 to $550,533 during 2000, principally as a result of higher average cash balances during 2000.

   LOSS FROM DISCONTINUED OPERATIONS

Discontinued operations for the years ended December 31, 2000 and 1999 included Sideware's eCRM software business, which was discontinued in September 2001. Net loss from discontinued operations increased from $3,771,690 for the year

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

ended December 31, 1999 to $20,805,594 for the year ended December 31, 2000. The increased loss resulted from higher sales and marketing and research and development expenses, which are explained more fully below.

   REVENUE - DISCONTINUED OPERATIONS

Revenue from discontinued operations increased from $33,389 for the year ended December 31, 1999 to $667,628 for the year ended
December 31, 2000.  Revenue for 2000 included:

- $461,962 in license revenue from sales of software products;
- $96,217 for services rendered in installing software products, and for maintenance services; and
-  $109,449 in hardware and software re-sales.

Of the $109,449 in hardware and software re-sales, $81,945 came from sales to related parties. Sideware purchased computer equipment for Braintech, Inc., Techwest Management Inc., and Dunsmuir Management Inc., owing to favourable prices available to Sideware under the IBM Business Partner Reseller Program. Braintech, Inc. is a public company whose directors include James Speros, Grant Sutherland, and Edward White, directors of Sideware. Techwest Management Inc. and Dunsmuir Management Inc. are private companies with which Mr. Sutherland is affiliated.
In the initial re-sales to related parties during 1998 Sideware charged a mark-up over cost. The mark-up was eliminated on subsequent transactions.

In addition, Sideware recorded $168,661 in deferred revenue as at December 31, 2000. The deferred revenue consisted of payments received, and accounts receivable recorded, on account of:

-  future maintenance obligations; and
- sales of software products which were not sufficiently completed by December 31, 2000 to comply with Sideware's revenue recognition policy.

   COST OF REVENUES - DISCONTINUED OPERATIONS

Cost of revenues for the year ended December 31, 2000 was $139,824 Cost of revenues allocated to hardware and software re-sales was $109,449, of which $81,945 resulted from sales to related parties. As stated above, re-sales to related parties were made at cost. Re-sales of hardware and software to arm's length parties were generally included in sales of software products. Sideware's practice was to allocate:

- an amount equal to the cost of hardware or software sold as revenue attributed to the re-sale of hardware and software;
   and
- the balance of the revenue from any sale to license revenue or services.

Cost of revenues allocated to services and license revenue were, respectively, $28,843 and $1,532. Gross margins on license and service revenue were 99.7% and 70%, respectively. Substantially all costs relating to license revenue were expensed in prior periods as research and development costs.

Sideware did not realize any revenue from sales of software during the year ended December 31, 1999. Revenue from hardware and software re-sales was $33,389, substantially all of which came from sales to related parties. Cost of revenues was $32,900, substantially all of which also came from sales to related parties. As at December 31, 1999 Sideware recorded no deferred revenue.

  OPERATING EXPENSES - DISCONTINUED OPERATIONS

Sales and marketing expenses increased from $2,281,827 for the year ended December 31, 1999 to $16,807,001 for the year ended
December 31, 2000. The principal factors which contributed to this increase included the following:

- Stock-based compensation allocated to sales and marketing increased from $124,479 to $5,767,155.
- Salaries and benefits allocated to sales and marketing, exclusive of stock-based compensation, increased from $841,032 to $5,855,558. During 2000 Sideware hired approximately 65 new sales and marketing employees.

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

- Trade show costs increased from $257,466 to $807,165. The majority of the 2000 trade show expenses were incurred at the Spring Internet World 2000 trade show, where Sideware provided an extensive display and demonstrations of its eCRM products.
- Travel costs increased from $154,758 to $771,698, as a result of the increase in Sideware's sales and marketing work force, and their consequential travel expenses.
- Advertising and marketing costs increased from $337,153 to $1,729,939. Marketing expenses for the year ended December 31, 2000 consisted principally of costs incurred in preparing marketing materials and in obtaining market studies.
- Amortization charges allocated to sales and marketing increased from $91,031 to $343,779.
- Rent and facilities costs allocated to sales and marketing increased from $128,392 to $674,596. This increase resulted principally from the costs associated with a new head office in Reston, and additional regional sales offices.

Research and development expenses increased from $1,490,352 for the year ended December 31, 1999 to $4,526,397 for the year ended December 31, 2000. Stock-based compensation allocated to research and development increased from $55,508 to $1,131,887. Salaries and benefits, exclusive of stock-based compensation, increased from $985,426 to $2,087,980, due to the hiring of approximately 25 new research and development employees. In addition, research and development expenses for the year ended December 31, 2000 included approximately $490,000 paid to Science Applications International Corp., principally for work done in developing a demonstration for the exhibit at Spring Internet World 2000 and for work relating to telephony integration and VoIP features for potential incorporation into Sideware products. Travel costs allocated to research and development increased from $42,737 to $188,085, principally as a result of travel by research and development personnel between the Reston and North Vancouver offices.

   YEAR ENDED DECEMBER 31, 1999 COMPARED WITH THE EIGHT MONTH
   PERIOD ENDED DECEMBER 31, 1998

   COMPREHENSIVE LOSS

Comprehensive loss increased from $1,383,422 for the eight month period ended December 31, 1998 to $5,421,609 for the year ended
December 31, 1999.  This change included:

- an increase in loss from discontinued operations from $828,725 to $3,771,690; and
- an increase in loss from continuing operations from $453,762 to $1,915,778.

The increased losses resulted principally from higher operating expenses. The general level of activity within Sideware increased substantially during 1999. Sideware opened a new office in the United States, and began to hire employees in the United States. Sideware also hired new employees in Canada, and opened additional office premises in Vancouver, British Columbia. In addition, the results of operations for the period ended December 31, 1999 cover a full year, whereas the comparative period ended December 31, 1998 covers only eight months. As a result of these two factors, expenditures in virtually all categories were substantially higher during the period ended December 31, 1999.

   LOSS FROM CONTINUING OPERATIONS

Loss from continuing operations increased from $453,762 for the eight month period ended December 31, 1998 to $1,915,778 for the year ended December 31, 1999. In each case, the amount of the loss was equal to interest earned on cash balances, less general and administrative expenses.


The increased loss was due principally to higher general and administrative expenses, which increased from $481,399 for the eight month period ended December 31, 1998 to $1,978,298 for the year ended December 31, 1999. In addition to the longer reporting period covered by the period ended December 31, 1998, the principal factors contributing to this increase included the following:

- Stock-based compensation allocated to general and administrative expenses increased from $3,822 to $91,921.
- Salaries and benefits allocated to general and administrative expenses increased from $116,052 to $249,880.

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-  Professional fees increased from $226,510 to $683,887.
   Accounting and auditing costs increased from $53,351 to $170,114. During 1999 Sideware required substantial accounting and auditing work in connection with the establishment of an offshore subsidiary, compliance taxation matters, the installation of a new accounting system, and the filing of public disclosure documents. Legal costs increased from $146,233 to $443,378. During 1999, Sideware required substantial legal work in connection with private placement financings, registration of its shares under United States securities laws, the establishment of an offshore subsidiary, taxation issues relating to cross-border transactions, and outstanding court actions.
- During 1999, Sideware also recorded an expense of $107,686, representing the value of 250,000 shares issued to National Securities Corp. of Chicago, Illinois in connection with the listing of Sideware shares on the OTC Bulletin Board. There was no corresponding expense during the eight month period ended December 31, 1998.
- Sideware's bad debt expense decreased from $20,396 to $6,146.
- During the year ended December 31, 1999 Sideware recognized a foreign exchange loss of $184,179, compared with a foreign exchange gain of approximately $93,402 for the eight month period ended December 31, 1998.

Interest earned on cash balances increased from $27,637 to $98,493, principally as a result of higher average cash balances during the year ended December 31, 1999.

   LOSS FROM DISCONTINUED OPERATIONS

Loss from discontinued operations increased from $828,725 for the eight month period ended December 31, 1998 to $3,771,690 for the year ended December 31, 1999. The increased loss resulted from higher operating expenses, which are explained more fully below.

   REVENUES - DISCONTINUED OPERATIONS

Sales revenue decreased from $104,982 for the eight month period ended December 31, 1998 to $33,389 for the year ended December
31, 1999. The principal reasons for the decrease were as follows:

- Licensing revenues decreased from $19,458 to $0. During the eight month period ended December 31, 1998 Sideware received revenue from the sale of Tagalongs, its single user notation utility which was subsequently discontinued. Sideware did not realize revenue from the sale of the Enterprise Interaction Suite, or its predecessor Dr. Bean, during either 1998 or 1999.
- Hardware re-sales decreased from $85,524 to $30,856. During 1998, all of the hardware re- sales were to Braintech, Inc. and Techwest Management Inc., related parties. During 1999, Sideware sold $2,533 in hardware to an arm's length party, and $30,856 to Braintech, Inc. and Techwest Management Inc.

   COST OF REVENUES - DISCONTINUED OPERATIONS

Cost of revenues decreased from $92,986 for the eight month period ended December 31, 1998 to $32,900 for the year ended December 31, 1999. Cost of hardware sold (including equipment sold to Braintech, Inc. and Techwest Management Inc.) decreased from $79,510 to $30,856. Cost of software sold decreased from $13,476 to $0, as Sideware did not have any software sales during 1999.

   OPERATING EXPENSES - DISCONTINUED OPERATIONS

Sales and marketing expenses increased from $491,287 for the eight month period ended December 31, 1998 to $2,281,827 for the year ended December 31, 1999. The principal factors which contributed to this increase included the following:

- Stock-based compensation allocated to sales and marketing increased from $13,231 to $124,479.
- Salaries and benefits allocated to sales and marketing, exclusive of stock-based compensation, increased from $144,145 to $841,032, due to the hiring of additional sales and marketing personnel.
- Trade show costs increased from $161,723 to $257,466, principally because Sideware attended more trade shows, and rented larger display booths.
- Travel costs increased from $51,289 to $154,758, due principally to costs associated with opening the Virginia office.
- Marketing and advertising expenses increased from $64,240 to $337,153. This increase was due in part to payments totaling approximately $120,000 in 1999 to Big House Communications Ltd., for work in designing an Internet store front. There was no corresponding expense during 1998.

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

- Amortization charges allocated to sales and marketing increased from $13,700 to $91,031.
- Rent and facilities costs allocated to sales and marketing increased from $6,300 to $128,392. During 1999, Sideware opened a United States head office, and also allocated additional office space in its British Columbia premises to sales and marketing personnel.

Research and development expenses increased from $349,434 for the eight month period ended December 31, 1998 to $1,490,352 for the year ended December 31, 1999. Stock-based compensation allocated to research and development increased from $12,349 to $55,508. Salaries and benefits, exclusive of stock-based compensation, increased from $204,522 to $985,426, due to the hiring of additional research and development personnel. Amortization costs allocated to research and development increased from $63,687 to $129,887, and facilities costs increased from $29,420 to $151,849. Research and development expenses for the eight month period ended December 31, 1998 were reduced by government grants in the amount of $17,039. There were no similar receipts during 1999.

   EIGHT MONTH PERIOD ENDED DECEMBER 31, 1998 COMPARED WITH
   THE YEAR ENDED APRIL 30, 1998

   COMPREHENSIVE LOSS

Comprehensive loss for the eight month period ended December 31, 1998 was $1,383,422, compared with $1,748,025 for the year ended April 30, 1998. The principal reason was the shorter reporting period ended December 31, 1998, and the resulting lower operating expenses.

  LOSS FROM CONTINUING OPERATIONS

Loss from continuing operations was $453,762 for the eight month period ended December 31, 1998, compared with $893,644 for the year ended April 30, 1998. In each case, the amount of the loss was equal to interest earned on cash balances, less general and administrative expenses.

General and administrative expenses decreased from $895,705 for the year ended April 30, 1998 to $481,399 for the eight month period ended December 31, 1998. In addition to the shorter reporting period covered by the period ended December 31, 1999, the principal factors contributing to this decrease included the following:

- Salaries and benefits allocated to general and administrative expenses decreased from $228,510 to $116,053.
- Professional fees decreased from $398,260 to $226,510, due principally to a reduction in legal and accounting costs.
- During the eight month period ended December 31, 1998 Sideware realized a foreign exchange gain of $93,402, compared to $23,818 for the year ended April 30, 1998.
- Bad debt expense decreased from $25,860 to $20,397. During the eight month period ended December 31, 1998 Sideware wrote off the balance of an account receivable from Intermark Corporation in the amount of $20,397. Intermark Corporation acted previously as the marketing agent for Tagalongs in the United States. In its April 30, 1998 financial statements, Sideware made a provision of $25,860 in respect of the receivable from Intermark Corporation. During the eight month period ended December 31, 1998, Sideware determined to write off the remaining balance owing by Intermark Corporation, as it appeared that Intermark Corporation might be in financial difficulty, such that legal proceedings against Intermark Corporation to collect the amount owing might not be worthwhile.

Interest income increased from $19,847 for the year ended April
30, 1998 to $27,637 for the eight month period ended December 31, 1998, principally as a result of higher average cash balances during the latter period.

   LOSS FROM DISCONTINUED OPERATIONS

Loss from discontinued operations was $828,725 for the eight month period ended December 31, 1998, compared with $820,492 for the year ended April 30, 1998.

   REVENUES - DISCONTINUED OPERATIONS

During the eight month period ended December 31, 1998 Sideware received $104,982 in revenue compared with $19,054 during the twelve-month period ended April 30, 1998. The principal reason for the increase was an increase in hardware sales to related parties from $0 to $85,524. The hardware sales were made to Braintech, Inc. and Techwest Management Inc.

   COST OF REVENUES - DISCONTINUED OPERATIONS

Cost of sales increased from $12,933 for the fiscal year ended April 30, 1998 to $92,986 for the eight month period ended December 31, 1998. Cost of hardware sold (including equipment sold to Braintech, Inc. and Techwest Management Inc.) increased from $0 to $79,510. Cost of software sold increased from $12,933 to $13,476.

   OPERATING EXPENSES - DISCONTINUED OPERATIONS

Sales and marketing expenses increased from $392,367 for the year ended April 30, 1998 to $491,287 for the eight month period ended
December 31, 1998.    The principal factors which contributed to
this increase included the following:

- Salaries and benefits allocated to sales and marketing increased from $17,767 to $144,145.
-  Trade show costs increased from $130,212 to $161,723.
-  Travel costs increased from $25,476 to $51,289.
- These increases were offset in part by a reduction in marketing and advertising expenses, which decreased from $180,245 to $64,240. During the fiscal year ended April 30, 1998 Sideware paid approximately $111,000 to marketing agents in respect of its previous products, NetNotions and Tagalongs. There were no similar payments during the eight month period ended December 31, 1998.

Research and development expenses decreased from $434,246 for the year ended April 30, 1998 to $349,434 for the eight month period ended December 31, 1998. The principal reason for the decrease was the shorter reporting period covered by the period ended December 31, 1998. On a per month basis, research and development expenses increased from approximately $36,800 per month to approximately $43,700 per month. Salaries and benefits allocated to research and development decreased from $269,845 to $204,552, but were slightly higher on a per month basis, increasing from approximately $22,500 per month to approximately $25,600 per month. Research and development expenses for the eight month period ended December 31, 1998 were reduced by government grants in the amount of $17,039. There were no similar receipts during the eight month period ended April 30, 1998.

   LIQUIDITY AND CAPITAL RESOURCES

At November 30, 2001, Sideware had exhausted substantially all of its cash resources.

During December 2001, Sideware raised $1,350,000 in private placement financing, issuing 13,500,000 shares at a price of $0.10 per share. Under the merger agreement with KnowledgeMax, those proceeds are being used to fund the operations of both companies prior to closing. For the period December 2001 to March 2002, Sideware and KnowledgeMax expect that their monthly expenditures will total approximately $350,000 per month, consisting of approximately:

-  $200,000 per month in salaries; and
- $150,000 per month in general and administrative expenses, including expenses relating to the merger.

In addition to the funds raised by Sideware, KnowledgeMax raised approximately $200,000 in private placement financing during December 2001. Based on the monthly expenditures described above, Sideware and KnowledgeMax believe that the financing they have raised will be sufficient to pay the combined operating expenses of the two companies until approximately the end of March 2002.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - THE CHALK GROUP

Chalk.com Network (Holding) Corp., the parent company of the Chalk Group, was incorporated in January 1999, as part of a corporate reorganization of the Chalk Group. As a result, the eleven month period ended December 31, 1999 is the first period for which financial statements are available for Chalk.com Network (Holding) Corp.

In addition, from January 1999 to September 7, 2001, Chalk.com
Network (Holding) Corporation operated as a private company, and was not under any statutory obligation to prepare audited financial statements. In September 2001, following its acquisition of a majority interest in Chalk.com Network (Holding) Corp., Sideware caused audited financial statements to be prepared for Chalk.com Network (Holding) Corp. for the eight month period ended August 31, 2001 and the year ended December 31, 2000. Financial statements covering these periods are included in this joint proxy statement - prospectus.

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

   EIGHT MONTH PERIOD ENDED AUGUST 31, 2001 COMPARED WITH THE
   YEAR ENDED DECEMBER 31, 2000

   COMPREHENSIVE LOSS

The comprehensive loss for the Chalk Group for the eight month period ended August 31, 2001 was $2,245,172, compared with $7,952,194 for the year ended December 31, 2000.

   REVENUE

Revenue for the eight month period ended August 31, 2001 was $980,648, compared with $1,079,951 for the year ended December
31, 2000.  These figures included the following amounts.

- Revenue from television and airline segment production was $550,668 for the eight month period ended August 31, 2001, compared with $564,558 for the year ended December 31, 2000.
- Revenue from the sale of interactive media content and systems was $429,980 for the eight month period ended December 31, 2000, compared with $515,393 for the year ended December 31, 2000.

Total revenue was approximately equal for the periods compared, but increased from an average of approximately $90,000 per month during 2000 to approximately $120,000 per month during 2001, due principally to more successful sales efforts in the eLearning and eTraining field.

   COST OF SALES

Cost of sales was $1,349,086 for the eight month period ended August 31, 2001, compared with $3,022,110 for the year ended December 31, 2000. These amounts included stock-based compensation expenses of $523 and $552,519, respectively. Excluding stock-based compensation, cost of sales was $1,348,563 for the eight month period ended August 31, 2001, compared with $2,469,591 for the year ended December 31, 2000. In addition to the shorter reporting period ended August 31, 2001, the principal factors contributing to the decrease in cost of sales were the following.

- External production costs decreased from approximately $1,400,000 to approximately $430,000. During 2000 the Chalk Group decreased its production of both advertising vignettes and in-flight video presentations. In addition, the Chalk Group did a greater percentage of its production work with in-house personnel.
- Rent expenses allocated to cost of sales decreased from approximately $185,000 to approximately $53,000. Rent expenses during both periods include payments to David Chalk, then the principal stockholder of the Chalk Group, for use of his personal residence as a film set. During 2001, the Chalk Group reduced those payments, owing to its financial difficulties. In addition, rent expenses for 2000 included an adjustment of approximately $80,000 relating to use of Mr. Chalk's residence as a film set during prior periods. There was no corresponding charge during the eight month period ended August 31, 2001.

   OPERATING EXPENSES

Operating expenses decreased substantially from the year ended December 31, 2000 to the eight month period ended August 31, 2001. During 2001, the Chalk Group reduced its work force substantially, including closing its San Francisco office. In addition figures for the period ended August 31, 2001 cover a shorter period of eight months.

Selling and website operation expenses were $772,571 for the eight month period ended August 31, 2001, compared with $1,984,524 for the year ended December 31, 2000. These amounts included stock-based compensation of $14,880 and $845,276, respectively. Excluding stock-based compensation, selling and website operations expenses were $757,691 for the eight month period ended August 31, 2001, compared with $1,139,248 for the year ended December 31, 2000. On a monthly basis, selling and website operation expenses were approximately constant, at approximately $90,000 per month. The largest component of selling and website operations expenses was salaries, which were approximately $60,000 per month during both periods.

General and administrative expenses were $1,062,766 for the eight month period ended August 31, 2001, compared with $3,824,563 for the year ended December 31, 2000. These amounts included stock-based compensation of $84,037 and $1,037,841, respectively. Excluding stock-based compensation, general and administrative expenses decreased

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

from $2,786,722 to $978,729.  In addition to
the shorter reporting period ended August 31, 2001, the reduction in general and administrative expenses resulted principally from a reduction in salary costs, owing to a reduction in the workforce of the Chalk Group. General and administrative salary expenses were approximately $300,000 for the eight month period ended August 31, 2001, compared with $1,050,000 for the year ended December 31, 2000. On a monthly basis, general and administrative salary costs were approximately $40,000 per month for the eight month period ended August 31, 2001, compared with $90,000 per month during 2000. In addition, professional expenses for the eight month period ended August 31, 2001 were approximately $155,000, compared with approximately $350,000 for the year ended December 31, 2000.

   YEAR ENDED DECEMBER 31, 2000 COMPARED WITH THE ELEVEN MONTH
   PERIOD ENDED DECEMBER 31, 1999

   COMPREHENSIVE LOSS

The comprehensive loss for the Chalk Group for the year ended
December 31, 2000 was $7,952,194, compared with $302,491 for the eleven month period ended December 31, 1999.

   REVENUE

Total revenue for the year ended December 31, 2000 was $1,079,951, compared with $954,904 for the prior eleven month period. The following changes occurred in components of revenue.

- Revenue from television and airline segment production decreased from $954,904 to $564,558. The principal reason was a contraction during 2000 of the efforts of the Chalk
   Group to produce and market in-flight airline broadcasts, owing to losses on airline broadcast contracts.
- Revenue from the sale of interactive media content and systems increased from $0 to $515,393. During 2000, the Chalk Group entered the field of supplying interactive
   Internet media content and systems.

   COST OF SALES

Cost of sales increased from $217,312 for the year ended December 31, 1999 to $3,022,110 for the year ended December 31, 2000. These amounts included stock-based compensation expenses of $0 and $552,519, respectively. Excluding stock-based compensation, cost of sales increased from $217,312 to $2,469,591. The principal factors contributing to this increase were the following.

- Salaries allocated to cost of sales increased from $0 to approximately $500,000. During 1999 substantially all of the production work was done by outside contractors.
   During 2000, a substantial amount of the production work was done by company personnel.
- External production costs increased from approximately $200,000 to approximately $1,400,000. During 2000 the Chalk Group increased its production of both advertising vignettes and in-flight video presentations substantially.
- Rent expenses allocated to cost of sales increased from approximately $15,000 to approximately $185,000. During 2000, the Chalk Group made rental payments to its President and principal stockholder, David Chalk, for use of Mr. Chalk's personal residence as a film set. These payments included an adjustment of approximately $80,000 relating to use of Mr. Chalk's residence as a film set during prior periods.
- Travel expenses allocated to cost of production increased from $0 to approximately $80,000. Travel expenses increased principally because the Chalk Group commenced operations in the United States.
- Payments to airlines for in-flight broadcast time increased from $0 to approximately $280,000, due to new contracts for the broadcast of in-flight video presentations, requiring substantial payments to airlines.

   OPERATING EXPENSES

Operating expenses increased substantially in all categories during 2000, owing to the expansion of the Chalk Group, the opening of new offices in San Francisco, and the hiring of additional personnel.

Selling and website operation expenses increased from $162,625 to $1,984,524. These amounts included stock-based compensation of $0 and $845,276, respectively. Excluding stock-based compensation, selling and website operations expenses increased from $162,625 to $1,139,248. The principal factors contributing to this increase were the following.

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

- Salaries allocated to selling and website operations increased from $0 to approximately $700,000. During 2000 the Chalk Group hired a substantial internal sales force, which it did not have during 1999.
- Travel costs increased from approximately $0 to $110,000, due to the opening of US operations.

General and administrative expenses increased from $850,806 to $3,824,563. These amounts included stock-based compensation of $0 and $1,037,841, respectively. Excluding stock-based compensation, general and administrative expenses increased from $850,806 to $2,786,722. The principal factors which contributed to this increase included the following.

- Professional expenses increased from approximately $55,000 to approximately $350,000. During 2000 the Chalk Group incurred substantial legal costs in connection with a corporate reorganization, involving the incorporation of companies in the United States. The Chalk Group also incurred higher accounting costs, owing to its higher level of activity.
- Salaries allocated to general and administrative expenses increased from approximately $600,000 to approximately $1,050,000, owing to the expansion in the work force of the Chalk Group.
- Rent expenses increased from approximately $30,000 to approximately $260,000, principally as a result of opening an office in the United States.
- Travel costs increased from approximately $90,000 to approximately $250,000.

In addition, the Chalk Group wrote down assets of $75,957 for the year ended December 31, 2000. In conjunction with the audits of the December 31, 2000 and August 31, 2001 financial statements, the Chalk Group performed a physical asset count in September 2001. As a part of that count, the company assessed the existence, usefulness and fair market value of each of its assets. As a result of the count, required write-downs of $75,957 were identified. Because a physical asset count had not been conducted at December 31, 2000, the write-downs were deemed to take place as at December 31, 2000.

   LIQUIDITY AND CAPITAL RESOURCES - THE CHALK GROUP

On acquisition of the Chalk Group, Sideware invested $1 million in the Chalk Group. As at January 4, 2002, the Chalk Group holds cash balances of approximately $208,000.

Current monthly expenditures of the Chalk Group are approximately
$190,000 per month. The principal monthly expenditures are approximately as follows:

   salaries and benefits           -      $115,000 per month
   variable production costs       -       $30,000 per month
   general and administrative      -       $45,000 per month

In addition, during the final quarter of 2001, the Chalk Group spent approximately $275,000 in retiring indebtedness incurred prior to the investment by Sideware.

QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

As at September 30, 2001 Sideware has not entered into or acquired financial instruments that have a material market risk. Sideware has no financial instruments for trading or other purposes and no derivative or other financial instruments with off balance sheet risk. All financial assets and liabilities are due within the next twelve months and are classified as current assets or liabilities in the consolidated balance sheet provided with this prospectus. The fair value of all financial instruments at September 30, 2001 is not materially different from their carrying value.

DESCRIPTION OF PROPERTY

Sideware has moved its head office to 7900 Westpark
Drive, Suite T300, McLean, VA 22102. KnowledgeMax has entered into a lease for these premises, which are intended to serve as the principal executive offices for the combined company following the merger.

Prior to October 2000, Sideware's head office was in North Vancouver, British Columbia. In October 2000, Sideware moved its head office to Reston Virginia, and continued to use the North Vancouver premises as a research and development office. In addition, during 2000 Sideware opened approximately 8 regional sales offices in the United States.

With the contraction of its business during 2001, Sideware has substantially reduced its office premises. During 2001, it closed its regional sales offices. Sideware has also terminated its lease obligations with respect to its Reston head office premises.

Sideware has also terminated its lease obligations relating to its previous U.S. head office premises in Herndon, Virginia. As part of the agreement to terminate that lease, Sideware agreed with the landlord that it will be responsible for a maximum of $30,500 in rent if the new tenant does not pay the required rent.

The premises previously occupied by Sideware in North Vancouver have now been occupied by other companies. However, Sideware remains liable to the landlord if the present tenants fail to pay the rent. The term of the lease which Sideware executed ends in August 2003. If the present tenants default in payment of the rent, the resulting maximum liability for Sideware will be approximately $300,000, based on the rental payments remaining until the end of the lease term.

Sideware has sublet premises which it previously occupied in Atlanta, Georgia. Rent payments under the head lease total approximately $5,800 per month, and Sideware is receiving approximately $4,200 from the sub-tenant. Sideware must pay the difference, and could be liable for the total lease payment if the sub-tenant does not pay the rent. The Atlanta lease ends in April 2003.

The Chalk Group operates from leasehold premises in Burnaby, British Columbia. The lease runs to December 2002, and costs approximately $7,000 per month.

LEGAL PROCEEDINGS

At the date of this joint proxy statement - prospectus, neither
Sideware nor the Chalk Group is party to any material litigation or legal proceedings.

EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY
HOLDERS

Sideware is unaware of any governmental laws, decrees or regulations in force in Canada which restrict the export or import of capital, or the remittance of dividends, interest, or other payments to US residents.
There are no limitations imposed by the laws of the Yukon Territory, or by the Sideware charter or other governing documents, on the right of a non-resident to hold or vote shares of Sideware common stock. However, investments in Sideware common stock could be affected by either the Investment Canada Act (the "Investment Act") or the Competition Act of Canada.

   INVESTMENT ACT REVIEW

The following summarizes the principal features of the Investment Act for a non-resident who proposes to acquire Sideware common stock. The summary is of a general nature only and is not intended to be more; nor is it a substitute of independent advice from an investor's own advisor. The summary does not anticipate statutory or regulatory amendments.

The Investment Act generally prohibits implementation of "reviewable" investments by persons, including governments, who are not "Canadians" as defined in the Investment Act. The prohibition does not apply if the responsible cabinet Minster, after review, is satisfied that the investment is likely to be of a net benefit to Canada.

Whether an investment is "reviewable" under the Investment Act can depend on the nationality of the investor. A US citizen qualifies as a "World Trade Organization Investor." As a result, and subject to the restrictions noted below, an investment in a Canadian business by a US citizen is only reviewable if it is an investment to acquire control of the Canadian business, and if the value of the assets of the Canadian business, as shown on its financial statements, exceeds a specified amount. For 2001 the specified amount was $209 million.

For an investor who does not qualify as a "World Trade Organization Investor", when the target company is not controlled by a World Trade Organization Investor, a more stringent standard applies. An investment is reviewable if it is an investment to acquire control of the Canadian business and the value of the assets of the Canadian business, as shown on its financial statements, is $5 million or more.

A non-Canadian would acquire control of Sideware for purposes of the Investment Act if the non-Canadian acquired a majority of the common stock. The acquisition of less than a majority, but of one-third or more of the common stock, would be presumed to be an acquisition of control unless it could be established that, on acquisition, the company would not be controlled in fact by the acquirer through the ownership of shares of common stock.

In addition to the review provisions, any transaction involving the acquisition of control of a Canadian business, or the establishment of a new business in Canada by a non-Canadian, is a notifiable transaction, and must be reported to Industry Canada by the non-Canadian making the investment either before or within thirty (30) days after the investment.

Certain transactions relating to common shares are exempt from the Investment Act, including:

- an acquisition of common shares by a person in the ordinary course of that person's business as a trader or dealer in securities;
- an acquisition of control of the company in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions of the Investment Act; and
- an acquisition of control of the company by reason of an amalgamation, merger, consolidation or corporate reorganization, following which the ultimate direct or indirect control in fact of the company, through the ownership of common shares, remains unchanged.

   COMPETITION ACT REVIEW

Investments giving rise to the acquisition or establishment, directly or indirectly, by one or more persons of control over, or a significant interest in the whole or part of, a business of a competitor, supplier, customer, or other person are subject to substantive review by Canada's Competition Law Authority, the Director of Investigation and Research.

If the Director concludes that a merger, whether by purchase or lease of shares or assets, by amalgamation or by combination, or otherwise, prevents or lessens, or is likely to prevent or lessen competition substantially, he may apply as may be necessary to eliminate the substantial lessening or prevention of competition. The substantive merger review power applies to all mergers, whether or not they meet limits for pre- notification under the Competition Act.

In addition to substantive merger review, the Competition Act provides for a pre-notification regime respecting mergers of certain size. The regime applies in respect of share acquisitions, asset acquisitions, amalgamations, and combinations. This filing refers specifically to share acquisition, although the pre-notification regime applies, with the appropriate modification, to other types of acquisition of control as well.

In order for a share acquisition transaction to be pre-notifiable, the parties to the transaction (being the person or persons who proposed to acquire shares, and the corporation the shares of which are to be acquired), together with their affiliates (being all firms with a 50% or more voting shares linkage up and down the chain), must have:

- aggregate gross assets in Canada that exceed C$400,000,000 in value, as shown on their audited financial statements for the most recently completed fiscal year (which must be within the last fifteen (15) months); or
- aggregate gross revenue from sales in, from, or into Canada that exceed C$400,000,000 for the most recently completed fiscal year, as shown on the financial statements; and
- the party being acquired or corporations controlled by that party must have gross assets in Canada, or gross revenues from sales in or from Canada, exceeding C$35,000,000 as shown on the financial statements.

Acquisition of shares carrying up to 20% of the votes of a publicly traded corporation, or 35% of the votes in a private corporation, will not be subject to pre-notification, regardless of the above thresholds. However, exceeding the 20% or the 35% threshold, and again exceeding the 50% threshold, gives rise to an obligation of notification if the applicable size threshold is met.

If a transaction is pre-notifiable, a filing must be made with the Director containing the prescribed information with respect to the parties, and a waiting period, (either seven or twenty-one days, depending on whether a long or short form filing is chosen) must expire prior to closing.

As an alternative to pre-notification, the Director may grant an Advance Ruling Certificate which exempts the transaction from pre-notification. Advance Ruling Certificates are granted where the Director concludes, based on the information

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provided to him, that he would not have sufficient grounds on which to apply to the Competition Tribunal to challenge the transaction.

TAXATION

This section summarizes the current principal Canadian federal income tax considerations applicable to the holding and disposing of common shares of Sideware by a holder of our common shares who is resident in the United States of America, who has never been a resident of Canada, and who holds common shares solely as capital property (a "U.S. Holder"). This summary is based on the current provisions of the Income Tax Act of Canada, the regulations thereunder, all amendments thereto publicly proposed by the government of Canada to the date hereof, the published administrative practices of the Canada Customs and Revenue
Agency, and on current provisions of the Canada-United States
Income Tax Convention, 1980, as amended (the "Treaty"). Except as otherwise expressly provided, this summary does not take account of any provincial, territorial or foreign tax law or treaty. It has been assumed that all currently proposed amendments will be enacted substantially as proposed and that there is no other relevant change in any governing law or practice, although no assurance can be given in these respects.

THIS SUMMARY IS NOT INTENDED TO INCLUDE ALL CIRCUMSTANCES IN WHICH A DISPOSITION OF COMMON SHARES MIGHT OCCUR. THIS SUMMARY DOES NOT CONSTITUTE, AND SHOULD NOT BE CONSTRUED TO CONSTITUTE, TAX ADVICE TO ANY PARTICULAR READER. READERS ARE, THEREFORE, ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR INDIVIDUAL CIRCUMSTANCES.

THIS SUMMARY CONTAINS INFORMATION RELATING ONLY TO PROVISIONS OF CANADIAN FEDERAL INCOME TAX LAW, AS SET OUT ABOVE. THIS SUMMARY DOES NOT INCLUDE INFORMATION RELATING TO THE PROVISIONS OF ANY TAXATION LEGISLATION OF THE UNITED STATES OF AMERICA OR ANY STATE THEREOF. READERS WHO ARE OR MAY BE SUBJECT TO LIABILITY TO TAX UNDER ANY LEGISLATION OF THE UNITED STATES OF AMERICA, OR ANY STATE THEREOF, ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO SUCH LIABILITY.

   DIVIDENDS ON COMMON SHARES

Under the Income Tax Act, amounts paid or credited or deemed paid or credited on account of dividends to holders of common shares that are resident in a country other than Canada will be subject to withholding tax of 25% of the amount of the dividend. The rate of withholding tax may be reduced pursuant to the terms of a bilateral income tax treaty between Canada and the country in which a holder of common shares is resident. In certain circumstances, the purchase by Sideware of its common shares may result in a deemed dividend.

Under the Treaty, if the recipient of a dividend on the common shares is the beneficial owner of such dividends and is considered to be a resident of the United States for purposes of the Treaty, the rate of Canadian withholding tax on such dividends will generally be reduced to 15% of the amount of such dividends or, if the recipient is a corporation which owns at least 10% of Sideware's voting stock, to 5% of the amount of such dividends.

   DISPOSITION OF COMMON SHARES

A holder of common shares who is not resident in Canada will not be subject to tax under the Income Tax Act in respect of any capital gain, or be entitled to deduct any capital loss, realized on a disposition of the common shares unless at the time of such disposition such common shares constitute "Taxable Canadian Property" of the holder for purposes of the Income Tax Act and the holder is not entitled to relief under a bilateral income tax treaty between Canada and the country in which the holder of the common shares is resident. If the holder is not entitled to relief under a tax treaty, one half of the gain arising on a disposition of Taxable Canadian Property will be taxable at the rates that approximate the rates applicable to residents of Canada.

Sideware common shares will not generally constitute "Taxable Canadian Property" at a particular time if they are listed on a prescribed stock exchange (which includes the Toronto Stock Exchange) at that time. However, a holder's common shares and rights to acquire common shares or interests in common shares will be considered "Taxable Canadian Property" if the holder uses or holds, or is deemed to use or hold, such shares in, or in the course of carrying on, a business in Canada, or if at any time during the five year period immediately preceding the disposition of such common shares, the non-resident holder and persons with whom the non-resident holder did not deal at arm's length owned, had rights to acquire, or had interests in 25% or more of the issued shares of any class.

Under the Treaty, any gain from a disposition of common shares by a person who is considered a resident of the United States for purposes of the Treaty may be exempt from Canadian tax even if the shares constitute Taxable Canadian Property. This exemption will apply if, at the time of disposition, the value of the common shares did not derive principally from Canadian real property and such shares do not form part of the business property of a permanent establishment of the holder in Canada or pertain to a fixed base available to the holder in Canada for the purpose of performing independent personal services.

              INFORMATION ABOUT KNOWLEDGEMAX

OVERVIEW

KnowledgeMax is a privately held company incorporated in the State of Delaware and located in metropolitan Washington D.C.'s technology corridor. KnowledgeMax has developed a supply chain management system which it believes will significantly change the way corporations and other organizations select, purchase, and deliver knowledge resources and education to their professional employees. Through KnowledgeMax's solution, corporations can select and make available to employees throughout the organization a wealth of inter-related learning and knowledge resources at a measurable and controllable cost.

KnowledgeMax's eLearning desktop incorporates proprietary technologies and connects to multiple databases of learning content and knowledge resources, utilizing an integrated internet-enabled backplane. KnowledgeMax's marketing approach is to provide corporate users with an integrated desktop containing value-added services as a means to bind its clients to KnowledgeMax's enterprise eLearning and knowledge resource centers, using a co-branded corporate delivery structure.

KnowledgeMax has assembled an experienced and complementary executive team that brings to KnowledgeMax expertise in general business, traditional and electronic publishing, corporate education, the information industry, internet/intranet integration, and information technology. KnowledgeMax's senior executives have launched and developed new business ventures and have experience managing both privately held and publicly traded companies. They have experience in international marketing and distribution, strategic partnering technology and enterprise platform development, and capital raising.

INDUSTRY BACKGROUND

According to Training Magazine's 1999 Industry Report, the market for education, including both instructor-led and technology-enabled (e.g. online, computer-based, or video) is more than $62 billion in the U.S. for corporations (employer-sponsored learning) and of this $62 billion, U.S. organizations spend more than half ($34 billion) on professionals and managers. According to Eduventures, Inc., companies in the training market generated revenues of $26.7 billion in 1999, a 10% growth over 1998, and overall training budgets grew 23.5% with outsourcing growing at 51.5%. Fueling the market is a strong demand for effective development and retention of knowledge resources within corporations.

With growing concern over competition, the need to retain the best and most qualified professionals (even in an economic downturn), and the attrition of dedicated in-house knowledge professionals, corporations are facing ever-increasing pressure to treat the knowledge of workers as a primary asset of the firm and a key source of competitive advantage. KnowledgeMax believes that leading organizations have realized that effective internal education, development, and access to knowledge resources are critical to both retaining valuable employees and increasing their capabilities at a reasonable cost. Consolidation in a variety of industries such as finance, telecommunications, and energy, is fostering the need to retrain displaced personnel.

Investment in the education of the workforce has always been a significant corporate expense - according to Training and Development Magazine, companies spend between $500 and $3,500 for each employee. However this outlay has generally been inefficiently spread across an uncoordinated and undirected array of educational offerings from multiple vendors. Today, few companies can accurately determine the return on training investments due to a lack of consolidated data and supporting measurement criteria. Without central control of education and training activities, organizations often make unnecessary and duplicate investments, acquire materials of uneven quality, disseminate at significant expense and find that much of their effort is ineffective.

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Numerous organizations have begun to embrace the "next wave" of technological innovation - the corporate university - as a way of consolidating educational investment and controlling the focus of employee education. Corporate University Xchange, a US corporate education research and consulting group, estimates that over the past 15 years the number of corporate universities grew from 400 to about 2,000, and it estimates that by the end of the decade the number of corporate universities will exceed 3,700. KnowledgeMax believes that organizations are now searching for an "out-of-the-box" solution for their corporate universities.

The supply of education and training products and services has traditionally been fragmented into many small players and a handful of larger providers, each targeting only specific "islands of learning content," and delivered in classroom settings that often require expensive travel and critical time away from the workplace. The development of electronic distribution technologies has greatly reduced the time and cost of providing education while increasing the flexibility and customization of learning programs.

VALUE PROPOSITION

KnowledgeMax has developed an enterprise knowledge platform to provide an off-the-shelf procurement and delivery service that supports an enterprise-wide knowledge and eLearning solution. The system manages transactions, while responding to the changing needs of its clients. The system enables clients to track expenditures across their organizations, and leverage the capabilities of technology-based educational and knowledge products, including books, online courseware, training videos, and books on tape.

KnowledgeMax believes that the efficiencies provided by its supply chain management system can generate significant cost savings for its corporate clients. KnowledgeMax believes that its clients' employees will benefit from a one-stop shop for a wealth of knowledge resources, access to personalized learning anytime and at anyplace, the empowerment to learn and develop their careers, and the support and explicit sponsorship of their employers. KnowledgeMax also believes that the direct access to the corporate desktop to be provided by its system will give many learning and information content partners a superior distribution channel to millions of professionals worldwide.

PRODUCTS AND SERVICES: THE VIRTUAL KNOWLEDGE RESOURCE CENTER

KnowledgeMax creates added value beyond simple aggregation of content with a variety of services, including its own expert advice on the selection of materials. KnowledgeMax also offers additional content that includes excerpts of leading business books, product descriptions, reviews of new offerings, suggested reading lists, and proprietary online knowledge resources including:

 - KnowledgeNetwork: A proprietary online database created by KnowledgeMax, containing courses, videos, audiotapes, and online excerpts of business books in over fifty categories. The system functions like a consultant and an expert business librarian, providing employees with a variety of ready-to-go materials.

 - Experts Online: Instant access to writing by more than 800 business leaders, consultants and academics such as Norman Augustine, Warren Bennis, Edwards Deming, Peter Drucker, Andrew Grove, Michael Hammer, Rosabeth Moss Kanter, Tom Peters, Michael Porter, Peter Senge, and Jack Welsh.

 - Virtual Business SchoolTM: The Virtual Business SchoolTM is a proprietary learning system organized into recommended courses for independent learning. The Virtual Business SchoolTM features current best practices and thinking on critical business issues, including Business Strategy, Growth and Innovation, The Learning Organization, Managing Quality, People Skills, Teams and Teamwork, Marketing, Salesmanship, and Sales Strategy.

 - BookFinder - information on over 2.5 million books with one of the most powerful search systems available for books, including 100,000 searchable tables of contents and lists of books in 12,000 business subject categories.

 -  E-Learning - hundreds of Web-based courses and Computer-
    Based Training (on CD-ROMs) from numerous respected content providers in one convenient database.

 - Videos/Tapes - a single source for hundreds of training videos and business books on tape.

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In the future, KnowledgeMax plans to offer premium services that enable client organizations to integrate their content into the KnowledgeMax platform, take advantage of the KnowledgeMax supply chain infrastructure to provide an internal and external distribution channel for client content, and deliver specialized events and learning opportunities to the end-user desktop. KnowledgeMax expects that the first of its premium service offerings will be "Print on Demand", providing on-demand printing or CD/CDR replication for books and bound publications and documents. This feature will provide the client with the ability to deliver volatile information without incurring the upfront costs of volume commitments, printing, and warehousing. KnowledgeMax's supply chain process is expected to enable the client to completely outsource this function to KnowledgeMax.

INFRASTRUCTURE ASSETS

KnowledgeMax currently operates a proprietary search engine developed with the assistance of leadSOFT, which incorporates content management, user authentication, registration, tailored purchasing protocols, and eCommerce functionality.

KnowledgeMax's eCommerce services will offer a number of combinations of purchasing options, including automatic purchase orders and required charge back codes to fit different corporate purchasing protocols.

Orders for books placed through the system are directed to KnowledgeMax's strategic partner and investor, Baker & Taylor, and drop-shipped from Baker & Taylor's warehouse. Koen Books and Pearson Education also provide book fulfillment directly to the end user. Other learning products, when added, are expected to be fulfilled by Baker & Taylor or made available through business alliances with owners of the content.

SALES AND MARKETING

KnowledgeMax promotes its services through executive direct sales at the enterprise level, marketing to the ultimate employee end user within an organization, and assisted distribution through service partners and value-added reseller partners. This multi-tiered approach is designed to capture new customers and maximize the business conducted with existing customers:

- Enterprise: A dedicated sales force solicits sales to new clients.
- Partnerships: KnowledgeMax is focused on creating strategic relationships, such as co-branding and co-marketing, with established service and product vendors in related markets.
- End-User: KnowledgeMax intends to establish a client services group to expand its existing relationships.

CLIENTS

KnowledgeMax has contracts with several customers, of which the largest is IBM. To date, IBM has accounted for the majority of KnowledgeMax's revenue. If KnowledgeMax were to lose one of its key contracts or if sales to its key customers were reduced materially, it would have a material adverse effect on KnowledgeMax's results of operations.

INTELLECTUAL PROPERTY

The success and ability of KnowledgeMax to compete are dependent on its ability to develop and maintain the proprietary aspects of its technology and operate without infringing on the proprietary rights of others. KnowledgeMax relies on a combination of trademark, trade secret and contractual restrictions to protect the proprietary aspects of its technology and license arrangements to use the proprietary technology of others. These legal protections afford only limited protection for KnowledgeMax technology. KnowledgeMax holds no patents and has not filed any patent applications with the United States Patent and Trademark
Office. KnowledgeMax seeks to limit disclosure of KnowledgeMax intellectual property by requiring employees and consultants with access to proprietary information to execute confidentiality agreements with KnowledgeMax and by restricting access to its source code. Due to rapid technological change, KnowledgeMax believes that factors such as the technological and creative skills of its personnel, new product developments and enhancements to existing products are more important than the various legal protections of its technology to establishing and maintaining a technology leadership position.

                                 108
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Despite the efforts of KnowledgeMax to protect its proprietary rights, unauthorized parties may attempt to copy aspects of KnowledgeMax technology or to obtain and use information that KnowledgeMax regards as proprietary. Litigation may be necessary in the future to enforce the intellectual property rights of KnowledgeMax, to protect its trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any litigation could result in substantial costs and diversion of resources and could cause the business and financial results of KnowledgeMax to suffer. There can be no assurance that the means of KnowledgeMax of protecting its proprietary rights will be adequate or that competitors will not independently develop similar technology. Any failure to meaningfully protect KnowledgeMax property could cause its business and financial results to suffer.

SUPPLIERS AND STRATEGIC PARTNERS

KnowledgeMax has formed a number of strategic relationships to support operations, to provide premium services, and to grant access to a broad pipeline of content in order to provide a suite of the "best-of-breed" education and training products available:

- Baker & Taylor, one of the world's largest book, video, and audio wholesalers (with over 10 million books in stock), is a stockholder and a key strategic partner of KnowledgeMax, and has been engaged to fulfill KnowledgeMax's book orders directly to KnowledgeMax's clients. In turn, KnowledgeMax provides an outlet for Baker & Taylor to reach the corporate market.
- leadSOFT, a leading provider of search engines in the publishing industry, is both the developer of the search engine technology and a stockholder of KnowledgeMax.
- Koen Books, another large wholesaler, fulfills and ships book orders worldwide.
- Pearson Education, one of the leading providers of IT and business books and educational materials, provides books and other educational materials to KnowledgeMax customers.
- KnowledgeMax has over fifty agreements with providers of courseware, eLearning, videotapes, databases, journals, and publications and research reports, which it is in the process of aggregating into its system.

COMPETITION

The corporate learning market is highly fragmented and extremely competitive with many new companies emerging to capitalize on the growing corporate eLearning space. Many firms are solely concentrating on developing original learning content (books, tapes, CDs, videos, online courseware, interactive simulations, etc.). However, KnowledgeMax and its most direct competitors focus on supplying distribution and services in the corporate education and training industry.

Many of KnowledgeMax's competitors have greater financial resources and more experience than KnowledgeMax. Smaller companies may also prove to be significant competitors, particularly through arrangements with large corporate collaborators.

KnowledgeMax anticipates that it will face increased competition in the future as new companies enter the market and advanced technologies become available. KnowledgeMax's competitors may develop more effective or more affordable technologies or services than KnowledgeMax can provide, thus rendering
KnowledgeMax's technologies and/or services obsolete or uneconomical.

EMPLOYEES

As of January 1, 2002, KnowledgeMax employs 16 fulltime employees and four independent contractors. Of these employees and contractors, six are in executive or administrative positions, three are in editorial, nine are in information technology, and two are in sales and business development. KnowledgeMax believes that its professional employees are trained and skilled and that its ability to continue to provide products and services to its existing clients and to expand its business is highly dependent upon retaining its existing professionals and attracting additional professionals with the requisite credentials. The competition for these types of employees is intense and the loss of a significant number of its professional staff could have a material adverse effect on the company. KnowledgeMax believes that its relationship with its employees is good and none of its employees are represented by a collective bargaining unit.

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FACILITIES

KnowledgeMax leases its principal executive offices at 7900 Westpark Drive, Suite T300, McLean, VA 22102. KnowledgeMax entered into a lease for those premises on January 9, 2002. The term of the lease runs to March 1, 2003, and KnowledgeMax has the right to renew the lease for a further three years. The rent is $12,030.33 per month and the area of the premises is 8,492 square feet. KnowledgeMax owns no real property.

LEGAL PROCEEDINGS

KnowledgeMax is not currently subject to any material legal proceeding, nor to its knowledge, is any material legal proceeding threatened against it.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

  OVERVIEW

KnowledgeMax, Inc. was incorporated under the laws of the State of Maryland in May 1998. KnowledgeMax succeeded to the business of The Leadership Library, a private startup company, through a merger with the Leadership Library Limited Partnership in June 1998 and a subsequent merger with its general partner, The Learning Library, Inc. in June 2000. In June 2000, KnowledgeMax reincorporated under the laws of the State of Delaware.

To date, KnowledgeMax has been primarily engaged in developing the KnowledgeMax.com website, a book-selling, e-Commerce, and e-Learning database platform for companies to select, purchase, and deliver knowledge resources and education to their employees.

In March 2001, KnowledgeMax obtained its first contract to fulfill orders through the website, and began generating revenues in May 2001. Prior to May 2001, KnowledgeMax devoted all of its efforts to the development of its website and was considered a development stage company.

KnowledgeMax recognizes revenue from the sale of books and learning materials, net of any discounts or promotions, when the products are received and accepted by the customer. KnowledgeMax takes title to the books upon transfer to the shipper and assumes risks and rewards of ownership, including risk of loss while the products are in transit to the customer, and for collection. KnowledgeMax does not act as an agent or broker for the supplier.

General and administrative expenses consist of payroll and related expenses for all company personnel, facilities expense, professional fees, travel, sales and marketing, depreciation and amortization, and other corporate expenses.

Research and development costs consist of expenses incurred in the development of KnowledgeMax's e-Commerce and e-Learning database platforms. These costs were primarily for software development firms engaged to develop and implement KnowledgeMax's website, e-Commerce and database platform and for staff costs to manage and implement the development effort. These systems have undergone substantial revision and are expected to be upgraded and improved on a continual basis. To date, these costs have been expensed in the periods incurred due to the short useful life of these development efforts.

   RESULTS OF OPERATIONS

   NINE MONTH PERIOD ENDED SEPTEMBER 30, 2001 COMPARED WITH
   THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2000

   REVENUES

KnowledgeMax signed a contract with a customer in the first quarter of 2001 and began generating revenues in the second quarter of 2001. Total revenues generated during the nine months ended September 30, 2001 were $355,983. Revenues in the nine month period ended September 30, 2001 consisted entirely of the sale of books supplied by national book wholesalers. There were no customers or revenues during 2000.

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

   COST OF REVENUES

The cost of revenues in 2001 was from the products purchased to fulfill customer orders generated during the period. Cost of revenues for the nine month period ended September 30, 2001 was $315,376, which included $177,470 of products purchased from a related party.

   OPERATING EXPENSES

Total operating expenses for the nine month period ended
September 30, 2001 were $1,026,712.  These consisted of:

-  sales and marketing expenses of $10,681;
-  general and administrative expenses of $323,921;
-  payroll, benefits and payroll taxes of $452,636; and
-  research and development expenses of $239,474.

Total operating expenses for the nine month period ended
September 30, 2000 were $1,574,334.  These consisted of:

-  general and administrative expenses of $786,249;
-  payroll, benefits and payroll taxes of $434,789; and
-  research and development expenses of $353,287.

General and administrative expenses declined from 2000 to 2001 due to reduced legal and operational expenses. Sales and marketing efforts commenced during 2001, and are expected to increase in future periods.

In connection with the merger, an option to purchase 150,000 shares of KnowledgeMax common stock, held by E. Linwood Pearce, the Chairman and co-CEO, will vest and become exerciseable. This event will result in a one-time non-cash compensation charge equal to the difference between the fair market value of the company's common stock at the time of closing the merger and the $1.00 exercise price of the option, multiplied by the number of shares subject to the option, 150,000. Based on the market value of Sideware stock on February 7, 2002, and assuming a conversion ratio of 24.35, KnowledgeMax presently estimates that the amount of the charge will be approximately $251,775. However, the charge may ultimately be materially more or less than this amount if the price of Sideware stock fluctuates prior to the closing of the merger.

   OTHER INCOME (EXPENSE)

Other expense consists primarily of interest charges incurred with the financing activities of KnowledgeMax. Total interest expense for the month period ended September 30, 2001 was $86,898, as compared to $560,810 for the prior year period. Interest expense decreased in 2001 due to the conversion of convertible promissory notes into preferred stock during 2000, and due to a one-time beneficial conversion charge in connection with the conversion of the Series A convertible notes into Series A convertible Preferred Stock of $371,801, incurred in 2000.

   YEAR ENDED DECEMBER 31, 2000 COMPARED WITH THE YEAR ENDED
   DECEMBER 31, 1999

   REVENUES

KnowledgeMax did not generate any revenues prior to June 2001.

   OPERATING EXPENSES

Total operating expenses for the year ended December 31, 2000 were $2,014,472. These consisted of:

-  general and administrative expenses of $711,410;
-  payroll, benefits and payroll taxes of $823,605; and
-  research and development expenses of $479,457.

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

Total operating expenses for the year ended December 31, 1999 were $1,315,076. These consisted of:

-  general and administrative expenses of $413,137;
-  payroll, benefits and payroll taxes of $454,014; and
-  research and development expenses of $447,925.

General and administrative expense increased during 2000, as compared to 1999, due to increased legal, accounting, and operational expenses.

Payroll, benefits, and payroll taxes increased during 2000, as compared to 1999, as KnowledgeMax hired a co-chief executive officer and other additional staff, and increased staff salaries.

Increased research and development expenses were incurred during 2000, as compared to 1999, as greater development efforts were required for the KnowledgeMax system during 2000.

   OTHER INCOME (EXPENSE)

Other expense consists primarily of interest charges incurred with the financing activities of KnowledgeMax. Total interest expense for the year ended December 31, 2000 was $593,261, as compared to $86,380 for 1999. Interest expense increased due to the issuance of additional convertible promissory notes during 2000, and a one-time beneficial conversion charge in connection with the conversion of the Series A convertible notes into Series A convertible Preferred Stock of $371,801.

   YEAR ENDED DECEMBER 31, 1999 COMPARED WITH THE YEAR ENDED
   DECEMBER 31, 1998

   OPERATING EXPENSES

Total operating expenses for the year ended December 31, 1998 were $768,673. These consisted of:

-  general and administrative expenses of $185,967;
-  payroll, benefits and payroll taxes of $309,207; and
-  research and development expenses of $273,499.

General and administrative expense increased during 1999, as compared to 1998, due to increased legal, accounting, and operational expenses. Payroll, benefits and payroll taxes increased during 1999, as compared to 1998, as KnowledgeMax hired additional employees. Increased development expenses were incurred during 1999, as compared to 1998, as research and development efforts increased during 1999.

   OTHER INCOME (EXPENSE)

Other expense consists primarily of interest charges incurred with the financing activities of KnowledgeMax. Total interest expense for the year ended December 31, 1999 was $86,380 as compared to $18,529 for 1998. Interest expense increased due to the issuance of convertible promissory notes during 1999.

   LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2001, KnowledgeMax had $51,744 of cash and cash equivalents. KnowledgeMax had current liabilities of approximately $1.95 million, and an accumulated deficit of approximately $6.14 million. KnowledgeMax has consistently funded its operations through stock issuances and by issuing promissory notes which, in most cases, were subsequently converted to equity. KnowledgeMax has also funded work and operations by granting common stock in exchange for accrued compensation and for services.

With the signing of its first customer in 2001, KnowledgeMax started to generate revenue and incur costs of revenues. As of September 30, 2001 KnowledgeMax had accounts receivable of $151,080. Revenues from current customers are not expected to be sufficient to fund operations.

KnowledgeMax used cash in operating activities of $731,211 for the nine month period ended September 30, 2001. The cash for operations was funded by issuance of $125,000 of convertible debt, issuance of a $70,000 promissory note, and $602,500 received from the issuance of preferred stock to investors. During 2001, KnowledgeMax secured a lease line of credit in the amount of $300,000 for the purchase of equipment and services. KnowledgeMax purchased approximately

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

$78,000 of equipment during the period.  There was approximately
$220,000 available under the lease at September 30, 2001.

Subsequent to September 30, 2001, and in connection with the proposed merger, KnowledgeMax was able to renegotiate the terms of a significant portion of its current liabilities and convert a substantial portion of the outstanding liabilities into equity.

KnowledgeMax's growth has required, and will continue to require, substantial capital to fund expanding working capital needs, new business initiatives, and capital expenditures. To date, the funding of these requirements has come primarily from outside investors. While outside investors have historically provided the required funding, they have no obligation to continue to do so. KnowledgeMax intends to seek additional funding from investors, which funding may be in the form of debt, equity, or some combination. There can be no assurance of continued funding by outside investors or other sources or that such funding will be on favorable terms to KnowledgeMax.

KnowledgeMax expects to continue to focus on developing and enhancing its software and website applications as well as expanding its service offerings and revenues, however, KnowledgeMax anticipates generating operating losses and negative cash flows from operations for the foreseeable future. The markets KnowledgeMax is pursuing are highly competitive and there can be no assurance that KnowledgeMax's service offerings will be successful, or that KnowledgeMax will ever generate operating profits or positive cash flows.

KnowledgeMax has a limited operating history and its prospects are subject to the risks, expenses, and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop a viable online delivery service, inability to maintain and increase its customer base and interruptions of service from the Internet service provider that hosts KnowledgeMax's website, as well as other risks and uncertainties.

KnowledgeMax has experienced operating losses and negative cash flows from operations since its inception, has working capital and stockholders' deficiencies and has been unable to repay certain obligations when due, as a result of efforts to construct, develop, and market its website and as a result of efforts to design, develop, and market its book-selling knowledge resources and education to customers and their employees.

KnowledgeMax's plan of operation for the next twelve months involves continuing to further develop its platform through its ongoing research and development efforts. KnowledgeMax also expects to increase its focus on sales and marketing to generate revenues now that the company's online book selling service is operational. Given the current cash position of KnowledgeMax and the anticipated capital resources of the combined company following the merger, including the proceeds from the sale of Sideware's interest in the Chalk Group, it is expected that KnowledgeMax will be able to satisfy its cash requirements for approximately five months. Therefore, it is likely that the company will need to raise additional funds during the next
twelve months in order to fund its operations.   There can be no
assurance that such additional funds will be available on terms that the company finds acceptable, if at all.

These factors described above, either individually or in the aggregate, could have an adverse effect on KnowledgeMax's financial condition and future operating results and create an uncertainty as to KnowledgeMax's ability to continue as a going concern.

QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

As of September 30, 2001, KnowledgeMax has not entered into or acquired financial instruments that have a material market risk. KnowledgeMax has no financial instruments for trading or other purposes and no derivative or other financial instruments with off balance sheet risk. All financial assets and liabilities are due within the next twelve months, except for $46,139 of capital lease obligations which are due after 12 months, and are classified as current assets or liabilities in the unaudited condensed balance sheet provided with this prospectus. The fair values of all financial instruments at September 30, 2001 is not materially different from their carrying values.

KnowledgeMax does not enter into hedging or derivative securities transactions that would subject it to market risk. KnowledgeMax does not enter into transactions in foreign denominated currencies and does not have any material obligations that are subject to volatility in foreign currency exchange rates or interest rates.

    MATERIAL CONTRACTS BETWEEN SIDEWARE AND KNOWLEDGEMAX

Prior to the negotiation of the merger, there were no material business dealings between Sideware and KnowledgeMax.

Subsequent to signing the merger agreement, Sideware has completed a private placement financing in the amount of $1,350,000. Under the merger agreement, private placement funds raised by Sideware are being used to fund the operations of both companies. Additional information is contained under "THE MERGER
- Conduct of business prior to merger" and "THE MERGER -
Termination, loan repayment, and liquidated damages".

           EXECUTIVE AND DIRECTOR COMPENSATION

The following compensation arrangements have existed with respect to individuals who are directors or executive officers of Sideware, and who are expected to remain with Sideware following the merger.

James L. Speros. During 1999 Mr. Speros was paid a salary of $8,000 per month from January to April, $11,500 per month from May to October, and $15,000 per months during November and December. During 2000, Mr. Speros was paid a salary of $250,000. During 2001, Mr. Speros agreed to reduce his salary to $200,000 per year, in view of the reduced cash resources of Sideware. By written amendment dated November 27, 2001, Mr. Speros agreed to reduce his salary further to $170,000 per year. In December 2001, Mr. Speros agreed to accept 98,737 shares of Sideware in lieu of one half of his salary for the months of November and December 2001. Mr. Speros' amendment agreement also provides that if another Sideware employee earns a salary greater than that earned by Mr. Speros, Mr. Speros shall automatically receive a raise to match the other employee's salary up to a maximum of $250,000 annually.

Mr. Speros also holds options to purchase 1,175,000 shares of Sideware common stock, all of which have vested.

In April 2001, Mr. Speros entered into a Change of Control Severance Agreement which entitled him to up to two years salary and bonus if his employment was terminated within specified periods either before or after a change in control of Sideware. Under the November 27, 2001 amendment agreement, the maximum cash payout to Mr. Speros in the event of termination of his employment was reduced to $170,000.

Kenneth R. Thornton. Commencing in July 2001, Mr. Thornton received a salary of $6,500 per month as Chairman of Sideware.
In December 2001, Mr. Thornton agreed to accept 45,303 shares of Sideware common stock in lieu of one half of his salary for the months of November and December 2001. Mr. Thornton holds options to purchase 950,000 shares, all of which have vested.

Jay Nussbaum. Mr. Nussbaum has not received a salary from Sideware. He holds options to purchase 600,000 shares.

Jack Kemp. Mr. Kemp has not received a salary from Sideware. He holds options to purchase 150,000 shares.

John Shoemaker. Mr. Shoemaker has not received a salary from Sideware. He holds options to purchase 150,000 shares.

Rahul Bardhan. Mr. Bardhan's salary during 2000 and at the commencement of 2001 was $250,000 per year. In March 2001, Mr. Bardhan was also paid a bonus of $60,000 in respect of the fiscal year ended December 31, 2000. During 2001, in view of the reduced cash resources of Sideware, Mr. Bardhan accepted a series of salary reductions which reduced his monthly salary to the equivalent of $170,000 per year. By written amendment dated November 27, 2001, Mr. Bardhan agreed to reduce his salary to $170,000 per year. In December 2001, Mr. Bardhan also agreed to accept 48,788 shares of Sideware in lieu of one half of his salary for the month of November 2001.

In August 2000, Mr. Bardhan entered into a Change of Control Severance Agreement which entitled him to up to two years salary and bonus if his employment was terminated within specified periods either before or after a change in control of Sideware. Under the November 27, 2001 amendment agreement, the maximum cash payout to Mr. Bardhan in the event of termination of his employment was reduced to $170,000. The November 27, 2001 agreement is subject to Sideware either completing the merger with KnowledgeMax or raising $5 million in financing by June 30, 2002.

Mr. Bardhan also holds options to purchase 1,800,000 shares, of which 1,400,000 have vested.

The following tables summarize compensation paid to all individuals who are expected to remain with Sideware following the merger, and who qualified as Named Executive Officers of Sideware or KnowledgeMax during the years ended December 31, 2001, 2000, or 1999.

The term "Named Executive Officer" includes:

-  a corporation's chief executive officer; and
- a corporation's four most highly paid executive officers other than the chief executive officer;

except that no disclosure is provided for any individual, other than a chief executive officer, whose total annual salary and bonus do not exceed $100,000.

       SUMMARY COMPENSATION TABLE - SIDEWARE




                           Annual Compensation            Long Term Compensation
Name and                                                         Awards                    All other
Principal        Period                                  Restricted   Securities         Compensation
Position          Ended    Salary   Bonus     Other         Stock     Underlying
                mm/dd/yy                                    Awards    Optons/SARs


James Speros,   12/31/01   $196,191   -         -             -            800,000        -
President, CEO  12/31/00   $225,000   -         -             -                  -        $54,000 (1)
(since Oct.     12/31/99   $136,250  $ 50,000   -             -            125,000        -
15, 2000)


Rahul Bardhan,  12/31/01   $245,191   -         -             -            800,000        -
Chief           12/31/00   $ 63,550  $ 60,000   -             -          1,000,000        -
Technology
Officer



1.  This amount represents a club membership purchased for Mr. Speros.


               SUMMARY COMPENSATION TABLE - KNOWLEDGEMAX


                           Annual Compensation           Long Term Compensation
Name and                                                         Awards
Principal        Period                                  Restricted   Securities
Position          Ended    Salary   Bonus     Other         Stock     Underlying
                mm/dd/yy                                    Awards    Optons/SARs


E. Linwood      12/31/01   $89,375    -         -         $151,136(1)      -
 Pearce,
 Chairman,
 Co-CEO

Edwin           12/31/01   $90,625    -         -         $87,737 (2)      -
 Grosvenor,
 Founder,
 Co-CEO

Donna Lynn,    12//31/01   $54,167    -         -        $116,101 (3)      -
 COO and
 President

Alan Sultan    12//31/01   $90,625    -         -         $66,622 (4)      -
 Vice
 President,
 Business
 Development

Richard         12/31/01   $87,500    -         -         $67,424 (5)    69,000
 Luebkemann
 Executive
 Vice
 President,
 Technology


(1) Restricted Stock Awards for Mr. Pearce include: (i) 71,216 shares of common stock issued in consideration for services performed during the year 2001 and (ii) 63,338 shares of common stock issued in consideration for services performed during the year 2000.
(2) Restricted Stock Awards for Mr. Grosvenor include:  (i)
    36,388 shares of common stock issued in consideration for services performed during the year 2001 and (ii) 38,912 shares of common stock issued in consideration for services performed during the year 2000.

(3) Restricted Stock Awards for Ms. Lynn include: (i) 48,664 shares of common stock issued in consideration for services performed during the year 2001 and (ii) 55,000 shares of common stock issued in consideration for services performed during the year 2000.
(4) Restricted Stock Awards for Mr. Sultan include: (i) 26,831 shares of common stock issued in consideration for services performed during the year 2001 and (ii) 31,500 shares of common stock issued in consideration for services performed during the year 2000.
(5) Restricted Stock Awards for Mr. Luebkemann include: (i) 27,833 shares of common stock issued in consideration for services performed during the year 2001 and (ii) 31,250 shares of common stock issued in consideration for services performed during the year 2000.

Neither Sideware nor KnowledgeMax has implemented any long term incentive plan.

   SIDEWARE OPTIONS

The following table summarizes options granted during the year ended December 31, 2001 to the executive officers of Sideware whom Sideware expects to remain with Sideware following the merger.

       SIDEWARE OPTION / SAR GRANTS IN LAST FISCAL YEAR



Name                    Number of          Percent of          Exercise or   Expiration     Potential Realizable
                        securities         total options /     base price    date           Value at Assumed
                        underlying         SARs granted to                   (mm/dd/yy)     Rates of Stock Price
                        Options /          employees in                                     Appreciation (1)
                        SARs granted       fiscal year
                                                                                              5%        10%


James Speros             500,000           4.5%                 $1.00         01/18/06      $138,000  $30,500
                         300,000           2.7%                 $0.24         12/05/06      $ 19,870  $43,920

Rahul Bardhan            500,000           4.5%                 $1.00         01/18/06      $138,000  $30,500
                         300,000           2.7%                 $0.24         12/05/06      $ 19,870  $43,920





(1) Potential realizable values are computed by (a) multiplying the number of shares subject to the options by the fair market value of Sideware shares, (b) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the term of the option and (c) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the SEC and do not represent Sideware's prediction of its stock price.

All option grants were authorized by the full board of directors, and all options were granted at an exercise price equal to fair market value in accordance with the rules of the Toronto Stock
Exchange.

The following table summarizes information with respect to options exercised and held at December 31, 2001 by each of the executive officers of Sideware whom Sideware expects to remain with Sideware following the merger.

  SIDEWARE OPTION EXERCISES AND YEAR END OPTION VALUES


                    Shares acquired   Value realized    Number of securities    Value of unexercised
Name                  on exercise                       underlying unexercised  in-the-money options /
                                                        options / SARS at end   SARs at end of fiscal
                                                        of fiscal year          year
                                                        ----------------------   ---------------------
                                                          Exercisable /
                                                          Unexercisable



James Speros        0                  0                1,175,000 / 0            $0

Rahul Bardhan       0                  0                1,400,000 / 400,000      $0




No Sideware options were exercised during the year ended December
31, 2000 by any director or executive officer of Sideware whom Sideware expects to remain with Sideware following the merger.

   KNOWLEDGEMAX OPTIONS

The following table sets forth information regarding options granted to the named executive officers during 2000.

     KNOWLEDGEMAX OPTION / SAR GRANTS IN LAST FISCAL YEAR


Name                    Number of          Percent of          Exercise or   Expiration     Potential Realizable
                        securities         total options /     base price    date           Value at Assumed
                        underlying         SARs granted to                   (mm/dd/yy)     Rates of Stock Price
                        Options /          employees in                                     Appreciation (1)
                        SARs granted       fiscal year
                                                                                              5%        10%


E. Linwood Pearce              0           n/a                  n/a           n/a           n/a       n/a

Edwin Grosvenor                0           n/a                  n/a           n/a           n/a       n/a

Donna Lynn                     0           n/a                  n/a           n/a           n/a       n/a

Alan Sultan                    0           n/a                  n/a           n/a           n/a       n/a

Richard Luebkemann        65,000           29%                 $1.00          04/05/11      $375,206  $577,336



(1) Potential realizable values are computed by (a) multiplying the number of shares of common stock subject to a given option by the conversion ratio, (b) multiplying this amount by the fair market value of Sideware shares, (c) assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the term of the option and (d) subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the SEC and do not represent KnowledgeMax's prediction of Sideware's stock price following the merger.

The percent of total options granted to employees in the above table is based on 226,000 total options granted by KnowledgeMax in 2001.

Options were granted at an exercise price equal to the fair market value of KnowledgeMax common stock, as determined by the board of directors on the date of grant. In making this determination, the board of directors considered a number of factors, including:

- KnowledgeMax's historical and prospective future revenue and profitability;
-  KnowledgeMax's cash balance and rate of cash consumption;
- the development and size of the market for KnowledgeMax's services;
-  the status of KnowledgeMax's financing activities;
-  the stability of KnowledgeMax's management team; and
-  the breadth of KnowledgeMax's service offerings.

The following table sets forth information concerning the value realized upon exercise of options during 2000 and the number and value of unexercised options held by each of the named executive officers at December 31, 2001.

   KNOWLEDGEMAX OPTION EXERCISES AND YEAR END OPTION VALUES


                    Shares acquired   Value realized    Number of securities    Value of unexercised
Name                  on exercise                       underlying unexercised  in-the-money options /
                                                        options / SARS at end   SARs at end of fiscal
                                                        of fiscal year          year
                                                        ----------------------   ---------------------
                                                          Exercisable /
                                                          Unexercisable



E. Linwood                0                n/a            0/150,000(2)             -/$551,250


Edwin Grosvenor           0                n/a                0/0                      -/-

Donna Lynn                0                n/a            70,000/40,000         $257,250/$147,000

Alan Sultan               0                n/a            55,000/25,000         $202,125/$91,875

Richard Luebkemann        0                n/a            18,000/47,000          $66,150/$172,725


(1) Based on the estimated value of one Sideware share, multiplied by the estimated conversion ratio, minus the per share exercise price of the option, multiplied by the number of KnowledgeMax shares issuable upon exercise of the option.
(2) Consists of an option to purchase 150,000 shares of KnowledgeMax common stock which will vest and become exercisable immediately upon closing of the merger.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SIDEWARE

Since January 1, 2000, Sideware has entered into the transactions set out below in which individuals who:

- were directors or executive officers of Sideware at the time of the transaction; and
- are expected to serve as director or executive officers after the merger;

were interested. No information is given in this section with respect to directors or executive officers of Sideware who are not expected to remain with Sideware after the merger.

   TRANSACTIONS WITH BRAINTECH, INC.

Braintech is a public company engaged in the business of developing and marketing vision systems and related hardware and software products. The directors of Braintech include James Speros, Grant Sutherland, and Edward White. Braintech common shares are quoted on the OTC Bulletin Board. Mr. Speros is expected to remain as a director and President of Sideware following the merger. Neither Mr. Sutherland nor Mr. White is expected to remain with Sideware following the merger, and no information is given in this section concerning separate transactions in which either Mr. Sutherland or Mr. White was interested.

Up to November 2000 Sideware operated under a cost sharing arrangement with Braintech, pursuant to which the two companies shared the following costs:

-  costs of North Vancouver offices premises;
- salary costs of certain personnel including, among other things, the salary costs of accounting personnel; and
- miscellaneous office charges, such as office supplies and telephone and fax charges.

Sideware bore 80% of the common costs owing to the substantially greater level of its business activity, and its corresponding greater use of the common premises and personnel. Both companies signed the lease for the North Vancouver premises, and could be liable for 100% of the rent.

In the summer of 2000, Braintech, Inc. began to move its operations to separate premises. On November 6, 2000 the two companies entered into a letter agreement under which Braintech would continue to use a portion of the North Vancouver office, as well as certain services provided by Sideware personnel, during a transitional period not to exceed six months.

In the summer of 2001, Sideware terminated its operations in North Vancouver. Braintech took occupancy of approximately two-thirds of the North Vancouver premises, and the remaining third was sublet to a third party. Sideware remains a signatory to the lease, and could be held liable for the rent payments of the present occupants fail to pay the rent. The term of the lease expires August 31, 2003. Inclusive of a proportionate share of operating costs, the lease payments for the premises currently occupied by Braintech are approximately $120,000 per year. The lease payments for the premises occupied by the third party sub-tenant are approximately $60,000 per year.

Sideware previously purchased computer equipment for Braintech, Inc. owing to favorable equipment pricing available to it under IBM marketing programs. Hardware sales to Braintech totaled approximately $20,000 during the fiscal year ended December 31, 2000. There have been no sales to Braintech during 2001.

Braintech also enrolled in the Sideware Partner Program, through which Sideware previously marketed its eCRM software products.

   PRIVATE PLACEMENTS

On January 21, 2000, Sideware issued 2,500,000 units at a price of $1.64 per unit to 18 purchasers. Each unit consisted of one share and one share purchase warrant. Each share purchase warrant entitled the holder to purchase one additional share for a period of two years at a price of $1.64 in the first year or $1.89 in the second year. James Speros purchased 60,000 units.

In December 2001 Sideware completed a private placement of 13,500,000 shares at a price of $0.10 per share. Mr. Speros purchased 1,000,000 of the shares.

   ISSUANCE OF STOCK FOR PAYROLL OBLIGATIONS

In January 2002, Sideware issued 332,222 shares of common stock to satisfy payroll obligations totaling $47,567 to officers and employees.

KNOWLEDGEMAX

   PERSONAL GUARANTEES

Anne Grosvenor, the mother of KnowledgeMax's founder and co-chief executive officer Edwin Grosvenor, has guaranteed KnowledgeMax's $100,000 line of credit and provided a number of other loans to the company. In 2000 KnowledgeMax granted her 10,000 shares of common stock in consideration for her guarantee of the line of credit. From 1996 through 1998, Mrs. Grosvenor loaned a total of $107,030 to KnowledgeMax, which in consideration for a promissory note with interest accruing at 8% per year. The note initially became due on January 1, 2001. In January 2002, Mrs. Grosvenor converted the $107,030 principal and $25,711 interest due on this note into 44,694 shares of Series B Preferred Stock. In 1999, 2000, and 2001, Mrs. Grosvenor loaned an additional $44,827 to KnowledgeMax. In August 2000, $30,000 of this debt was converted into 16,835 shares of Series A Preferred Stock. As part of an agreement entered into with Mrs. Grosvenor in December 2001, KnowledgeMax has agreed to eliminate her liability by removing her from the line of credit, and to pay off the balance owed to Mrs. Grosvenor of $14,827 in full upon closing of the merger.

In September 1999, Edwin Grosvenor personally guaranteed KnowledgeMax's obligations under the office lease for its former headquarters in N. Bethesda, Maryland. The lease was for an initial term of one year which expired on September 2001. The lease provides for monthly rental payments of approximately $4200. KnowledgeMax has given notice to the lesser that it is vacating the premises in February 2002.

   CONVERTIBLE PROMISSORY NOTES

In July 2000, KnowledgeMax issued a convertible promissory note in principal amount of $95,304 to Sentix, LLC, with interest accruing at 8% per year. Sentix is owned by KnowledgeMax's chief technology officer, Richard Luebkemann. Sentix converted $70,000 of the principal due on this note into 23,569 of common stock in January 2002, with a balance of $30,000 paid in cash.

On November 12, 2001 KnowledgeMax issued a convertible promissory note in principal amount equal to $75,000 to Washington Capital Partners, LLC with interest accruing at 8% per year. The note was convertible into Series B Preferred Stock at $2.97 per share at the option of the holder. In January 2002, Washington Capital Partners converted the principal and accrued interest on the note into 25,380 shares of Series B Preferred Stock. Joe Boivin, a director of KnowledgeMax, is a managing director of Washington Capital Partners.

   BAKER & TAYLOR AGREEMENTS

In July 1998, KnowledgeMax entered into a strategic agreement with Baker & Taylor, Inc., a book distributor, to provide KnowledgeMax with training and technical books, fulfillment and shipping services and a license to use Baker & Taylor's database. At the same time, KnowledgeMax issued and sold 148,533 shares of common stock to Baker & Taylor for $250,000. KnowledgeMax also entered into a loan agreement and a warrant agreement with Baker &
Taylor. The loan agreement provided KnowledgeMax with a line of credit of up to $200,000, bearing interest at the rate of 8
percent per annum, due on April 30, 2000.   KnowledgeMax
immediately made draws against the line of credit for the $200,000 limit. The warrant agreement allows Baker & Taylor to purchase shares equal to 5% of KnowledgeMax's outstanding equity interests on a fully diluted basis at any time until April 30, 2003 at a purchase price of $200,000. In December 2001, Baker & Taylor agreed to terminate the warrant agreement immediately prior to the closing of the merger pursuant to the terms of a letter agreement. Under the terms of the letter agreement, Baker
& Taylor will convert its warrant and the outstanding principal under the line of credit into 7.5% of KnowledgeMax's fully diluted capital stock immediately prior to closing of the merger. Edward Gross, a director of KnowledgeMax is an executive officer of Baker & Taylor.

In June 2000, KnowledgeMax issued Baker & Taylor 10,000 shares of common stock in consideration of the extension of the line of credit through December 31, 2000. In August 2000, KnowledgeMax issued Baker & Taylor 16,409 shares of Series B Convertible Preferred Stock in exchange for the cancellation of accrued interest of $48,733.

In June 2001, the loan agreement with Baker & Taylor was amended to extend the maturity date to December 31, 2001. In return, KnowledgeMax issued 8,000 shares of Series B Preferred Stock to Baker & Taylor. In connection with the amendment and the waiver by Baker & Taylor of its rights under the provisions pertaining to default, KnowledgeMax agreed to convert the default interest on the loan at the end of each quarter of 2001 into shares of its Series B Convertible Preferred Stock at a conversion price of $2.97 per share for a total of 2,020 shares per quarter. In December 2001, the loan agreement was amended again to extend the maturity date to June 30, 2002. In connection with the December amendment and the waiver by Baker & Taylor of its rights under the provisions pertaining to default, KnowledgeMax agreed to convert the default interest on the loan at the end of each quarter of 2002 into shares of Series B Convertible Preferred Stock at a conversion price of $2.97 per share for a total of 2,020 shares per quarter, and agreed to issue Baker & Taylor 2000 shares of Series B Convertible Preferred Stock on January 1, 2002 and an additional 2,000 shares of Series B Convertible Preferred Stock on April 1, 2002 if the loan is not paid off or terminated by March 31, 2002.

   ISSUANCE OF STOCK FOR ACCRUED PAYROLL OBLIGATIONS

On June 14, 2000, KnowledgeMax issued 271,651 shares of common stock for $344,132 of accrued compensation for services rendered by employees, officers, and consultants.
On April 16, 2001, KnowledgeMax issued 236,313 shares of common stock for $278,033 of accrued compensation as of December 31, 2000, for services rendered by employees, officers, and consultants.

On January 31, 2002, KnowledgeMax issued an aggregate of
39,563 shares of common stock for $117,500 of accrued compensation as of December 31, 2001 for services rendered by employees and officers.

                LEGAL AND TAX MATTERS

The validity of the Sideware common stock to be issued in connection with the merger and the continuation to Delaware will be passed upon by Silver Freedman & Taff, L.L.P. The United States federal income tax consequences of the continuation of Sideware to Delaware and the merger with KnowledgeMax will be passed on by Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. The Canadian federal income tax consequences of the merger and continuation of Sideware to Delaware will be passed on by Thorsteinssons.

                        EXPERTS

The consolidated balance sheets of Sideware as at December 31, 2000 and 1999, and the consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the years ended December 31, 2000 and 1999, the eight month period ended December 31, 1998, and the year ended April 30, 1998 included herein and elsewhere in this joint proxy statement - prospectus have been included in reliance upon the report of KPMG LLP, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report of KPMG LLP covering the December 31, 2000 consolidated financial statements contains an explanatory paragraph that states that Sideware's recurring losses from operations and negative cash flows from operating activities raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The consolidated balance sheets of Chalk.com Network (Holding)
Corporation as at August 31, 2001 and December 31, 2000 and the consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the eight months ended
August 31, 2001 and the year ended December 31, 2000 included herein and elsewhere in this joint proxy statement - prospectus have been included in reliance upon the report of KPMG LLP, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG LLP covering the August 31, 2001 and December 31, 2000 consolidated financial statements contain an explanatory paragraph that states that Chalk.com Network (Holding) Corporation's recurring losses from operations and negative cash flows from operating activities raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The financial statements of KnowledgeMax, Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000 and for the period from June 13, 1996
(date of inception) to December 31, 2000, have been included herein and elsewhere in this joint proxy statement - prospectus in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2000 financial statements contains an explanatory paragraph that states that KnowledgeMax has incurred losses and negative cash flows from operations since inception, has working capital and stockholders' deficiencies and has been unable to repay certain obligations when due that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                STOCKHOLDER PROPOSALS

After the merger is completed, the next annual meeting of Sideware stockholders will be held in 2002. The time period for stockholder proposals to be eligible for inclusion in Sideware's proxy materials for that annual meeting has already expired. To be considered for presentation at the 2002 annual meeting, although not included in Sideware's proxy statement for that meeting, any stockholder proposal must be received at Sideware's executive offices at 7900 Westpark Drive, Suite T300, McLean, VA, 22102, not less than 60 days nor more than 90 days prior to the meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date. If, however, less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made, the stockholder proposal must be received by the close of business on the tenth day following the day on which notice of the annual meeting was mailed or public announcement of the date of the meeting was made, whichever occurs first. The date for the 2002 annual meeting has not yet been set. The deadline for submitting a stockholder proposal for inclusion in Sideware's proxy materials for its 2003 annual meeting will be included in Sideware's definitive proxy materials for its 2002 annual meeting of stockholders.



INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY FINANCIAL DATA

SIDEWARE                                                    F-1

Condensed Consolidated Balance Sheets as of
December 31, 2000 and September 30, 2001
(unaudited)                                                 F-1
Condensed Consolidated Statements of Operations and comprehensive loss

(unaudited) for the nine months
ended September 30, 2000 and 2001 and the three
months ended September 30, 2000 and 2001                    F-2
Condensed Consolidated Statements of Stockholders'
Equity (unaudited) for the nine months
ended September 30, 2000                                    F-3
Condensed Consolidated Statements of Cash Flows
(unaudited) for the nine months ended
September 30, 2000 and 2001                                 F-4
Notes to Condensed Consolidated Financial Statements        F-5
Auditors' report of KPMG LLP                                F-11
Consolidated Balance Sheets as of December 31, 2000
and December 31, 1999                                       F-12
Consolidated Statements of Operations and
Comprehensive Loss for the years ended
December 31, 2000 and 1999, eight months
ended December 31, 1998, and year ended April 30, 1998      F-13
Consolidated Statements of Stockholders' Equity
for the years ended December 31, 2000 and
1999, the eight months ended December 31,
1998, and the year ended April 30, 1998                     F-14
Consolidated Statements of Cash Flows for the
years ended December 31, 2000 and 1999,
the eight months ended December 31, 1998, and
the year ended April 30, 1998                               F-16
Notes to consolidated financial statements                  F-17


Supplementary financial data showing revenues, gross margin, net loss, and net loss per share on a quarterly basis during Sideware's two most recent fiscal years is contained in Note 15 to the audited Sideware consolidated financial statements appended to this joint proxy statement - prospectus.

THE CHALK GROUP                                             F-30

Auditors' report of KPMG LLP                                F-30
Consolidated Balance Sheets as of August 31, 2001
and December 30, 2000                                       F-31
Consolidated Statements of Operations and
Comprehensive Loss for the eight months
ended August 31, 2001 and the year ended
December 31, 2001	                                    F-32
Consolidated Statements of Stockholders' Deficit
for the eight months ended August 31, 2001
and the year ended December 31, 2000                        F-33
Consolidated Statements of Cash Flows for the
eight months ended August 31, 2001 and
the year ended December 31, 2000                            F-34
Notes to consolidated financial statements                  F-35
Auditors' report of KPMG LLP on the
consolidated financial statements as at
December 31, 2000 and for the year then ended               F-44
Consolidated Balance Sheets as of December 31,
2000 and 1999                                               F-45
Consolidated Statements of Operations and
Comprehensive Loss for the year ended
December 31, 2000, and eleven months
ended December 31, 1999                                     F-46
Consolidated Statement of Stockholders' Equity
(Deficit) for the year ended December 31, 2000
and eleven months ended December 31, 1999                   F-47
Consolidated Statements of Cash Flows for the year
ended December 31, 2000 and eleven months
ended December 31, 1999                                     F-48
Notes to consolidated financial statements                  F-49


KNOWLEDGEMAX                                                F-58

Condensed Balance Sheet as of September 30, 2001
(unaudited)                                                 F-58
Statements of Operations (unaudited) for the
nine month periods ended September 30, 2000
and 2001                                                    F-59
Statements of Cash Flows (unaudited) for the
nine month periods ended September 30, 2000 and 2001        F-60
Notes to financial statements                               F-61
Auditors' report of KPMG LLP                                F-64
Balance Sheets as of December 31, 2000 and December
31, 1999                                                    F-65
Statements of Operations for the years ended December
31, 2000, 1999, and 1998
and for the period from
inception on June 13, 1996 through December 31, 2000        F-66
Statement of Stockholders' Equity (Deficit)
for the years ended December 31, 2000, 1999, and 1998       F-67
Statements of Cash Flows for the years ended
December 31, 2000, 1999, and 1998 and for the
period from inception on June 13, 1996 through
December 31, 2000                                           F-68
Notes to financial statements                               F-69

APPENDICES

  Appendix A  Merger agreement
  Appendix B  Opinion of Paradigm Capital Inc.
  Appendix C  Form of Sideware (Delaware) Certificate of
              Incorporation
  Appendix D  Form of Sideware (Delaware) Bylaws
  Appendix E  Section 193 of the Yukon Business Corporations Act
  Appendix F  Section 262 of the Delaware General Corporation Law
  Appendix G  Sideware 2002 Equity Incentive Plan

SIDEWARE SYSTEMS INC.
Condensed Consolidated Balance Sheets
(Expressed in United States dollars)
(Prepared in accordance with generally accepted accounting principles in the United States)


============================================================================
                                               September 30,    December 31,
                                                        2001            2000
----------------------------------------------------------------------------
                                                  (Unaudited)

Assets

Current assets:
  Cash and cash equivalents                      $  1,512,059   $    949,999
  Short-term investments                                    -      5,982,588
  Accounts receivable:
    Trade, less allowance for
      doubtful accounts of $12,412
      (December 31, 2000 - $142,047)                  368,023        467,783
    Other                                              30,066        126,842
  Due from related parties                                  -         29,859
  Current portion of long-term
    receivables (note 5)                                    -          6,849
  Inventory                                                 -         46,829
  Prepaid expenses                                    129,834        549,639
  --------------------------------------------------------------------------
                                                    2,039,982      8,160,388

Deposit on lease                                      120,439        129,926
Long-term receivables (note 5)                              -        105,587
Deferred finance charges (note 5)                           -         95,583
Intangible assets (note 6)                          1,486,861              -
Fixed assets (note 7)                                 560,483      1,967,818
----------------------------------------------------------------------------
                                                  $ 4,207,735   $ 10,459,302
============================================================================

Liabilities and Stockholders' Equity

Current liabilities
  Accounts payable and accrued liabilities        $ 1,323,166   $  1,246,683
  Due to related parties                                6,142              -
  Current portion of obligations under
   capital leases (note 8)                             40,360              -
  Deferred revenue                                    280,450   $    168,661
  --------------------------------------------------------------------------
                                                    1,650,118      1,415,344

Obligations under capital leases (note 8)              57,758              -
Due to stockholders (note 9)                          947,085              -
----------------------------------------------------------------------------
                                                    2,655,681      1,415,344

Stockholders' equity:
  Common stock
    Authorized:  199,949,375 common shares,
      no par value
    Issued and outstanding:  67,057,343
      (2000 - 60,886,415)                          45,392,800     40,660,382
  Additional paid-in capital                       12,063,311     12,146,732
  Deferred stock-based compensation                         -       (460,895)
  Accumulated other comprehensive loss               (623,091)      (503,685)
  Deficit                                         (55,280,966)   (42,798,576)
  --------------------------------------------------------------------------
                                                    1,552,054      9,043,958
----------------------------------------------------------------------------
                                                $   4,207,735   $ 10,459,302

============================================================================

Discontinued operations (note 13)
Commitments (note 14)
Contingencies (note 15)

See accompanying notes to consolidated financial statements.

SIDEWARE SYSTEMS INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(Expressed in United States dollars)
(Prepared in accordance with generally accepted accounting principles in the United States)


============================================================================================


                                       Three month periods ended    Nine month periods ended
                                              September 30,               September 30,
                                       -------------------------    ------------------------
                                            2001          2000           2001           2000
--------------------------------------------------------------------------------------------

Revenue:
  Television and airline
   segement production           $   110,093   $          -    $    110,093    $           -
  Interactive media                   25,926              -          25,926                -
  ------------------------------------------------------------------------------------------
                                     136,019              -         136,019                -

Cost of revenues                      91,611              -          91,611                -
--------------------------------------------------------------------------------------------
Gross margin                          44,408              -          44,408                -

Operating expenses:
  Sales and marketing and
   website operations                 60,896              -          60,896                -
  General and administrative
   (including stock-based
   compensation of $nil,
   $1,036,857, $56,213 and
   $5,928,736)                       760,436      1,915,367       2,745,934        7,941,351
  ------------------------------------------------------------------------------------------
                                     821,332      1,915,367       2,806,830        7,941,351
--------------------------------------------------------------------------------------------
Operationg loss from
  continuing operations             (776,924)    (1,915,367)     (2,762,422)       7,941,351

  Interest income                      6,503        164,983         245,031          529,861
--------------------------------------------------------------------------------------------

Net income (loss) from
  continuing operations             (770,421)    (1,750,384)     (2,517,391)      (7,411,490)


Net loss from discontinued
  operations (note 13)            (2,909,376)    (5,722,714)     (9,964,999)     (15,661,773)

--------------------------------------------------------------------------------------------

Net loss                         $(3,679,797)  $ (7,473,098)   $(12,482,390)   $ (23,073,263)

Other comprehensive
 loss:
  Foreign currency translation
  adjustments                         17,144       (281,571)         17,144         (708,826)
  Net realized holding gain on
  short-term investments                   -              -        (136,550)               -
  ------------------------------------------------------------------------------------------
                                      17,144       (281,571)       (119,406)        (708,826)

Comprehensive loss              $ (3,662,653)  $ (7,691,669)   $(12,601,796)    $(23,780,089)
=============================================================================+==============
Basic and diluted net loss
 per share from continuing
 operations                     $      (0.01)  $      (0.03)   $      (0.04)    $      (0.13)

Basic and diluted net loss
 per share from
 discontinued operations        $      (0.04)  $      (0.10)   $      (0.15)    $      (0.27)


Basic and diluted net loss
 per share                      $      (0.05)  $      (0.13)   $      (0.19)    $      (0.40)

Weighted average shares
 used in computing net
 loss per share,
 basic and diluted                65,881,083     59,040,289       63,378,281      57,502,937
===============================+============================================================



See accompanying notes to consolidated financial statements.

SIDEWARE SYSTEMS INC.
Condensed Consolidated Statements of Stockholders' Equity
(Unaudited)
(Expressed in United States dollars)
(Prepared in accordance with generally accepted accounting principles in the United States)


==================================================================================================================
                                                                        Accumulated
                          Common Stock        Additional     Deferred         other                          Total
                    Number of                    paid-in  stock-based comprehensive                  stockholders'
                       Shares       Amount       capital compensation          loss        Deficit          equity
------------------------------------------------------------------------------------------------------------------

Balance, December
 31, 2000          60,886,415  $40,660,382   $12,146,732   $ (460,895) $   (503,685) $ (42,798,576)    $ 9,043,958

Shares issued for
 cash (note 12)     8,170,928    5,037,121             -            -             -              -       5,037,121

Share issue costs
 (note 12)                  -     (304,703)            -            -             -              -        (304,703)

Amortization
 of deferred
 stock-based
 compensation               -            -             -      377,474             -              -         377,474

Deferred stock-
 based
 compensation               -            -       (83,421)      83,421             -              -               -

Net unrealized
 holding gain
 on short-term
 investments                -            -             -            -      (136,550)             -        (136,550)

Foreign currency
 translation
 adjustment                 -            -             -            -       (17,144)             -          17,144

Net loss                    -            -             -            -             -    (12,482,390)    (12,482,390)
------------------------------------------------------------------------------------------------------------------
Balance,
 September 30,
 2001              69,057,343  $45,392,800   $12,063,311    $       -   $  (623,091)  $(55,280,966)    $ 1,552,054

==================================================================================================================

See accompanying notes to consolidated financial statements.

SIDEWARE SYSTEMS INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Expressed in United States dollars)
(Prepared in accordance with generally accepted accounting principles in the United States)



==================================================================

                            Nine month periods ended September 30,
                                            ----------------------
                                              2001            2000
------------------------------------------------------------------

Cash provided by (used in):

Operating activities:
  Loss for the period                  $(12,482,390)   $(23,073,263)
  Items not involving cash:
   Amortization of fixed assets             467,729         436,995
   Amortization of intangible
    assets                                   28,556               -
   Stock-based compensation                 377,474      11,421,903
   Loss on disposal of assets             1,514,439               -
   Write-down of long-term
    receivable                               65,000               -
   Realized holding gain on
    short-term investments                 (136,550)              -
Changes in non-cash operating
 working capital:
  Accounts receivable                       618,098        (425,233)
  Due to related parties                     35,999          71,335
  Due to officers                                 -        (215,353)
  Inventory                                  46,829          53,438
  Prepaid expenses                          437,376        (172,942)
  Accounts payable and accrued
   liabilities                             (737,277)        602,150
  Deferred revenue                         (215,748)        128,609
-------------------------------------------------------------------
                                         (9,980,465)    (11,315,031)

Financing activities:
  Shares issued for cash, net of
   share issue costs                      4,732,418      18,988,783
  Stockholders loans                         21,729               -
  Repayment of lease
   oblgations                                (3,301)              -
-------------------------------------------------------------------
                                          4,750,847      18,988,783

Investing activities:
  Proceeds on maturity of
   short-term investments                 5,982,588      (5,425,938)
  Long-term receivables and
   deferred charges                         143,019           9,036
  Purchase of fixed assets                 (305,336)     (1,557,207)
  Deposit on lease, net                       9,487         (90,494)
  Business acquisition                      (29,046)              -
  -----------------------------------------------------------------
                                          5,800,712      (7,064,603)
-------------------------------------------------------------------
Effect of exchange rates on
 cash and cash equivalents                   (9,033)       (448,708)
-------------------------------------------------------------------
Increase in cash and
 cash equivalents                           562,060         160,441

Cash and cash equivalents,
 beginning of period                        949,999       5,929,801
-------------------------------------------------------------------
Cash and cash equivalents,
  end of period                          $1,512,059     $ 6,090,242
===================================================================


See accompanying notes to consolidated financial statements.

SIDEWARE SYSTEMS INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
(Expressed in United States dollars)
(Prepared in accordance with generally accepted accounting principles in the United States)

Nine month periods ended September 30, 2001 and 2000

1.  BASIS OF PRESENTATION:

    The unaudited condensed consolidated financial statements have been prepared by Sideware Systems Inc. (the "Company") in accordance with generally accepted accounting principles in the United States and reflect all adjustments (all of which are normal and recurring in nature) that, in the opinion of management, are necessary for fair presentation of the interim financial information. They include the financial statements of Sideware Systems Inc. (the "Company") and its subsidiaries, all of which are wholly owned except for Chalk.Com Network (Holding) Corporation (note 6). The results of operations for the interim periods presented are not necessarily indicative of the results expected for any subsequent quarter or for the entire year ending December 31, 2001. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These unaudited condensed consolidated financial statements and notes included herein should be read in conjunction with the Company's audited consolidated financial statements and notes for the year ended December 31, 2000, as filed in its Annual Report on Form 10-K/A.


2.  Future Operations

    These consolidated financial statements have been prepared on the going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities and commitments in the ordinary course of business. Through the date of these consolidated financial statements the Company has not generated significant revenues, and has incurred operating losses and negative cash flow from operating activities. Operations to date have been primarily financed by equity transactions.

    In April 2001, the Company began a restructuring that involved the termination of a substantial portion of its work force, the transferring of the research and development operations from North Vancouver, British Columbia to its head office in Reston, Virginia, a reduction in sales, marketing, general and administrative expenditures, and the closing of several remote sales offices. In September 2001, the Company decided to suspend operations relating to the development and sales of its Electronic Customer Relationship Management ("eCRM") software (note 13).

    In September 2001, the Company invested $1,000,001 in Chalk.Com Network (Holding) Corporation to acquire 18,000,0000 common shares of Chalk.Com Network (Holding) Corporation.
    The 18,000,000 common shares represent 66.7% of the issued and outstanding shares of Chalk.Com Network (Holding) Corporation, or 60.3% on a fully diluted basis, after allowing for the exercise of outstanding share purchase warrants and stock options previously issued by Chalk.Com Network (Holding) Corporation. Chalk.Com Network (Holding) Corporation specializes in creating e-commerce enabled multimedia solutions for manufacturers of technology-related products. The Company uses online and offline media distribution which include the internet, television, in-flight airline entertainment and radio. The Company will be concentrating its efforts on developing the business of Chalk.Com Network (Holding) Corporation and focus on the eLearning market.

    The Company's future operations and its continuation as a going concern are dependent upon its ability to increase its customer base, increase sales of its e-learning product to generate positive cash flows from operations and ultimately attaining profitability. Depending on the Company's ability to develop sales and related cash flows, the Company may need to raise additional capital through public or private financings that may not be available on reasonable terms. The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.


3.  FOREIGN CURRENCY TRANSLATION:

    Prior to January 1, 2001, the functional currency of the Company was the Canadian dollar. Effective for its fiscal year beginning January 1, 2001, the Company established the U.S. dollar as its functional currency for all of its operations, as it represented the primary market of revenues and for the Company's operations, including the primary currency in which expenses associated with its eCRM business were incurred. Monetary assets and liabilities denominated in a foreign currency are translated into the Company's functional currency at the rate of exchange in effect at the balance sheet date. Other assets, revenue and expense items are measured using the rate of exchange prevailing at their respective transaction dates. Exchange gains and losses resulting from the translation of foreign denominated monetary assets and liabilities to the functional currency are reflected in earnings for the period.

    Commencing with the discontinuance of the eCRM business and the acquisition of Chalk.com Network (Holding) Corporation (note 6) the functional currency was determined to be the Canadian dollar. Accordingly, foreign currency denominated balances of the Company are remeasured into Canadian dollars as described in the preceeding paragraph.

    For the fiscal year ended December 31, 2000, the Company adopted the U.S. dollar as its reporting currency. Where the Company's functional currency is the Canadian dollar it translates the Canadian dollar statements into U.S. dollar reporting currency using the current rate method. The assets and liabilities are translated in U.S. dollars using period end rates and revenue and expense are translated at the average exchange rate for the period. Exchange gains and losses resulting from the translation are recorded as a separate component of shareholders' equity and reported as other comprehensive income.

4.  REVENUE RECOGNITION:

    (i) The Company recognizes revenue from a sale or licensing arrangement of a television and airline segment production when persuasive evidence of a sale or licensing arrangement exists, the film is complete, and has been delivered in accordance with the terms of the arrangement, the license period of the arrangement has begun, the arrangement fee is fixed and determinable and the collection of the arrangement fee is reasonably assured.


   (ii) The Company recognizes revenue for interactive media in accordance with SAB 101 which states revenue generally is realized or realizable and earned when all of the following criteria are met: Persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller's price to the buyer is fixed or determinable, and collectibility is reasonably assured. Revenues are recognized upon delivery of the module when the risks of ownership are transferred.


  (iii) If the Company does not meet any one of the situations described above, all revenue from the arrangement is deferred until such time as the conditions are met.

5.  LONG-TERM RECEIVABLES AND DEFERRED FINANCE CHARGES:

    As a result of the restructuring and termination of employees, all employees loans except $65,000, disclosed as long-term receivables and deferred charges as at December 31, 2000, were repaid. Approximately $65,000 of long-term receivables was forgiven as part of a severance package to an employee.


6.  BUSINESS ACQUISITION:

    On September 7, 2001, the Company acquired 66 percent of the outstanding common shares of Chalk.Com Network (Holding) Corporation. The business combination was accounted for using the purchase method of accounting with effect from the date of acquisition. Accordingly, these consolidated statements include the operations of Chalk.Com Network (Holding) Corporation from the date ownership was assumed by the Company until September 30, 2001.

    ===============================================================
    ---------------------------------------------------------------

    Net assets acquired (at fair value):
         Cash                                     $   1,078,705
         Fixed assets                                   274,390
         Intangible assets                            1,515,417
         Capital leases                                 (60,753)
         Due to stockholders                           (942,771)
         Net non-cash operating working
           capital deficiency                          (757,236)

    ---------------------------------------------------------------
    Net assets acquired                           $   1,107,751
    ===============================================================

    Consideration given for net assets acquired:
         Cash                                     $   1,107,751
    ===============================================================

    The intangible assets that make up the amount of $1,515,417 include future revenue based intangibles of $49,500, and employment contract based intangibles of $1,465,917. Future revenue intangibles are being amortized over the weighted average life of the contracts, which is one year. Accumulated amortization is $4,128. The employment contract intangibles are being amortized the life of the contract, which is five years. Accumulated amortization is $24,428.

7.  FIXED ASSETS:

    Included in fixed assets are assets held under capital leases with a net book value of $116,793.

8.  OBLIGATIONS UNDER CAPITAL LEASE:

    During the year, the Company entered into various leases for furniture and equipment expiring in 2004. The obligations require the following minimum payments:

    ======================================================

    Year ending September 30:

    2002                                $   51,401
    2003                                    51,401
    2004                                    15,125
    ------------------------------------------------------

    Future minimum lease payments          117,927

    Amount representing interest            19,809
    ------------------------------------------------------
                                            98,118

    Current portion                         40,360
    ------------------------------------------------------
                                        $   57,758
    ======================================================

9.  DUE TO STOCKHOLDERS:

    At September 30, 2001, the Company owed $947,805 to various stockholders. Pursuant to the terms of the loan agreements, Chalk.com Network (Holding) Corporation received proceeds of $875,000. Interest is accrued semi-annually at a rate of 7% per annum. The principal and accrued interest are due and payable in full within sixty days of Chalk.Com Network (Holding) Corporation completing an equity financing in the aggregate amount of $7,000,000 or greater.

10. STOCK OPTIONS:

    A summary of the Company's stock option activity is as follows:

    ===============================================================
                                                           Weighted
                                     Number                 average
                                  of shares          exercise price

    Balance, December 31, 2000   10,912,400                  $ 4.56
    Options granted               7,553,500                    0.84
    Options expired/cancelled    (4,608,400)                   2.68
    ---------------------------------------------------------------
    Balance, September 30, 2001  13,857,500                  $ 3.16
    ===============================================================

    Approximately 4,500,000 of the options outstanding at September 30, 2001 will expire by December 31, 2001 due to employee terminations (note 13).

11. SHARE PURCHASE WARRANTS:

    A summary of the Company's warrant activity for the six month period ended September 30, 2001 is as follows:



========================================================================================================
                                                 Outstanding                                 Outstanding
                                   Exercise     December 31,                                     June 30,
Expiry date                 price per share             2000       Granted          Expired         2001
--------------------------------------------------------------------------------------------------------


March 26, 2001            U.S.        0.383          197,882             -        (197,882)            -
April 7, 2001             CDN          0.63        2,000,000             -      (2,000,000)            -
September 14, 2001        U.S.         1.89        1,417,254             -      (1,417,254)            -
December 14, 2001         U.S.         1.89        1,901,271             -               -     1,901,271
April 13, 2001/2002       U.S.  10.00/11.50           45,000             -               -        45,000
April 13, 2002            U.S.         3.00          139,000             -               -       139,000
April 13, 2002            U.S.         1.00          900,000             -               -       900,000
February 22, 2004
  (note 12)               U.S.         0.92                -     5,229,752               -     5,229,752
--------------------------------------------------------------------------------------------------------
                                                   6,600,407     5,229,752      (3,615,136)    8,215,023
========================================================================================================


    The share purchase warrants issued in consideration for financing, outstanding at December 31, 2000, having an exercise price of U.S.
    $10.00 and U.S. $2.82 expiring April 13, 2002 were repriced to U.S.
    $3.00 and U.S. $1.00 in March 2001. The term of the re-priced warrants will be reduced to 30 days if, over any period of twenty consecutive days, the weighted average trading price for the Company's shares exceeds the new exercise price by 25% or more.

12. PRIVATE PLACEMENTS:

    On February 22, 2001, the Company issued, through a private placement, 5,229,752 common shares, for net proceeds of $3,732,418. Additionally, the Company issued 5,229,752 share purchase warrants. The Company also issued brokers' warrants, permitting the holders to acquire 526,316 units at a price of $0.76 per unit, with each unit consisting of one share and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional common share of the Company, for a period of three years, at a price of $1.00 per share.

    On September 7, 2001, the Company issued, through a private placement, 2,941,176 common shares, for net proceeds of $1,000,000.

13. DISCONTINUED OPERATIONS:

    On September 10, 2001, the Company adopted a plan to suspend operations relating to the development and sales of its eCRM soft ware. The Company reduced its work force to approximately ten employees in the U.S. and Canada, six of which are working on a transitional basis, with the remaining expected to be integrated into the operations of Chalk.Com Network (Holding)
    Corporation.   Fixed assets have been written down to market
    value and the Company is in the process of selling the assets. The Company has been removed as the leasee from the Reston, Virginia facilities as of November 15, 2001 and is currently negotiating to remove itself from the leased offices in Vancouver, British Columbia. The Company expects to have these operations completely wound down by December 31, 2001.



============================================================================================


                                       Three month periods ended    Six month periods ended
                                              September 30,              September 30,
                                       -------------------------    ------------------------
                                            2001          2000           2001           2000
--------------------------------------------------------------------------------------------

Revenue:
  Licenses                       $         -   $    144,410      $   41,315     $    251,225
  Services                                 -         34,025          58,603           44,141
  Hardware and software resales            -          4,117           4,536           18,853
  Hardware resales to related
   parties                                 -          8,916          31,384           65,524
  ------------------------------------------------------------------------------------------
                                           -        190,748         135,838          379,743

Cost of revenues:
  Licenses                                 -            347             400             832
  Services                                 -         14,090           4,591          21,503
  Hardware and software resales	           -          4,117           4,536          18,853
  Hardware resales to related
    parties                                -          8,196          31,384          65,524
-------------------------------------------------------------------------------------------
                                           -         26,750          40,911         106,712
-------------------------------------------------------------------------------------------
Gross margin                               -        163,998          94,927         273,031

Operating expenses:
  Sales and marketing
    (including stock-based
    compensation of
    $nil, $1,351,285
    $193,746 and $4,438.594)         927,348      4,587,807       5,002,421      12,425,135
  Research and development
   (including stock-based
   compensation of $nil,
   $552,115, $127,515 and
   $1,054,573)                       612,025      1,298,905       2,560,334       3,509,669
  Costs of discontuing
   operations                      1,370,003              -       1,310,003               -
  Restructuring costs                                     -       1,127,168               -
  -----------------------------------------------------------------------------------------
                                   2,909,376      5,886,712      10,059,926      15,934,804
-------------------------------------------------------------------------------------------
Net loss from
 discontinued operations        $ (2,909,376)  $ (5,722,714)  $  (9,964,999)  $ (15,661,773)

===========================================================================================



    Restructuring costs had been accrued in accordance with SAB
    100. For the nine month period ended September 30, 2001, restructuring costs totaled approximately $1,127,000, which consisted of $611,000 of severance payments to terminated employees and $516,000 relating to the writedown of fixed assets.

    Costs associated with discontinuing operations for the three month period ended September 30, 2001 included $372,000 of severance payments to terminated employees and $998,000 relating to the writedown of fixed assets.

    The following represents the revised carrying values of the remaining assets and liabilities of the discontinued operations included on the balance sheet as at September 30, 2001:

    =================================================================
    -----------------------------------------------------------------

    Accounts receivable                              $     30,066
    Prepaid expenses                                      107,268
    Deposit on lease                                      120,439
    Fixed assets                                          299,143
    Accounts payable and accrued liabilities              586,205
    Due to related parties                                  6,140

    -----------------------------------------------------------------
    =================================================================

14. COMMITMENTS:

    The Company has obligations under operating lease arrangements, which require the following minimum payments for the fiscal periods ending December 31:


    =================================================================
    -----------------------------------------------------------------

    2001                                             $     128,879
    2002                                                   176,342
    2003                                                    45,039

    -----------------------------------------------------------------
                                                           350,260
    =================================================================


15.  LEGAL CONTINGENCY:

    In July 2001, an employee filed a claim against Chalk.Com Network (Holding) Corporation and its for breach of an employment contract. The Company believes the likelihood of this claim being successful is low. The damages are not specified and the possible settlement is not determinable as of the date of these financial statements.

AUDITORS' REPORT

To the Board of Directors
Sideware Systems Inc.

We have audited the consolidated balance sheets of Sideware Systems Inc. as at December 31, 2000 and 1999 and the consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the years ended December 31, 2000 and 1999, eight months ended December 31, 1998 and year ended April 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2000 and 1999 and the results of its operations and comprehensive loss and its cash flows for the years ended December 31, 2000 and 1999, eight months ended December 31, 1998 and year ended April 30, 1998 in accordance with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company has suffered recurring losses from operations and has had negative cash flows from operating activities for each of the periods presented which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


(signed)  "KPMG LLP"

Chartered Accountants

Vancouver, Canada

January 26, 2001, except for note 10(b) and note 14(a) which are as of February 22, 2001 and notes 1 and 14(b) which are as of September 14, 2001

SIDEWARE SYSTEMS INC.
Consolidated Balance Sheets
(Expressed in United States dollars)
(Prepared in accordance with generally accepted accounting principles in the United States)

December 31, 2000 and 1999


============================================================================
                                                        2000            1999
----------------------------------------------------------------------------
Assets

Current assets:
  Cash and cash equivalents                      $   949,999    $  5,929,801
  Short-term investments (note 7)	           5,982,588	           -
  Accounts receivable (note 4):
    Trade, less allowance for
      doubtful accounts of $142,047
      (1999 - nil)                                   467,783               -
    Other                                            126,842         123,297
  Due from related parties (note 5)                   29,859               -
  Current portion of long-term
    receivables (note 8)                               6,849          14,041
  Inventory                                           46,829          73,895
  Prepaid expenses                                   549,639         243,044
  --------------------------------------------------------------------------
                                                   8,160,388       6,384,078

Deposit on lease                                     129,926          20,212
Long-term receivables (note 8)                       105,587         108,655
Deferred finance charges (note 8)                     95,583         100,763
Fixed assets (note 9)                              1,967,818         923,536
----------------------------------------------------------------------------
                                                $ 10,459,302    $  7,537,244
============================================================================

Liabilities and Stockholders' Equity

Current liabilities
  Accounts payable and accrued liabilities      $  1,246,683    $    623,636
  Due to related parties (note 5)                          -          39,340
  Deferred revenue                                   168,661               -
  --------------------------------------------------------------------------
                                                   1,415,344         662,976

Stockholders' equity:
  Common stock (note 10):
    Authorized:  199,949,375 common shares,
      no par value
    Issued and outstanding:  60,886,415
      (1999 - 51,769,238)	                  40,660,382      21,414,477
  Additional paid-in capital                      12,146,732         315,500
  Deferred stock-based compensation                 (460,895)              -
  Accumulated other comprehensive income            (503,685)        148,479
  Deficit                                        (42,798,576)    (15,004,188)
  --------------------------------------------------------------------------
                                                   9,043,958       6,874,268
----------------------------------------------------------------------------
                                               $  10,459,302    $  7,537,244
============================================================================

Future operations (note 1)
Commitments (note 12)
Subsequent events (notes 10(a), 10(b) and 14)

The accompanying notes are an integral part of these consolidated financial statements.

SIDEWARE SYSTEMS INC.
Consolidated Statements of Operations and Comprehensive Loss
(Expressed in United States dollars)
(Prepared in accordance with generally accepted accounting principles in the United States)


====================================================================================================
                                                                             Eight
                                                                         months ended      Year ended
                                           Years ended December 31,       December 31,      April 30,
                                           ------------------------
                                              2000          1999              1998            1998
----------------------------------------------------------------------------------------------------

Continuing operations:
  Interest income                      $     550,533        98,493            27,637          19,847
  General and administrative
    (including stock-based
    compensation of
    $4,471,295, $91,921,
    $3,822, and nil)                      (7,533,958)   (1,978,298)         (481,399)       (895,705)
  Write-off of fixed assets                        -       (35,973)                -               -
  Proceeds on settlement of legal
    claim (note 6)                           147,651             -                 -               -
  Value assigned to shares issued
    in satisfaction of a legal
    claim (note 6)	                    (153,020)            -                 -         (17,786)
----------------------------------------------------------------------------------------------------
Loss from continuing
 operations                               (6,988,794)   (1,915,778)         (453,762)       (893,644)

Loss from discontinued
 operations (note 14(b))                 (20,805,594)   (3,771,690)         (828,725)       (820,492)
----------------------------------------------------------------------------------------------------
Net loss                                 (27,794,388)   (5,687,468)       (1,282,487)     (1,714,136)

Other comprehensive income (loss):
  Net unrealized holding gain on
   short-term investments (note 7)           136,550             -                 -               -
  Foreign currency translation
   adjustments                              (788,714)      265,859          (100,935)        (33,889)
  --------------------------------------------------------------------------------------------------
                                            (652,164)      265,859          (100,935)        (33,889)
----------------------------------------------------------------------------------------------------

Comprehensive loss                     $ (28,446,552) $ (5,421,609)    $  (1,383,422)  $  (1,748,025)

====================================================================================================

Basic and diluted loss per share:
  Loss from continuing
   operations                          $      (0.12)  $     (0.05)    $       (0.02)  $       (0.04)
  Net loss                                    (0.48)        (0.15)            (0.05)          (0.08)
  Weighted average shares used in
  computing net loss per share,
  basic and diluted                       58,078,005   37,391,211        25,878,357       20,400,346
====================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.


SIDEWARE SYSTEMS INC.
Consolidated Statements of Stockholders' Equity
(Expressed in United States dollars)
(Prepared in accordance with generally accepted accounting principles in the United States)


================================================================================================================================
                                                                                          Accumulated
                         Share capital        Special warrants   Additional     Deferred         other                      Total
                         -------------        ----------------      paid-in  stock-based comprehensive               stockholders
                      Number    Assigned     Number    Assigned     capital compensation          loss      Deficit        equity
---------------------------------------------------------------------------------------------------------------------------------

Balance, April
 30, 1997         17,317,859  $6,064,036  3,450,000   $  948,775  $  14,190   $        -  $     17,444  $(6,320,097)  $   724,348

Shares issued
 on exercise of
 non-transferable
 warrants          4,203,100   1,498,648          -            -          -            -             -            -     1,498,648

Shares issued
 on exercise of
 options             699,000     250,442          -            -          -            -             -            -       250,442

Shares issued in
 satisfaction of
 a royalty claim     100,000      17,786          -            -          -            -             -            -        17,786

Special warrants
 issued                    -           -  1,500,000      853,728          -            -             -            -       853,728

Special warrant
 subscriptions             -           -          -       53,358          -            -             -            -        53,358

Shares issued
 on exercise of
 special warrants  4,450,000   1,489,577 (4,450,000)  (1,489,577)         -            -             -            -             -

Foreign currency
 translation
 adjustment                -           -          -            -          -            -       (33,889)           -       (33,889)

Net loss                   -           -          -            -          -            -             -   (1,714,136)   (1,714,136)
---------------------------------------------------------------------------------------------------------------------------------

Balance, April
 30, 1998         26,769,959   9,320,489    500,000      366,284     14,190            -       (16,445)	 (8,034,233)    1,650,285

Special warrant
 subscriptions             -           -     90,000      647,031          -            -             -            -       647,031

Shares issued
 on exercise of
 special warrant
 subscriptions       500,000     264,883   (500,000)    (264,883)         -            -             -            -             -

Deferred stock-
 based
 compensation              -           -          -            -     29,402      (29,402)            -            -             -

Amortization
 of deferred
 stock-based
 compensation              -           -          -            -          -	  29,402             -            -        29,402

Foreign currency
 translation
 adjustment                -           -          -            -          -            -      (100,935)           -      (100,935)

Net loss                   -           -          -            -          -            -             -   (1,282,487)   (1,282,487)
---------------------------------------------------------------------------------------------------------------------------------

Balance,
 December 31,
 1998             27,269,959   9,585,372     90,000      748,432     43,592            -      (117,380)  (9,316,720)       943,296

Shares issued
 on exercise of
 non-transferable
 warrants         10,434,335   3,418,136          -            -          -            -             -            -      3,418,136

Shares issued
 on exercise of
 options           1,343,500     806,508          -            -          -            -             -            -        806,508

Special warrants
 issued	                   -           -  9,326,332    2,084,911          -            -             -            -      2,084,911

Shares issued
 on exercise of
 special warrants  9,724,611   2,833,343 (9,416,332)  (2,833,343)         -            -             -            -              -

Shares issued
 for cash          2,746,833   4,514,656          -            -          -            -             -            -      4,514,656

Shares issued
 for services
 rendered            250,000     107,686          -            -          -            -             -            -        107,686

Deferred stock-
 based
 compensation              -           -          -            -    271,908     (271,908)            -            -              -

Amortization of
 deferred
 stock-based
 compensation              -           -          -            -         -       271,908             -            -        271,908

Share
 subscriptions
 receivable
 (243,900 common
 shares)                   -     396,619          -            -         -            -	             -            -        396,619

Share issue costs          -    (247,843)         -            -         -            -              -            -       (247,843)

Foreign currency
 translation
 adjustment                -           -          -            -         -            -        265,859            -        265,859

Net loss                   -           -          -            -         -            -              -   (5,687,468)    (5,687,468)
----------------------------------------------------------------------------------------------------------------------------------

Balance, December
 31, 1999,
 carried forward  51,769,238  21,414,477          -            -   315,500            -        148,479  (15,004,188)     6,874,268


SIDEWARE SYSTEMS INC.
Consolidated Statements of Stockholders' Equity, continued
(Expressed in United States dollars)
(Prepared in accordance with generally accepted accounting principles in the United States)

================================================================================================================================
                                                                                          Accumulated
                         Share capital        Special warrants Additional      Deferred         other                      Total
                         -------------        ----------------    paid-in   stock-based comprehensive               stockholders
                      Number    Assigned     Number   Assigned    capital  compensation          loss      Deficit        equity
--------------------------------------------------------------------------------------------------------------------------------

Balance, December
 31, 1999,
 brought forward  51,769,238   $21,414,477         -  $      - $   315,500  $         -  $    148,479  $(15,004,188)  $6,874,268

Shares issued
 on exercise of
 non-transferable
 warrants          3,919,702     3,803,797         -         -           -            -             -             -    3,803,797

Shares issued
 on exercise of
 options           1,584,100     1,469,279         -         -           -            -             -             -    1,469,279

Shares issued
 for cash          3,340,100    14,557,888         -         -           -            -             -             -   14,557,888

Shares issued
 for
 subscriptions
 previously
 received            243,900             -         -         -           -            -             -             -            -

Shares issued
 on settlement
 of legal claim       80,000       153,020         -         -           -            -             -             -      153,020

Share issue costs          -      (738,079)        -         -           -            -             -             -     (738,079)

Cancelled shares     (50,625)            -         -         -           -            -             -             -            -

Stock-based
 compensation              -             -         -         -     247,758            -             -             -      247,758

Deferred stock-
 based
 compensation              -             -         -         -  11,583,474  (11,583,474)            -             -            -

Amortization
 of deferred
 stock-based
 compensation              -             -         -         -           -   11,122,579             -             -   11,122,579

Net unrealized
 holding gain
 on short-term
 investments,
 net of tax
 effect of nil             -             -          -        -           -            -       136,550             -      136,550

Foreign currency
 translation
 adjustment                -             -          -        -           -            -      (788,714)            -     (788,714)

Net loss                   -             -          -        -           -            -             -   (27,794,388) (27,794,388)
--------------------------------------------------------------------------------------------------------------------------------
Balance,
 December 31,
 2000             60,886,415   $40,660,382          -  $     - $12,146,732  $  (460,895) $   (503,685) $(42,798,576) $ 9,043,958
--------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

SIDEWARE SYSTEMS INC.
Consolidated Statements of Cash Flows
(Expressed in Unted States dollars)
(Prepared in accordance with generally accepted accounting principles in the United States)



=================================================================================================
                                                                        Eight
                                                                     months ended      Year ended
                                        Years ended December 31,      December 31,      April 30,
                                        ------------------------
                                              2000          1999              1998           1998
-------------------------------------------------------------------------------------------------

Cash flows used in operating
 activities:
  Net loss                           $ (27,794,388) $ (5,687,468) $     (1,282,487) $  (1,714,136)
  Items not involving cash:
   Amortization	                           704,044       284,472            90,982        108,377
   Stock-based compensation             11,370,337       271,908            29,402              -
   Write off of fixed assets                     -        35,973                 -              -
   Investment advisory services
    settled by equity instruments                -             -                 -         53,358
  Value assigned to shares
    issued for financial
    advisory services                            -       107,686                 -              -
  Value assigned to shares
    issued in satisfaction of
    legal claim                            153,020             -                 -         17,786
Changes in non-cash operating
 working capital:
  Accounts receivable                     (479,183)       38,514          (121,741)        57,965
  Due (to) from related parties            (68,166)      290,816          (247,055)       123,529
  Inventory                                 24,435       (42,096)          (29,207)         5,443
  Prepaid expenses                        (317,901)     (169,860)           22,976        (65,339)
  Accounts payable and accrued
   liabilities                             650,961       418,197            37,234       (119,026)
  Deferred revenue                         169,793             -                 -              -

-------------------------------------------------------------------------------------------------

Net cash used in operating activities  (15,587,048)   (4,451,858)       (1,499,896)    (1,532,043)

Cash flows from financing activities:
Special warrants issued for cash                 -     2,084,911           647,032        853,728
Shares issued for cash, net of share
 issue costs                             19,092,885    8,494,337                 -      1,749,146
Share subscriptions receivable                    -      396,619                 -              -

-------------------------------------------------------------------------------------------------

Net cash provided by financing
 activities                              19,092,885   10,975,867           647,032      2,602,874

Cash flows from investing activities:
  Purchase of short-term investments
   available for sale                    (6,052,335)           -                 -              -
  Long-term receivables and deferred
   charges                                    7,040     (217,068)                -              -
  Purchase of fixed assets               (1,790,479)    (782,425)         (153,980)      (239,615)
  Deposit on lease, net                    (111,219)     (14,106)                -              -
  -----------------------------------------------------------------------------------------------
  Net cash used in investing activities  (7,946,993)  (1,013,599)         (153,980)      (239,615)
-------------------------------------------------------------------------------------------------
Effect of exchange rates on cash and
 cash equivalents                          (538,646)     212,423           (70,450)       (25,933)
-------------------------------------------------------------------------------------------------
Increase (decrease) in cash and
 cash equivalents                        (4,979,802)   5,722,833        (1,077,294)       805,283

Cash and cash equivalents,
 beginning of period                      5,929,801      206,968         1,284,262        478,979
-------------------------------------------------------------------------------------------------
Cash and cash equivalents,
  end of period                          $  949,999   $5,929,801	$  206,968    $ 1,284,262
=================================================================================================

Supplemental information:

  Non-cash financing and investing
   activities:
    Shares issued in satisfaction
     of legal claim                      $  153,020   $        -        $        -    $	   17,786
    Shares issued for services
     rendered                                     -      107,686                 -              -
    Shares issued on exercise
     of special warrants                          -      657,613                 -              -
    Shares issued for investment
     advisory services                            -            -                 -         53,358
    Net unrealized holdings gain
     on short-term investments              136,550            -                 -              -

=================================================================================================


The accompanying notes are an integral part of these consolidated financial statements.

SIDEWARE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with generally accepted accounting principles in the United States)

Year ended December 31, 2000 and 1999
Eight months ended December 31, 1998
Year ended April 30, 1998


1. DESCRIPTION OF BUSINESS AND FUTURE OPERATIONS:

    At December 31, 2000, Sideware Systems Inc. (the "Company") was a provider of Electronic Customer Relationship Management ("eCRM") software. The Company's collaborative solutions enabled companies to better manage their customer interactions by providing enhanced Internet-based customer service. At December 31, 2000, the Company operated in one segment as the Company's sales are entirely made within the eCRM industry and primarily within the United States of America. On September 7, 2001, the Company entered the eLearning business with the acquisition of Chalk.Com Network (Holding) Corporation. On September 14, 2001, the Company discontinued its eCRM business (note 14(b)).

    These consolidated financial statements have been prepared on the going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. Through the date of these consolidated financial statements the Company has not generated significant revenues, has incurred operating losses and negative cash flow from operating activities. Operations to date have been primarily financed by equity transactions. In addition, as described in the preceding paragraph subsequent to year end the Company changed its business model. The Company's future operations and its continuation as a going concern are dependent upon its ability to obtain market acceptance of its product, to increase sales of its product by penetrating markets within North America, generating positive cash flows from operations and ultimately attaining profitability.

    Depending on the Company's ability to develop sales and related cash flows, the Company may need to raise additional capital through public or private financings which may not be available on reasonable terms. Subsequent to December 31, 2000, the Company secured private financing with net proceeds of approximately $3,800,000 (note 14(a)). The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.


2.  BASIS OF PRESENTATION:

   These financial statements have been prepared using generally accepted accounting principles in the United States of America. They include the financial statements of Sideware Systems Inc. and its subsidiaries, all of which are wholly-owned. All material intercompany balances and transactions have been eliminated in consolidation.

3.  SIGNIFICANT ACCOUNTING POLICIES:

 (a) Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (b) Cash equivalents:

     Cash equivalents consists of highly liquid investments having terms to maturity at the date of acquisition of not more than three months.

 (c) Short-term investments:

     The Company classifies its investments in marketable securities as "available-for-sale." Such investments are recorded at fair value based on quoted market prices, with unrealized gains and losses recorded as other comprehensive income (loss) until realized.

 (d) Fixed assets:

     Fixed assets are carried at cost less accumulated amortization. Amortization is calculated annually as follows:


===============================================================
Asset                                    Basis             Rate
---------------------------------------------------------------
Furniture and fixtures	     declining-balance              20%
Computer equipment	         straight-line          33 1/3%
Trade show assets                straight-line          33 1/3%
Computer software                straight-line              50%
Leasehold improvements           straight-line       lease term
===============================================================

     During the year, the Company changed its amortization policy for trade show assets and computer equipment to better approximate the useful life of the assets. The adoption of this policy did not have a material effect on the Company's financial position or results of operations.

 (e) Deferred charges:

     Deferred charges represent the discount on notes receivable and are being recognized by the yield method over the term of the note.

 (f) Impairment of long-lived assets:

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company monitors the recoverability of long-lived assets, which include property and equipment and other assets, based on factors such as future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets. The Company's policy is to record an impairment loss in the period when it is determined that the carrying amount of the asset may not be recoverable, at which time the asset is written down to fair market value.

 (g) Income taxes:

     The Company accounts for income taxes under the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce deferred tax assets to an amount where realization is not considered to be more likely than not.

 (h) Stock-based compensation:

     The Company accounts for its stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for
     Stock Issued to Employees" and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Deferred stock-based compensation is recorded on the measurement date, which is generally the date of grant, when the market value of the underlying common stock exceeds the exercise price for stock options or the purchase price for the shares of common stock. Non-employee options are accounted for under SFAS No. 123 and are recognized at the fair value of the options as determined by an option pricing model as the related services are provided.

     As allowed by Issue 7 of EITF 00-23, stock-based compensation resulting from employee option grants is recognized on an accelerated basis over the vesting period of the individual options consistent with FIN 28. Non-employee grants with future service requirements are not recognized until the service is performed and the options vest.

 (i) Comprehensive income (loss):

     In accordance with the provisions of SFAS No. 130, "Reporting Comprehensive Income", the Company reports comprehensive income, which includes net earnings as well as changes in equity from other non-owner sources specifically the foreign currency cumulative translation adjustments and unrealized holding gain on short-term investments.

 (j) Research and development:

     In accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed", software development costs are expensed as incurred until technological feasibility of the underlying software product is achieved, at which time any additional costs will be capitalized and amortized prospectively over their estimated economic life. To date, technological feasibility and general availability of such software have occurred simultaneously and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

 (k) Advertising costs:

     Advertising costs are expensed as incurred and totaled $1,044,012, $68,941, nil and $45,185 during the years ended
     December 31, 2000 and 1999, the eight months ended December 31, 1998 and the year ended April 30, 1998, respectively. Advertising costs are included in the sales and marketing classification in discontinued operations in the consolidated statements of operations.

 (l) Revenue recognition:

     SOP 97-2, "Software Revenue Recognition", as amended, generally requires revenue from software arrangements involving multiple elements to be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, post contract customer support, installation, or training and recognized as the element is delivered and the Company has no significant remaining performance obligations. For multiple element contracts where maintenance is bundled with the software license, the residual method in accordance with SOP 98-9 is used and Vendor Specific Objective Evidence ("VSOE") established for the undelivered element, being the maintenance support through the sale of separate maintenance agreements, to determine the value to be assigned to the software license. For contracts where maintenance is not bundled with the software license, the Company uses the sale value of the software license as its fair value to record revenue.

     For the year ended December 31, 2000, the Company entered into revenue generating sales contracts with 24 customers. Of the 24 sales, 18 were multi-element contracts which included both delivered elements and an undelivered maintenance support element. In addition, the Company entered 4 separate maintenance contracts that had the following characteristics:

     - The maintenance contracts were entered into 30 days or more after the initial sale of the software;
     - The different elements of the maintenance and software sales contracts were not closely interrelated or interdependent in terms of design, technology, or function;
     - The fees for the maintenance contracts and the software sales contracts were not subject to refund or forfeiture or other concession if the other contract was not completed satisfactorily;
     - None of the elements of the maintenance contracts were essential to the functionality of any element of software sales contracts; and
     - Payment terms in the maintenance contracts did not coincide with, and were not otherwise contingent upon, the performance criteria of the software sales contract.

     The Company recognized its first software sales revenue in the second quarter of 2000. For the quarter ended June 30, 2000, the Company entered into revenue generating sales with eight customers, 7 of which were multi-element contracts and one of which included a separate maintenance contract. For the quarter ended September
     30, 2000, the Company entered into revenue generating sales with ten customers, eight of which were multi-element contracts and two of which included separate maintenance contracts. For the quarter ended December 31, 2000, the Company entered into revenue generating sales with six customers, three of which were a multi-element contract, one of which included a separate maintenance contract and two of which that did not contain a maintenance element.

     The Company utilized prices charged in the four separate maintenance contracts as VSOE establishing the fair value of the undelivered maintenance support element in the 18 contracts, which included both the undelivered element and delivered elements. The Company considered the separate maintenance contracts signed to the end of each quarter to constitute VSOE of the fair value of the undelivered maintenance support element in the multi-element contracts made to the end of that quarter. If a contract is entered into prior to VSOE being established, but

     VSOE is subsequently established, the Company allocates the then unrecognized revenue among the various elements in accordance with the residual value method described above.

     If evidence of fair value for each element of the arrangement in the situations described above does not exist, all revenue from the arrangement is deferred until such time as evidence of fair value does exist or until all elements of the arrangement are delivered.

     In addition to the establishment of fair value, license revenue is recognized when there is persuasive evidence of an arrangement and delivery to the customer has occurred, provided the arrangement does not require significant customization of the software, the fee is fixed and determinable, and collectibility is considered probable.

     Service revenue from maintenance contracts is recognized ratably over the term of the maintenance contract, on a straight-line basis. Other service revenue is recognized at the time the service is performed.

     The Company recognizes sales of equipment to external and related parties in revenues and the related costs of the sale in cost of revenues. The Company takes title to and holds the equipment, bearing all of the risks and rewards of ownership, prior to sale.

     As at December 31, 2000, the Company was not involved in any hosting arrangements, however it plans to in the future and the guidance in EITF 00-3 will be applied.

 (m) Foreign currency translation:

     Effective for the fiscal year ended December 31, 2000, the Company adopted the U.S. dollar as its reporting currency. Historical figures previously reported in Canadian dollars have been translated into U.S. dollars as follows: assets and liabilities are translated into U.S. dollars at the rate of exchange in effect at each balance sheet date and revenue and expense items are translated at the average rates for the applicable period. Unrealized gains and losses resulting from the translation to U.S. dollars are accumulated in a separate component of stockholders' equity described as accumulated other comprehensive income.

     The Company's functional currency is the Canadian dollar. The Company's financial statements are prepared in Canadian dollars before translation to the U.S. dollar reporting currency. Accordingly, foreign currency denominated balances of the Company are remeasured in Canadian dollars. Under this method, monetary assets and liabilities denominated in a foreign currency are remeasured in Canadian dollars at the rate of exchange in effect at the balance sheet date. Other assets, revenue and expense items are measured using the rate of exchange prevailing at their respective transaction dates. Exchange gains and losses resulting from the remeasurement of foreign denominated monetary assets and liabilities in Canadian dollars are reflected in earnings for the period.

 (n) Net loss per share:

     Net loss per share is calculated in accordance with SFAS No. 128, "Earnings per Share". Under SFAS No. 128, basic net loss per share is computed using the weighted-average number of outstanding shares of common stock, excluding common stock subject to repurchase. Diluted net loss per share is computed using the weighted-average number of outstanding shares of common stock and, when dilutive, potential common shares from options and warrants to purchase common stock and common stock subject to repurchase using the treasury stock method, and from convertible securities using the as-if converted basis. All potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been anti-dilutive.

     All performance escrow shares as disclosed in note 10(a) are excluded from the calculation.

 (o) Recent accounting pronouncements:

     The FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which established standards relating to the recognition and disclosure of all aspects of derivative instruments and hedging activities. To date, the Company has not engaged in hedging activities. Accordingly, the Company has evaluated the impact of adopting SFAS 133 and determined that it will not have a material effect on its financial position, results of operations or cash flows. The Company will implement SFAS No. 133 in its fiscal year ending December 31, 2001.

 (p) Comparative figures:

     Certain comparative figures have been reclassified to conform to the financial statement presentation adopted in the current year.

4.  ALLOWANCE FOR DOUBTFUL ACCOUNTS

  The movements in the allowance for doubtful accounts for 2000 and 1999 are set out below:


=============================================================================
                                                           2000          1999
-----------------------------------------------------------------------------
Balance as at January 1                             $          -  $         -
Expense for the year                                     142,047            -
-----------------------------------------------------------------------------
Balance as at December 31                           $    142,047  $         -
=============================================================================


5.  RELATED PARTY TRANSACTIONS:

 (a) Transactions with related parties:

     The following table summarizes the Company's related party transactions with certain directors of the Company:


=============================================================================
                                                   Eight months
                          Year ended    Year ended        ended    Year ended
                        December 31,  December 31, December 31,     April 30,
                                2000          1999         1998          1998
-----------------------------------------------------------------------------
Services rendered         $  257,860    $  445,296    $  70,776    $  152,672
Settlement of claims               -             -            -        17,786
=============================================================================

     Hardware resales to related parties are to companies with certain common directors to the Company.


 (b) Due (to) from related parties:

     At December 31, 2000, the Company was owed $29,859 with respect to costs incurred by the Company on behalf of BrainTech Inc. and TechWest Management Inc., companies with directors in common.

     At December 31, 1999, the Company owed $ 39,340 with respect to costs incurred by TechWest Management Inc., a company with directors in common, on behalf of the Company.

     These amounts are unsecured, payable on demand and bear no interest.

6. SETTLEMENT OF LEGAL CLAIM:

   During the year ended December 31, 2000, the Company settled its outstanding legal disputes with former management. The Company made a cash payment of $20,135 and issued 80,000 shares to opposing parties. The Company also received cash payments totaling $167,786 from opposing parties.

7. SHORT-TERM INVESTMENTS:

   The amortized cost, gross unrealized holding gain and fair value of available-for-sale securities at December 31, 2000 is as follows:

===============================================================================
                                                           Gross
                                                      unrealized
                                          Amortized      holding           Fair
                                               cost         gain          value
-------------------------------------------------------------------------------
Available-for-sale commercial paper    $  5,846,038   $  136,550   $  5,982,588
===============================================================================


   There were no short-term investments in 1999.

8.  LONG-TERM RECEIVABLES:


   ======================================================================
                                                     2000         1999
   ----------------------------------------------------------------------
   Employee loan, maturing September 30, 2024,
    bearing interest at 1% per annum,
    repayable in bi-monthly blended
    instalments of $376, except if employment
    is terminated in which case it is
    repayable immediately, real estate has
    been pledged as security, net of
    unamortized discount of $95,583 (1999 -
    $100,763)                                       $  98,593   $  104,111

   Employee loans, maturing September 30,
    2002, bearing interest at prime plus 1%
    per annum.                                         13,843       18,585
   -----------------------------------------------------------------------
                                                      112,436      122,696
   Current portion                                      6,849       14,041
   -----------------------------------------------------------------------
                                                    $ 105,587   $  108,655
   =======================================================================

   The employee loan secured by real estate has been discounted to fair market value calculated at prime plus 1%, which is the prevailing rate of similar financial instruments, over 25 years.

9.	Fixed assets:

===========================================================
                                         2000          1999
-----------------------------------------------------------
Furniture and fixtures             $  710,518    $  336,234
Computer equipment                  1,553,279       696,195
Trade show assets                     150,193        85,928
Computer software                     289,881        93,592
Leasehold improvements                843,452       626,319
-----------------------------------------------------------
                                    3,547,323     1,838,268
Less accumulated amortization      (1,579,505)     (914,732)
-----------------------------------------------------------
Net book value                     $1,967,818    $  923,536
===========================================================


10. STOCKHOLDERS' EQUITY:

 (a) Performance shares and escrow securities:

     Included in issued shares at December 31, 2000 are 750,000 performances and 220,378 escrow securities (December 31, 1999 and 1998 and April 30, 1998 - 750,000 and 280,378,
     respectively) held in escrow to be released based on achievement of a cash flow formula. If any of the 750,000 performance shares are not released by September 10, 2001, they will be subject to cancellation. Subsequent to December 31, 2000, 220,378 escrow securities were subject to cancellation on January 11, 2001 due to the conditions in the escrow agreement not being fulfilled.

 (b) Stock compensation plans:

     Effective February 8, 2000, the Company adopted its 2000 Stock Option Plan ("the 2000 Plan"), which reserved 7,000,000 shares for issuance pursuant to stock options to be granted to directors, officers, employees, and consultants. The
     Company's Board of Directors have discretion to set the price, term, vesting schedules, and other terms and conditions for options granted under the 2000 Plan, subject to the requirements of any stock exchange on which the Company's shares are listed. In January 2000, 2,000,000 options were granted under individual agreements and 6,860,000 options were granted under the 2000 plan as follows: effective April 20, 2000, the Company granted 4,912,000 options at $5.10 per share and effective August 30, 2000, the Company granted a further 1,948,000 options at $2.25 per share pursuant to the 2000 Plan.

     Subsequent to year-end, effective January 18, 2001 and February 9, 2001 the Company granted 150,000 and 308,000 options, respectively, at $1.00 per share pursuant to the 2000 plan. All options were for terms of five years and subject to vesting schedules up to 24 months. The 2000 Plan was approved by the Company's shareholders at the Company's June 28, 2000 general meeting.

     Effective December 6, 2000, the Company adopted its 2001 Stock Option Plan ("the 2001 Plan"), which reserved 6,000,000 shares for issuance pursuant to stock options to be granted to directors, officers, employees, and consultants. On February 9, 2001, the Board of Directors approved an increase of the reserved amount to 7,000,000 shares pursuant to the 2001 plan. The Company's Board of Directors have discretion to set the price, term, vesting schedules, and other terms and conditions for options granted under the plan, subject to the requirements of any stock exchange on which the Company's shares are listed.

     Subsequent to year-end, effective January 18, 2001, February 9, 2001 and February 22, 2001 the Company granted 5,680,500, 490,000 and 190,000 options, respectively, at $1.00 per share. All options are exercisable for five years and subject to vesting schedules of up to 18 months. The 2001 Plan, and all options granted under it, are subject to approval by the Company's shareholders. The Company intends to seek that approval at its next general stockholders' meeting. For accounting purposes, these options will not be deemed to have been granted until approved by the stockholders and compensation, if any, will be measured based on market values at that date.

     As at December 31, 2000, no options granted under either the 2000 or 2001 Plans have been exercised.

    (i) A summary of the Company's stock option activity is as follows:


================================================================
                                                        Weighted
                                       Number            average
                                    of shares     exercise price
----------------------------------------------------------------
Balance, April 30, 1997             2,065,000             $ 0.36
Options granted                       800,000               0.50
Options exercised                    (699,000)              0.37
Options cancelled / expired           (45,000)              0.48
----------------------------------------------------------------
Balance, April 30, 1998             2,121,000               0.41
Options granted                       555,000               0.24
Options cancelled / expired           (86,000)              0.40
----------------------------------------------------------------
Balance, December 31, 1998          2,590,000               0.37
Options granted                     2,960,000               1.38
Options exercised                  (1,343,500)              0.61
Options cancelled / expired          (100,000)              0.45
----------------------------------------------------------------
Balance, December 31, 1999          4,106,500               1.02
Options granted                     8,860,000               5.55
Options exercised                  (1,584,100)              0.92
Options cancelled / expired          (470,000)              4.60
----------------------------------------------------------------
Balance, December 31, 2000         10,912,400             $ 4.56
================================================================


   (ii) Additional information regarding options outstanding as at December 31, 2000 is as follows:

==============================================================================
                                   Outstanding                 Exercisable
------------------------------------------------------------------------------
                                     Weighted
                                      average  Weighted               Weighted
                                    remaining   average                average
Range of                Number    contractual  exercise       Number  exercise
exercise prices      of shares   life (years)     price    of shares     price
------------------------------------------------------------------------------
$ 0.24 - $ 0.90      1,171,500           2.06    $ 0.48    1,171,500    $ 0.48
$ 1.55 - $ 2.25      3,053,900           4.25      2.01    1,377,775      1.73
$ 5.10               4,794,500           4.30      5.10    1,946,000      5.10
$ 8.69 - $ 11.08     1,892,500           4.05      9.82      955,000     10.33
------------------------------------------------------------------------------
                    10,912,400           4.00    $ 4.56     5,450,275   $ 4.17
==============================================================================


 (iii)  Stock-based compensation:

        With respect to the stock options granted from inception through December 31, 2000, the Company recorded stock-based compensation of $11,671,647.

        Pursuant to SFAS No. 123, the Company is required to disclose the pro-forma effects on net loss and net loss per share data as if the Company had elected to use the fair value approach to account for its employee stock-based compensation plans. If this approach had been applied, the Company's net loss and net loss per share would have been as indicated below:



=============================================================================
                                                   Eight months
                          Year ended    Year ended        ended    Year ended
                        December 31,  December 31, December 31,     April 30,
                                2000          1999         1998          1998
-----------------------------------------------------------------------------

Net loss:
  As reported          $27,794,388    $5,687,468    $1,282,487     $1,714,136
  Proforma              43,301,838     7,680,247     1,342,505      1,891,150
=============================================================================
Basic and diluted net
 loss per share:
  As reported               $ 0.48        $ 0.15        $ 0.05         $ 0.08
  Proforma                    0.75          0.21          0.05           0.09
=============================================================================

     The fair value for the options was estimated using the Black-Scholes option pricing model assuming no expected dividends and the following weighted average assumptions:



======================================================================
                                                    Options
                                               ---------------
                                        Interest
                                            rate      Term  Volatility
----------------------------------------------------------------------
Year ended December 31, 2000               6.55%     3 yrs         70%
Year ended December 31, 1999               5.88%     3 yrs         70%
Eight months ended December 31, 1998       5.42%     3 yrs         70%
Year ended April 30, 1998                  5.34%     3 yrs         70%
======================================================================

        The weighted-average fair value of stock options granted for the year ended December 31, 2000 and 1999, the eight months ended December 31, 1998 and the year ended April 30, 1998, are as follows:


================================================================================================================

                                   Weighted average                                  Weighted average
                                    exercise price                                     fair value
                     ------------------------------------------         ----------------------------------------

                                             Eight                                              Eight
                        Year ended    months ended   Year ended          Year ended      months ended Year ended
                       December 31,   December 31,    April 30,          December 31,    December 31,  April 30,
                      --------------                                    --------------
                     2000        1999         1998         1998         2000       1999          1998       1998
================================================================================================================

Exercise price is
less than market
value on
grant date         $    -      $ 1.30        $   -      $  0.50      $     -      $ 0.62      $    -      $ 0.22
Exercise price
exceeds market
value on
grant date           5.55        1.40          0.24           -         4.12        0.79        0.16           -
----------------------------------------------------------------------------------------------------------------
Total options      $ 5.55      $ 1.38        $ 0.24      $ 0.50       $ 4.12      $ 0.77      $ 0.16      $ 0.22
================================================================================================================

 (c) Share purchase warrants:

     A summary of the Company's warrant activity for the year ended December 31, 2000 is as follows:


================================================================================================================
                                                 Outstanding                                         Outstanding
                                   Exercise     December 31,                                        December 31,
Expiry date                 price per share             1999       Granted     Exercised     Expired        2000
----------------------------------------------------------------------------------------------------------------

July 22, 2000             CDN          0.32          600,000             -      (600,000)          -           -
December 23, 2000         CDN          0.40          286,000             -      (110,000)   (176,000)          -
March 26, 2000/2001       U.S.  0.333/0.383          779,276             -      (581,394)          -     197,882
April 7, 2000/2001        CDN     0.55/0.63        2,700,000             -      (700,000)          -   2,000,000
September 14, 2000/2001	  U.S.    1.64/1.89        2,746,833             -    (1,329,579)          -   1,417,254
December 14, 2000/2001    U.S.    1.64/1.89                -     2,500,000      (598,729)          -   1,901,271
April 13, 2001/2002       U.S.  10.00/11.50                -       274,000             -           -     274,000
April 13, 2001/2002       U.S.    2.82/3.24                -       810,000             -           -     810,000
----------------------------------------------------------------------------------------------------------------
                                                   7,112,109     3,584,000    (3,919,702)   (176,000)  6,600,407
================================================================================================================



     The share purchase warrants issued in consideration for financing, outstanding at December 31, 2000 having an exercise price of U.S.$2.82 in the first year and U.S.$3.24 in the second year expiring April 13, 2001/2001 were repriced from U.S.$10.00 in the first year and U.S.$11.50 in the second year on September 7, 2000. The term of the re-priced warrants will be reduced to 30 days if, for ten consecutive days, the closing trading price of the company's shares exceeds either U.S.$2.82 in the first year, or U.S.$3.24 in the second year. The 30-day term commences seven days after the ten-day trading threshold has been met.

11.	Income taxes:

  Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as net operating loss and tax credit carryforwards.

  The Company's deferred income tax assets are comprised of the following at December 31:



==========================================================================================
                                                                       2000           1999
------------------------------------------------------------------------------------------
Net deferred tax assets and liabilities:
  Net operating loss carryforwards                             $  10,553,386   $  4,905,941
  Share issue costs                                                 (186,442)       (88,039)
  Excess of amortization recorded for accounting over tax            695,703        391,321
-------------------------------------------------------------------------------------------

Total deferred tax assets                                         11,062,647      5,209,223
Valuation allowances                                             (11,062,647)    (5,209,223)
-------------------------------------------------------------------------------------------
Net deferred tax assets                                        $           -   $          -
===========================================================================================


  The movement in the valuation allowance for deferred tax assets in 2000 and 1999 are as follows:


=============================================================================
                                                           2000          1999
-----------------------------------------------------------------------------
Balance as at January 1                             $  5,209,223  $         -
Increase in operating losses                           5,647,445    4,905,941
Increase in share issue costs                            (98,403)     (88,039)
Increase in amortization recorded in accounting
  over tax                                               304,382      391,321
-----------------------------------------------------------------------------
Balance as at December 31                           $ 11,062,647  $ 5,209,223
=============================================================================

  Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as non-operating losses and tax credit carryforwards.

  At December 31, 2000, management believes that sufficient uncertainty exists as to whether the deferred tax assets will be realized, and accordingly, a valuation allowance is required.

  As of December 31, 2000, the Company had net operating losses of $13,468,489 available to offset taxable income earned in Canada to 2007 and $10,193,813 available to offset taxable income earned in the United States to 2015.

12.  COMMITMENTS:


  The Company has obligations under operating lease arrangements which require the following minimum annual payments:

==================================================================
2001                                                  $    997,000
2002                                                       947,000
2003                                                       797,000
2004                                                       531,000
2005                                                       534,000
2006 and thereafter                                      2,850,000
------------------------------------------------------------------
                                                       $ 6,656,000
==================================================================


13.  FINANCIAL INSTRUMENTS:

 (a) Fair values of financial instruments:

     The Company's short-term financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable, due from related parties, accounts payable and accrued liabilities. The fair value of these financial instruments approximate their carrying values due to their short term maturity.

     The fair value of the long-term receivables, calculated using the current market rate for such instruments of the same remaining maturity term and credit risk, approximate their carrying value.

 (b) Foreign currency risk:

     Foreign currency risk reflects the risk that the Company's net assets or operations will be negatively impacted due to fluctuations in exchange rates. Revenues and expenses of the Company denominated in foreign currencies come due in the short-term and accordingly, management of the Company believes there is no significant exposure to foreign currency fluctuations. The Company does not have foreign currency hedges in place.

 (c) Credit risk:

     Financial instruments subjecting the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and trade accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions.

     The Company's customers are currently concentrated in the United States and Canada. The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information.

14. SUBSEQUENT EVENTS:

 (a) Private placements:

     Subsequent to December 31, 2000, the Company issued, through a private placement, 5,229,752 common shares, for net proceeds of approximately $3,800,000. Additionally, the Company issued 5,229,752 share purchase warrants. The Company also issued brokers' warrants, permitting the holders to acquire 526,316 units at a price of $0.76 per unit, with each unit consisting of one share and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional common share of the Company, for a period of three years, at a price of $1.00 per share.

 (b) Future operations:

     On September 7, 2001, the Company invested $1,000,001 in Chalk.Com Network (Holding) Corporation to acquire 18,000,000 common shares of Chalk.Com Network (Holding) Corporation ("Chalk.Com"). The 18,000,000 common shares represent 66.7% of the issued and outstanding shares of Chalk.Com or 60.3% on a fully diluted basis, after allowing for the exercise of outstanding share purchase warrants and stock options previously issued by Chalk.Com Chalk.Com specializes in creating e-commece enabled multimedia solutions for manufacturers of technology-related products. It uses online and offline media distribution which include the internet, television, in-flight airline entertainment and radio.

     In April 2001, the Company began a restructuring that involved the termination of a substantial portion of its work force, the transferring of the research and development operations from North Vancouver, British Columbia to its head office in Reston, Virginia, a reduction in sales, marketing, general and administrative expenditures, and the closing of several remote sales offices. On September 14, 2001, the Company announced and terminated all operations relating to the development and sales of its eCRM software.

The results of operations for the eCRM software business segment to the date of discontinuance of its operations are as follows:


==================================================================================================
                                                                        Eight
                                                                     months ended       Year ended
                                        Years ended December 31,      December 31,       April 30,
                                        ------------------------
                                              2000          1999              1998            1998
--------------------------------------------------------------------------------------------------

Revenue:
  Licenses                             $   461,962   $         -   $        19,458   $      19,054
  Services                                  96,217             -                 -               -
  Hardware and software resales             27,504         2,533                 -               -
  Hardware resales to related
   parties (note 5(a))                      81,945        30,856            85,524               -
  ------------------------------------------------------------------------------------------------
                                           667,628        33,389           104,982          19,054

Cost of revenues:
  Licenses                                   1,532             -            13,476          12,933
  Services                                  28,843             -                 -               -
  Hardware and software resales	            27,504         2,044                 -               -
  Hardware resales to related
    parties (note 5(a))                     81,945        30,856            79,510               -
  ------------------------------------------------------------------------------------------------
                                           139,824        32,900            92,986          12,933
--------------------------------------------------------------------------------------------------
Gross margin                               527,804           489            11,996           6,121

Operating expenses:

  Sales and marketing (including
    stock-based compensation of
    $5,767,155, $124,479, $13,231,
    and nil)                            16,807,001     2,281,827           491,287         392,367
  Research and development (including
    stock-based compensation of
    $1,131,887, $55,508, $12,349,
    and nil)                             4,526,397     1,490,352           349,434         434,246
  ------------------------------------------------------------------------------------------------
                                        21,333,398     3,772,179           840,721         826,613
--------------------------------------------------------------------------------------------------

Operating loss                        $(20,805,594)  $(3,771,690)       $ (828,725)     $ (820,492)

--------------------------------------------------------------------------------------------------


     At December 31, 2000 and 1999, the Company's operations related solely to the eCRM business segment and all reported assets and liabilities on the consolidated balance sheet were used in that segment.

     The business combination with Chalk.Com was accounted for using the purchase method of accounting with effect from the date of acquisition. The unaudited net assets of Chalk.Com acquired were as follows:

     ----------------------------------------------------------------
     Net assets acquired (at fair value):
       Cash                                              $  1,078,705
       Fixed assets                                           274,390
       Intangible assets                                    1,515,417
       Capital leases                                         (60,753)
       Due to stockholders                                   (942,771)
       Net non-cash operating working capital deficiency     (757,236)
     ----------------------------------------------------------------
     Net asset acquired                                   $ 1,107,752
     ----------------------------------------------------------------
     Consideration given for net assets acquired:
       Cash                                               $ 1,107,752
     ----------------------------------------------------------------

     The intangible assets that make up the amount of $1,515,417 include future revenue based intangibles of $49,500, and employment contract based intangibles of $1,465,917.
     Future revenue intangibles are being amortized over the weighted average life of the contracts, which is one year. The employment contract intangibles are being amortized over the life of the contract, which is five years.

15.  UNAUDITED QUARTERLY FINANCIAL INFORMATION:

     The following table sets forth selected unaudited quarterly information for the Company's last eight fiscal quarters (in thousands). Due to the discontinuance of eCRM operations in September 2001, this information has been restated to exclude the revenues and gross margins of that business segment.

  ==========================================================================================
                                                      Fiscal 2000 Quarter End
                                          --------------------------------------------------
                                          December 31   September 30    June 30     March 31
  ------------------------------------------------------------------------------------------

  Revenues                                          -              -           -           -
  Gross margin                                      -              -           -           -
  Net loss for the period                      (4,721)        (7,473)    (12,983)     (2,617)
  Net loss per share                            (0.08)         (0.13)      (0.22)      (0.05)

  ==========================================================================================


  ==========================================================================================
                                                      Fiscal 1999 Quarter End
                                          --------------------------------------------------
                                          December 31   September 30    June 30     March 31
  ------------------------------------------------------------------------------------------

  Revenues                                          -              -           -           -
  Gross margin                                      -              -           -           -
  Net loss for the period                      (2,737)        (1,371)     (1,091)       (488)
  Net loss per share                            (0.08)         (0.03)      (0.02)      (0.02)

  ==========================================================================================


AUDITORS' REPORT

To the Board of Directors and Stockholders of Chalk.Com Network (Holding) Corporation

We have audited the consolidated balance sheets of Chalk.Com Network (Holding) Corporation as at August 31, 2001 and December 31, 2000 and the consolidated statements of operations and comprehensive loss, stockholders' deficit and cash flows for the eight months ended August 31, 2001 and the year ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at August 31, 2001 and December 31, 2000 the results of its operations and its cash flows for the eight month period ended August 31, 20001 and year ended December 31, 2000, in accordance with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company has suffered recurring losses from operations and has had negative cash flows from operating activities for each of the periods presented which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(signed) "KPMG LLP"

Chartered Accountants

Vancouver, Canada
October 12, 2001

CHALK.COM NETWORK (HOLDING) CORPORATION
Consolidated Balance Sheets
(Expressed in United States dollars)


==================================================================
                                          August 31,  December 31,
                                                2001          2000
------------------------------------------------------------------
Assets

Current assets:
  Cash                                  $      60,971  $   362,347
  Short term investments                       17,733       18,339
  Accounts receivable and other
   receivables, less allowance for
   doubtful accounts of $7,500
   (2000 - $32,250)                           428,712      499,717

  Due from stockholders (note 4)                    -      134,065
  Prepaid expenses                             17,918       38,329
------------------------------------------------------------------
                                              525,334    1,052,797

Deposit on lease                                    -      100,000

Fixed assets (note 5)                         274,390      206,706

                                           $  799,724  $ 1,359,503

Liabilities and Stockholders' Deficit

Current liabilities:
  Accounts payable and accrued
   liabilities                                811,604      841,515
  Deferred revenue                            435,374      164,055
  Current portion of obligations
   under capital leases (note 6)               42,453        3,368
------------------------------------------------------------------
                                            1,289,431    1,008,938


Obligations under capital leases
  (note 6)                                     60,753        8,287
Due to stockholders (note 7)                  942,771      901,993
------------------------------------------------------------------
                                            2,292,955    1,919,218

Stockholders' deficit:
  Share capital: (note 9)
   Issued:
    Common shares                                 380          373
    Class E exchangeable shares                11,264       11,264
    Special warrants                        3,463,053    2,292,073
    Additional paid-in capital              5,663,084    5,673,130
  Deferred stock-based compensation           (62,421)    (213,136)
  Deficit                                 (10,574,804   (8,277,098)
  Other accumulated comprehensive
   income (loss)                                6,213      (46,321)
  ----------------------------------------------------------------
                                           (1,493,231     (559,715)
------------------------------------------------------------------
                                         $    799,724  $ 1,359,503

Future operations (note 1)
Commitments (note 11)
Contingency (note 12)
Subsequent events (notes 9(b) and 15)

See accompanying notes to consolidated financial statements.

CHALK.COM NETWORK (HOLDING) CORPORATION
Consolidated Statements of Operations and Comprehensive Loss
(Expressed in United States dollars)

==================================================================
                                     Eight months
                                            ended       Year ended
                                       August 31,     December 31,
                                             2001             2000
------------------------------------------------------------------

Sales revenue:
  Television and airline
   segment production              $      550,668      $   564,558
  Interactive media                       429,980          515,393
------------------------------------------------------------------
                                          980,648        1,079,951

Cost of sales (including stock
 based compensation of $523;
 1999 - $552,519)                       1,349,086        3,022,110
------------------------------------------------------------------
                                         (368,438)      (1,942,159)

Operating expenses:
  Selling and website operations
   (including stock based
   compensation of $ 14,880;
   1999 - $845,276)                       772,571       1,984,524
  General and administrative
   (including stock based
   compensation of $84,037;
   1999 - $1,037,841)                   1,062,766        3,824,563
  Write-down of fixed assets                    -           75,957
  ----------------------------------------------------------------
                                        1,835,337        5,885,044
------------------------------------------------------------------
Operating loss                         (2,203,775)      (7,827,203)

Non-operating:
  Interest income                           6,234            3,288
  Interest and bank charges               (55,672)         (58,200)
  Loss on foreign exchange                (44,493)         (22,477)
    ----------------------------------------------------------------
                                          (93,931)         (77,389)

Loss for the period                    (2,297,706)      (7,904,592)

Other comprehensive income (loss):
  Foreign currency translation
   adjustment                              52,534          (47,602)
------------------------------------------------------------------

Comprehensive loss                   $ (2,245,172)    $ (7,952,194)

==================================================================

See accompanying notes to consolidated financial statements.

CHALK.COM NETWORK (HOLDING) CORPORATION
Consolidated Statement of Stockholders' Equity (Deficit)
(Expressed in United States dollars)

Eight months ended August 31, 2001
Year ended December 31, 2000



                                     Class E
                               exchangeable shares                                            Accumulated
                   Common          in subsidiary     Special warrants Additional  Deferred       other                      Total
               ---------------   -----------------   ----------------   paid-in  stock-based  comprehensive  Equity    stockholders'
               Number Assigned	 Number   Assigned   Number  Assigned   capital  compensation     loss    (Deficit) equity (deficit)


Balance,
December
31, 1999             -     -   9,400,000   $349,705         -  $       - $      - $         - $    1,281    $(372,506)    $(21,520)

Shares
issued on
exercise
of stock
option               -     -     600,051          5         -          -        -           -          -            -            5

Shares
issued upon
conversion
of class E
shares
(note 11)    2,350,000   235  (2,350,000)  (338,446)        -          -   338,211           -         -            -            -

Treasury
stock
(note 11(b)
(iv))                -     -   2,350,000          -         -          -         -           -         -            -            -

Shares
issued for
cash, net
of share
issue
costs        1,375,200   138           -         -          -          - 2,686,147          -          -            -    2,686,285

Special
warrants
issued for
cash                 -     -           -         -  1,467,755  2,292,073         -          -          -            -    2,292,073

Stock-based
compensation         -     -           -         -          -          -   257,373          -          -            -      257,373

Deferred
stock based
compensation         -     -           -         -          -          - 2,391,399 (2,391,399)         -            -            -

Amortization
of deferred
stock-based
compensation         -     -           -         -          -          -         -   2,178,263         -            -    2,178,263

Foreign
currency
translation
adjustment           -     -           -         -          -          -          -          -   (47,602)           -      (47,602)

Loss for
the period           -     -           -         -          -          -          -          -         -   (7,904,592)  (7,904,592)
----------------------------------------------------------------------------------------------------------------------------------
Balance,
December
31, 2000     3,725,200 $ 373  10,000,051  $ 11,264  1,467,755 $2,292,073 $5,673,130 $ (213,136) $(46,321) $(8,277,098) $  (559,715)

Shares
issued on
exercise of
warrants        65,000     7           -         -          -          -     41,229          -         -             -      41,236

Special
warrants
issued for
cash, net
of share
issued
costs                 -     -          -         -  1,063,770  1,170,980          -          -         -             -   1,170,980

Stock
based
compensation
(note 9(c))           -     -          -         -          -          -    (51,275)         -         -             -     (51,275)


Amortization
of dereffed
stock-based
compensation          -     -          -         -          -          -          -     150,715        -             -     150,715

Foreign
currency
translation
adjustment            -     -          -         -          -          -          -           -   52,534             -      52,534

Loss for
the period            -     -          -         -          -          -          -           -        -    (2,297,706) (2,297,706)
----------------------------------------------------------------------------------------------------------------------------------
Balance,
August 31,
2001          3,790,200  $380 10,000,051   $11,264  2,531,525 $3,463,053 $5,663,084    $(62,421)  $6,213  $(10,574,804) (1,493,231)
==================================================================================================================================


See accompanying notes to consolidated financial statements.

CHALK.COM NETWORK (HOLDING) CORPORATION
Consolidated Statements of Cash Flows
(Expressed in United States dollars)

==================================================================
                                     Eight months
                                            ended       Year ended
                                       August 31,     December 31,
                                             2001             2000
------------------------------------------------------------------

Cash flows used in operating
 activities
  Loss for the period              $   (2,297,706)   $  (7,904,592)
  Items not involving cash
   Amortization                            68,643          123,977
   Stock-based compensation                99,440        2,435,636
   Provisions for bad debt                  5,051           20,267
   Write-down of fixed assets                   -           75,957
   Unrealized foreign exchange
    gain                                        -         (106,224)

 Changes in non-cash
  working capital:
   Accounts receivable and
    other receivables                      49,984         (226,841)
   Accounts payable and
    accrued liabilities                    (2,094)         577,005
   Deferred revenue                       279,594          141,126
   Prepaid expenses                        17,028         (136,483)
  ----------------------------------------------------------------
  Net cash provided used in
   operating activities                (1,780,060)      (5,000,172)

Cash flows from investing
 activities:
  Purchase of capital assets             (144,702)        (175,386)
  Purchase of short-term
   investments                                   -          (3,363)
  ----------------------------------------------------------------

  Net cash used in investing
   activities                            (144,702)        (178,749)

Cash flows from financing
 activities:
  Issuance of common shares on
   exercise of stock options                    -                5
  Issuance of common shares,
   net of share issue costs                     -        2,686,285
  Issuance of special warrants,
   net of share issue costs             1,170,980        2,292,073
  Common shares issued for
   services rendered                       41,236                -
  Deposit on lease                        100,000         (100,000)
  Advances from shareholders              130,964         (135,356)
  Increase in shareholder loans            71,341          833,291
  Payments on bank
   indebtedness                                 -         (131,216)
  Payments on bank loan	                        -          (50,498)
  Increase in capital lease
   obligations                             120,890               -
  Principal repayment on
   capital lease obligations               (28,000)         (2,550)

  ----------------------------------------------------------------

  Net cash provided used in
   financing activities                  1,607,411       5,392,034

  Effect of foreign currency
   on cash                                  15,975         149,234
------------------------------------------------------------------

Increase (decrease) in cash
  and cash equivalents                     (301,376)       362,347

Cash and cash equivalents,
 beginning of period                        362,347              -
------------------------------------------------------------------
Cash and cash equivalents,
 end of period                        $      60,971   $    362,347
==================================================================

Supplemental information:
  Interest paid                       $     13,949   $      12,879
  Non-cash financing and investing
   activities:
    Conversion of exchangeable
     shares to common shares                      -         338,446
    Special warrants issued for
     services rendered                     779,500          406,144
==================================================================

See accompanying notes to consolidated financial statements.

CHALK.COM NETWORK (HOLDING) CORPORATION
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with generally accepted accounting principles in the United States)

Eight months ended August 31, 2001
Year ended December 31, 2000

1.  Description of business and future operations:

    Chalk.Com Network (Holding) Corporation (the "Company") specializes in creating e-commerce enabled multimedia solutions for manufacturers of technology-related products. The Company uses online and offline media distribution which include the internet, television, in-flight airline entertainment and radio.

    These consolidated financial statements have been prepared on the going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. Through the date of these consolidated financial statements the Company has not generated significant revenues, has incurred operating losses and negative cash flow from operating activities. Operations to date have been primarily financed by equity transactions. The Company's future operations and its continuation as a going concern are dependent upon its ability increase its customer base, increase sales of its e-learning product to generate positive cash flows from operations and ultimately attaining profitability.

    Depending on the Company's ability to develop sales and related cash flows, the Company may need to raise additional capital through public or private financings that may not be available on reasonable terms. Subsequent to year-end, in September 2001 Sideware Systems Inc. made an investment of $1,000,000 in the Company, for a 66.7% ownership (note 15(a)). The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

2.  Basis of presentation:

    These financial statements have been prepared using generally accepted accounting principles in the United States of America. They include the financial statements of Chalk.Com Network (Holding) Corporation and its subsidiaries, all of which are wholly-owned. All material intercompany balances and transactions have been eliminated in consolidation.

3.  Significant accounting policies:

(a) Use of estimates:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Short-term investments:

    The Company classifies its short-term investments in debt instruments as "held-to-maturity." Such investments are reported at amortized cost and interest is recorded in the statement of operations when earned.

(c) Fixed assets:

    Fixed assets are carried at cost less accumulated amortization. Amortization is calculated annually as follows:

    ===============================================================
    Asset                                       Basis          Rate
    ---------------------------------------------------------------
    Automobiles                     declining-balance           30%
    Computer equipment              declining-balance           33%
    Furniture and equipment         declining-balance           20%
    Leasehold improvements              straight-line    lease term
    ===============================================================

(d) Impairment of long-lived assets:

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company monitors the recoverability of long-lived assets, which include property and equipment and other assets, based on factors such as future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets. The Company's policy is to record an impairment loss in the period when it is determined that the carrying amount of the asset may not be recoverable, at which time the asset is written down to fair market value.


(e) Income taxes:

    The Company accounts for income taxes under the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. When the realization of deferred tax assets is not considered to be more likely than not, a valuation allowance is provided for the excess.

(f) Stock-based compensation:

    The Company accounts for its stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Deferred stock-based compensation is recorded on the measurement date, which is generally the date of grant, when the market value of the underlying common stock exceeds the exercise price for stock options or the purchase price for the shares of common stock. Non-employee options are accounted for under SFAS No. 123 and are recognized at the fair value of the options as determined by an option pricing model as the related services are provided.

    Stock-based compensation resulting from employee option grants is recognized on an accelerated basis over the vesting period of the individual options in accordance with FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans". Non-employee grants with future service requirements are not recognized until the service is performed and the options vest.

(g) Comprehensive income (loss):

    In accordance with the provisions of SFAS No. 130, "Reporting Comprehensive Income", the Company reports comprehensive income, which includes net earnings as well as changes in equity from other non-owner sources specifically the foreign currency cumulative translation adjustments.

(h) Website development costs:

    The Company's website is in the operating stage. In accordance with EITF 00-2, "Accounting for Website Development Costs", costs are expensed as incurred.

(i) Advertising costs:

    Advertising costs are expensed as incurred and totaled $656 and $1,965, during the eight months ended August 31, 2001 and the year ended December 31, 2000, respectively.

(j) Revenue recognition:

 (i) The Company recognizes revenue from a sale or licensing arrangement of a television and airline segment production when persuasive evidence of a sale or licensing arrangement exists, the film is complete, and has been delivered in accordance with the terms of the arrangement, the license period of the arrangement has begun, the arrangement fee is fixed and determinable, and the collection of the arrangement fee is reasonably assured.

 (ii) The Company recognizes revenue for interactive media when it is realized or realizable and earned when all of the following criteria are met: Persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller's price to the buyer is fixed or determinable, and collectibility is reasonably assured.

 (iii)If the Company does not meet any one of the criteria described above, all revenue from the arrangement is deferred until such time as the conditions are met.

(k) Foreign currency translation:

    The Company's functional currency is the Canadian dollar. The Company's financial statements are prepared in Canadian dollars before translation to the U.S. dollar reporting currency in accordance with SFAS 52, "Foreign Currency Translation". Accordingly, foreign currency denominated balances of the Company are initially remeasured into Canadian dollars. Under this method, monetary assets and liabilities denominated in a foreign currency are remeasured into Canadian dollars at the rate of exchange in effect at the balance sheet date. Other assets, revenue and expense items are measured using the rate of exchange prevailing at their respective transaction dates. Exchange gains and losses resulting from the remeasurement of foreign denominated monetary assets and liabilities in Canadian dollars are reflected in earnings for the period.

    The Company translates the Canadian dollar statements into U.S. dollar reporting currency using the current rate method. The assets and liabilities are translated in U.S. dollars using period end rates and revenue and expense are translated at the average exchange rate for the period. Exchange gains and losses resulting from the translation are recorded as a separate component of shareholders' equity (deficit) and reported as other comprehensive income.

4.  Due from stockholders:

    These amounts are due from stockholders without set payment or interest terms. The Company expects that these amounts will be re-paid within the year.

5.  Fixed assets:

==================================================================
                                      August 31,      December 31,
                                            2001              2000
------------------------------------------------------------------

Automobiles                           $    27,930    $      28,885
Computer equipment                        148,498          150,319
Furniture and equipment                   181,336           62,929
Leasehold improvements                     15,847           16,389
------------------------------------------------------------------
                                          373,611          258,522
Accumulated amortization                  (99,221)         (51,816)
------------------------------------------------------------------
Net book value                        $   274,390     $    206,706
==================================================================

At December 31, 2000, the Company wrote down fixed assets by $75,957 to reflect the lower fair market value.

Included in fixed assets are assets held under capital leases with a net book value of $116,793 (2000 - $13,160).

6.  Obligations under capital lease:

    During the year, the Company entered into various leases for furniture and equipment expiring in 2004. The obligations require the following minimum payments:

==================================================================
Year ending August 31:

2002                                $   51,401
2003                                    51,401
2004                                    21,416
------------------------------------------------------------------
Future minimum lease payments          124,218

Amount representing interest            21,012
------------------------------------------------------------------
                                       103,206

Current portion                         42,453
------------------------------------------------------------------
                                    $   60,753
==================================================================

7.  Due to stockholders:

    At August 31, 2001, the Company owed $942,771 (2000-$901,993)
    to various shareholders. Pursuant to the terms of the loan agreements, the Company received proceeds of $875,000.
    Interest is accrued semi-annually at a rate of 7% per annum.
    The balance payable at August 31, 2001 includes accrued interest of $67,771 (200-$26,993). The principal and accrued interest are due and payable in full within sixty days of the Company completing an equity financing in the aggregate amount of $7,000,000 or greater.

8. Letter of Credit:

    The Company has an outstanding irrevocable standby letter of credit with the Royal Bank of Canada in the amount of $17,452 expiring December 18, 2001.

9. Stockholders' equity:

    The Company was incorporated under the laws of the State of Delaware on December 22, 1999 as a continuation of its wholly-owned subsidiary, Chalk Productions Incorporation ("Subsidiary"). There was no change in effective equity interests and no new assets or liabilities were contributed to the Company as a result of the recapitalization of the Subsidiary. The consolidated financial statements give retroactive effect to the recapitalization described below at (b)(i) and (b)(ii).

(a) Authorized:

    50,000,000 common shares, with a par value of $0.0001
    25,000,000 non-voting preferred shares without par value

(b) Share reorganization:

 (i) On January 19, 2000, 149,346 class A common voting shares of Subsidiary were subdivided by 63.2565 and redesignated into 9,447,105 class E exchangeable, non-voting shares in Subsidiary. The exchangeable shares held the right to exchange each share for one common share in the Company.

 (ii) On January 26, 2000, pursuant to the Capital
      Reorganization Agreement ("Agreement"), 8,741 class B non-voting shares were cancelled and exchanged for 552,946 of class E exchangeable shares in the Subsidiary. The exchangeable shares held the right to exchange each share for one common share in the Company.

 (iii)Pursuant to the Support Agreement on January 26, 2000, the Company retains the right of first refusal to purchase the shares that are subject to exchangeability as explained in 10(b)(i) and (ii) above.

 (iv) On January 26, 2000, 2,350,000 exchangeable shares in the Subsidiary were transferred to the Company in exchange for 2,350,000 common shares in the Company. As of that date and at December 31, 2000, the Company holds 2,350,000 exchangeable shares in the Subsidiary that are exchangeable for common shares in the Company. These shares have been presented as treasury stock. On September 7, 2001, these exchangeable shares were exchanged for 2,350,000 common shares in the Company.

 (v) As at December 31, 2000, 10,000,051 of class E exchangeable shares were outstanding in the Subsidiary (including the 2,350,000 held by the Company). These shares are not redeemable and exchangeable only into common shares of the Company. They are presented in the consolidated financial statements of the Company as class E exchangeable shares in shareholders' equity.

 (vi) On September 7, 2001, the remaining 7,650,051 class E exchangeable shares were exchanged for 7,650,051 common shares in the Company.

(c) Stock compensation plans:

    Effective July 31, 2000, the Company adopted its 2000 Stock Option Plan ("the 2000 Plan"), which reserved 2,400,000 shares for issuance pursuant to stock options to be granted to directors, officers, employees, and consultants. The Company's Board of Directors have discretion to set the price, term, vesting schedules, and other terms and conditions for options granted under the 2000 Plan.

 (i) A summary of the Company's stock option activity is as follows:

==================================================================
                                                          Weighted
                                       Number              average
                                       of options   exercise price
------------------------------------------------------------------
Balance, December 31, 1999                      -    $           -
Options granted                         2,701,951             0.77
Options exercised                        (600,051)               -
Options cancelled / expired               (44,500)            1.32
------------------------------------------------------------------
Balance, December 31, 2000              2,057,400    $        0.76

Options cancelled/expired                (741,000)            0.94
------------------------------------------------------------------
Balance, August 31, 2001                1,316,400             0.64
==================================================================

 (ii) Additional information regarding options outstanding as at August 31, 2001 is as follows:

======================================================================
                            Outstanding           Exercisable
                         ----------------      -----------------
                           Weighted
                            average       Weighted            Weighted
                          remaining        average             average
Exercise     Number     contractual       exercise     Number exercise
prices    of shares     life (years)         price  of shares	 price

$ 0.007     200,000            8.92        $ 0.007    200,000  $ 0.007
$ 0.67      970,000            8.92           0.67    955,944     0.67
$ 1.32      146,400            8.92           1.32     74,017     1.32
----------------------------------------------------------------------
          1,316,400            8.92         $ 0.64  1,229,961  $  0.60
======================================================================


 (iii) Stock-based compensation:

       With respect to the stock options granted from August 31, 2001, the Company recorded stock-based compensation of $2,535,076 (200-$2,435,636).

       The stock-based compensation recognized in the period ended August 31, 2001 includes the amortization of deferred compensation on stock options granted to employees of $150,715 reduced by $51,275 representing the decrease in fair value of unvested stock options granted to non-employees from the amount recorded at December 31, 2000.

       Pursuant to SFAS No. 123, the Company is required to disclose the pro-forma effects on net loss and net loss per share data as if the Company had elected to use the fair value approach to account for its employee stock-based compensation plans. If this approach had been applied, the Company's net loss and net loss per share would have been as indicated below:

==================================================================
                                        August 31,    December 31,
                                              2001            1999
------------------------------------------------------------------
Loss for the period:
  As reported                          $ 2,297,706    $  7,904,592
  Pro-forma                              2,362,675       8,315,373

==================================================================

   The fair value for the options was estimated using the Black-Scholes option pricing model assuming no expected dividends and the following weighted average assumptions:

==================================================================
                                                 Options
                                          --------------------
                             Interest
                                 rate         Term      Volatility
Period ended August 31,
2001 and December 31,
2000                             6.5%        3 yrs             70%

==================================================================


The weighted-average fair value of stock options granted for the period ended August 31, 2001 are as follows:

==================================================================

                  Weighted average               Weighted average
                    exercise price                 fair value
                  -------------------         --------------------
                 Eight          Year          Eight           Year
          months ended         ended   months ended          ended
            August 31,  December 31,     August 31,   December 31,
                  2001          2000           2001          2000
------------------------------------------------------------------

Exercise
price is
less than
market
value on
grant date     $  0.77         $0.77        $  1.50        $  1.50

==================================================================

(d) Share purchase warrants:

    A summary of the Company's warrant activity for the eight months ended August 31, 2001 is as follows: (exercise prices in United States dollars except where otherwise indicated):

===========================================================================
                          Outstanding                           Outstanding
                   Exercise  December 31,                        August 31,
Expiry date price per share         2000  Granted Exercised Expired    2001
---------------------------------------------------------------------------

February 4, 2001      $2.50          125,000    -       - (125,000)       -
February 24, 2001      3.75           62,500    -       -  (62,500)       -
March 1, 2001          2.50          125,000    -       - (125,000)       -
March 10, 2001         2.50 Cdn      125,000    -       - (125,000)       -
March 15, 2001         3.75           31,250    -       -  (31,250)       -
March 20, 2001         3.75           31,250    -       -  (31,250)       -
March 20, 2001         2.50           31,250    -       -  (31,250)       -
April 3, 2001          3.75          125,000    -       - (125,000)       -
May 15, 2001           2.50           31,250    -       -  (31,250)       -
June 21, 2001          1.32           25,000    -       -  (25,000)       -
March 31, 2001         1.00 Cdn       65,000    - (65,000)      -         -
January 21, 2003       2.50 Cdn        2,500    -       -       -     2,500
April 30, 2005         1.32           40,000    -       -       -    40,000
July 31, 2010          0.25 Cdn	     107,531    -                   107,531
---------------------------------------------------------------------------
                                     927,531    -  65,000  712,500  150,031



===========================================================================


(e) Special warrants:

    During the eight month period ended August 31, 2000, 1,063,770 special warrants were issued for net proceeds of $1,170,980. Each special warrant entitles the holder to one common share in the Company. There is no expiry date for these special warrants. No special warrants were exercised during the year. At August 31, 2001, 2,531,525 special warrants were outstanding.
    (2000-1,467,755).

10. Income taxes:

    Income tax expense differs from the amount that would be computed by applying the Canadian Federal and Provincial statutory income tax rate of 44.6% (December 31, 2000 - 44.6%) to net loss due primarily to valuation allowances provided against losses incurred in the year.

    The Company's deferred income tax assets are comprised of the following at Auugst 31:

==================================================================
                                           2001               2000
------------------------------------------------------------------

Net deferred tax assets
 and liabilities:
  Net operating loss carryforwards  $  2,144,787       $ 1,663,192
  Excess of amortization recorded
   for accounting over tax                99,314            71,190
  Other temporary differences            214,585            92,285
------------------------------------------------------------------

Total deferred tax assets              2,458,686         1,826,667
Valuation allowance                   (2,458,686)       (1,826,657)
------------------------------------------------------------------
Net deferred tax assets             $          -   $             -
==================================================================

    Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as non-operating losses and tax credit carryforwards.

    At August 31, 2001, management believes that sufficient uncertainty exists as to whether or not the deferred tax assets will be realized, and accordingly, a valuation allowance is required.

    As of Sugust 31, 2001, the Company had net operating losses of $1,690,000 available to offset taxable income earned in Canada to 2007 and $1,340,000 available to offset taxable income earned in the United States to 2020.

11. Commitments:

    The Company has obligations under operating lease arrangements, which require the following minimum annual payments:

    ==============================================================
    2001                                           $     47,060
    2002                                                 88,022
    2003                                                    879
    ==============================================================

12. Contingency:

    In July 2001, an employee filed a claim against the Company and its principal shareholder for breach of an employment contract. Management considers that the likelihood of this claim being successful is low. The claim does not specify damages. The possible resolution of this claim is not determinable as of the date of these financial statements.

13. Financial instruments:

 (a) Fair values of financial instruments:

     The Company's short-term financial instruments consist of cash, short-term investments, accounts receivable, due from shareholders, accounts payable and accrued liabilities. The fair value of these financial instruments approximate their carrying values due to their short term maturity.

     The Company's long-term financial instruments consist principally of due to stockholders. The estimation of fair value of this instrument is not practicable to determine due to its related party nature and the absence of a secondary market for such instruments.

 (b) Foreign currency risk:

     Foreign currency risk reflects the risk that the Company's net assets or operations will be negatively impacted due to fluctuations in exchange rates. Revenues and expenses of the Company denominated in foreign currencies come due in the short-term and accordingly, management of the Company believes there is no significant exposure to foreign currency fluctuations. The Company does not have foreign currency derivatives in place.

(c)  Credit risk:

     Financial instruments subjecting the Company to concentrations of credit risk consist primarily of cash, short-term investments and trade accounts receivable. The Company maintains cash with high quality financial institutions.

     The Company's customers are currently concentrated in Canada. The Company performs periodic credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information.

14. Related party transactions:

    The following table summarizes the Company's related party transactions, which were recorded at the exchange amounts agreed upon between the related parties.

==================================================================
                                           2001               2000
------------------------------------------------------------------

Rent payments owed and
  paid to principal stockholder     $    56,026       $    137,355
Management fees paid to
principal shareholder                         -            157,695

Rent payments owed and paid to:
  CML Global Capital Ltd., a
  shareholder                       $         -        $    22,623
Management fees paid to CML
  Global Capital Ltd.                    59,961            126,986

==================================================================

    Accounts payable includes $40,465 (2000 - $36,384) due to shareholders and directors.

15. Subsequent events:

 (a) Acquisition of control:

     On September 7, 2001, the Company issued 13,000,000 common shares to Sideware Systems Inc. for cash consideration of $1,000,000. On the same day, the principal shareholder sold Sideware Systems Inc. an additional 5,000,000 common shares for cash consideration of $1.00. Sideware Systems Inc. has acquired control of the Company with a 66.7% ownership of the common voting shares.

 (b) Share re-purchase:

     In September 2001, the Company repurchased 65,000 common shares for $15,975.

AUDITORS' REPORT

To the Board of Directors and Stockholders of Chalk.Com Network (Holding) Corporation

We have audited the consolidated balance sheet of Chalk.Com Network (Holding) Corporation as at December 31, 2000 and the consolidated statements of operations and comprehensive loss, stockholders' deficit and cash flows for the year ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The accompanying financial statements of Chalk.Com Network (Holding) Corporation as of December 31, 1999, were audited by other auditors whose report thereon dated February 28, 2000, except for notes 1 and 15, as which to the date is September 29, 2000, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2000 and the results of its operations and its cash flows for the year ended December 31, 2000, in accordance with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company has suffered recurring losses from operations and has had negative cash flows from operating activities for each of the periods presented which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(signed) "KPMG LLP"

Chartered Accountants

Vancouver, Canada
October 12, 2001

CHALK.COM NETWORK (HOLDING) CORPORATION
Consolidated Balance Sheets
(Expressed in United States dollars)

December 31, 2000 and 1999

==================================================================
                                                2000          1999
------------------------------------------------------------------
Assets

Current assets:
  Cash                                  $     362,347  $         -
  Short term investments (note 4)              18,339       15,201
  Accounts receivable and other
   receivables, less allowance for
   doubtful accounts of $ 32,250
   (1999 - $60,534)                           499,717      304,933

  Due from stockholders (note 5)              134,065
  Prepaid expenses                             38,329        3,252
------------------------------------------------------------------
                                            1,052,797      323,386

Deposit on lease                              100,000            -

Fixed assets (note 6)                         206,706      238,995

                                        $   1,359,503  $   562,381

Liabilities and Stockholders' Deficit

Current liabilities:
  Bank indebtedness                     $           -  $   134,289
  Accounts payable and accrued
   liabilities                                841,515      278,999
  Deferred revenue                            164,055       25,083
  Current portion of obligations
   under capital leases (note 7)                3,368        3,376
  Current portion of bank loan
   (note 8)                                         -       16,538
------------------------------------------------------------------
                                            1,008,938      458,285

Bank loan (note 8)                                  -       35,143
Obligations under capital leases
  (note 7)                                      8,287       11,271
Due to stockholders (note 9)                  901,993       79,202
------------------------------------------------------------------
                                            1,919,218      583,901

Stockholders' deficit:
  Share capital: (note 11)
   Issued:
    Common shares                                 373            -
    Class E exchangeable shares                11,264      349,705
    Special warrants                        2,292,073            -
    Additional paid-in capital              5,673,130            -
  Deferred stock-based compensation          (213,136)           -
  Deficit                                  (8,277,098)    (372,506)
  Other accumulated comprehensive
   income (loss)                              (46,321)       1,281
  ----------------------------------------------------------------
                                             (559,715)     (21,520)
------------------------------------------------------------------
                                         $  1,359,503  $   562,381

Future operations (note 1)
Commitments (note 13)
Contingency (note 14)
Subsequent events (notes 11(b) and 17)

See accompanying notes to consolidated financial statements.

CHALK.COM NETWORK (HOLDING) CORPORATION
Consolidated Statements of Operations and Comprehensive Loss
(Expressed in United States dollars)

==================================================================
                                                     Eleven months
                                       Year ended            ended
                                     December 31,     December 31,
                                             2000             1999
------------------------------------------------------------------

Sales revenue:
  Television and airline
   segment production              $      564,558  $       954,904
  Interactive media                       515,393                -
------------------------------------------------------------------
                                        1,079,951          954,904

Cost of sales (including stock
 based compensation of $552,519;
 1999 - nil)                            3,022,110          217,312
------------------------------------------------------------------
                                       (1,942,159)         737,592

Operating expenses:
  Selling and website operations
   (including stock based
   compensation of $ 845,276;
   1999 - nil)                          1,984,524          162,625
  General and administrative
   (including stock based
   compensation of $1,037,841;
   1999 - nil)                          3,824,563          850,806
  Write-down of fixed assets               75,957                -
  ----------------------------------------------------------------
                                        5,885,044        1,013,431
------------------------------------------------------------------
Operating loss                         (7,827,203)        (275,839)

Non-operating:
  Interest income                           3,288            1,355
  Other                                         -              531
  Interest and bank charges               (58,200)         (14,144)
  Gain (loss) on foreign exchange         (22,477)           3,067
  Unrealized loss on trading
   securities                                   -          (18,813)
  ----------------------------------------------------------------
                                          (77,389)         (28,004)

Loss for the period                    (7,904,592)        (303,843)

Other comprehensive income (loss):
  Foreign currency translation
   adjustment                             (47,602)           1,352
------------------------------------------------------------------

Comprehensive loss                   $ (7,952,194)  $	  (302,491)

==================================================================

See accompanying notes to consolidated financial statements.

CHALK.COM NETWORK (HOLDING) CORPORATION
Consolidated Statement of Stockholders' Equity (Deficit)
(Expressed in United States dollars)

Year ended December 31, 2000
Eleven months ended December 31, 1999




                                     Class E
                               exchangeable shares                                            Accumulated
                   Common          in subsidiary     Special warrants Additional  Deferred       other                      Total
               ---------------   -----------------   ----------------   paid-in  stock-based  comprehensive  Equity    stockholders'
               Number Assigned	 Number   Assigned   Number  Assigned   capital  compensation     loss    (Deficit) equity (deficit)

Balance,
January 31,
1999
(unaudited)          - $    -  8,847,054  $  13,905        - $       - $      -  $        -  $      (71) $     13,373  $     27,207

Promissory
note
issued on
reorganiz-
ation of
companies            -     -          -          -         -          -        -           -          -       (82,036)      (82,036)

Shares
issued
for cash             -     -    552,946    335,800         -          -        -           -          -            -       335,800

Foreign
currency
translation
adjustment           -     -          -          -         -          -        -           -      1,352            -         1,352

Loss for
the period           -     -          -          -         -          -        -           -          -     (303,843)     (303,843)

------------------------------------------------------------------------------------------------------------------------------------
Balance,
December
31, 1999             -     -  9,400,000    349,705         -          -        -           -      1,281     (372,506)     (21,520)

Shares
issued on
exercise
of stock
option               -     -    600,051          5         -          -        -           -          -            -            5

Shares
issued upon
conversion
of class E
shares
(note 11)    2,350,000   235 (2,350,000)  (338,446)        -          -   338,211           -         -            -            -

Treasury
stock
(note 11(b)
(iv))                -     -  2,350,000          -         -          -         -           -         -            -            -

Shares
issued for
cash, net
of share
issue
costs        1,375,200   138          -         -          -          - 2,686,147          -          -            -    2,686,285

Special
warrants
issued for
cash                 -     -          -         -  1,467,755  2,292,073         -          -          -            -    2,292,073

Stock-based
compensation         -     -          -         -          -          -   257,373          -          -            -      257,373

Deferred
stock based
compensation         -     -          -         -          -          - 2,391,399 (2,391,399)         -            -            -

Amortization
of deferred
stock-based
compensation         -     -          -         -          -          -         -   2,178,263         -            -    2,178,263

Foreign
currency
translation
adjustment           -     -          -         -          -          -          -          -   (47,602)           -      (47,602)

Loss for
the period           -     -          -         -          -          -          -          -         -   (7,904,592)  (7,904,592)
---------------------------------------------------------------------------------------------------------------------------------
Balance,
December
31, 2000     3,725,200 $ 373 10,000,051  $ 11,264  1,467,755 $2,292,073 $5,673,130 $ (213,136) $(46,321) $(8,277,098) $  (559,715)


See accompanying notes to consolidated financial statements.

CHALK.COM NETWORK (HOLDING) CORPORATION
Consolidated Statements of Cash Flows
(Expressed in United States dollars)

==================================================================
                                                     Eleven months
                                       Year ended            ended
                                     December 31,     December 31,
                                             2000             1999
------------------------------------------------------------------

Cash flows used in operating
 activities
  Loss for the period              $   (7,904,592) $      (303,843)
  Items not involving cash
   Amortization                           123,977           26,061
   Stock-based compensation             2,435,636                -
   Other                                        -             (531)
   Write-down of fixed assets              75,957                -
   Unrealized loss on
    trading securities                          -           18,813
   Unrealized foreign exchange
    gain                                 (106,224)          (3,067)

 Changes in non-cash
  working capital:
   Accounts receivable and
    other receivables                    (226,841)        (149,278)
   Accounts payable and
    accrued liabilities                   577,005          155,924
   Deferred revenue                       141,126           25,083
   Prepaid expenses                      (136,483)             398
  ----------------------------------------------------------------
  Net cash provided used in
   operating activities                (5,000,172)        (171,301)

Cash flows from investing
 activities:
  Purchase of capital assets             (175,386)        (179,870)
  Purchase of short-term
   investments                             (3,363)         (33,664)
  ----------------------------------------------------------------

  Net cash used in investing
   activities                            (178,749)        (213,534)

Cash flows from financing
 activities:
  Issuance of common shares on
   exercise of stock options                    5                -
  Issuance of common shares,
   net of share issue costs             2,686,285          335,800
  Issuance of special warrants,
   net of share issue costs             2,292,073                -
  Deposit on lease                       (100,000)               -
  Advances from shareholders             (135,356)               -
  Increase in shareholder
   loans                                  833,291                -
  Payments on shareholder
   loans                                        -         (151,253)
  Increase (payments) on
   bank indebtedness                     (131,216)         132,542
  Increase in bank loan                         -           50,498
  Payments on bank loan	                  (50,498)               -
  Principal repayment on
   capital lease obligations               (2,550)          (2,682)

  ----------------------------------------------------------------

  Net cash provided used in
   financing activities                  5,392,034         364,905

  Effect of foreign currency
   on cash                                 149,234           1,363
------------------------------------------------------------------

Net increase (decrease) in cash
  and cash equivalents                     362,347         (18,567)

Cash and cash equivalents,
 beginning of period                             -          18,567
------------------------------------------------------------------
Cash and cash equivalents,
 end of period                        $    362,347   $           -
==================================================================

Supplemental information:
  Interest paid                       $     12,879   $       8,660
  Non-cash financing and investing
   activities:
    Conversion of exchangeable
     shares to common shares               338,446               -
    Special warrants issued for
     services rendered                     406,144               -
==================================================================

See accompanying notes to consolidated financial statements.

CHALK.COM NETWORK (HOLDING) CORPORATION
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with generally accepted accounting principles in the United States)

Year ended December 31, 2000
Eleven months ended December 31, 1999

==================================================================

1.  Description of business and future operations:

    Chalk.Com Network (Holding) Corporation (the "Company") specializes in creating e-commerce enabled multimedia solutions for manufacturers of technology-related products. The Company uses online and offline media distribution which include the internet, television, in-flight airline entertainment and radio.

    These consolidated financial statements have been prepared on the going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. Through the date of these consolidated financial statements the Company has not generated significant revenues, has incurred operating losses and negative cash flow from operating activities. Operations to date have been primarily financed by equity transactions. The Company's future operations and its continuation as a going concern are dependent upon its ability increase its customer base, increase sales of its e-learning product to generate positive cash flows from operations and ultimately attaining profitability.

    Depending on the Company's ability to develop sales and related cash flows, the Company may need to raise additional capital through public or private financings that may not be available on reasonable terms. Subsequent to year-end, in September 2001 Sideware Systems Inc. made an investment of $1,000,000 in the Company, for a 66.7% ownership (note 17(c)). The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

2.  Basis of presentation:

    These financial statements have been prepared using generally accepted accounting principles in the United States of America. They include the financial statements of Chalk.Com Network (Holding) Corporation and its subsidiaries, all of which are wholly-owned. All material intercompany balances and transactions have been eliminated in consolidation.

3.  Significant accounting policies:

(a) Use of estimates:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Short-term investments:

    The Company classifies its short-term investments in debt instruments as "held-to-maturity." Such investments are reported at amortized cost and interest is recorded in the statement of operations when earned.

    The Company classifies its short-term investments in equity instruments as "trading" securities. Such investments are recorded at fair value based on quoted market prices. Gains and losses on these securities are recorded in the statement of operations.

(c) Fixed assets:

    Fixed assets are carried at cost less accumulated amortization. Amortization is calculated annually as follows:

    ===============================================================
    Asset                                       Basis          Rate
    ---------------------------------------------------------------
    Automobiles                     declining-balance           30%
    Computer equipment              declining-balance           33%
    Furniture and equipment         declining-balance           20%
    Leasehold improvements              straight-line    lease term
    ===============================================================

    During the year, the Company changed its amortization policy for automobiles, computer equipment and furniture and equipment to better approximate the remaining useful life of the assets. The adoption of this policy did not have a material effect on the Company's financial position or results of operations.

(d) Impairment of long-lived assets:

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company monitors the recoverability of long-lived assets, which include property and equipment and other assets, based on factors such as future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets. The Company's policy is to record an impairment loss in the period when it is determined that the carrying amount of the asset may not be recoverable, at which time the asset is written down to fair market value.

(e) Income taxes:

    The Company accounts for income taxes under the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. When the realization of deferred tax assets is not considered to be more likely than not, a valuation allowance is provided for the excess.

(f) Stock-based compensation:

    The Company accounts for its stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Deferred stock-based compensation is recorded on the measurement date, which is generally the date of grant, when the market value of the underlying common stock exceeds the exercise price for stock options or the purchase price for the shares of common stock. Non-employee options are accounted for under SFAS No. 123 and are recognized at the fair value of the options as determined by an option pricing model as the related services are provided.

    Stock-based compensation resulting from employee option grants is recognized on an accelerated basis over the vesting period of the individual options in accordance with FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans". Non-employee grants with future service requirements are not recognized until the service is performed and the options vest.

(g) Comprehensive income (loss):

    In accordance with the provisions of SFAS No. 130, "Reporting Comprehensive Income", the Company reports comprehensive income, which includes net earnings as well as changes in equity from other non-owner sources specifically the foreign currency cumulative translation adjustments.

(h) Website development costs:

    The Company's website is in the operating stage. In accordance with EITF 00-2, "Accounting for Website Development Costs", costs are expensed as incurred.

(i) Advertising costs:

    Advertising costs are expensed as incurred and totaled $1,965 and $64,747, during the year ended December 31, 2000 and the eleven months ended December 31, 1999, respectively.

(j) Revenue recognition:

 (i) During the year, the Company changed its policy on revenue recognition for television and airline segment production to SOP 00-2 "Accounting by Producers or Distributors of Films", released in June 2000. SOP 00-2 is effective for fiscal years beginning on or after December 15, 2000; however, the Company has chosen to early adopt for the year ended December 31, 2000. The adoption of this policy has been made prospectively and did not have a material effect on the Company's financial position or results of operations at the date of adoption.

      The Company recognizes revenue from a sale or licensing arrangement of a television and airline segment production when persuasive evidence of a sale or licensing arrangement exists, the film is complete, and has been delivered and accepted in accordance with the terms of the arrangement, the license period of the arrangement has begun, the arrangement fee is fixed and determinable, and the collection of the arrangement fee is reasonably assured. The accounting policy described above differs from that applied in 1999 and prior years, as licensing revenue was previously recognized as each individual episode was made available for telecast.

 (ii) SAB 101 was released by the Securities and Exchange Commission in December 1999. It is effective for fiscal years beginning on or after December 15, 2000; however, the Company has chosen to early adopt for the year ended December 31, 2000. The Company did not have interactive media revenue prior to the year ended December 31, 2000.

      The Company recognizes revenue for interactive media in accordance with SAB 101 which states that revenue generally is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller's price to the buyer is fixed or determinable, and collectibility is reasonably assured.

 (iii)If the Company does not meet any one of the criteria described above, all revenue from the arrangement is deferred until such time as the conditions are met.

(k) Foreign currency translation:

    The Company's functional currency is the Canadian dollar. The Company's financial statements are prepared in Canadian dollars before translation to the U.S. dollar reporting currency in accordance with SFAS 52, "Foreign Currency Translation". Accordingly, foreign currency denominated balances of the Company are initially remeasured into Canadian dollars. Under this method, monetary assets and liabilities denominated in a foreign currency are remeasured into Canadian dollars at the rate of exchange in effect at the balance sheet date. Other assets, revenue and expense items are measured using the rate of exchange prevailing at their respective transaction dates. Exchange gains and losses resulting from the remeasurement of foreign denominated monetary assets and liabilities in Canadian dollars are reflected in earnings for the period.

    The Company translates the Canadian dollar statements into U.S. dollar reporting currency using the current rate method. The assets and liabilities are translated in U.S. dollars using period end rates and revenue and expense are translated at the average exchange rate for the period. Exchange gains and losses resulting from the translation are recorded as a separate component of shareholders' equity (deficit) and reported as other comprehensive income.

 (l) Comparative figures:

     Certain comparative figures have been reclassified to conform to the financial statement presentation adopted in the current year.

4.  Short-term investments:

==================================================================
                                             2000             1999
------------------------------------------------------------------
Held to maturity debt instruments     $    18,339     $          -
Trading equity securities                       -           15,201
------------------------------------------------------------------
Balance as at December 31             $    18,339     $     15,201
==================================================================

5.  Due from stockholders:

    These amounts are due from stockholders without set payment or interest terms. The Company expects that these amounts will be re-paid within the year.

6.  Fixed assets:

==================================================================
                                             2000             1999
------------------------------------------------------------------

Automobiles                           $    28,885     $          -
Computer equipment                        150,319          108,190
Furniture and equipment                    62,929          161,787
Leasehold improvements                     16,389                -
------------------------------------------------------------------
                                          258,522          269,977
Accumulated amortization                  (51,816)         (30,982)
------------------------------------------------------------------
Net book value                        $   206,706     $    238,995
==================================================================

At December 31, 2000, the Company wrote down fixed assets by $75,957 to reflect the lower fair market value.

Included in fixed assets are assets held under capital leases with a net book value of $13,160 (1999 - $15,351).

7.  Obligations under capital lease:

    During the year, the Company entered into various leases for furniture and equipment expiring in 2004. The obligations require the following minimum payments:

==================================================================
Year ending December 31:

2001                                $    5,639
2002                                     5,639
2003                                     4,345
------------------------------------------------------------------
Future minimum lease payments           15,623

Amount representing interest             3,968
------------------------------------------------------------------
                                        11,655

Current portion                          3,368
------------------------------------------------------------------
                                    $    8,287
==================================================================

8.  Bank indebtedness:

    As at December 31, 1999, the Company had an operating loan with the Royal Bank of Canada with an interest rate of prime plus
    0.75% per annum.  The loan was repaid during the year ended
    December 31, 2000.

9.  Due to shareholders:

    At December 31, 2000, the Company owed $901,993 to various shareholders. Pursuant to the terms of the loan agreements, the Company received proceeds of $875,000. Interest is accrued semi-annually at a rate of 7% per annum. The balance payable at December 31, 2000 includes accrued interest of $26,993. The principal and accrued interest are due and payable in full within sixty days of the Company completing an equity financing in the aggregate amount of $7,000,000 or greater.

    At December 31, 1999, the Company owed $ 79,202 to various shareholders. The loans had no specific terms of repayment and interest was calculated annually at a rate of prime plus 2%. These amounts were paid during the year ended December 31, 2000.

10. Letter of Credit:

    The Company has an outstanding irrevocable standby letter of credit with the Royal Bank of Canada in the amount of $17,452 expiring December 18, 2001.

11. Stockholders' equity:

    The Company was incorporated under the laws of the State of Delaware on December 22, 1999 as a continuation of its wholly-owned subsidiary, Chalk Productions Incorporation ("Subsidiary"). There was no change in effective equity interests and no new assets or liabilities were contributed to the Company as a result of the recapitalization of the Subsidiary. The consolidated financial statements give retroactive effect to the recapitalization described below at (b)(i) and (b)(ii).

(a) Authorized:

    50,000,000 common shares, with a par value of $0.0001
    25,000,000 non-voting preferred shares without par value

(b) Share reorganization:

 (i) On January 19, 2000, 149,346 class A common voting shares of Subsidiary were subdivided by 63.2565 and redesignated into 9,447,105 class E exchangeable, non-voting shares in Subsidiary. The exchangeable shares held the right to exchange each share for one common share in the Company.

 (ii) On January 26, 2000, pursuant to the Capital
      Reorganization Agreement ("Agreement"), 8,741 class B non-voting shares were cancelled and exchanged for 552,946 of class E exchangeable shares in the Subsidiary. The exchangeable shares held the right to exchange each share for one common share in the Company.

 (iii)Pursuant to the Support Agreement on January 26, 2000, the Company retains the right of first refusal to purchase the shares that are subject to exchangeability as explained in 10(b)(i) and (ii) above.

 (iv) On January 26, 2000, 2,350,000 exchangeable shares in the Subsidiary were transferred to the Company in exchange for 2,350,000 common shares in the Company. As of that date and at December 31, 2000, the Company holds 2,350,000 exchangeable shares in the Subsidiary that are exchangeable for common shares in the Company. These shares have been presented as treasury stock. On September 7, 2001, these exchangeable shares were exchanged for 2,350,000 common shares in the Company.

 (v) As at December 31, 2000, 10,000,051 of class E exchangeable shares were outstanding in the Subsidiary (including the 2,350,000 held by the Company). These shares are not redeemable and exchangeable only into common shares of the Company. They are presented in the consolidated financial statements of the Company as class E exchangeable shares in shareholders' equity.

 (vi) On September 7, 2001, the remaining 7,650,051 class E exchangeable shares were exchanged for 7,650,051 common shares in the Company.

(c) Stock compensation plans:

    Effective July 31, 2000, the Company adopted its 2000 Stock Option Plan ("the 2000 Plan"), which reserved 2,400,000 shares for issuance pursuant to stock options to be granted to directors, officers, employees, and consultants. The Company's Board of Directors have discretion to set the price, term, vesting schedules, and other terms and conditions for options granted under the 2000 Plan.

 (i) A summary of the Company's stock option activity is as follows:

==================================================================
                                                          Weighted
                                       Number              average
                                       of options   exercise price
------------------------------------------------------------------
Balance, December 31, 1999                      -    $           -
Options granted                         2,701,951             0.77
Options exercised                        (600,051)               -
Options cancelled / expired               (44,500)            1.32
------------------------------------------------------------------
Balance, December 31, 2000              2,057,400    $        0.76
==================================================================

 (ii) Additional information regarding options outstanding as at December 31, 2000 is as follows:

======================================================================
                            Outstanding           Exercisable
                         ----------------      -----------------
                           Weighted
                            average       Weighted            Weighted
                          remaining        average             average
Exercise     Number     contractual       exercise     Number exercise
prices    of shares     life (years)         price  of shares	 price

$ 0.007     200,000            9.58        $ 0.007    200,000  $ 0.007
$ 0.67    1,370,000            9.58           0.67  1,109,389     0.67
$ 1.32      487,400            9.58           1.32     97,625     1.32
----------------------------------------------------------------------
          2,057,400            9.58         $ 0.76  1,407,014  $  0.62
======================================================================

 (iii) Stock-based compensation:

       With respect to the stock options granted from inception through December 31, 2000, the Company recorded stock-based compensation of $2,435,636. Of the compensation expense recognized, $2,178,263 is attributable to grants to employees of stock options having an exercise price less than the fair value of the underlying common shares at the date of grant, and $257,373 is attributable to the earned portion of the fair value of options granted to non-employees.

       Pursuant to SFAS No. 123, the Company is required to disclose the pro-forma effects on net loss and net loss per share data as if the Company had elected to use the fair value approach to account for its employee stock-based compensation plans. If this approach had been applied, the Company's net loss and net loss per share would have been as indicated below:

==================================================================
                                              2000            1999
------------------------------------------------------------------
Loss for the period:
  As reported                          $ 7,904,592    $    303,843
  Pro-forma                              8,315,373         303,843

==================================================================

       The fair value for the options was estimated using the Black-Scholes option pricing model assuming no expected dividends and the following weighted average assumptions:

==================================================================
                                                 Options
                                          --------------------
                             Interest
                                 rate         Term      Volatility
Year ended December 31:
2000                             6.5%        3 yrs             70%

==================================================================

The weighted-average fair value of stock options granted for the year ended December 31, 2000 are as follows:

==================================================================

                             Weighted average     Weighted average
                              exercise price         fair value

Exercise price is
 less than market
 value on grant date             $  0.77              $  1.50

==================================================================


(d) Share purchase warrants:

    A summary of the Company's warrant activity for the year ended December 31, 2000 is as follows (exercise prices in United
    States dollars except where otherwise indicated):

===========================================================================
                          Outstanding                           Outstanding
                   Exercise  December 31,                      December 31,
Expiry date price per share         1999  Granted Exercised Expired    2000

February 4, 2001      $2.50            -  125,000         -       - 125,000
February 24, 2001      3.75            -   62,500         -       -  62,500
March 1, 2001          2.50            -  125,000         -       - 125,000
March 10, 2001         2.50 Cdn        -  125,000         -       - 125,000
March 15, 2001         3.75            -   31,250         -       -  31,250
March 20, 2001         3.75            -   31,250         -       -  31,250
March 20, 2001         2.00            -   31,250         -       -  31,250
March 31, 2001         1.00 Cdn        -   65,000         -       -  65,000
April 3, 2001          3.75            -  125,000         -       - 125,000
May 15, 2001           2.50            -   31,250         -       -  31,250
June 21, 2001          1.32            -   25,000         -       -  25,000
January 21, 2003       2.50 Cdn        -    2,500         -       -   2,500
April 30, 2005         1.32            -   40,000         -       -  40,000
July 31, 2010          0.25 Cdn	          107,531                   107,531
---------------------------------------------------------------------------
                                       -  927,531         -       - 927,531

===========================================================================

(e) Special warrants:

    During the year, 1,467,755 special warrants were issued for net proceeds of $2,292,073. Each special warrant entitles the holder to one common share in the Company on exercise for no additional consideration. There is no expiry date for these special warrants. No special warrants were exercised during the year. At December 31, 2000, 1,467,755 special warrants were outstanding.

12. Income taxes:

    Income tax expense differs from the amount that would be computed by applying the Canadian Federal and Provincial statutory income tax rate of 44.6% (1999 - 45.6%) to net loss due primarily to valuation allowances provided against losses incurred in the year.

    The Company's deferred income tax assets are comprised of the following at December 31:

==================================================================
                                           2000               1999

Net deferred tax assets
 and liabilities:
  Net operating loss carryforwards  $  1,663,192  $         66,200
  Excess of amortization recorded
   for accounting over tax                71,190            36,200
  Other temporary differences             92,285            20,200
------------------------------------------------------------------

Total deferred tax assets              1,826,667           122,600
Valuation allowance                   (1,826,657)         (122,600)
------------------------------------------------------------------
Net deferred tax assets             $          -   $             -
==================================================================

    Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as non-operating losses and tax credit carryforwards.

    At December 31, 2000, management believes that sufficient uncertainty exists as to whether or not the deferred tax assets will be realized, and accordingly, a valuation allowance is required.

    As of December 31, 2000, the Company had net operating losses of $1,123,000 available to offset taxable income earned in Canada to 2006 and $1,590,000 available to offset taxable income earned in the United States to 2019.

13. Commitments:

    The Company has obligations under operating lease arrangements, which require the following minimum annual payments:

    ==============================================================
    2001                                           $    237,582
    2002                                                124,907
    2003                                                    909
    ==============================================================

14. Contingency:

    In July 2001, an employee filed a claim against the Company and its principal shareholder for breach of an employment contract. Management considers that the likelihood of this claim being successful is low. The claim does not specify damages. The possible resolution of this claim is not determinable as of the date of these financial statements.

15. Financial instruments:

 (a) Fair values of financial instruments:
     The Company's short-term financial instruments consist of cash, short-term investments, accounts receivable, due from shareholders, accounts payable and accrued liabilities. The fair value of these financial instruments approximate their carrying values due to their short term maturity.

     The Company's long-term financial instruments consist principally of due to stockholders. The estimation of fair value of this instrument is not practicable to determine due to its related party nature and the absence of a secondary market for such instruments.

 (b) Foreign currency risk:

     Foreign currency risk reflects the risk that the Company's net assets or operations will be negatively impacted due to fluctuations in exchange rates. Revenues and expenses of the Company denominated in foreign currencies come due in the short-term and accordingly, management of the Company believes there is no significant exposure to foreign currency fluctuations. The Company does not have foreign currency derivatives in place.

(c)  Credit risk:

     Financial instruments subjecting the Company to concentrations of credit risk consist primarily of cash, short-term investments and trade accounts receivable. The Company maintains cash with high quality financial institutions.

     The Company's customers are currently concentrated in Canada. The Company performs periodic credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information.


16. Related party transactions:

    The following table summarizes the Company's related party transactions, which were recorded at the exchange amounts agreed upon between the related parties.

==================================================================
                                           2000               1999
------------------------------------------------------------------

Rent payments owed and
  paid to principal stockholder     $   137,355    $         3,231
Management fees paid to
principal shareholder                   157,695                  -

Rent payments owed and paid to:
  CML Global Capital Ltd., a
  shareholder                       $    22,623     $       26,651
Management fees paid to CML
  Global Capital Ltd.                   126,986                  -

Interest paid to minority
  shareholders of Chalk
  Holdings Incorporated              $        -      $       4,265

==================================================================

    Accounts payable includes $36,384 (1999 - $37,777) due to shareholders and directors.

17. Subsequent events:

 (a) Warrant exercise:

     In March 2001, 65,000 warrants were exercised for 65,000 Class A common shares in the Company. In September 2001, these shares were re-purchased by the Company for $15,975.

 (b) Private placement:

     In March 2001, 674,020 special warrants were issued by the Company for net proceeds of $1,170,980 and 389,750 special warrants were issued by the Company for commissions related to the private placement. Each special warrant entitles the holder to one common share in the Company. There is no expiry date for these special warrants.

 (c) Acquisition of control:

     On September 7, 2001, the Company issued 13,000,000 common shares to Sideware Systems Inc. for cash consideration of $1,000,000. On the same day, the principal shareholder sold Sideware Systems Inc. an additional 5,000,000 common shares for cash consideration of $1.00. As a result of these transactions, Sideware Systems Inc. has acquired control of the Company with a 66.7% ownership of the common voting shares.

 (c) Share re-purchase:

     In September 2001, the Company repurchased 65,000 common shares for $15,975.

KNOWLEDGEMAX, INC.
Condensed Balance Sheet
(unaudited)

=======================================================
                                     September 30, 2001
-------------------------------------------------------

Assets

Current assets:
  Cash and cash equivalents               $      51,744
  Accounts receivable                           151,080
  Prepaid expenses and other
   current assets                                 5,000
  -----------------------------------------------------
    Total current assets                        207,824

Property and equipment, net                     108,863
Intangible assets, net                            1,200
-------------------------------------------------------
                                                317,887
-------------------------------------------------------

Liabilities and Stockholders' Deficit

Current liabilities
  Bank line of credit                     $      67,955
  Convertible notes - series B                   75,000
  Line of credit - related party                200,000
  Notes payable - related party                 192,338
  Notes payable                                 328,967
  Convertible notes payable - related
   party                                        114,600
  Convertible notes payable                      27,090
  Accounts payable                              460,152
  Accounts payable - related party               50,752
  Accrued expenses                              161,094
  Accrued expenses - related party               87,500
  Salaries payable                              158,727
  Capital lease current obligation               24,294
-------------------------------------------------------
    Total current liabilities                 1,948,469
-------------------------------------------------------
  Long-term portion of capital lease             46,139
-------------------------------------------------------
    Total liabilities                         1,994,608
-------------------------------------------------------

Commitments and contingencies

Stockholders' deficit
  Preferred stock, 5,000,000 shares
  authorized:
    Series A convertible preferred stock
     (voting), $.01 par value, 330,000
     shares designated, 328,610
     shares issued and outstanding,
     (liquidation preference
     of $638,754)                                 3,286                -
    Series B convertible preferred stock
     (voting), $.01 par value, 775,000
     shares designated, 704,928
     shares issued and outstanding
     (liquidation preference
     of $2,242,062)                               7,049
    Common stock, $.01 par value,
     15,000,000 shares authorized
     1,720,263 shares issued and
     outstanding                                 17,203
    Additional paid-in capital                4,431,871
    Accumulated deficit                      (6,136,130)
-------------------------------------------------------
      Total stockholders' deficit            (1,676,721)
-------------------------------------------------------
      Total liabilities and
      stockholders' deficit                   $ 317,887
=======================================================

See accompanying notes to unaudited condensed interim financial statements.

KNOWLEDGEMAX, INC.
Statements of Operations
For the Nine Months Ended September 30, 2001 and 2000
(unaudited)

===============================================================
                                          2001             2000
---------------------------------------------------------------
Revenue                          $     355,983    $           -
Costs of revenue - related
  party                                177,470                -
Costs of revenue                       137,906                -
---------------------------------------------------------------
    Gross profit                        40,607                -

Operating expenses:
  General and administrative           787,238        1,221,047
  Research and development             239,474          353,287
  -------------------------------------------------------------
    Total operating expenses         1,026,712        1,574,334
---------------------------------------------------------------
    Loss from operations              (986,105)      (1,574,334)

Other income (expense):
  Interest expense                     (86,898)        (560,810)
  Interest income                            -              663
---------------------------------------------------------------
    Loss before income taxes        (1,073,003)      (2,134,481)

Income taxes                                 -                -
---------------------------------------------------------------
    Net loss                     $  (1,073,003)   $  (2,134,481)
===============================================================

See accompanying notes to unaudited condensed interim financial statements

KNOWLEDGEMAX, INC.
Statements of Cash Flows
Nine Month Periods ending September 30, 2001 and 2000
(unaudited)




================================================================
                                           2001             2000
----------------------------------------------------------------
Cash flows from
operating activities:
 Net loss                         $  (1,073,003)   $  (2,134,481)
 Adjustments to reconcile
 net loss to net cash used
 in operating activities
  Depreciation and amortization          41,075           21,431
  Amortization of deferred
   financing fees                             -            7,064
  Beneficial conversion charge                -          371,801
  Issuance of common stock
   to related party for accrued
   interest                                   -           10,000
  Non-cash conversion of accrued
   interest into series A
   convertible preferred stock                -           55,584
  Series A convertible preferred
   stock issued for services                  -           91,666
  Non-cash conversion of accrued
   interest into Series B
   convertible preferred stock                -           12,515
  Non-cash conversion of related
   party accrued interest into
   Series B
   convertible preferred stock                -           48,733
  Series B convertible preferred
   stock issued for services                  -          154,250
  Warrant expense                        21,460           42,294
  Issuance of common stock for
   services                             328,033          469,132
  Non-cash stock compensation
   expense                                7,755            3,486
  Other                                   6,286                -
  Change in assets and
   liabilities:
    Increase in prepaid
    expenses and other assets            (5,000)          (1,521)
    Increase in accounts receivable    (151,080)               -
    Increase in accounts payable
    and accrued expenses                 93,263          115,096
----------------------------------------------------------------
   Net cash used in operating          (731,211)        (732,950)
    activities
----------------------------------------------------------------

Cash flows from investing
 activities:
  Purchase of property and
   equipment                             (2,015)         (68,341)
----------------------------------------------------------------
   Net cash used in investing
    activities                           (2,015)         (68,341)
----------------------------------------------------------------

Cash flows from financing
 activities:
  Proceeds from (repayments on)
   line of credit                       (16,117)          25,966
  Proceeds from issuance of
   promissory notes                      70,000                -
  Book overdraft                              -           (8,434)
  Principal repayments on
   capital lease obligations             (7,601)               -
  Principal repayments on
   series A convertible debt                  -          (25,000)
  Proceeds from issuance of
   common stock                               -            2,156
  Proceeds from issuance of
   series B convertible debt            125,000           50,000
  Proceeds from issuance of
   series B preferred stock             602,500          849,593
----------------------------------------------------------------
   Net cash provided by
    financing activities                773,782          894,281
----------------------------------------------------------------
   Net increase
    in cash and cash
    equivalents                          40,556           92,990
----------------------------------------------------------------
Cash and cash equivalents,
 beginning of period                     11,188                -
----------------------------------------------------------------
Cash and cash equivalents,
 end of period                    $       51,744   $      92,990
----------------------------------------------------------------

Supplemental disclosure
 of cash flow information:
  Interest paid                   $       16,754   $       7,488
----------------------------------------------------------------
Supplemental disclosure
 of noncash activities:
  Conversion of accounts
   payable into notes
   payable                        $            -   $      53,566
  Conversion of Series A
   convertible debt to
   Series A convertible
   preferred stock                $            -   $     475,000
  Conversion of Series B
   convertible debt to
   Series B convertible
   preferred stock                $       50,000   $     325,000
  Assets acquired under
   capital lease                          78,034               -
================================================================


See accompanying notes to unaudited condensed interim financial statements.

KNOWLEDGEMAX, INC.
Notes to Unaudited Condensed Interim Financial Statements
September 30, 2001 and 2000

(1)  Description of Operations

     KnowledgeMax, Inc. (the "Company") has been engaged in the development of the KnowledgeMax.com website, a book-selling, e-Commerce, and e-learning database platform for companies to select, purchase and deliver knowledge resources and education to their employees. In June 2001, the Company obtained its first contract to fulfill orders through the website, and began generating revenues. Accordingly, the Company exited the development stage during the first nine months of 2001.

(2)  Basis of Presentation

     The unaudited interim condensed financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America and reflect all adjustments (all of which are normal and recurring in nature) that, in the opinion of management, are necessary for fair presentation of the interim financial information.

     The unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to those rules and regulations, but the Company believes that the disclosures are adequate to make the information presented not misleading. These unaudited condensed financial statements and notes included herein should be read in conjunction with the Company's audited financial statements and notes for the year ended December 31, 2000.

     The results of operations for the interim periods presented are not necessarily indicative of the results expected for any subsequent quarter or for the entire year ending December 31, 2001.


(3) Risks and Uncertainties - Liquidity and Capital Resources and Competitive Environment

     The Company's growth has required, and will continue to require, substantial capital to fund expanding working capital needs, new business initiatives, and capital expenditures. To date, the funding of these requirements has come primarily from outside investors. While outside investors have historically provided the required funding, they have no obligation to continue to do so. The Company intends to seek additional financing from investors, which funding may be in the form of debt, equity, or some combination. There can be no assurance of continued funding by outside investors or other sources or that such funding will be on favorable terms to the Company.

     The Company expects to continue to focus on developing and enhancing its software and website applications as well as expanding its service offerings and revenues, however, the Company anticipates generating operating losses and negative cash flows from operations for the foreseeable future. The markets the Company is pursuing are highly competitive and there can be no assurance that the Company's service offerings will be successful, or that the Company will ever generate operating profits or positive cash flows.

     The Company has a limited operating history and its prospects are subject to the risks, expenses, and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop a viable online delivery service, inability to maintain and increase its customer base and interruptions of service from the Internet service provider that hosts the Company's web site, as well as other risks and uncertainties.

     The Company has experienced operating losses and negative cash flows from operations since its inception, has working capital and stockholders' deficiencies and has been unable to repay certain obligations when due, as a result of efforts to construct, develop, and market its web site and as a result of efforts to design, develop, and market its book-selling knowledge resources and education to the Company's customers and their employees.

     These factors described above, either individually or in the aggregate, could have an adverse effect on the Company's financial condition and future operating results and create an uncertainty as to the Company's ability to continue as a going concern. The unaudited condensed interim financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

(4)  Proposed Merger of the Company

     On December 7, 2001, the Company entered into an agreement to merge with Sideware Systems, Inc., a publicly traded company. The agreement calls for the Company's shareholders to receive approximately 55 percent of the voting interests of the merged company. The completion of the merger is subject to all necessary shareholder and governmental approvals. There can be no assurance that all such shareholder or governmental approvals will be obtained or that the merger will be completed successfully.

(5)  Summary of Significant Accounting Policies - Revenue Recognition

     The Company recognizes revenue from the sale of books and learning materials, net of any discounts or promotions, when the products are received and accepted by the customer. The Company takes title to the books upon transfer from the shipper and assumes risks and rewards of ownership including risk of loss while the products are in transit to the customer and for collection of billings to the customer. The Company does not act as an agent or broker for the supplier. Shipping charges assessed to the customer are included in net sales. There were no discounts or promotions during the nine month period ended September 30, 2001.

     Revenue in the nine month period consisted primarily of the sale of books supplied by national book wholesalers.

(6)  Related Party Transactions

     In 1998, the Company entered into a strategic agreement (the "agreement") with a wholesale book distributor (the "distributor"). The agreement called for the distributor to invest $250,000 for the purchase of 148,533 shares of common stock, and provided a $200,000 secured note payable, at an 8% interest rate. The distributor was also granted one seat on the Board of Directors.

     In connection with the $200,000 secured note payable and the $250,000 common stock purchase in 1998, the Company entered into a warrant agreement, which allows the stockholder to purchase common shares equal to 5 percent of the fully diluted shares at any time until April 30, 2003, at a purchase price of $200,000. Therefore, each time the Company issues additional equity interests or rights to acquire equity interests, the number of shares of common stock into which the warrant is exerciseable increases so that the number of common shares to be acquired is equal to a 5 percent fully diluted interest at that date. This results in the modification of a vested award and a new measurement date for the warrant. The Company recognizes, as interest expense, the additional cost arising from the modification of the warrant in the period of modification. During the nine month periods ended September 30, 2001 and 2000, the Company recognized additional interest expense of $21,460, and $42,294, for modifications made to the warrant. The fair value of each modification made to the warrant during the nine month periods ended September 30, 2001 and 2000, was estimated on the modification date using the Black-Scholes option pricing model with the following assumptions; expected life equal to the remaining contractual life of the warrant, expected volatility of 70%, expected dividend yield of 0%, and risk free interest rate of 5.00% for 2001 modifications and 5.11% for 2000 modifications. As of September 30, 2001, the warrant was exerciseable into 170,410 shares of common stock.

     The agreement, as amended, allows the Company to utilize the distributor's book inventory database for a period through one year after the effective date of the proposed merger (note 4), at no cost. Thereafter, the Company will be assessed a charge for the use of the distributor's database in the event that the Company re-licenses the database to its third party customers. The agreement expires on July 1, 2006. The agreement also provided for the distributor to supply to the Company books, fulfillment, and shipping services at discounted prices. The cost of books and materials, provided by the distributor, have been separately classified on the statements of operations.

(7)  Equity Transactions

     For the nine months ended September 30, 2001, the Company granted 90,000 options to purchase common stock to employees and 40,000 options to purchase common stock to non-employees at an exercise price of $1.00 per share.

     The non-employee options were measured using the Black-Scholes option pricing model pursuant to SFAS No. 123. The fair value of these options, as re-measured at each reporting date until vested, currently equals approximately $25,000 and is recognized as compensation expense over the vesting period.

     During the nine months ended September 30, 2001, the Company sold 202,862 shares of series B convertible preferred stock at $2.97 share for total proceeds of $602,500.

     During the nine months ended September 30, 2001, the Company issued a series B convertible note in the amount of $50,000. This note was converted into 16,835 shares of series B convertible preferred stock at $2.97 per share during the nine months ended September 30, 2001.

     During the nine months ended September 30, 2001, the Company issued an additional three series B convertible notes to the same investor for an aggregate amount of $75,000. These notes are convertible into series B convertible preferred stock at $2.97 per share. None of these notes were converted into series B convertible preferred stock during the nine months ended September 30, 2001.

     On April 16, 2001, the Company issued 236,313 shares of common stock for $278,033 of accrued compensation as of December 31, 2000, for services rendered by employees, officers, and consultants of the Company.

(8)  Note Payable

     In April 2001, the Company received a $70,000 loan from Montgomery County, MD, the county in which the Company is currently headquarted. The loan bears interest at 10% and is due 5 years from the date of issuance provided that the Company meets certain requirements such as maintaining a presence in the county. The Company's decision to terminate its office lease effective February 2002 and its planned re-location outside of the county violates the provisions of the agreement and, accordingly, upon the Company's departure from the county in February 2002, the county may call the note for full payment at any time thereafter. Accordingly, the amount is presented as a current liability in the accompanying unaudited condensed balance sheet as of September 30, 2001.

(9)  Commitments - Leases

     During 2001, The Company leased certain computer software equipment under agreements that are classified as capital leases. The Company also has an operating lease for office space. However, the Company's office space operating lease terminates effective February 5, 2002.

                  Independent Auditors' Report


The Board of Directors and Stockholders
KnowledgeMax, Inc.:


We have audited the accompanying balance sheets of KnowledgeMax, Inc. (formerly Leadership Library, Limited Partnership) (a development stage company) as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2000, and for the period from June 13, 1996 (date of inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 12 to the financial statements, on December 7, 2001, the Company entered into an agreement to merge with Sideware Systems, Inc., a publicly-traded company. Upon completion of the merger, the Company's shareholders will receive approximately 55 percent of the voting interests of the merged company.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KnowledgeMax, Inc. (formerly Leadership Library, Limited Partnership) (a development stage company) as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2000, and for the period from June 13, 1996 (date of inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in note 2 to the financial statements, the Company has incurred losses and negative cash flows from operations since inception, has working capital and stockholders' deficiencies and has been unable to repay certain obligations when due, that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.


                                                /s/ KPMG LLP

McLean, Virginia
December 21, 2001

KNOWLEDGEMAX, INC.
(A Development Stage Company)
Balance Sheets
December 31, 2000 and 1999

========================================================================
                                                   2000             1999
------------------------------------------------------------------------
Assets

Current assets:
  Cash and cash equivalents               $      11,188  $             -
  Prepaid expenses and other
   current assets                                     -            2,979
  ----------------------------------------------------------------------
    Total current assets                         11,188            2,979

Property and equipment, net                      76,175           32,940
Deferred financing fees, net                          -            7,064
Intangible assets, net                            1,200            1,800
------------------------------------------------------------------------
    Total assets                                 88,563           44,783
------------------------------------------------------------------------

Liabilities and Stockholders' Deficit

Current liabilities
  Bank line of credit                     $      84,072    $      48,246
  Convertible notes - series A                        -          500,000
  Convertible notes - series B                        -          275,000
  Line of credit - related party                200,000          200,000
  Notes payable - related party                 192,338          107,030
  Notes payable                                 258,967                -
  Convertible notes payable - related
   party                                        114,600                -
  Convertible notes payable                      27,090
  Book overdraft                                      -            8,434
  Accounts payable                              390,282          428,330
  Accounts payable - related party                6,606           20,316
  Accrued expenses                              113,461           55,761
  Accrued expenses - related party               50,000                -
  Salaries payable                              264,613          395,397
  ----------------------------------------------------------------------
    Total current liabilities                 1,702,029        2,038,514
------------------------------------------------------------------------
    Total liabilities                         1,702,029        2,038,514
------------------------------------------------------------------------

Commitments and contingencies

Stockholders' deficit:
  Preferred stock, 5,000,000 shares
  authorized:
    Series A convertible preferred stock
     (voting), $.01 par value, 330,000
     shares designated, 328,610 and 0
     shares issued and outstanding,
     respectively (liquidation preference
     of $603,151)                                 3,286                -
    Series B convertible preferred stock
     (voting), $.01 par value, 775,000
     shares designated, 485,231 and 0
     shares issued and outstanding,
     respectively (liquidation preference
     of $1,484,373)                               4,852                -
    Common stock, $.01 par value,
     15,000,000 shares authorized
     1,483,950 and 1,000,143 shares
     issued and outstanding, respectively        14,840           10,001
    Additional paid-in capital                3,426,683          452,413
    Deficit accumulated during
     the development stage                   (5,063,127)      (2,456,145)
------------------------------------------------------------------------

      Total stockholders' deficit            (1,613,466)      (1,993,731)
------------------------------------------------------------------------
      Total liabilities and
      stockholders' deficit                      88,563           44,783
========================================================================

See accompanying notes to financial statements.

KNOWLEDGEMAX, INC.
(A Development Stage Company)
Statements of Operations

                                                                                            Period from
                                                                                          June 13, 1996
                                              Year ended December 31,                (date of inception)
                                   -----------------------------------------------              through
                                          2000              1999            1998      December 31, 2000
-------------------------------------------------------------------------------------------------------
Revenue                          $           -    $           -   $            -   $                  -
Costs of Revenue                             -                -                -                      -
-------------------------------------------------------------------------------------------------------
    Gross profit                             -                -                -                      -

Operating expenses:
  General and administrative         1,535,015          867,151          495,174              3,122,208
  Research and development             479,457          447,925          273,499              1,247,112
-------------------------------------------------------------------------------------------------------
    Total operating expenses         2,014,472        1,315,076          768,673              4,369,320
-------------------------------------------------------------------------------------------------------
    Loss from operations            (2,014,472)      (1,315,076)        (768,673)            (4,369,320)

Other income (expense):
  Interest expense                    (593,261)         (86,380)         (18,529)              (698,170)
  Interest income                          751            1,752            1,860                  4,363
-------------------------------------------------------------------------------------------------------
    Loss before income taxes        (2,606,982)      (1,399,704)        (785,342)            (5,063,127)

Income taxes                                 -                -                -                      -
-------------------------------------------------------------------------------------------------------
    Net loss                     $  (2,606,982)   $  (1,399,704)   $    (785,342)   $        (5,063,127)
=======================================================================================================


See accompanying notes to financial statements

KNOWLEDGEMAX, INC.
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit)

=================================================================================================================================
                          Series A         Series B                                                     Deficit
                        Convertible      Convertible                                                  accumulated
                       Preferred Stock  Preferred Stock     Common Stock                   Additional  during the
                       ------- -------  ------- -------- ---------  -------- Partnership     paid-in   development
                        Shares Amount   Shares   Amount   Shares     Amount    Interest      Capital      stage          Total
                       ------- -------  ------- -------- ---------  --------  -----------  -----------  -----------   -----------
Issuance of
 partnership
 interest                    - $     -  $     -        - $       -  $      -  $    92,098  $         -  $         -   $    92,098
Net loss                     -       -        -        -         -         -            -            -      (60,692)      (60,692)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December
 31, 1996                    -       -        -        -         -         -       92,098            -      (60,692)       31,406
Issuance of
 partnership
 interest                    -       -        -        -         -         -       10,000            -            -        10,000
Net loss                     -       -        -        -         -         -            -            -     (210,407)     (210,407)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December
 31, 1997                    -       -        -        -         -         -      102,098            -     (271,099)     (169,001)
Conversion of
 partnership
 interests into
 common stock                -       -        -        -   770,000     7,700     (102,098)      94,398            -             -
Issuance of
 common stock                -       -        -        -   220,143     2,201            -      294,299            -       296,500
Stock subscription
 receivable                  -       -        -        -         -         -            -      (46,500)           -       (46,500)
Issuance of warrant          -       -        -        -         -         -            -       38,816            -        38,816
Issuance of common
 stock in exchange
 for expenses paid
 for by an officer           -       -        -        -    10,000       100            -       24,900            -        25,000
Net loss                     -       -        -        -         -         -            -            -     (785,342)     (785,342)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December
 31, 1998                    -       -        -        - 1,000,143    10,001            -      405,913   (1,056,441)     (640,527)
Exchange of stock
 subscription
 receivable for
 services rendered           -       -        -        -         -         -            -       46,500            -        46,500
Net loss                     -       -        -        -         -         -            -            -   (1,399,704)   (1,399,704)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December
 31, 1999                    -       -        -        - 1,000,143    10,001            -      452,413   (2,456,145)   (1,993,731)
Conversion of Series
 A convertible debt    297,746   2,977        -        -         -         -            -      527,607            -       530,584
Issuance of Series A
 convertible
 preferred stock for
 consulting services    30,864     309        -        -         -         -            -       91,357            -        91,666
Series A beneficial
 conversion charge           -       -        -        -         -         -            -      371,801            -       371,801
Issuance of Series B
 convertible
 preferred stock             -       -  303,245    3,033         -         -            -      897,597            -       900,630
Conversion of Series
 B convertible debt          -       -  113,640    1,136         -         -            -      336,379            -       337,515
Issuance of Series B
 convertible
 preferred stock for
 consulting services         -       -   51,937      519         -         -            -      153,731            -       154,250
Issuance of Series B
 convertible
 preferred stock in
 settlement of
 related party
 accrued interest            -       -   16,409      164         -         -            -       48,569            -        48,733
Issuance of common
 stock for services          -       -        -        -   471,651     4,717            -      489,415            -       494,132
Issuance of common
 stock to related
 party for accrued
 interest                    -       -        -        -    10,000       100            -        9,900            -        10,000
Option compensation
 expense                     -       -        -        -         -         -            -        3,486            -         3,486
Warrant expense              -       -        -        -         -         -            -       42,294            -        42,294
Exercise of stock
 options                     -       -        -        -     2,156        22            -        2,134            -         2,156
Net loss                     -       -        -        -         -         -            -            -   (2,606,982)   (2,606,982)
---------------------------------------------------------------------------------------------------------------------------------
Balance at December
 31, 2000              328,610 $ 3,286  485,231 $  4,852 1,483,950  $ 14,840  $         -  $ 3,426,683  $(5,063,127)  $(1,613,466)
=================================================================================================================================


See accompanying notes to financial statements.

KNOWLEDGEMAX, INC.
(A Development Stage Company)
Statements of Cash Flows

========================================================================================================
                                                                                             Period from
                                                                                           June 13, 1996
                                              Year ended December 31,                 (date of inception)
                                   -----------------------------------------------               through
                                          2000              1999            1998       December 31, 2000
--------------------------------------------------------------------------------------------------------
Cash flows from
operating activities:
 Net loss                         $  (2,606,982)   $  (1,399,704)  $    (785,342)     $       (5,063,127)
 Adjustments to reconcile
 net loss to net cash used
 in operating activities:
  Depreciation and amortization          28,574           10,367           7,340                  53,642
  Amortization of deferred
   financing fees                         7,064           21,168          10,584                  38,816
  Beneficial conversion charge          371,801                -               -                 371,801
  Non-cash conversion of accrued
   interest into series A
   convertible preferred stock           55,584                -               -                  55,584
  Series A convertible preferred
   stock issued for services             91,666                -               -                  91,666
  Non-cash conversion of accrued
   interest into Series B
   convertible preferred stock           12,515                -               -                  12,515
  Non-cash conversion of related
   party accrued interest into
   Series B
   convertible preferred stock           48,733                -               -                  48,733
  Series B convertible preferred
   stock issued for services            154,250                -               -                 154,250
  Warrant expense                        42,294                -               -                  42,294
  Issuance of common stock for
   services                             494,132                -          25,000                 519,132
  Issuance of common stock to
   related party for accrued
   interest                              10,000                -               -                  10,000
  Non-cash stock compensation
   expense                                3,486                -               -                   3,486
  Change in assets and liabilities:
    (Increase) decrease in prepaid
    expenses and other assets             2,979           10,163         (13,142)                      -
    Increase in accounts payable
    and accrued expenses                411,123          630,925         133,116               1,357,427
--------------------------------------------------------------------------------------------------------
   Net cash used in operating
    activities                         (872,781)        (727,081)       (622,444)             (2,303,781)
--------------------------------------------------------------------------------------------------------

Cash flows from investing
 activities:
  Purchase of property and
   equipment                            (71,209)          (7,110)        (29,976)               (128,017)
  Purchase of intangibles                     -                -          (3,000)                 (3,000)
--------------------------------------------------------------------------------------------------------
   Net cash used in investing           (71,209)          (7,110)        (32,976)               (131,017)
    activities
--------------------------------------------------------------------------------------------------------

Cash flows from financing
 activities:
  Proceeds from line of credit           35,826           48,246               -                  84,072
  Net proceeds from issuance of
   promissory notes                           -                -         107,030                 107,030
  Proceeds from related party
   line of credit                             -                -         200,000                 200,000
  Book overdraft                         (8,434)           8,434               -                       -
  Proceeds from issuance of
   series A convertible debt                  -          500,000               -                 500,000
  Principal repayments on
   series A convertible debt            (25,000)               -               -                 (25,000)
  Proceeds from issuance of
   common stock                           2,156                -         250,000                 354,254
  Proceeds from issuance of
   series B convertible debt             50,000          175,000         100,000                 325,000
  Proceeds from issuance of
   series B convertible
   preferred stock                      900,630                -               -                 900,630
--------------------------------------------------------------------------------------------------------
   Net cash provided by
    financing activities                955,178          731,680         657,030               2,445,986
--------------------------------------------------------------------------------------------------------
   Net increase (decrease)
    in cash and cash
    equivalents                          11,188           (2,511)          1,610                  11,188
--------------------------------------------------------------------------------------------------------
Cash and cash equivalents,
 beginning of period                          -            2,511             901                       -
--------------------------------------------------------------------------------------------------------
Cash and cash equivalents,
 end of period                    $       11,188   $           -    $      2,511     $            11,188
========================================================================================================

Supplemental disclosure
 of cash flow information:
  Interest paid                   $        9,839   $       1,762    $          -     $            11,601
--------------------------------------------------------------------------------------------------------
Supplemental disclosure
 of noncash activities:
  Conversion of accounts
   payable into notes
   payable                        $      485,965   $           -    $          -     $           485,965
  Conversion of Series A
   convertible debt to
   Series A convertible
   preferred stock                $      475,000   $           -    $          -     $           475,000
  Conversion of Series B
   convertible debt to
   Series B convertible
   preferred stock                $      325,000   $           -    $          -     $           325,000
========================================================================================================


See accompanying notes to financial statements.

KNOWLEDGEMAX, INC.
(A Development Stage Company)
Notes to Financial Statements

December 31, 2000 and 1999


(1)  Organization and Nature of Business

     Leadership Library, Limited Partnership, a Maryland Limited
     Partnership was formed on June 13, 1996 ("inception").

     On May 1, 1998, KnowledgeMax, Inc. (the "Company") was incorporated in the State of Maryland. On June 17, 1998, Leadership Library Limited Partnership was merged into KnowledgeMax, Inc. On June 8, 2000, Leadership Library, Inc., the former general partner of Leadership Library, Limited Partnership, was merged into KnowledgeMax, Inc. On August 17, 2000, the Company reincorporated in the State of Delaware.

     The Company's main activity consists of developing the KnowledgeMax.com website, a book selling, e-Commerce, and e-learning database platform for companies to select, purchase, and deliver knowledge resources and education to their employees.

(2) Risks and Uncertainties - Liquidity and Capital Resources and Competitive Environment

     The Company's growth has required, and will continue to require, substantial capital to fund expanding working capital needs, new business initiatives, and capital expenditures. To date, the funding of these requirements has come primarily from outside investors. While outside investors have historically provided the required funding, they have no obligation to continue to do so. The Company intends to seek additional funding from investors, which funding may be in the form of debt, equity, or some combination. There can be no assurance of continued funding by outside investors or other sources or that such funding will be on favorable terms to the Company.

     The Company expects to continue to focus on developing and enhancing its software and website applications as well as expanding its service offerings and generating revenues, however, the Company anticipates generating operating losses and negative cash flows from operations for the foreseeable future. The markets the Company is pursuing are highly competitive and there can be no assurance that the Company's service offerings will be successful, or that the Company will ever generate operating profits or positive cash flows.

     The Company has a limited operating history and its prospects are subject to the risks, expenses, and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop a viable online delivery service, inability to maintain and increase its customer base and interruptions of service from the Internet service provider that hosts the Company's web site, as well as other risks and uncertainties.

     The Company has experienced operating losses and negative cash flows from operations since its inception, has working capital and stockholders' deficiencies and has been unable to repay certain obligations when due, as a result of efforts to construct, develop, and market its web site and as a result of efforts to design, develop, and market its book-selling knowledge resources and education to customers and their employees.

     These factors described above, either individually or in the aggregate, could have an adverse effect on the Company's financial condition and future operating results and create an uncertainty as to the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

(3)  Summary of Significant Accounting Policies

  (a)  Development Stage Enterprise

       The Company is devoting substantially all of its present efforts to developing and marketing its website software products and services, its planned principal operations. The Company is considered a development stage enterprise as it has not yet derived any revenues from its planned principal operations.

  (b)  Cash and Cash Equivalents

       All highly liquid investments with a maturity of three months or less when purchased are considered cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market funds stated at cost which approximate fair value. At times, these accounts may exceed federally insured limits. The Company has not experienced any losses in such bank accounts. The Company believes it is not exposed to significant credit risk related to cash and cash equivalents.

  (c)  Fair Value of Financial Instruments

       The carrying amounts of the Company's financial instruments, as estimated by management, which include cash equivalents, accounts payable, accrued expenses, bank line of credit, and line of credit related party approximate their fair values due to the relatively short duration of these instruments, the stated interest rate of these instruments, and the security interests of these instruments. The carrying amount of the company's notes payable related party, notes payable, convertible notes payable related party, and convertible notes payable are in excess of their fair value. See notes 6(c) and 8(c).

  (d)  Property and Equipment

       Property and equipment is carried at historical cost less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method based on the estimated remaining useful lives of the assets as follows:

         Computer equipment and software     5 years
         Furniture and fixtures              7 years

  (e)  Recovery of Long-Lived Assets

       In accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (f)  Research and Development Costs

       Research and development costs are expensed as incurred.

  (g)  Stock Options and Warrants

       The Company accounts for employee stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is based upon the difference, if any, between the fair value of the Company's stock and the exercise price on the date of the grant. Stock options and warrants to purchase common stock granted to other than employees as consideration for goods or services rendered are measured at fair value and are recognized as the goods or services are provided in accordance with SFAS
       No. 123 and related interpretations.

  (h)  Income Taxes

       Prior to incorporating in 1998, the Company was taxed as a Partnership, whereby each partner was directly responsible for the tax on income and directly received deductions for the losses incurred.

       The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (i)  Use of Estimates

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results may differ from those estimates.

  (j)  Comprehensive Income (Loss)

       The Company reports comprehensive income (loss) in accordance with SFAS No.130, Reporting Comprehensive Income. The Company has determined that there were no transactions that have taken place during the years ended December 31, 2000, 1999, or 1998 or during the period from June 13, 1996 (date of inception) to December 31, 2000, that would be classified as other comprehensive income
       (loss).

  (k)  Web Site Development Costs

       The Company accounts for its web site development costs in accordance with Emerging Issues Task Force Issue No. 00-2, Accounting for Web Site Development Costs and Statement of Position 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use.

  (l)  Recent Accounting Pronouncements

       In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133. These statements, which are effective January 1, 2001, require that all derivative instruments be recorded on the balance sheet at their respective fair values. The Company has reviewed its contracts and has determined that is has no derivative instruments and does not engage in hedging activities. Accordingly, management believes that the adoption of SFAS No. 133 and SFAS No. 138 will have no impact on the Company's financial statements.

(4)  Property and Equipment

     Property and equipment consist of the following at December 31, 2000 and 1999:

                                               2000         1999
                                            ----------   ----------

     Computer equipment and software        $ 107,918    $  42,557
     Furniture and fixtures                    16,973       11,125

           Total                              124,891       53,682

     Less accumulated depreciation and
      amortization                            (48,716)     (20,742)
                                            ----------   ----------

           Net property and equipment          76,175       32,940
                                            ==========   ==========

(5)  Bank line of credit

     In July 1998, the Company entered into a line of credit facility with a bank. The maximum amount of the line is $100,000 as of December
     31, 2000. The debt is secured by a personal guarantee by a stockholder, and carries an interest rate of the bank's prime lending rate plus 1 percent which was 9 percent as of December 31, 2000. The Company is required to make monthly principal repayments of approximately $2,000 with interest and there is no stated maturity date on the line of credit.

(6)  Notes Payable

  (a)  Series A Convertible Notes

       At various dates during 1999, the Company issued series A convertible notes ("series A notes") for an aggregate of $500,000, bearing interest at the rate of 8 percent per annum.
       In 2000, the Company repaid $25,000 of the principal balance plus accrued interest. The series A notes were due one year after the date of issuance and were convertible, immediately and at any time, at the option of the holder, in whole or in part, into shares of the Company's common stock. In addition, in the event that the Company completed the sale of stock in a qualified offering as defined in the agreements, the series A notes plus accrued interest would be convertible, at the option of the holder, into shares of the Company's series A convertible preferred stock ("series A preferred stock") at a conversion price of 80 percent of the price of the qualified offering if the offering was completed within 120 days of the issuance of the series A notes, and 60 percent of the price per share of the qualified offering if completed after 120 days of the issuance of the series A notes. The issuance of the Company's series B convertible preferred stock (see note 6(b)) was considered a qualified offering under the terms of the series A notes. The qualified offering occurred more than 120 days after the issuance of the Series A notes. In August 2000, at the election of the series A note holders, the remaining principal balance of the series A notes of $475,000, plus accrued interest of $55,584, was converted into 297,746 shares of the Company's series A preferred stock at a price of $1.782 per share. To account for the beneficial conversion feature of the series A notes, the Company recorded $371,801 of additional interest expense for the year ended December 31, 2000. In addition, in August 2000, the Company issued 30,864 shares of series A preferred stock in settlement of $91,666 owed for advances and services provided to the Company.

  (b)  Series B Convertible Notes

       At various dates during 1998 and 1999, the Company issued series B convertible notes ("series B notes") for an aggregate of $275,000, bearing interest at the rate of 8 percent per annum.
       In 2000, the Company issued an additional $50,000 of the series B notes. The series B notes plus accrued interest were convertible, at the option of the holder, in whole or in part, into shares of the Company's series B convertible preferred stock ("series B stock") in the event of a qualified offering as defined in the agreement, at a price per share equal to the price per share of the qualified offering. In August 2000, the Company completed the sale of 303,245 shares of series B stock at a price of $2.97 per share for total proceeds of $900,630. The series B stock represented a qualified offering under the terms of the series B notes. In August 2000, at the election of the series B note holders, the outstanding principal balance of the series B notes of $325,000, plus accrued interest of $12,515 was converted into 113,640 shares of series B stock at $2.97 per share. The Company also issued 51,937 shares of series B stock in full settlement of $154,250 owed for consulting services and the Company issued 16,409 shares of series B stock in settlement of $48,733 of accrued interest owed under the Company's line of credit with a wholesale book distributor (the "book distributor") (see Note 8(a)).

  (c)  Promissory notes

       A summary of notes payable as of December 31, 2000 and 1999 follows:

                                               December 31, December 31,
                                                   2000         1999
                                                ----------   ----------

       Unsecured note for recruiting
       services due July 1, 2001, interest
       accrues at 7% per annum.                $   62,783    $       -

       Unsecured note for legal
       services due July 1, 2001, interest
       accrues at 9.5% per annum,              $  128,206    $       -

       Unsecured note for development
       services due July 10, 2001, interest
       accrues at 8% per annum,                $   67,978    $       -

                                                ----------   ----------

                                               $  258,967            -
                                                ==========   ==========

       The fair value of the notes payable, as estimated by management, at December 31, 2000 is approximately $250,000.


       A summary of convertible notes payable as of December 31, 2000 and 1999 follows:


                                               December 31, December 31,
                                                   2000         1999
                                                ----------   ----------

       Unsecured note for development
       services due July 10, 2001, interest
       accrues at 8% per annum.  Convertible
       into 9,121 shares of common stock
       at $2.97 per share                      $   27,090    $       -
                                                ==========   ==========


       The fair value of the convertible notes payable, as estimated by management, at December 31, 2000 is approximately $26,000.

(7)  Shareholders' Equity

     The Company's Certificate of Incorporation, as amended and restated, authorizes the Company to issue 5,000,000 shares of preferred stock and 15,000,000 shares of common stock.

  (a)  Common Stock

       The founding partners contributed capital to Leadership Library, Limited Partnership in the amounts of $92,098 and $10,000 during 1996 and 1997, respectively. In August 1998, the Company issued 770,000 shares of common stock to the founding partners in exchange for the interests of Leadership Library, Limited Partnership.

       On July 2, 1998, the Company issued 71,610 shares of common stock for $46,500 in notes receivable which were subsequently settled in 1999 through services rendered to the Company.

       On July 2, 1998, the Company issued 148,533 shares of common stock to the book distributor for $250,000. See note 8(a).


  (b)  Series A and Series B Convertible Preferred Stock

       The holders of the Series A and Series B Convertible Preferred stock (together the "Preferred stock") have various rights and preferences as follows:

       Voting Rights

       The holders of the Series A preferred stock are entitled to vote together with the holders of the Series B preferred stock and the holders of the common stock as a single class on most matters. The total number of votes is equal to the number of common shares that could be acquired upon conversion into common stock at the conversion rate in effect at that date. Any merger, reorganization, authorization of new shares, issuance of warrants, and other transactions as defined in the Preferred stock purchase agreements must be approved by one half of the holders of the Preferred stock, voting separate from the holders of the common stock.

       Dividends

       The Preferred stock accrues cumulative dividends at a rate of 8 percent per share per annum when and if dividends are declared by the Board of Directors. Unpaid and undeclared dividends on the Series A and Series B Preferred stock were $17,567 and $43,234, respectively, as of December 31, 2000.

       Liquidation

       In the event of any liquidation, dissolution, or winding up of the affairs of the Company, as defined in the Amended and Restated Certificate of Incorporation, holders of the Preferred stock are entitled to receive a liquidation price equal to the original per share price paid plus any unpaid cumulative dividends to the date of liquidation, dissolution, or winding up of the affairs of the Company, whether or not declared, before any distribution is made to any other class of stock.

       Conversion

       At any time, the holders of the Preferred stock may convert all or some shares of Preferred stock into shares of common stock. The Preferred stock is automatically converted into common stock in the event of a qualified initial public offering of shares of common stock, as defined in the Preferred stock purchase agreements. As of December 31, 2000, the conversion rate was such that each share of Preferred stock was convertible into one share of common stock. No shares were converted to common stock during the year ended December 31, 2000.

(8)  Related Party Transactions

  (a)  The Book Distributor transactions

       On July 2, 1998, the Company entered into a strategic agreement (the "agreement") with the book distributor, the Company's supplier of training and technical books, fulfillment and
       shipping services and a supplier of database management services. Under the agreement, the Company sold the book distributor
       148,533 shares of common stock for $250,000.  In addition, the book distributor issued the Company a line of credit of up to $200,000, bearing interest at the rate of 8 percent per annum,
       due on April 30, 2000.   The Company immediately made draws
       against the line of credit for the $200,000 limit. In connection with this line of credit, the Company issued the book distributor a warrant to purchase, at any time after July 2, 1998 and through April 30, 2003, in whole or in part, at the option of the holder, common shares equal to a 5 percent fully diluted interest in the Company at the date of exercise for $200,000. The fair value of the warrant on the date of grant of $38,816, was recorded as a deferred financing fee and amortized to interest expense from July 2, 1998 through April 30, 2000, which coincided with the original maturity date of the related line of credit. The fair value was estimated using the Black-Scholes option pricing model with the following assumptions: expected life of 5 years, expected volatility of 70%, expected dividend yield of 0%, and risk free interest rate of 5.47%. Each time the Company issues additional equity interests or rights to acquire equity interests, the number of shares of common stock into which the warrant is exerciseable increases so that the number of common shares to be acquired is equal to a 5 percent fully diluted interest at that date. This results in the modification of a vested award and a new measurement date for the warrant. The Company recognizes, as interest expense, the additional cost arising from the modification of the warrant in the period of modification. During the year ended December 31, 2000, the Company recognized additional interest expense of $42,294 for modifications made to the warrant. No interest expense was recognized during the years ended December 31, 1999 or 1998 as no modifications were made to the warrant. The fair value of each modification made to the warrant during the year ended December 31, 2000 was estimated on the modification date using the Black-Scholes option pricing model with the following assumptions; expected life equal to the remaining contractual life of the warrant, expected volatility of 70%, expected dividend yield of 0%, and risk free interest rate of 5.11%. As of December 31, 2000, the warrant was exerciseable into 141,252 shares of common stock.

       Under the terms of the agreement, the Company granted one board of directors position to a representative from the book distributor. In addition, the agreement, as amended, allows the Company to utilize the book distributor's book inventory database for a period of through one year after the proposed merger at no cost (note
       12). Thereafter, the Company will be assessed a charge for the use of this database in the event that the Company re-licenses this database to its third party customers. The agreement expires on July 1, 2006.

       On April 30, 2000, the Company was in technical default on the $200,000 line of credit. The book distributor waived the default provisions, however, the 12 percent default interest rate clause
       contained in the agreement was enacted.   The book distributor
       has consistently extended the maturity date of the line of credit for 3 to 6 month periods, the latest extension making the line of credit due on June 30, 2002. There can be no assurance that the book distributor will continue to extend the maturity date of the line of credit or that the book distributor will not invoke the default provisions of the line of credit if it is not paid at the June 30, 2002 scheduled maturity date.

       In June 2000, the Company issued the book distributor 10,000 shares of common stock for accrued interest of $10,000.

       In August 2000, the Company issued the book distributor 16,409 shares of series B convertible preferred stock for accrued interest of $48,733.

  (b)  Settlements of Obligations with Common Stock

       In June 2000, the Company issued 100,000 fully vested shares of common stock to an officer of the Company as a signing bonus.
       The fair value of the 100,000 shares of common stock was estimated to be $100,000 and was recorded as a component of general and administrative expenses in the accompanying statements of operations during the year ended December 31, 2000.

       In June 2000, the Company issued 100,000 shares of common stock to an officer of the Company as part of an employment package. The officer immediately holds all rights associated with the common shares, however, the shares vest ratably over one year. The fair value of the 100,000 shares was estimated to be $100,000. As of December 31, 2000, 50 percent of the shares have vested and accordingly, $50,000 has been recorded as a component of general and administrative expenses in the accompanying statements of operations during the year ended December 31, 2000.

       On June 14, 2000, the Company issued 271,651 shares of common stock for $344,132 of accrued compensation for services rendered by employees, officers, and consultants of the Company.

       On April 16, 2001, the Company issued 236,313 shares of common stock for $278,033 of accrued compensation as of December 31, 2000, for services rendered by employees, officers, and consultants of the Company.

  (c)  Related Party Notes Payable

       A summary of related party notes payable as of December 31, 2000 and 1999 follows:


                                               December 31, December 31,
                                                   2000         1999
                                                ----------   ----------

       Unsecured note for expenses paid
       on behalf of the Company, due
       January 1, 2001, interest
       accrues at 10% per annum,               $  107,030    $ 107,030

       Unsecured note for development
       services due July 1, 2001, interest
       accrues at 10% per annum,               $   85,308    $       -

                                                ----------   ----------

                                               $  192,338    $  107,030
                                                ==========   ==========


       The fair value of related party notes payable, as estimated by management, at December 31, 2000, is approximately $190,000.

       A summary of convertible notes payable - related party as of December 31, 2000 and 1999 follows:

                                               December 31, December 31,
                                                   2000         1999
                                                ----------   ----------

       Unsecured note for development
       services due July 1, 2001, interest
       accrues at 10% per annum.
       Convertible into 25,118 shares of
       series B convertible preferred stock
       at $2.97 per share                       $   74,600    $       -

       Unsecured note for legal services
       due August 10, 2001, interest
       accrues at 7% per annum.  Convertible
       into 13,468 shares of series B
       convertible preferred stock
       at $2.97 per share                       $   40,000    $       -

                                                ----------   ----------

                                               $  114,600    $        -
                                                ==========   ==========

       The fair value of convertible notes related party, as estimated by management, at December 31, 2000, is approximately $111,000.

(9)  Stock Options

     In June 2000, the Company approved the 2000 Equity Incentive Plan (the "2000 Plan") which provides for the granting of incentive or non-qualified stock options to employees, directors, consultants and advisors of the Company to purchase shares of its common stock within prescribed periods. Options are granted at an exercise price equal to the estimated fair value on the grant date, as determined by the Board of Directors. The options generally vest over two years; one-third on the date of grant, one-third on the first anniversary of the grant date and the remaining one-third on the second anniversary of the grant date. The options generally expire ten years after the grant date. As of December 31, 2000, the Company has reserved
     550,000 shares of common stock for issuance under the 2000 Plan.

     Stock option activity, including both employee and non-employee options, for the 2000 Plan during the year ended December 31, 2000 is as follows:

                                                              Weighted-
                                                Number of     average
                                                 Shares    exercise price
                                                ----------   ----------

     Balance, December 31, 1999                         -     $      -
       Granted                                    398,150         1.07
       Forfeited/canceled                               -            -
       Exercised                                   (2,156)        1.00
                                                ----------   ----------
     Balance, December 31, 2000                   395,994     $   1.07
                                                ==========   ==========


     At December 31, 2000, the range of exercise prices for the options granted under the 2000 Plan was $1.00 to $2.97 and the weighted-average remaining contractual life of those options was 9.5 years. At December 31, 2000, the number of options exercisable under the 2000 Plan totaled 101,811 and the weighted-average exercise price of those options exercisable was $1.29.

     The per share weighted-average fair value of the options granted in 2000 was $0.62 on the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                            2000
                                     ----------------
     Risk-free interest rates                  6.18%
     Expected lives                          5 years
     Dividend yield                               0%
     Expected Volatility                         70%
                                     ================

     The Company applied APB No. 25 and related interpretations in accounting for its employee stock options and, accordingly, no compensation cost has been recognized for its stock options in the accompanying financial statements as the exercise price of the stock options granted is equal to the estimated fair value of the common stock on the date of grant. The following table presents the pro forma net loss that would have been recorded by the Company for the year ended December 31, 2000 had the Company determined compensation expense for employees based on the fair value methodology under SFAS No. 123. The pro forma impact for 2000 may not be indicative of the impact in future periods.

                                            2000
                                     ----------------
     Net loss - as reported           $  2,606,982
                                     ================
     Net loss - pro forma             $  2,782,255

     During the year ended December 31, 2000, the Company granted 34,656 options to non-employees, with a total fair value of $20,933, of which $3,486 was recognized as compensation expense during the year ended December 31, 2000.

(10) Commitments

  (a)  Leases

       The Company has an operating lease for office space. Rental expense attributable to this operating lease was approximately $55,000, $56,000, and $43,000 for the years ended December 31, 2000, 1999, and 1998, respectively. As of December 31, 2000, the lease was renewable on a rolling three-month basis.

  (b)  Legal Proceedings

       The Company is subject to legal proceedings and claims which arise in the ordinary course of business. As of December 31, 2000, management is not aware of any asserted or pending litigation or claims against the Company that would have a material adverse effect on the Company's financial condition, results of operations, or liquidity.

(11) Income Taxes

     The Company was not subject to income taxes directly prior to June 17, 1998, as the Company was established as a Partnership and the Partners were responsible for the tax on the income or loss prior to June 17, 1998.

     The Company has incurred operating losses since its inception and has recognized no current or deferred tax provision or benefit. The provision for income taxes is different from that which would be obtained by applying the statutory federal income tax rate to loss before income taxes. The significant items causing this difference are as follows:

                                              Year ended December 31,
                                -----------------------------------------------
                                           2000             1999           1998
                                --------------- ---------------- --------------
     Expected tax benefit
      at statutory rate          $      886,374  $       475,899  $     276,016
     State tax, net of
      federal benefit                   107,996           69,067         38,724
     Beneficial conversion
      expense                          (140,792)               -              -
     Non-deductible
      expenses                           (3,110)            (823)          (354)
     Partnership loss
      through June 17, 1998                   -                -        (80,800)
     Increase in valuation
      allowance                        (850,468)        (544,143)      (224,586)
                                --------------- ---------------- --------------
                                 $            -  $             -  $           -
                                =============== ================ ==============

     As of December 31, 2000, the Company had net operating loss carryforwards available to offset future taxable income of approximately $260,000, which will expire in 2018 through 2020. The valuation allowance is the result of the uncertainty regarding the ultimate realization of the tax benefits related to the deferred tax assets. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax asset will not be realized. Management considers estimates of taxable income and the reversal of temporary
     differences in making this estimate.   The valuation allowance was
     recorded to reduce net deferred tax assets to zero, as management believes it is more likely than not that the deferred tax assets will not be realized. Further, as a result of certain financing and capital transactions, an annual limitation on the future utilization of a portion of the net operating loss carryforwards may have occurred. As a result, the net operating loss carryforwards may not be fully utilized before they expire.

     Temporary differences that give rise to deferred tax assets and liabilities at December 31, 2000 and 1999 are as follows:

                                               2000         1999
                                            ----------   ----------

     Deferred tax assets
       Net operating loss carryforwards    $  101,138   $   21,202
       Start-up expenses                    1,127,873      498,476
       Accrued expenses                       372,043      256,952

         Total gross deferred
          tax assets                        1,601,054      776,630

     Deferred tax liabilities:
       Depreciation and amortization            15,541        6,874
                                            ----------   ----------
                                            1,585,513       769,756
       Valuation allowance                 (1,585,513)     (769,756)
                                            ----------   ----------
          Net deferred tax assets          $        -    $        -
                                            ==========   ==========


(12) Subsequent Events - Proposed Merger of the Company

     On December 7, 2001, the Company entered into an agreement to merge with Sideware Systems, Inc., a publicly-traded company. The agreement calls for the Company's shareholders to receive approximately 55% of the voting interests of the merged company. The completion of the merger is subject to all necessary shareholder and governmental approvals. There can be no assurance that all such shareholder or governmental approvals will be obtained or that the merger will be completed successfully.

                                            APPENDIX A

                  AGREEMENT AND PLAN
            OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of December
7, 2001, by and among: SIDEWARE SYSTEMS,INC., a British Columbia, Canada corporation ("Parent"); KM ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub") and KNOWLEDGEMAX, INC., a Delaware corporation (the "Company"). The Parent, Company and Merger Sub are sometimes referred to in this agreement individually as a "Party" and collectively as the "Parties." Certain other capitalized terms used in this Agreement are defined in Exhibit A.


RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger (the "Merger") of Merger Sub into the Company in accordance with this Agreement and the Delaware General
Corporation Law (the "DGCL").  Upon consummation of the
Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

D. In connection with the execution of this Agreement, certain stockholders of the Parent and the Company will enter into a Voting Agreement pursuant to which such stockholders have agreed to vote their shares in favor of the Merger and the transactions contemplated herein.

AGREEMENT

The Parties agree as follows:


SECTION 1.  DESCRIPTION OF TRANSACTION

1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.
The Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.


1.2  CLOSING; EFFECTIVE TIME.

(A) CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all conditions set forth in Sections 5, 6 and 7 (as such date may be extended, by mutual agreement of the Parent and the Company) (the "Closing Date"), at the offices of Cooley Godward LLP, One Freedom Square,
Reston Town Center, 11951 Freedom Drive, Reston, Virginia 20190-5601, unless another date or place is agreed to in writing by the parties hereto.

(B) EFFECTIVE TIME. Subject to the provisions of this Agreement, on the Closing Date, the parties shall file with the Delaware Secretary of State a certificate of merger (the "Certificate of Merger") executed in accordance with Section
251(c) of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Parent and the Company shall agree should Be specified in the Certificate of Merger (the Time the Certificate of Merger is filed being the "Effective Time").

1.3  CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS
AND OFFICERS.

Unless otherwise determined by Parent and the Company prior to the Effective Time:

(A) CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that the name of the Surviving Corporation in such Certificate of Incorporation will be changed to a name other than KnowledgeMax, Inc.

(B) BYLAWS. The Bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that the name of the Surviving Corporation in such Bylaws will be changed to a name other than KnowledgeMax, Inc.

(C) DIRECTORS. The individuals to be identified prior to Closing by Parent and the Company shall be the directors of The Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(D) OFFICERS. The individuals listed on Exhibit B hereto shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.4  CONVERSION OF SHARES

(A)  Subject to Sections 1.4(e), 1.8(c) and 1.9, at the Effective
Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub and the Company:


     (i) each share of common stock, par value of $0.01 per share, of the Company ("Company Common Stock") other than Dissenting Shares (as defined below) outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of shares of the common sock, par value $0.01 per share, of the Parent ("Parent Common Stock") equal to the Conversion Ratio (as defined below);

     (ii) each share of the capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation;
           and

     (iii) each share of Company Common Stock that is held by the Company in treasury shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

(B) The "Conversion Ratio" shall be equal to the quotient obtained by dividing the Parent Stock Issuance Amount (as defined below) by the Fully Diluted Company Stock Number (as defined below).

(C) The "Parent Stock Issuance Amount" shall be equal to the product of (i) the ratio of 55 divided by 45, multiplied by (ii) the Fully Diluted Parent Stock Number. The "Fully
Diluted Parent Stock Number" shall be equal to the sum of (a) the number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Parent's treasury), (b) subject to the following provisos, the number of shares of Parent Common Stock issuable upon the exercise of all stock options to acquire Parent Common Stock outstanding immediately prior to the Effective Time and (c) subject to the following provisos, the number of shares of Parent Common Stock issuable upon the exercise or conversion of all other securities and instruments exercisable for or convertible into shares of Parent Common Stock outstanding immediately prior to the Effective Time, provided, that notwithstanding the foregoing, all stock options and warrants of Parent outstanding immediately prior to the Effective Time with an effective exercise price per share of Parent Common Stock at such time that is "out of the money" (i.e., greater than the closing price for a share of Parent Common Stock on the Nasdaq OTC System on the immediately preceding business day) shall not be included in such sum; but provided, further, that (1) all stock options granted to Parent employees on the date that this Agreement is initially approved by the Parent's Board of Directors shall be included in such sum, whether such stock options are "in the money" or "out of the money" immediately prior to the Effective Time and (2) all stock options granted to employees and contractors of The Chalk Group on the date that this Agreement is initially approved by the Parent's Board of Directors shall not be included in such sum unless, and only to the extent, that any such stock options are exercised prior to the Effective Date.

(D) The "Fully Diluted Company Stock Number" shall be equal to the sum of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company's treasury), (ii) the number of shares of Company Common Stock issuable upon the exercise of all Company Options (as defined below) outstanding immediately prior to the Effective Time and (iii) the number of shares of Company Common Stock issuable upon the exercise or conversion of all other securities and instruments exercisable for or convertible into shares of Company Common Stock outstanding immediately prior to the Effective Time.

(E) The parties acknowledge that, as a condition to Closing, all outstanding shares of the Company's Series A Convertible Preferred Stock, par value $0.01 per share ("Series A Preferred Stock") and Series B Convertible Preferred Stock, par value
$0.01 per share ("Series B Preferred Stock" and, collectively with the Series A Preferred Stock, the "Company Preferred Stock") shall be converted into shares of Company Common Stock (the "Company Preferred Stock Conversion") and, for purposes of this
Section 1.4, such conversion shall in any event be deemed to have occurred immediately prior to the calculation of the Fully Diluted Company Stock Number (or such earlier time as the conversion may have actually occurred).


1.5 EMPLOYEE STOCK OPTIONS. At the Effective Time, each stock option that is then outstanding under the Company's 2000 Equity Incentive Plan (the "Plan"), whether vested or unvested (a
"Company Option"), and the Plan, shall be assumed by Parent in accordance with the terms of the Plan and the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective
Time, (a) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Conversion Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company
Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent, and (d) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. The Company and Parent shall take all action that may be necessary (under the Company's Plan and otherwise) to effectuate the provisions of this Section 1.5. Following the Closing, Parent will send to each holder of an assumed Company Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option. Promptly after the Closing Date, Parent shall file with the SEC, a registration statement on Form S-8 to register the exercise of the Company Options assumed by Parent pursuant to this Section 1.5.

1.6 COMPANY WARRANTS. All warrants to acquire capital stock of the Company outstanding as of the Effective Time shall be terminated, to the extent that any such warrants remain unexercised or otherwise outstanding as of the Effective Time.

1.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

1.8  EXCHANGE OF CERTIFICATES

(A) At or as soon as practicable after the Effective Time, Parent will send, or cause to be sent, to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(B) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, until such holder surrenders such Company Stock Certificate in accordance with this Section
1.8 (at which time such holder shall be entitled to receive all such dividends and distributions).

(C) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be entitled to receive one whole share of Parent Common Stock instead of a fractional share or cash in lieu of such fractional share.

(D) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of apital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law.
To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(E) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

1.9  DISSENTING SHARES.

(A) For purposes of this Agreement, "Dissenting Shares" means shares of Company Common Stock held as of the Effective Time by a stockholder of the Company (a "Company Stockholder") who has not voted such Company Common Stock, or pre-conversion corresponding shares of Company Preferred Stock, as applicable, in favor of the adoption of this Agreement and with respect to which appraisal rights shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive the Parent Common Stock which the Company Stockholders are entitled to receive pursuant to
Section 1.4, unless such Company Stockholder shall have forfeited his, her or its right to appraisal under the DGCL or properly withdrawn his, her or its demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Parent Common Stock pursuant to Section 1.4, and (ii) promptly following the occurrence of such event, the Parent or the Surviving Corporation shall deliver to such Company Stockholder a payment of the Parent Common Stock to which such holder is entitled pursuant to Section 1.4.

(B) The Company shall give the Parent (i) prompt notice of any written demands for appraisal of any Company Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for appraisal of Company Common Stock or offer to settle or settle any such demands.

1.10 PARENT/SURVIVING CORPORATION MERGER. Promptly after the Effective Time, at such time that management of the Parent determines that it is appropriate (and in any event, promptly after receipt of all third-party consents that may be required), the Surviving Corporation shall be merged with and into the Parent, with the Parent surviving such merger, in accordance with the DGCL.

1.11 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.12 FURTHER ACTIONS. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

1.13 PARENT CORPORATE NAME. At the Effective Time, Parent shall amend its Certificate of Incorporation and take all other action as may be necessary to change its corporate name to "KnowledgeMax, Inc."

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth on the disclosure schedule delivered by the Company to the Parent prior to the execution of this Agreement
(the "Company Disclosure Schedule"), the Company represents and warrants to the Parent and Merger Sub as follows:

2.1  DUE ORGANIZATION; NO SUBSIDIARIES

(A) ORGANIZATION, STANDING AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a Material Adverse Effect (as defined on Exhibit A) on the Company. The Company has delivered to Parent complete and correct copies of its Certificate of Incorporation and Bylaws, in each case as amended to the date hereof.

(B) SUBSIDIARIES. The Company has no subsidiaries, does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other equity or profit and loss interest in any other Entity, and has no investment in any other Entity.

2.2 AUTHORITY; BINDING NATURE. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to (a) the approval of the Company Preferred Stock Conversion by the holders of a majority of the outstanding shares of Company Preferred Stock, voting together as a single class (the "Requisite Company Preferred Stock Conversion Vote") and (b) the adoption of this Agreement by the holders of a majority of the shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an as converted basis (the "Requisite Company Stockholder Vote"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the Requisite Company Preferred Stock Conversion Vote and the Requisite Company Stockholder Vote. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution, and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or
(ii) the exercise by courts of equity powers.

2.3 NONCONTRAVENTION. Assuming the receipt of the Requisite Company Preferred Stock Conversion Vote and the Requisite Company Stockholder Vote, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any pledge, adverse claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") in or upon any of the properties or assets of the Company under any provision of (i) the Certificate of Incorporation or Bylaws of the Company, as each has been amended, (ii) any loan or credit agreement, note, bond, mortgage or indenture, or any material lease or other material agreement, instrument, Permit, concession, franchise or license applicable to the Company or its properties or assets and to which the Company is a party or by which the Company is otherwise bound or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation applicable to the Company or (B) judgment, order or decree applicable to the Company or its properties or assets, other than, in the case of clause (iii)(A), any such conflicts, violations, defaults or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.
To the Company's knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any third party, including any Governmental Body, is required to be made or obtained by the Company at or before the Effective Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (1) the receipt of the Requisite Company Preferred Stock Conversion Vote and the Requisite Company Stockholder Vote, (2) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (3) such other consents, approvals, orders, authorizations, registrations, declarations and filings, which if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

2.4  CAPITALIZATION, ETC.

(A) The authorized capital stock of the Company consists of: (i) 15,000,000 shares of Company Common Stock, of which 2,111,268 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value per share, of which (A) 330,000 have been designated "Series A Preferred Stock," of which 328,610 shares have been issued and are outstanding as of the date of this Agreement; and (B) as of the date of this Agreement, 775,000 have been designated "Series B Preferred Stock," of which 792,307 shares have been issued and are outstanding as of the date of this Agreement. Each outstanding share of Company Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

(B) As of the date of this Agreement, the Company has reserved 550,000 shares of Company Common Stock for issuance under the Plan, of which options to purchase 594,656 shares are outstanding as of the date of this Agreement. The Company Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common
Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule or such Company Option; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in
Section 422 of the Code. Except as set forth in the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company;
(iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

2.5  FINANCIAL STATEMENTS

(A) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company
Financial Statements"):

     (i) The unaudited balance sheets of the Company as of December 31, 2000, and the related unaudited income statements, statements of stockholders' equity and statements of cash flows of the Company for the years ended December 31, 2000 and December 31, 1999, together with the notes thereto; and

     (ii) the unaudited balance sheet of the Company as of October 31, 2001 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement, statement of stockholders' equity and statement of cash flows of the Company for the ten months then ended.

(B) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and changes in stockholders' equity and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the Company Financial Statements do not contain footnotes required by U.S. generally accepted accounting principles and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

2.6 COMPLIANCE WITH LAWS. The Company is in compliance with all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Body (collectively, "Legal Provisions") applicable to its business, operations, properties and assets except for instances of possible noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. The Company has in effect all material federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business substantially as now conducted, and there currently exists no material default under, or material violation of, any such Permit, and the consummation of the transactions contemplated hereby will not adversely affect any such Permit.

2.7 INTELLECTUAL PROPERTY. The Company owns, or is validly licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, domain names, domain name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (other than commercially available, off-the-shelf software) (collectively, "Intellectual Property Rights") which are material to the conduct of the business of the Company. The Company Disclosure Schedule contains an accurate and complete list of all material Intellectual Property Rights of the Company. As of the date of this Agreement, no claims, suits, actions or proceedings are pending, and to the best knowledge of the Company, no Person or Entity has threatened to commence any suit, action or proceeding, alleging that the Company is infringing the rights of any Person or Entity with regard to any Intellectual Property Right. To the knowledge of the Company, the Company's Intellectual Property Rights do not infringe on the rights of any other Person or Entity, and no Person or Entity is infringing the rights of the Company with respect to any Intellectual Property Right, except for infringements which individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company is not licensing, or otherwise granting, to any third party, any rights in or to any Intellectual Property Rights which would have a Material Adverse Effect on the Company. The Company's Intellectual Property Rights will not be limited or otherwise adversely affected by virtue of the consummation of the transactions contemplated hereby.

2.8 CONTRACTS. The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material
Contract to which it is a party or by which its properties or assets is bound. The Company has delivered to Parent a complete and correct copy of each material written Contract to which the Company is a party or by which the Company's properties or assets is bound. With respect to each such Contract: (1) the Contract is legal, valid, binding, enforceable, and in full force and effect; (2) the Contract will not be adversely affected by virtue of the consummation of the transactions contemplated by this Agreement; (3) no party is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) such Contract; and (4) no party has repudiated any provision of the Contract.

2.9 TAX MATTERS. All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

2.10 LITIGATION. As of the date of this Agreement, there are no actions, suits, claims, governmental investigations or proceedings pending or, to the best knowledge of the Company, threatened, against the Company or any of its assets or properties, or against any officer or director of the Company acting in such capacity, involving a monetary amount in excess of $25,000 or a request for specific performance, injunctive relief or other equitable relief.

2.11 LABOR MATTERS. There are no collective bargaining agreements or other labor union agreements to which the Company is a party, or by which it is bound. The Company is in compliance in all material respects with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. As of the date of this Agreement, there is no unfair labor practice complaint against the Company pending or, to the best knowledge of the Company, threatened, to commence any unfair labor practices complaint before the National Labor Relations Board or the United States Department of Labor against the Company. There is no labor strike, slowdown or stoppage in progress, and no person has overtly threatened in a writing delivered to the Company to commence any strike, slowdown or stoppage, against or involving the Company. No written Contract restricts the Company from relocating, closing or terminating any of its operations or facilities. The Company has not in the past three years, experienced any labor strike, slowdown or stoppage.

2.12 RELATED PARTY TRANSACTIONS. To the best of the Company's knowledge: (a) no Company Related Party (as defined below) has, and no Company Related Party has at any time since December 31, 2000 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Company Related Party is, or has at any time since December 31, 2000 been, indebted to the Company; (c) since December 31, 2000, no Company Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Company Related Party is competing, or has at any time since December 31, 2000 competed, directly or indirectly, with the Company; and (e) no Company Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). (For purposes of this Section 2.12 each of the following shall be deemed to be a "Company Related Party": (i) each individual who is, or who has at any time since December 31, 2000 been, an officer of the Company; (ii) each member of the immediate family of the individuals referred to in clause "(i)" above; and (iii) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clause "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

2.13 BROKERS. No broker, investment banker, financial advisor or other person, is entitled to any broker's, finder's or financial advisor's fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.14 INSURANCE. The Company has general commercial, product liability, fire and casualty insurance policies with coverage customary for similarly situated companies.

2.15 INDEMNIFICATION. To the best knowledge of the Company, no action or failure to take action by any present or former director, officer or employee of the Company has occurred which would give rise to a claim or a potential claim by any such person for indemnification from the Company.

2.16 NO UNDISCLOSED LIABILITIIES. The Company has no accrued, contingent or other liabilities of any nature, matured or unmatured, with a value individually in excess of $25,000 except for (a) liabilities set forth or reserved against in the balance sheet included in the Company Financial
Statements as of December 31, 2000 or the notes thereto, (b) liabilities and obligations described in the Company Disclosure Schedule and (c) liabilities and obligations occurring in the ordinary course of business since December 31, 2000 or relating to the transactions contemplated by this Agreement.

2.17 DISCLOSURE. As of the date of this Agreement, none of the representations and warranties of the Company set forth in this Agreement contain an untrue statement of material fact.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT
           AND MERGER SUB

Except as set forth on the disclosure schedule delivered by the Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), the
Parent and Merger Sub jointly and severally represent and warrant to the Company as follows. The Parties acknowledge that, except with respect to Sections 3.2(b),
3.4 and 3.17(b) below, Parent and Merger Sub make no representations about The Chalk Group and The Chalk Group will not be deemed to be a subsidiary of Parent for purposes of any of the representations made by Parent about any of its subsidiaries.

3.1  SEC FILINGS; FINANCIAL STATEMENTS

(a) Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC and any similar documents required to be filed with the applicable securities commission in Canada (the "Canadian SEC") since
January 1, 2001 (collectively, the "Parent Securities
Documents"). To the best knowledge of the Parent, as of the time it was filed with the SEC and the Canadian
SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent Securities Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange
Act or any applicable securities laws promulgated by the Canadian SEC or other Canadian law applicable to the Parent Securities Documents (such Canadian laws hereinafter referred to as the "Canadian Laws") (as the case may be); and (ii) none of the Parent Securities
Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements contained in the Parent Securities Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC and the Canadian SEC applicable thereto; (ii) were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit
Adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

3.2  DUE ORGANIZATION; NO SUBSIDIARIES

(a)  ORGANIZATION, STANDING AND CORPORATE POWER.  The
Parent and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to carry on its business as now being conducted. The Parent and each of its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than In such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a Material Adverse Effect on the Parent.
The Parent has delivered to the Company complete and correct copies of the Articles or Certificate of Incorporation and Bylaws of Parent and Merger Sub, in each case as amended to the date hereof.

(b)	SUBSIDIARIES.  Except for the Merger Sub and
except as set forth on the Parent Disclosure Schedule, the Parent has no subsidiaries, does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other equity or profit and loss interest in any other Entity, and has no investment in any other Entity. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

3.3 AUTHORITY; BINDING NATURE. Each of the Parent and the Merger Sub has the requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the holders of the requisite number of the shares of Parent Common Stock
(the "Requisite Parent Stockholder Vote"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Parent and Merger Sub and the consummation by the Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of the Parent and the Merger Sub, subject to the receipt of the Requisite Parent Stockholder Vote. This Agreement has been duly executed and delivered by the Parent and the Merger Sub and, assuming the due authorization, execution, and delivery of this Agreement by the Company, constitutes a valid and binding obligation of each of the Parent and the Merger Sub, enforceable against the Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers. Parent has all requisite corporate power and authority to complete the Yukon reorganization referred to in Section 5.1.

3.4 NONCONTRAVENTION.   Assuming the receipt of the
Requisite Parent Stockholder Vote, the execution and delivery of this Agreement by each of the Parent and the Merger Sub do not, and the consummation by the Parent and Merger Sub of the transactions contemplated by this Agreement and compliance by the Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Liens in or upon any of the properties or assets of the each of the Parent and Merger
Sub under any provision of (i) the Articles or Certificate of Incorporation or Bylaws of each of the Parent and Merger
Sub, as each has been amended, (ii) any loan or credit agreement, note, bond, mortgage or indenture, or any material lease or other agreement, instrument, Permit, concession, franchise or license applicable to each of the Parent and Merger Sub or its properties or assets and to which either the Parent or Merger Sub is a party as or by which either is otherwise bound or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation applicable to each of the Parent and Merger
Sub or (B) judgment, order or decree applicable to either the Parent or Merger Sub or its properties or assets, other than, in the case of clause (iii)(A), any such conflicts, violations, defaults or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on either the Parent or Merger Sub, (y) impair in any material respect the ability of either the Parent or Merger Sub to perform its obligations under this Agreement, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. To the Parent's knowledge no consent, approval, order or authorization of, or registration, declaration or filing with, any third party, including any Governmental Body is required to be made or obtained by either the Parent or Merger Sub at or before the Effective Time in connection with the execution and delivery of this Agreement by the Parent and Merger Sub or the consummation by the Parent and Merger Sub of the transactions contemplated by this Agreement, except for (1) the receipt of the Requisite Parent Stockholder Vote, (2) the filing with and clearance by the SEC of the Form S-4 inclusive of the Proxy Statement (as defined below), (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which either the Parent or Merger Sub is qualified to do business, (4) consents or approvals from the Toronto Stock Exchange, the corporations registry of British Columbia, the corporations registry of the Yukon Territory, the British Columbia Securities Commission, the Alberta Securities Commission and the Ontario Securities Commission, and (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings, which if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on either the Parent or Merger Sub or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

3.5  CAPITALIZATION, ETC.

(a) The authorized capital stock of the Parent consists of 198,978,997 shares of Parent Common Stock, of which 68,086,965 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Each share of Parent Common Stock to be issued in accordance with this Agreement will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

(b)  Parent has reserved 14,000,000 shares of Parent Common
Stock for issuance under its 2000 and 2001 Stock Option Plans, as amended, of which options to purchase not more than 9,000,000 shares are outstanding as of the date of this Agreement (exclusive of any options described in Section 4.14). In addition, (i) options to purchase not more than 3,500,000 shares of Parent Common Stock outside the 2000 and 2001 Stock Option Plans are outstanding as of the date hereof and (ii) share purchase warrants to purchase not more than 9,522,461 shares of Parent Common Stock are outstanding as of the date hereof (exclusive of any warrants described in Section 4.14). Except as set forth above or in the Parent Disclosure Schedule, there is no: (1) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Parent or Merger Sub; (2) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Parent or Merger Sub; (3) Contract under which the Parent or Merger Sub is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (4) to the best of the knowledge of the Parent and the Merger Sub, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Parent or Merger Sub.

(c) The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.01 par value per share, all of which are issued and outstanding, all of which are held beneficially and of record by Parent.

3.6 COMPLIANCE WITH LAWS. The Parent and each of its subsidiaries is in compliance with all Legal Provisions applicable to their businesses, operations, properties and assets, except for instances of possible noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect on the Parent or prevent or materially delay the consummation of the Merger. The
Parent and each of its subsidiaries has in effect all material Permits necessary for them to own, lease or operate their properties and assets and to carry on their business substantially as now conducted, and there currently exists no material default under, or material violation of, any such Permit, and the consummation of the transactions contemplated by this Agreement will not adversely affect any such Permit.

3.7	INTELLECTUAL PROPERTY.  The Parent and each of its
subsidiaries owns, or is validly licensed or otherwise has the right to use all Intellectual Property Rights which are material to the conduct of the business of the Parent and its subsidiaries taken as a whole. As of the date of this Agreement, no suits, actions or proceedings are pending, and, to the best knowledge of the Parent, no Person or Entity has threatened to commence any suit, action or proceeding, alleging that the Parent or any of its subsidiaries is infringing the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Parent, the Intellectual Property
Rights of the Parent and its subsidiaries do not infringe on the rights of any other Person or Entity, and no Person or Entity is infringing the rights of the Parent or any of its subsidiaries with respect to any Intellectual Property Right, except for infringements which individually or in the aggregate, would not have a Material Adverse Effect on the Parent or any of its subsidiaries. Neither the Parent nor any of its subsidiaries is licensing, or otherwise granting, to any third party, any rights in or to any Intellectual
Property Rights which would have a Material Adverse
Effect on the Parent or any of its subsidiaries.  The
Intellectual Property Rights of the Parent and its subsidiaries will not be limited or otherwise adversely affected by virtue of the consummation of the transactions contemplated hereby.

3.8 CONTRACTS. Neither Parent nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material Contract to which any of them is a party or by which any of their properties or assets is bound. The Parent has delivered to the Company a complete and correct copy of each material written Contract to which the Parent or any of its subsidiaries is a party or by which any of their properties or assets is bound. With respect to each such Contract:
(1) the Contract is legal, valid, binding, enforceable, and in full force and effect; (2) the Contract will not be adversely affected by virtue of the consummation of the transactions contemplated by this Agreement; (3) no party is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) such Contract; and (4) no party has repudiated any provision of the Contract.

3.9 TAX MATTERS. All Tax Returns required to be filed by or on behalf of the Parent or any of its subsidiaries with any Governmental Body with respect to any taxable period ending on or before the

Closing Date (the "Parent Returns")
(i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Parent Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

3.10 LITIGATION. As of the date of this Agreement, there are no actions, suits, claims, governmental investigations or proceedings pending or, to the best knowledge of the Parent, threatened, against the Parent, any of its subsidiaries, or any of their respective assets or properties, or against any officer or director of the Company acting in such capacity, involving a monetary amount in excess of $25,000 or a request for specific performance, injunctive relief or other equity relief.

3.11 LABOR MATTERS . There are no collective bargaining agreements or other labor union agreements to which the Parent or any of its subsidiaries is a party, or by which they are bound. The Parent and its subsidiaries are in compliance in all material respects with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. As of the date of this Agreement, there is no unfair labor practice complaint against the Parent or any of its subsidiaries pending or, to the best knowledge of the Parent, threatened, to commence any unfair labor practices complaint before the National Labor Relations Board or the United States Department of Labor against the Parent or any of its subsidiaries. There is no labor strike, slowdown or stoppage in progress, and no person has overtly threatened in a writing delivered to the Parent or any of its subsidiaries to commence any strike, slowdown or stoppage, against or involving the Parent or any of its subsidiaries.
No written Contract restricts the Parent or any of its subsidiaries from relocating, closing or terminating any of its operations or facilities. Neither the Parent nor any of its subsidiaries has in the past three years, experienced any labor strike, slowdown or stoppage.

3.12   RELATED PARTY TRANSACTIONS.  To the best of the
Parent's knowledge, (a) no Parent Related Party (as defined below) has, and no Parent Related Party has at any time since December 31, 2000 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Parent or any of its subsidiaries; (b) no Parent Related Party is, or has at any time since December
31, 2000 been, indebted to the Parent or any of its subsidiaries; (c) since December 31, 2000, no Parent
Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Parent or any of its subsidiaries; (d) no Parent Related Party is competing, or has at any time since December 31, 2000 competed, directly or indirectly, with the Parent or any of its subsidiaries;
and (e) no Parent Related Party has any claim or right against the Parent or any of its subsidiaries (other than rights under stock option plans and rights to receive compensation for services performed as an employee of the Parent or any of its subsidiaries). (For purposes of the
Section 3.12 each of the following shall be deemed to be a "Parent Related Party": (i) each individual who is, or who has at any time since December 31, 2000 been, an officer or director; (ii) each member of the immediate family of each of the individuals referred to in clause "(i)" above; and (iii) any trust or other Entity (other than the Parent) in which any one of the individuals referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

3.13 BROKERS. No broker, investment banker, financial advisor or other person, is entitled to any broker's, finder's or financial advisor's fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

3.14  ISSUANCE OF PARENT COMMON STOCK. The Parent Common
Stock to be issued in connection with the Merger will be freely tradable under the Securities Act and the rules and regulations promulgated by the SEC thereunder, except for restrictions on transfer applicable to affiliates of the Company. Without limiting the generality of the foregoing, and subject to the provisions of Rule 145 under the Securities Act, none of the shares of Parent Common Stock to be issued in connection with the Merger will constitute "restricted securities" within the meaning of Rule 144 under the Securities Act.

3.15 INSURANCE. The Parent and each of its subsidiaries has general commercial, product liability, fire and casualty insurance policies with coverage customary for similarly situated companies.

3.16 INDEMNIFICATION. To the best knowledge of the Parent, no action or failure to take action by any present or former director, officer or employee of the Parent or any of its subsidiaries has occurred which would give rise to a claim or a potential claim by any such person for indemnification from the Parent or any of its subsidiaries.

3.17   NO UNDISCLOSED LIABILITIES.

(A) Parent and its subsidiaries have no accrued, contingent or other liabilities of any nature, matured or unmatured, with a value individually in excess of $25,000, except for
(a) liabilities set forth or reserved against in the Parent's consolidated balance sheet as of December 31, 2000 or the notes thereto contained in the Parent Securities Documents,
(b) liabilities and obligations described in the Parent Disclosure Schedule and (c) liabilities and obligations occurring in the ordinary course of business since December 31, 2000 or relating to the transactions contemplated by this Agreement.

(B) Neither Parent nor any of its subsidiaries other than The Chalk Group are liable for any of the obligations or liabilities of The Chalk Group.

3.18    CASH ON HAND.  As of the date of this Agreement,
Parent has at least $400,000 of available, unrestricted, uncommitted cash on hand.

3.19 DISCLOSURE. As of the date of this Agreement, none of the representations and warranties of the Parent or the Merger Sub set forth in this Agreement contain an untrue statement of material fact.

SECTION 4.     COVENANTS OF THE PARTIES

4.1  CLOSING EFFORTS.   Each of the Parent, the Merger
Sub and the Company, shall use its best efforts, to the extent commercially reasonable ("Reasonable Best Efforts"), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date (giving effect to the Parent Reorganization contemplated under
Section 4.18 and Section 5.1) and (ii) the conditions to the obligations of the Parties to consummate the Merger are satisfied on a timely basis.

4.2 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the
"Pre-Closing Period"), each Party shall, and shall cause its Representatives to: (a) provide the other Party and the other Party's Representatives with reasonable access to such Party's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the such Party; and (b) provide the other Party and the other
Party's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to such Party, and with such additional financial, operating and other data and information regarding such Party, as the other Party may reasonably request. All information provided by a Party to another Party or its Representatives, either prior to or after the date hereof, shall be subject to the terms of the NDA.

4.3   CONDUCT OF BUSINESS BY PARENT AND COMPANY.

(a)  CONDUCT OF BUSINESS BY PARENT.  During the
Pre-Closing Period and except (i) to the extent the Company shall otherwise consent in writing (which consent will not be unreasonably withheld), (ii) as set forth in the Parent Disclosure Schedule or (iii) as contemplated or permitted by or not inconsistent with this Agreement, Parent shall carry on its business solely in the ordinary course consistent with the manner as heretofore conducted and, to the extent consistent therewith, use Reasonable Best Efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except (x) as set forth in the Parent Disclosure Schedule, or (y) in furtherance of the Parent Reorganization as contemplated under Section 4.18 and Section 5.1, the Financing as contemplated under Section 7.6, or the Subsidiary Sale as contemplated under Section 7.7, or (z) as otherwise contemplated or permitted by or not inconsistent with this Agreement, Parent shall not, without the written consent of the Company (which consent will not be unreasonably withheld):

    (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

   (ii) amend its Articles or Certificate of Incorporation or Bylaws;

   (iii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares upon the valid exercise of options and warrants outstanding as of the date of this Agreement);

   (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner (including through any of its subsidiaries), any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

   (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its (or any of its subsidiaries') material properties, assets or business, except sales made in the ordinary course of business;

   (vi) make any material payments for purposes of settling any dispute;

   (vii) allow Parent or any of its subsidiaries, or any significant portion of their respective businesses or assets, to be acquired (by merger, tender offer, purchase or otherwise);

   (viii) enter into (directly or through any subsidiary) any material transaction outside the ordinary course of business or enter into any material Contract;

   (ix) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person
          (other than a subsidiary of the Parent), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Parent, guarantee any debt securities of another person (other than a subsidiary of the Parent), enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

    (x) form any subsidiary or acquire any equity interest or other interest in any other Entity;

    (xi)  make any material capital expenditure; or

    (xii) authorize any of, or commit or agree to take any of, or allow any of its subsidiaries to commit to taking any of the foregoing actions.

(b) CONDUCT OF BUSINESS BY COMPANY.  During the Pre-Closing
Period and except (i) to the extent the Parent shall otherwise consent in writing (which consent will not be unreasonably withheld), (ii) as set forth in the Company Disclosure Schedule or (iii) as contemplated or permitted by or not inconsistent with this Agreement, Company shall carry on its business solely in the ordinary course consistent with the manner as heretofore conducted and, to the extent consistent therewith, use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as set forth in the Company Disclosure Schedule, or as otherwise contemplated or permitted by or not inconsistent with this Agreement, during the Pre-Closing Period, Company shall not, without the written consent of the Parent (which consent will not be unreasonably withheld):

    (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (ii)  amend its Certificate of Incorporation or Bylaws;

    (iii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares upon the valid exercise of options and warrants outstanding as of the date of this Agreement or as contemplated in the Company Disclosure Schedule);

    (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

    (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties, assets or business, except sales made in the ordinary course of business;

   (vi) make any material payments for purposes of settling any dispute;

   (vii) allow the Company, or any significant portion of its business or assets, to be acquired (by merger, tender offer, purchase or otherwise);

   (viii) enter into (directly or through any subsidiary)any material transaction outside the ordinary course of business or enter into any material Contract;

   (ix) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person
          (other than a subsidiary of the Parent), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Parent, guarantee any debt securities of another person (other than a subsidiary of the Parent), enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

   (x) form any subsidiary or acquire any equity interest or other interest in any other Entity;

   (xi)   make any material capital expenditures; or

   (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

4.4       NOTIFICATOIN; UPDATES TO DISCLOSURE SCHEDULE.

(a) During the Pre-Closing Period, each of the Parties shall promptly notify the other Party in writing of:

   (i) the discovery by a Party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by such Party in this Agreement;

   (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by such notifying Party in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement (other than such event, condition, fact or circumstance occurring pursuant to the obligations of the Parent under Sections 4.18, 5.1, 7.6 and 7.7 hereof);

   (iii) any breach of any covenant or obligation of the notifying Party; and

   (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Sections 5, 6 or 7 impossible or unlikely.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.4(a) requires any change in a Party's respective Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the notifying Party shall promptly deliver to the other Party an update to such Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend such Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by such notifying Party in this Agreement, or (ii) determining whether any of the conditions set forth in Sections 5, 6 or 7 have been satisfied.

4.5 EXCLUSIVITY. During the Pre-Closing Period, each Party shall not, and each Party shall require each of its Representatives not to, directly or indirectly, except as otherwise expressly contemplated in this Agreement, (i) initiate, solicit or encourage any inquiry, proposal, offer or discussion with any party concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving such Party or any division or subsidiary of such Party, (ii) furnish any non-public information concerning the business, properties or assets of such Party or any division of such Party to any party in contemplation of a transaction described by Section 4.5(i) or
(iii) engage in discussions or negotiations with any party concerning any such transaction, provided, however, in the case of clauses (ii) and (iii), a Party may provide information to or engage in discussions or negotiations with another Person or Entity if its Board of Directors determines in good faith (after consultation with and receipt of advice from outside counsel) that the failure to do so would constitute a breach of its fiduciary duties to that Party's stockholders under applicable law; provided, further, that in such event, the Party will immediately notify the other Parties prior to such furnishing of information, discussions or negotiations. On the date of this Agreement, each Party shall immediately notify any Party with which discussions or negotiations of the nature described above were pending that such Party is terminating such discussions or negotiations. If a Party receives any inquiry, proposal or offer of the nature described above, after the date hereof, such Party shall, within one business day after such receipt, notify the other Party of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer. In no event will a Party be permitted to provide information to another Person or Entity that was never provided to the other Parties.

4.6 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each Party (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all Reasonable Best Efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger and the other transactions contemplated by this Agreement. Each Party shall (upon request) promptly deliver to the other Party a copy of each such filing made, each such notice given and each such Consent obtained during the Pre-Closing Period.

4.7  PREPARATION OF FORM S-4, PROXY STATEMENT AND CANADIAN
SECURITIES DOCUMENTS; STOCKHOLDERS MEETINGS

(a) As soon as practicable following the date of this Agreement, (i) the Company and Parent shall prepare, and the Parent shall file with the SEC, a proxy statement relating to the adoption by the Parent's stockholders of this Agreement
(as amended or supplemented from time to time, the "Proxy
Statement"), and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus and (ii) the Company and Parent shall prepare, and the Parent shall file with the applicable securities exchange commission of Canada (the "Canadian SEC"), any documents required by the Canadian SEC or under any Canadian
Laws to effect the Merger (hereinafter the "Canadian Securities Documents"). Each of the Parent and the Company shall ensure that the Proxy Statement, Form S-4 and the Canadian Securities Documents, as applicable, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that a Party shall not be responsible for the accuracy or completeness of any information relating to the other Party or furnished by the other Party in writing for inclusion in the Proxy Statement, Form S-4 and the Canadian Securities Documents). Each of the Company and Parent shall use all Reasonable Best
Efforts to have the Form S-4 declared effective under the Securities Act and any Canadian Securities Documents declared effective under the Canadian Laws as promptly as practicable after such filings are made. The Parent will use its Reasonable
Best Efforts to cause the Proxy Statement to be mailed to the Parent's stockholders as promptly as practicable after the Form
S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws or other applicable laws, rules or regulations (including Canadian Laws) in connection with the issuance of Parent Common Stock pursuant to this Agreement and under the Plan. Each of Parent and the Company shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement or any Canadian Securities Documents.

(b) At or prior to filing of the Form S-4 the Company and Parent shall execute and deliver to legal counsel for Parent tax representation letters in customary form. Following delivery of these tax representation letters, the Parties shall use their Reasonable Best Efforts to cause such legal counsel to deliver a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinion, such counsel shall be entitled to rely on the tax representation letters referred to in this Section 4.7(b).

(c) The Company will, as soon as reasonably practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, and, to the extent that convening and holding a meeting would not violate or otherwise be inconsistent with applicable law, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purposes of (i) having the holders of Company Preferred Stock approve the Company Preferred Stock Conversion and (ii) having the holders of Company Common Stock and Company Preferred Stock adopt this Agreement; provided, that the Company may also seek approval of the Company Preferred Stock Conversion and adoption of this Agreement via written consent of its stockholders to the extent permitted by the DGCL. The Company will, through its Board of Directors, recommend to its stockholders approval and adoption of the Company Preferred Stock Conversion and this Agreement.

(d) The Parent will, as soon as reasonably practicable following the date of this Agreement, establish a record date (which will be as soon as practicable following the date of this Agreement) for, and, to the extent that convening and holding a meeting would not violate or otherwise be inconsistent with applicable law, duly call, give notice of, convene and hold a meeting of its stockholders (the "Parent Stockholders Meeting") for the purpose of adopting this Agreement. The Parent will, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement; provided, however, that if the Board of Directors of the Parent concludes in good faith (after consultation with and upon receipt of advice from its outside counsel) that the making of (or continuing to make) a favorable recommendation would violate its fiduciary duties to the Parent's stockholders under applicable law, then the Board of Directors shall not be required to make such recommendation, or, if such recommendation has already been made, it may withdraw, modify or change such recommendation.

4.8 PUBLIC ANNOUNCEMENTS . During the Pre-Closing Period, (a) no Party shall (and each Party shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the other Party's prior written consent, except that Parent may make any disclosure required to comply with applicable law or the requirements of the Nasdaq National
Market or the Toronto Stock Exchange applicable to Parent, provided that Parent shall consult with the Company and seek and incorporate the Company's reasonable input regarding such disclosure prior to making such disclosure, and (b) each Party will use reasonable efforts to consult with the other Party prior to issuing any press release or making any public statement regarding the Merger.

4.9 LISTING OF PARENT COMMON STOCK. Parent shall use its Reasonable Best Efforts to cause the shares of Parent Common Stock to be issued under the Agreement and pursuant to the Plan to be approved for listing on the Nasdaq OTC System, subject to official notice of issuance, on the Closing Date. If Parent Common Stock is listed on the Toronto Stock Exchange immediately prior to the Closing Date, Parent shall also use its Reasonable Best Efforts to cause the shares of Parent Common Stock to be issued under the Agreement and pursuant to the Plan to be approved for listing on the Toronto Stock Exchange, subject to official notice of issuance, on the Closing Date.

4.10    INDEMNIFCATION

(a) For a period of six years from and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement currently in effect between the Company and each person who is or was a director or officer of the Company at or prior to the Effective Time and (ii) any indemnification provision under the Company's Certificate of Incorporation or Bylaws as each is in effect on the date hereof (the persons to be indemnified pursuant to the agreements or provisions referred to in clauses (i) and (ii) of this
Section 4.10(a) shall be referred to as, collectively, the "Indemnified Parties"). The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Restated Certificate of Incorporation and Bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party.

(b) For a period of six years from and after the Effective Time, the Parent does hereby unconditionally guarantee performance of the Surviving Corporation's obligations under Section 4.10(a).

(c) Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including attorneys' fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 4.10.

(d) This Section 4.10 shall survive the consummation of the Merger and the Effective Time, is intended to benefit and may be enforced by the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

4.11 FINANCING FOR OPERATIONS OF THE COMPANY. Parent will make all money raised by Parent pursuant to the Financing contemplated by Section 7.6 available to fund the operations of the Company and the Parent during the Pre-Closing Period. Advances of such funds during the Pre-Closing Period to the Parent and the Company in this respect will be made in accordance with a written budget approved in writing by the Chief Executive Officer of the Parent and the Chief Executive Officer of the Company. Advances made by Parent to the Company will be made on a bi-weekly basis in accordance with this budget. Parent will deposit an amount equal to the amount allocated to the Company in such budget in an interest-bearing account and will not expend such funds except pursuant to advances to the Company. Any advances to the Company will be made in the form of an unsecured loan (the "Working Capital Loan") to the Company (or such other form mutually agreed upon by Parent and the Company). The definitive documentation for such loan will be negotiated and executed promptly after the date of this Agreement by the Parties, but will incorporate the applicable provisions of Section 8.3. Any monies received by Parent resulting from the exercise of options, warrants or other instruments to purchase Parent's common stock shall be used by Parent for its operations and may be advanced to Company at the Parent's sole discretion.

4.12   YUKON REINCORPORATION.  Prior to the Parent
Reorganization, the Parent may reincorporate in or redomesticate itself to Yukon, Canada.

4.13 ACQUISITION OF ADDITIONAL INTEREST IN CHALK GROUP. In order to facilitate the Subsidiary Sale as contemplated by
Section 7.7, the Parent may, prior to such sale, acquire up to an additional 14% of The Chalk Group in exchange for the issuance of up to 3,300,000 shares of Parent Common Stock and share purchase warrants to purchase up to 700,000 shares of Parent Common Stock.

4.14 GRANT OF NEW STOCK OPTIONS BY PARENT. During the Pre-Closing Period, the Company may issue stock options to acquire up to 1,300,000 shares of Parent Common Stock and stock options to acquire up to 3,000,000 shares of The Chalk Group to key management and other key employees and contractors of The Chalk Group to assure their continuity of service in connection with the Subsidiary Sale. In addition, during the Pre-Closing Period, the Parent may issue options to its employees to acquire up to 2,500,000 shares of Parent Common Stock to satisfy the Parent's previous commitment in August 2001 to provide options to induce such employees to
(a) defer current compensation, (b) significantly reduce the Parent's contractual severance obligations to them and
(c) continue their employment with Parent and forego other opportunities. In the event of any discrepancy in these permitted amounts between this Section 4.14 and the Parent Disclosure Schedule, the Parent Disclosure Schedule shall govern with respect to permitted amounts.

4.15  ISSUANCE OF PARENT COMMON STOCK IN THE FINANCING.
During the Pre-Closing Period, Parent shall be permitted to issue shares of Parent Common Stock to effect the Financing contemplated by Section 7.6.

4.16 PARENT D&O INSURANCE TAIL POLICY. Parent shall be p ermitted to obtain runoff D&O insurance for a three year tail period following the Closing Date with coverage of up to $2 million, provided, that the Parent may not pay more than $100,000 for the premiums for such insurance, and any amounts in excess thereof shall have been paid by parties other than the Parent.

4.17   COMPANY PRODUCT SALES.  Promptly after the date hereof,
Parent and the Company shall negotiate and execute an agreement pursuant to which Parent will act as a distributor of the Company's products during the Pre-Closing Period.

4.18 DELAWARE REINCORPORATION. Promptly after the date hereof, Parent shall use its Reasonable Best Efforts to reincorporate itself into Delaware as a Delaware corporation in accordance with the applicable provisions of the DGCL, with terms reasonably acceptable to the Company. For purposes of this Agreement, such transactions relating to the reorganization into Delaware shall be referred to as the "Parent Reorganization."

SECTION 5.     CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT
               THE MERGER.

The respective obligations of each Party to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver, at or prior to the Closing, of each of the following onditions:

5.1 STOCKHOLDER APPROVAL AND REOGANIZATION. The Requisite Company Stockholder Vote and the Requisite Parent Stockholder Vote shall have been obtained. Parent shall have completed the Parent Reorganization. The parties acknowledge that Parent may reorganize or redomesticate itself as a Yukon, Canada corporation prior to the Parent Reorganization.

5.2 NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any Canadian and/or U.S. federal or state court of competent jurisdiction or other material legal restraint or prohibition issued or promulgated by a Canadian and/or U.S. federal or state Governmental Body preventing the consummation of the Merger shall be in effect.

5.3 FORM S-4 AND CANADIAN SECURITIES DOCUMENTS. The Form S-4 shall have become effective under the Securities Act and any Canadian Securities Documents shall have become effective under Canadian Laws and neither shall be the subject of any stop order or proceedings seeking a stop order.

5.4 DISSENTERS' RIGHTS. The number of Dissenting Shares shall not exceed 3% of the number of outstanding shares of Company Common Stock as of the Effective Time (calculated after giving effect to the conversion into Company Common Stock of all outstanding shares of Company Preferred Stock), and the number of shares of Parent that have preserved appraisal or dissenters' rights under applicable law with respect to the transactions contemplated hereby shall not exceed 3% of the number of outstanding shares of Parent Common Stock as of the Effective Time. Notwithstanding the foregoing, in the event that one percentage referenced above is less than 3% and the other percentage is greater than 3%, as long as the sum of the two percentages does not exceed 6%, this condition will be deemed satisfied.

SECTION 6.      CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT
                AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver, at or prior to the Closing, of each of the following conditions:

6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company in this Agreement shall have been accurate in all respects as of the date of this Agreement, and (excluding any representations or warranties that refer to the date of this Agreement or any date other than the Closing Date) shall continue to be accurate in all material respects as of the Closing Date as if made at the Closing Date.

6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3 CONSENTS. All material Consents required to be obtained by the Company in connection with the Merger and the other transactions contemplated by this Agreement
(including any Consents required in order to cause all material Contracts of the Company to remain in full force and effect after the Closing) shall have been obtained and shall be in full force and effect.

6.4 OFFICER'S CERTIFICATE. The Company shall have delivered to the Parent and the Merger Sub a certificate issued by the Company's Chief Executive Officer to the effect that each of the conditions specified in Sections 5.1 (other than the Requisite Company Stockholder Vote), 6.1, 6.2, 6.3, 6.5, 6.6, 6.8 and 6.9 have been satisfied.

6.5 CONVERSION OF COMPANY PREFERRED STOCK. All outstanding shares of Company Preferred Stock shall have been converted into shares of Company Common Stock.

6.6 COMPANY WARRANTS. All warrants to acquire shares of capital stock of the Company shall have been exercised, converted or otherwise terminated.

6.7 AUDIT. Parent's independent accountant shall have completed an audit of the Company's financial statements as of and for the periods ending December 31, 1998, 1999 and 2000. It is anticipated that such audit shall be completed by December 31, 2001.

6.8 CLAIMS OR LITIGATION. There shall be no actions, suits, claims, governmental investigations or proceedings pending or threatened in writing against the Company or any of its assets or properties, or against any of its officers, directors or employees acting in such capacity, that are reasonably likely, individually or in the aggregate, to result in material monetary exposure to the Company or significant or material limitations on the manner in which the Company may conduct its business, including, without limitation, any significant or material limitation on any material Intellectual Property Rights of the Company.

6.9 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, condition, assets, liabilities, or results of operations of the Company since the date of this Agreement; provided, however, that for purposes of determining whether there has been any such material adverse change, (i) any adverse change resulting from or relating to general business or economic conditions shall be disregarded, (ii) any adverse change resulting from or relating to conditions generally affecting the industry in which the Company competes shall be disregarded, (iii) any adverse change resulting from or relating to the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement shall be disregarded and (iv) any adverse change resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded.

6.10 VOTING AGREEMENT. The Company shall have provided the Parent with stockholder signatures to the Voting Agreement representing a reasonably acceptable number of shares of the Company within 10 working days from the date of this Agreement.

SECTION 7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE
             COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger
Sub in this Agreement shall have been accurate in all respects as of the date of this Agreement, and (except for the changes contemplated in Sections 4.18, 5.1, 7.6 and 7.7, and excluding any representations or warranties that refer to the date of this Agreement or any date other than the Closing Date) shall be accurate in all material respects as of the Closing Date as if made at the Closing Date.

7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 CONSENTS. All material Consents required to be obtained by Parent and Merger Sub in connection with the Merger and the other transactions contemplated by this Agreement (including any Consents required in order to cause all material Contracts of the Parent and its subsidiaries to remain in full force and effect after the Closing) shall have been obtained and shall be in full force and effect.

7.4 OFFICER'S CERTIFICATE. Parent shall have delivered to the Company a certificate issued by the Parent's Chief Executive Officer to the effect that each of the conditions specified in Sections 5.1 (other than the Requisite Company Stockholder vote), 7.1, 7.2, 7.3, 7.6, 7.7, 7.8, 7.9, 7.10 and 7.12 have been satisfied.

7.5    [INTENTIONALLY OMITTED BY THE PARTIES ]

7.6    FINANCING.  Parent shall have raised at least U.S.
$1,000,000 in an equity financing with terms reasonably acceptable to the Company. For purposes of this Agreement, such equity financing shall be referred to herein as the "Financing."

7.7 SUBSIDIARY SALE. Parent shall have entered into a binding sale agreement with a third party, with terms reasonably acceptable to the Company, for the sale of some of the interest of Parent in its subsidiary, The Chalk Group (the "Subsidiary Sale"), such agreement to provide for (i) consideration of not less than U.S.$2,000,000 in cash to be paid to Parent, and (ii) the sale transaction to close not later than the later of (A) January 14, 2002 and (B) 14 days after the Closing Date. In addition, not less than U.S.$2,000,000 shall have been paid into escrow on account of the purchase price for this sale prior to Closing.

7.8 CLAIMS OR LITIGATION. There shall be no actions, suits, claims, governmental investigations or proceedings pending or threatened in writing against the Parent or any of its subsidiaries or any of their assets or properties, or against any of their officers, directors or employees acting in such capacity, that are reasonably likely, individually or in the aggregate, to result in material monetary exposure to the Parent or any of its subsidiaries or significant or material limitations on the manner in which the Parent or its subsidiaries may conduct their business, including, without limitation, any significant or material limitation on any material Intellectual Property Rights of the Parent or any of its subsidiaries.

7.9 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, condition, assets, liabilities, or results of operations of the Parent and its subsidiaries since the date of this Agreement; provided, however, that for purposes of determining whether there has been any such material adverse change, (i) any adverse change resulting from or relating to general business or economic conditions shall be disregarded, (ii) any adverse change resulting from or relating to conditions generally affecting the industry in which the Parent and its subsidiaries compete shall be disregarded, (iii) any adverse change resulting from or relating to the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement shall be disregarded and (iv) any adverse change resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded.

7.10	DIRECTORS AND OFFICERS.   The Parent shall provide
evidence that the individuals listed on Exhibit B shall have been elected or appointed to serve as officers and directors of the Parent (as specified on Exhibit B), until their successors are duly elected and qualified, provided that such election and/or appointment shall be conditioned upon consummation of the Merger and shall not take effect until the Effective Time; provided, that either party may substitute an individual for those directors specified on Exhibit B prior to Closing if any listed individual does not consent to serve as a director of Parent at the Effective Time. In this regard, Parent shall also provide evidence that any individual not listed as a director on Exhibit
B shall have resigned as a director of Parent at or prior to the Effective Time. The directors listed on Exhibit B shall serve from the Effective Time until the Parent's next succeeding annual meeting of stockholders.

7.11 LISTING OF PARENT COMMON STOCK. The shares of Parent Common Stock to be issued under the Agreement and the Plan shall have been approved for listing on the Nasdaq OTC System, subject to official notice of issuance. If Parent Common Stock is listed on the Toronto Stock Exchange immediately prior to the Closing Date, the shares of Parent Common Stock to be issued under this Agreement and the Plan shall have been approved for listing on the Toronto Stock Exchange, subject to official notice of issuance.

7.12 EMPLOYMENT CONTRACTS. No employee of Parent shall be entitled to severance of more than 12 months base salary plus any earned but unpaid bonus upon termination of employment.

7.13 VANCOUVER LEASES. Parent shall have provided the Company with evidence showing that beginning the later of April 1, 2002 or the Closing date, another party shall have assumed the liability of Parent's Vancouver office lease subject to the approval of the landlord. Nothing in the foregoing is intended to require Parent to be released from the lease of its Vancouver office.

7.14 2000 TAX RETURN. The Parent shall have filed its 2000 income tax return on or before December 31, 2001, and said tax return shall not provide for the payment of any material taxes for year 2000 for the Parent or any of its subsidiaries other than for the payment of Canadian provincial taxes in an amount equal to approximately U.S. $38,000.

7.15 VOTING AGREEMENT. The Parent shall have provided the Company with stockholder signatures to the Voting Agreement representing a reasonably acceptable number of shares of the Parent within 10 working days from the date of this Agreement.

SECTION 8.      TERMINATION

8.1 TERMINATION EVENTS. This Agreement may be terminated prior to the Effective Time as follows:

(a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Sections
5 or 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

(b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Sections 5 or 7 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

(c) by Parent by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section
7.1 and Section 7.2 not to be satisfied and (ii) is not cured within 15 days following delivery by the Parent to the Company of written notice of such breach;

(d) by the Company by giving written notice to the Parent in the event the Parent or the Merger Sub is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 6.1 and Section 6.2 not to be satisfied and (ii) is not cured within 15 days following delivery by the Company to the Parent of written notice of such breach;

(e) by Parent if the Closing has not taken place on or before July 31, 2002 (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

(f) by the Company if the Closing has not taken place on or before July 31, 2002 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement);

(g) by Parent if, within five (5) business days after delivery of the audited financial statements of the Company as of and for the fiscal years ended December 31, 1998, 1999 and 2000, the Parent determines in its reasonable discretion that the audits demonstrate Material Differences, provided, that the Parent has given the Company at least ten (10) days prior written notice of its intention to terminate pursuant to this Section 8.1(g), and such Material Differences are not resolved to the Parent's reasonable satisfaction within ten (10) days following delivery by the Company to the Parent of such written notice;

(h) by the Company by giving written notice to the Parent in the event the Board of Directors of the Parent fails to favorably recommend adoption of this Agreement by the stockholders of the Parent or withdraws, modifies or changes such recommendation in any manner that is adverse to the Company; or

(i)    by the mutual consent of Parent and the Company.

8.2	TERMINATION PROCEDURES.  If Parent wishes to terminate
this Agreement pursuant to Section 8.1(a), Section 8.1(c),
Section 8.1(e) or Section 8.1(g), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d), Section 8.1(f) or Section 8.1(h), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

8.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties shall terminate, except as provided below. In addition, upon any termination of this Agreement, the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 4.8 and Section 9. The remedies set forth in this Section 8.3 shall be the sole and exclusive remedies of the parties with respect to any breach of this Agreement.

(a) If this Agreement is terminated by the Parent pursuant to Section 8.1(c) on account of an intentional and material breach by the Company of any representation made herein or the willful uncured material breach by the Company of any covenant or agreement made herein, then upon such termination:
(i) the Company shall pay the Parent cash in the amount of $1,000,000 in immediately available funds, as agreed upon liquidated damages and not as a penalty; (ii) all principal and interest due under the Working Capital Loan as of the date of such termination (the "Working Capital Indebtedness") shall be immediately due and payable by the Company to the Parent; and (iii) the Company shall immediately reimburse the Parent for $15,000 of the Parent's expenses in procuring the audit of the Company's financial statements contemplated in this Agreement.

(b) If this Agreement is terminated by the Parent for any reason other than as set forth in subsection (a) above, then upon such termination, the Working Capital Indebtedness shall be due and payable by the Company to the Parent on the date six months after the date of such termination. If such termination is pursuant to Section 8.1(c), then the Company shall reimburse the Parent for its reasonable fees and expenses associated with this transaction.

(c) In the event of the termination of this Agreement by the Company pursuant to Section 8.1(d) on account of an intentional and material breach by the Parent of any representation made herein or the willful uncured material breach by the Parent of any covenant or agreement made herein, then upon such termination: (i) the Parent shall pay the Company cash in the amount of $1,000,000 in immediately available funds, as agreed upon liquidated damages and not as a penalty; and (ii) the Company shall have the right to set off against the Working Capital Indebtedness, any amounts due to the Company from the Parent pursuant to this
Section 8.3 (c).

(d) In the event of the termination of this Agreement by the Company pursuant to Section 8.1(h), then upon such termination:
(i) the Parent shall pay the Company cash in the amount of $430,000 (which the Parties acknowledge represents approximately 3% of the value of the consideration to be delivered to Company stockholders based on currently prevailing market conditions), in immediately available funds, as agreed upon liquidated damages and not as a penalty; (ii) the Working Capital Indebtedness shall be due and payable by the Company to the Parent on the date six months after the date of such termination and (iii) the Company shall have the right to set-off against the Working Capital Indebtedness, any amounts due to the Company from the Parent pursuant to this Section
8.3 (d).

(e) In the event of the termination of this Agreement by the Company for any reason other than as set forth in subsections (c) and (d) above, then upon any such termination, the Working Capital Indebtedness shall be due and payable by the Company to the Parent on the date six months after the date of such termination. If such termination is pursuant to
Section 8.1(d), then the Parent shall reimburse the Company for its reasonable fees and expenses associated with this transaction.

SECTION 9.	MISCELLANEOUS PROVISIONS

9.1     NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.

None of the representations or warranties contained in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive the Effective Time. This
Section 9.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

9.2 FURTHER ASSURANCES. Each Party shall execute and cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

9.3 FEES AND EXPENSES. Each Party shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such Party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by each Party and its Representatives with respect to the other Party's business
(and the furnishing of information to each Party and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedules) and all Agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger.

9.4 ATTORNEYS' FEES . If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party, the prevailing Party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

9.5 NOTICES . Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to Parties hereto):

            IF TO PARENT:

            SIDEWARE SYSTEMS, INC.

            1810 Samuel Morse Drive,
            Reston, VA USA 20190
            Fax: (703) 437-9065
            Attn: General Counsel


            with a copy to:

            SILVER, FREEDMAN & TAFF, LLP
            1100 New York Avenue, N.W.
            Suite 700E
            Washington, D.C.  20005
            Fax:  (202) 682-0354
            Attention:  Barry P. Taff, Esq.


            IF TO THE COMPANY:

            KNOWLEDGEMAX, INC.
            6110 Executive Boulevard
            N. Bethesda, MD 20852
            Fax: (301) 468-8978
            Attention: E. Linwood Pearce

            with a copy to:

            COOLEY GODWARD LLP
            One Freedom Square
            Reston Town Center
            11951 Freedom Drive
            Reston, VA 20190
            Fax:(703) 456-8100
            Attention: Joseph W. Conroy, Esq.


9.6 CONFIDENTIALITY. Without limiting the generality of anything contained in Section 4.8, on and at all times after the Closing Date, each Party shall keep confidential, and shall not use or disclose to any other Person or Entity, any non-public document or other non-public information in such Party's possession that relates to the business of the Company or Parent (or its subsidiaries) and shall otherwise continue to comply with the NDA.

9.7 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

9.8 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

9.10 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

9.11 SUCCESSORS AND ASSIGNS. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon: the Company and its successors and assigns (if any); the Indemnified Parties
(to the extent set forth in Section 4.10), Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's stockholders (to the extent set forth in Section 1.4); the holders of assumed Company Options (to the extent set forth in Section 1.5); and the respective successors and assigns (if any) of the foregoing.

9.12 REMEDIES LIMITED; SPECIFIC PERFORMANCE. The rights and remedies of the Parties are limited as set forth in
Section 8.3. The Parties agree that, in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other Party, such other Party shall be entitled (in lieu of the remedy, if any, available to it under Section 8.3) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

9.13	WAIVER.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.14 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the Parties hereto.

9.15 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

9.16 PARTIES IN INTEREST. Except for the provisions of Sections 1.4, 1.5 and 4.10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties and their respective successors and assigns (if any).

9.17	ENTIRE AGREEMENT.  This Agreement and the other
agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof (except that the NDA shall continue in full force and effect).

9.18   CONSTRUCTION.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

(d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[SIGNATURE PAGE FOLLOWS]

The parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered as of the date first written above.



SIDEWARE SYSTEMS, INC., a British
Columbia corporation

By: /s/ James L. Speros
James L. Speros, President

KM ACQUISITION CORP., a Delaware
corporation

By:  /s/ James L. Speros
Name:___________________________

Title:__________________________

KNOWLEDGEMAX, INC., a Delaware
corporation

By: /s/ E. Linwood Pearce
E. Linwood Pearce, Chairman
and Co-Chief Executive
Officer

AND

By:  /s/ Edwin S. Grosvenor
Edwin S. Grosvenor, Co-
Chief Executive Officer

                        EXHIBIT A
                    CERTAIN DEFINITIONS

    For purposes of the Agreement (including this Exhibit A):

AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached
(including the Disclosure Schedules), as it may be amended from time to time.

CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any authorization by a Government Body).

CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

DISCLOSURE SCHEDULES.  "Disclosure Schedules" shall mean the
Company Disclosure Schedule and Parent Disclosure Schedule attached to the Agreement (dated as of the date of the Agreement).

ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

EXCHANGE ACT.  "Exchange Act" shall mean the Securities Exchange
Act of 1934, as amended.

GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;
(b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on a Party if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties of such Party set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a Material Adverse Effect on the a Party's business, condition, assets, liabilities, operations, financial performance or prospects.

MATERIAL DIFFERENCES. "Material Differences" shall mean a 33-1/3% or more understatement in the Company's total liabilities as reflected on the balance sheets in the audited financial statements of the Company delivered in accordance with this Agreement as compared to the corresponding balance sheets in the Company Financial Statements referred to in Section 2.5.

NDA. "NDA" shall mean that certain confidentiality agreement previously entered by Parent and the Company.

PERSON. "Person" shall mean any individual, Entity or Governmental Body.

REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

SEC.  "SEC" shall mean the United States Securities and
Exchange Commission.

SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                          EXHIBIT B
      DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

BOARD OF DIRECTORS

There shall be 11 board members. Six shall be appointed by Company and five by Parent. It is anticipated that the members shall be as follows:


COMPANY DIRECTORS

E. Linwood Pearce (Chairman)
Edwin Grosvenor
Donna Lynn
Edward Gross
Joe Boivin
Alan Sultan

PARENT DIRECTORS

Ken Thornton (Vice Chairman)
James L. Speros
Jay H. Nussbaum
Jack Kemp
John Shoemaker


OFFICERS

E. Linwood Pearce, Chairman & Chief Executive Officer
Ken Thornton, Vice Chairman
James L. Speros, President
Edwin Grosvenor, Founder and Executive Vice President
Donna Lynn, Chief Operating Officer
Alan Sultan, Senior Vice President
Michael Finn, General Counsel
*Chief Financial Officer - to be selected post-merger
*Others to be determined later

                                               APPENDIX B

[Lettter head of Paradigm Capital Inc.]


December 5, 2001

Mr. Ken Thornton, Chairman
Board of Directors and
Special Committee of
Sideware Systems Inc.
1810 Samuel Morse Drive
Reston, Virginia   20190
U.S.A.


Dear Sirs,

Paradigm Capital Inc. ("Paradigm Capital") understands that
Sideware Systems Inc. ("Sideware") and KnowledgeMax, Inc.
("KnowledgeMax") plan to enter into an agreement dated December
5, 2001 (the "Acquisition Agreement") pursuant to which Sideware will make an offer to purchase KnowledgeMax.

The independent special committee (the "Special Committee") of the Board of Directors of Sideware (the "Board") has retained Paradigm Capital to, among other things, provide advise and assistance to the Board and the Special Committee including evaluating the Acquisition Agreement and the preparation and delivery to the Special Committee and the Board of an opinion as to the fairness of the Acquisition Agreement from a financial view point to the shareholders of Sideware (the "Opinion"). Paradigm Capital has not prepared a valuation of Sideware or any of its securities or assets and the Opinion should not be construed as such.


ENGAGEMENT

Paradigm Capital was formally engaged by the Special Committee pursuant to an agreement dated November 30, 2001 (the "Engagement Agreement"). The terms of the Engagement Agreement provide that Paradigm Capital is to be paid a fee for its services as financial advisor. In addition, Paradigm Capital is to be indemnified by Sideware in respect of certain liabilities, which may be incurred by Paradigm Capital with respect to the engagement.

Subject to the terms of the Engagement Agreement, Paradigm Capital consents to the inclusion of this Opinion in its entirety, together with a summary thereof in a form acceptable to Paradigm Capital, in a director's circular to be prepared by Sideware (the "Directors' Circular") in connection with the Acquisition Agreement and to the filing thereof with the securities commission or similar regulatory authorities in each relevant province of Canada and in the United States of America.


CREDENTIALS OF PARADIGM CAPITAL

Paradigm Capital is one of Canada's independent niche investment banking firm with a sales, trading, research and corporate finance focus providing services for institutional investors. Paradigm Capital was founded in 1999 and is a member of The Toronto Stock Exchange,

Canadian Venture Exchange and the Investment Dealers Association of Canada. Paradigm Capital has participated in many transactions involving both public and private companies. Paradigm Capital has undertaken three fairness opinions: Sherritt Power Corporation, Connor Clark Ltd. and Vienna Systems Ltd.

The Opinion expressed herein represents the opinion of Paradigm Capital and the form and content thereof has been approved for release by a committee of directors and other professionals of Paradigm Capital, each of whom is experienced in mergers and acquisitions and valuation matters. The principal individual responsible for preparation was Mr. John M. Warwick. Mr. Warwick has over 23 years of experience in financial services industry.


INDEPENDENCE OF PARADIGM CAPITAL

None of Paradigm Capital, its associates or affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act, or related entity of Sideware, or any of its associates or affiliates. Paradigm Capital has not provided any financial advisory services or participated in any equity financing involving Sideware or its associates or affiliates within the past two years, of a material nature, other than the services related to or provided under the Engagement Agreement as described below.

There are no understandings, agreements or commitments between Paradigm Capital and Sideware or any of its associates or affiliates with respect to any future business dealings.
Paradigm Capital may, in the future, in the ordinary course of its business, perform financial advisory and/or investment banking services for Sideware or any of its associates or affiliates. Paradigm Capital does not believe that any of these relationships affect Paradigm Capital's independence with respect to the opinion.


SCOPE OF THE REVIEW

In connection with this Opinion, Paradigm Capital has reviewed and relied upon or carried out, among other things, the following:

  a) the November 30, 2001 Draft Agreement of Merger and
     Reorganization;

  b) a draft of the Directors' Presentation to be dated
     December 5, 2001;

  c) unaudited financial statements of KnowledgeMax for the fiscal years ending December 31, 1999, December 31,
     2000 and the three, six and nine months ending March
     31, June 30, and September 30, 2001, respectively;

  d) KnowledgeMax's internal management income statement estimates for fiscal 2002 through 2004;

  e) the Annual Reports to Shareholders including the audited consolidated financial statements of Sideware for each of the fiscal years ending December 31, 1999 and December 31, 2000 and the unaudited financial statements for three, six and nine months ending March
     31, June 30 and September 30, 2001 respectively;

  f) the Annual Information Form of Sideware dated June 13,
     2001;

  g) discussions with senior management of Sideware;

  h) forecasts of the financial and operating performance of Sideware prepared by senior management;

  i) discussions with management of Sideware with regard to, among other things, the business, operations, financial position, quality of assets, future potential and prospects of Sideware

  j) other financial, operating, legal, corporate and other information and projections, with respect to KnowledgeMax and Sideware obtained from Sideware management;

  k) relevant stock market and other trading information relating to the Common Shares of Sideware and the securities of comparable public companies to KnowledgeMax;

  l) data with respect to merger and acquisition transactions considered by Paradigm Capital to be relevant;

  m) representations obtained from senior management of Sideware as to matters of fact relevant to Paradigm
     Capital's engagement;

  n) such other financial, market, technical and industry information and such other analyses and reports as we considered relevant and appropriate in the circumstances.

Paradigm Capital was granted free access by Sideware to its senior management and was to its knowledge, provided all material information and, to its knowledge was not denied any information which it requested.


ASSUMPTIONS AND LIMITATIONS

With the Special Committee's approval and as provided in the Engagement Agreement, Paradigm Capital has relied, without independent verification, upon all financial and other information that was obtained by us from public sources or that was provided to us by Sideware and its affiliates, associates, advisors or otherwise. We have assumed that this information was complete and accurate and did not omit to state any material fact or any fact necessary to be stated to make that information not misleading. Our Opinion is conditional upon such completeness and accuracy. In accordance with the terms of our engagement, but subject to the exercise of our professional judgement, we have not conducted any independent investigation to verify the completeness or accuracy of such information. Specifically we note that all historic financial statements reviewed regarding KnowledgeMax were unaudited. With respect to the financial forecasts and budgets provided to us and used in our analysis, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of management of Sideware and KnowledgeMax and both companies affiliates and associates as to the matters covered thereby. Senior management of Sideware has represented to us, verbally as of the date hereof, amongst other things, that the information, opinions and other materials (the "Information") provided to us and that since the date of the Information, there has been no material change, financial or otherwise, in the financial position of Sideware, or in its assets, liabilities (contingent or otherwise), business or operations and there has been no change in any material fact which is of a nature as to render the Information untrue or misleading in any material respect.

The Opinion is based on the securities markets, economic, general business and financial conditions prevailing as of the date of this opinion and the conditions and prospects, financial and otherwise, of Sideware and KnowledgeMax as they were reflected in the information reviewed by us. In its analysis and in preparing the Opinion, Paradigm Capital has made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, any of which are beyond control of Paradigm Capital, Sideware, KnowledgeMax or any party involved in connection with the Acquisition Agreement.

The Opinion has been provided for the use of the Special Committee and the Board and for inclusion in the Directors' Circular (together with a summary thereof in a form acceptable to Paradigm Capital) and may not be used by any other person or relied upon by any other person without the express consent of Paradigm Capital. The Opinion is given as of the date hereof and Paradigm Capital disclaims any undertakings or obligation to advise any person of any change in any fact of matter affecting the Opinion which may come or be brought to Paradigm Capital's attention after the date hereof. Without limiting the foregoing, in the event that there us any material change in any fact or matter after the date hereof, Paradigm Capital reserves the right to change, modify or withdraw the Opinion.


CONCLUSION

Based upon and subject to the foregoing, Paradigm Capital is of the opinion that, as of the date hereof, the Acquisition
Agreement is fair, from a financial point of view, to the shareholders of Sideware.


Yours very Truly,

/s/ Paradigm Capital Inc.

Paradigm Capital Inc.

                                                  APPENDIX C

               CERTIFICATE OF INCORPORATION

                            OF

                 SIDEWARE SYSTEMS INC.

     The undersigned, a natural person (the "Sole Incorporator"), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

                            I.

     The name of this corporation is Sideware Systems Inc.

                            II.

     The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, 19808, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is the Corporation Service Company.

                           III.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law ("DGCL").

                           IV.

  A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is [Three Hundred Fifty Million (350,000,000)] shares. Three Hundred Million (300,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). [Fifty Million (50,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).]

  B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock

  C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one ore more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

                              V.

     For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

  A.

   1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

   2.  BOARD OF DIRECTORS

     Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

     Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     The names and classes of the initial Board of Directors who shall act until the first meeting of the stockholders or until their successors are duly elected and qualified are: Class I Directors:
Donna Lynn, Joe Boivin and James L. Speros; Class II Directors: Edwin Grosvenor, Edward Gross, Jay H. Nussbaum and John Shoemaker; and Class III Directors: E. Linwood Pearce, Alan Sultan, Ken Thornton and Jack Kemp.

   3.  REMOVAL OF DIRECTORS

    a.  Subject to the rights of any series of Preferred
Stock to elect additional directors under specified circumstances, following the closing of the Initial Public Offering, neither the Board of Directors nor any individual director may be removed without cause.

    b. Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of sixty-six and two-thirds percent
(66 2/3%) of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

   4.  VACANCIES

    a. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

  B.

   1. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the Board of Directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the corporation.

   2. The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

   3. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent or electronic transmission of stockholders in accordance with the Bylaws prior to the closing of the Initial Public Offering and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent or electronic transmission.

   4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

                            VI.

 A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

 B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                            VII.

 A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

 B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the corporation required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.

                            VIII.

The name and the mailing address of the Sole Incorporator is as follows:

          Name                             MAILING ADDRESS
   Darren K. DeStefano                     Cooley Godward LLP
                                           One Freedom Square
                                           11951 Freedom Drive
                                           Reston, VA 20190-5601


     The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation.


     IN WITNESS WHEREOF, this Certificate has been subscribed this
     day of            , 2002 by the undersigned who affirms that
the statements made herein are true and correct.


                                           /s/ Darren K. DeStefano
                                           Darren K. DeStefano
                                           Sole Incorporator

                                                          APPENDIX D



                                BYLAWS

                                  OF

                        SIDEWARE SYSTEMS INC.
                      (A DELAWARE CORPORATION)

                              ARTICLE I



                               Offices

 Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle. (Del. Code Ann., tit. 8, # 131)

 Section 2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require. (Del. Code Ann., tit. 8, # 122(8))

                              ARTICLE II



                             Corporate Seal

 Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, "Corporate Seal-Delaware." Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. (Del. Code Ann., tit. 8, # 122(3))

                             ARTICLE III

                       Stockholders' Meetings

 Section 4. Place Of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law ("DGCL"). (Del. Code Ann., tit. 8, # 211(a))

 Section 5.  Annual Meetings.

  (a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation's notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors;
or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving of notice provided for in the following paragraph, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5. (Del. Code Ann., tit. 8, # 211(b)).

  (b) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of
Section 5(a) of these Bylaws, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the corporation,
(ii) such other business must be a proper matter for stockholder action under DGCL, (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the corporation with a Solicitation Notice (as defined in this Section 5(b)), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the corporation's voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the corporation's voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this
Section 5. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth
(90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth: (A) as to each person whom the stockholder proposed to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "1934 Act") and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and
(C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation's books, and of such beneficial owner, (ii) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the corporation's voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the corporation's voting shares to elect such nominee or nominees (an affirmative statement of such intent, a "Solicitation Notice").

  (c)  Notwithstanding anything in the second sentence of
Section 5(b) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least one hundred (100) days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this
Section 5 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth
(10th) day following the day on which such public announcement is first made by the corporation.

  (d) Only such persons who are nominated in accordance with the procedures set forth in this Section 5 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 5. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

  (e)  Notwithstanding the foregoing provisions of this
Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders' meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation proxy statement pursuant to Rule 14a-8 under the 1934 Act.

  (f) For purposes of this Section 5, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

 Section 6.  Special Meetings.

  (a) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

  (b) If a special meeting is properly called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by certified or registered mail, return receipt requested, to the Chairman of the Board of Directors, the Chief Executive Officer, or the Secretary of the corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The Board of Directors shall determine the time and place of such special meeting, which shall be held not less than thirty-five (35) nor more than one hundred twenty (120) days after the date of the receipt of the request. Upon determination of the time and place of the meeting, the officer receiving the request shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of
Section 7 of these Bylaws. Nothing contained in this paragraph (b) shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

  (c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation's notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in these Bylaws who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 6(c). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation's notice of meeting, if the stockholder's notice required by Section 5(b) of these Bylaws shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

 Section 7. Notice Of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given. (Del. Code Ann., tit. 8, ## 222, 229, 232)

 Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange or Nasdaq rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors.
Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series. (Del.
Code Ann., tit. 8, # 216)

 Section 9.  Adjournment And Notice Of Adjourned Meetings.  Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. (Del. Code Ann., tit. 8, # 222(c))

 Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period. (Del. Code Ann., tit. 8, ## 211(e), 212(b))

 Section 11. Joint Owners Of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his act binds all; (b) if more than one

(1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest. (Del. Code Ann., tit. 8, # 217(b))

 Section 12. List Of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law. (Del. Code Ann., tit. 8, # 219)

 Section 13. Action Without Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or by electronic transmission.

 Section 14.  Organization.

  (a) At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or, if the President is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

  (b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

                         ARTICLE IV

                          Directors

 Section 15. Number And Term Of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws. (Del. Code Ann., tit. 8, ## 141(b), 211(b), (c))

 Section 16. Powers. The powers of the corporation shall be exercised, its business conducted and its property controlled by the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation. (Del. Code Ann., tit. 8, # 141(a))

 Section 17. Classes of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively.
At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

 Section 18.  Vacancies.

  (a) Unless otherwise provided in the Certificate of Incorporation and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Section 18 in the case of the death, removal or resignation of any director. (Del. Code Ann., tit. 8, # 223(a), (b))

 Section 19. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his successor shall have been duly elected and qualified. (Del. Code Ann., tit. 8, ## 141(b),
223(d))

 Section 20.  Removal.

  (a)  Subject to the rights of any series of Preferred
Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.

  (b) Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

 Section 21.  Meetings.

  (a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors. (Del. Code Ann., tit. 8, # 141(g))

  (b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the President or a majority of the number of directors. (Del. Code Ann., tit. 8, # 141(g))

  (c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. (Del. Code Ann., tit. 8, # 141(i))

  (d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. (Del. Code Ann., tit. 8, # 229)

  (e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting. (Del. Code Ann., tit. 8, # 229)

 Section 22.  Quorum And Voting.

  (a) Unless the Certificate of Incorporation requires a greater number, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting. (Del. Code Ann., tit. 8, # 141(b))

  (b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws. (Del. Code Ann., tit. 8, # 141(b))

 Section 23. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. (Del. Code Ann., tit. 8, # 141(f))

 Section 24. Fees And Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor. (Del. Code Ann., tit. 8, # 141(h))

 Section 25.  Committees.

  (a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the corporation. (Del. Code Ann., tit. 8, # 141(c))

  (b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws. (Del. Code Ann., tit. 8, # 141(c))

  (c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Bylaw, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. (Del. Code Ann., tit. 8, #141(c))

  (d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any Director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee. (Del. Code Ann., tit. 8, ## 141(c), 229)

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

 Section 26. Organization. At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

                          ARTICLE V

                          Officers

 Section 27. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer, the Treasurer and the Controller, all of whom shall be elected at the annual organizational meeting of the Board of Directors. The Board of Directors may also appoint one or more Assistant Secretaries, Assistant Treasurers, Assistant Controllers and such other officers and agents with such powers and duties as it shall deem necessary.
The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors. (Del. Code Ann., tit. 8, ## 122(5), 142(a), (b))

 Section 28.  Tenure And Duties Of Officers.

  (a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors. (Del. Code Ann., tit. 8, # 141(b), (e))

  (b)  Duties of Chairman of the Board of Directors.  The
Chairman of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. If there is no President, then the Chairman of the Board of Directors shall also serve as the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in paragraphs (c) and (d) of this Section 28. (Del. Code Ann., tit. 8,
# 142(a))

  (c) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present. The Chief Executive Officer shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. (Del. Code Ann., Tit. 8, # 142(a))

  (d) Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. (Del. Code Ann., Tit. 8, # 142(a))

  (e) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. (Del. Code Ann., tit. 8, # 142(a))

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

  (f) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. (Del. Code Ann., tit. 8, # 142(a))

  (g)  Duties of Chief Financial Officer.  The Chief
Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The President may direct the Treasurer or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. (Del. Code Ann., tit. 8, # 142(a))

 Section 29. Delegation Of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

 Section 30. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer. (Del. Code Ann., tit. 8, # 142(b))

 Section 31. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or superior officers upon whom such power of removal may have been conferred by the Board of Directors.

                              ARTICLE VI

Execution Of Corporate Instruments And Voting Of Securities Owned By
                          The Corporation

 Section 32.  Execution Of Corporate Instruments.  The
Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation. (Del. Code Ann., tit. 8, ## 103(a), 142(a), 158) All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount. (Del. Code Ann., tit. 8, ## 103(a), 142(a), 158).

 Section 33. Voting Of Securities Owned By The Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President. (Del. Code Ann., tit. 8, # 123)

                           ARTICLE VII

                        Shares Of Stock

 Section 34.  Form And Execution Of Certificates.
Certificates for the shares of stock of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. Each certificate shall state upon the face or back thereof, in full or in summary, all of the powers, designations, preferences, and rights, and the limitations or restrictions of the shares authorized to be issued or shall, except as otherwise required by law, set forth on the face or back a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this section or otherwise required by law or with respect to this section a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. (Del. Code Ann., tit. 8, # 158)

 Section 35. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner's legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed. (Del. Code Ann., tit. 8, # 167)

 Section 36.  Transfers.

  (a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and upon the surrender of a properly endorsed certificate or certificates for a like number of shares. (Del. Code Ann., tit. 8, # 201, tit. 6, # 8- 401(1))

  (b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL. (Del. Code Ann., tit. 8, # 160 (a))

 Section 37.  Fixing Record Dates.

  (a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

  (b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. (Del. Code Ann., tit. 8, # 213)

 Section 38. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware. (Del. Code Ann., tit. 8, ## 213(a),
219)

                           ARTICLE VIII

               Other Securities Of The Corporation

 Section 39. Execution Of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 34), may be signed by the Chairman of the Board of Directors, the Chief Executive Officer, President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

                              ARTICLE IX

                              Dividends

 Section 40. Declaration Of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law. (Del. Code Ann., tit. 8, ## 170, 173)

 Section 41. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created. (Del. Code Ann., tit. 8, # 171)

                              ARTICLE X

                             Fiscal Year

 Section 42. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

                             ARTICLE XI

                           Indemnification

 Section 43.  Indemnification Of Directors, Executive Officers,
Other Officers, Employees And Other Agents.

  (a) Directors and Executive Officers. The corporation shall indemnify its directors and Executive Officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and Executive Officers; and, provided, further, that the corporation shall not be required to indemnify any director and Executive Officers in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection
(d).

  (b) Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except Executive Officers to such officers or other persons as the Board of Directors shall determine.

  (c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or Executive Officers, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or and Executive Officers in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or and Executive Officers in his or her capacity as a director or and Executive Officers (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 43 or otherwise.

 Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Section 43, no advance shall be made by the corporation to an Executive Officer of the corporation (except by reason of the fact that such Executive Officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

  (d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and Executive Officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or Executive Officer. Any right to indemnification or advances granted by this Section 43 to a director or Executive Officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 43 or otherwise shall be on the corporation.

  (e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

  (f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or Executive Officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

  (g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 43.

  (h)  Amendments.  Any repeal or modification of this
Section 43 shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

  (i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Section 43 that shall not have been invalidated, or by any other applicable law. If this Section 43 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and Executive Officer to the full extent under any other applicable law.

  (j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

   (1) The term "proceeding" shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

   (2) The term "expenses" shall be broadly construed and shall include, without limitation, court costs, attorneys' fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

   (3) The term the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this
Section 43 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

   (4)  References to a "director," "executive officer,"
"officer," "employee," or "agent" of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

   (5) References to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this
Section 43.

                           ARTICLE XII

                             Notices

 Section 44.  Notices.

  (a) Notice To Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by US mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means. (Del. Code Ann., tit. 8, ## 222, 232)

  (b) Notice To Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

  (c) Affidavit Of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained. (Del. Code Ann., tit. 8, # 222)

  (d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

  (e)  Notice To Person With Whom Communication Is Unlawful.
Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

                          ARTICLE XIII

                           Amendments

 Section 45. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the Board of Directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the corporation.

                        ARTICLE XIV

                     Loans To Officers

 Section 46. Loans To Officers. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a Director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute. (Del. Code Ann., tit. 8, #143)

                                                 Appendix E

Shareholder's right to dissent

 193.(1) Subject to sections 194 and 243, a holder of shares of any class of a corporation may dissent if the corporation resolves to

(a) amend its articles under section 175 or 176 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

(b) amend its articles under section 175 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

(c) amalgamate with another corporation, otherwise than under section 186 or 189,

(d) be continued under the laws of another jurisdiction under section 191, or

(e) sell, lease or exchange all or substantially all its property under section 192.

  (2) A holder of shares of any class or series of shares entitled to vote under section 178 may dissent if the corporation resolves to amend its articles in a manner described in that section.

  (3) In addition to any other right he may have, but subject to subsection (20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the last business day before the day on which the resolution from which he dissents was adopted.

  (4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

  (5) A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1)
or (2)

(a) at or before any meeting of shareholders at which the resolution is to be voted on, or

(b) if the corporation did not send notice to the shareholder of the purpose of the meeting or of his right to dissent, within a reasonable time after he learns that the resolution was adopted and of his right to dissent.

  (6) An application may be made to the Supreme Court after the adoption of a resolution referred to in subsection (1) or (2),

(a) by the corporation, or

(b) by a shareholder if he has sent an objection to the corporation under subsection (5), to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section.

  (7) If an application is made under subsection (6), the corporation shall, unless the Supreme Court otherwise orders, send to each dissenting shareholder a written offer to pay him an amount considered by the directors to be the fair value of the shares.

  (8) Unless the Supreme Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting shareholder

(a) at least ten days before the date on which the application is returnable, if the corporation is the applicant, or

(b) within ten days after the corporation is served with a copy of the originating notice, if a shareholder is the applicant.

  (9) Every offer made under subsection (7) shall

(a) be made on the same terms, and

(b) contain or be accompanied by a statement showing how the fair value was determined.

  (10) A dissenting shareholder may make an agreement with the corporation for the purchase of his shares by the corporation, in the amount of the corporation's offer under subsection (7) or otherwise, at any time before the Supreme Court pronounces an order fixing the fair value of the shares.

  (11) A dissenting shareholder

(a) is not required to give security for costs in respect of an application under subsection (6), and

(b) except in special circumstances shall not be required to pay the costs of the application or appraisal.

  (12) In connection with an application under subsection (6), the Supreme Court may give directions for

(a) joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Supreme Court, are in need of representation,

(b) the trial of issues and interlocutory matters, including pleadings and examinations for discovery,

(c) the payment to the shareholder of all or part of the sum offered by the corporation for the shares,

(d) the deposit of the share certificates with the Supreme Court or with the corporation or its transfer agent,

(e) the appointment and payment of independent appraisers, and the procedures to be followed by them,

(f) the service of documents, and

(g) the burden of proof on the parties.

  (13) On an application under subsection (6), the Supreme Court shall make an order

(a) fixing the fair value of the shares in accordance with subsection (3) of all dissenting shareholders who are parties to the application,

(b) giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders, and

(c) fixing the time within which the corporation must pay that amount to a shareholder.

  (14) On

(a) the action approved by the resolution from which the shareholder dissents becoming effective,

(b) the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for his shares, whether by the acceptance of the corporation's offer under subsection (7) or otherwise, or

(c) the pronouncement of an order under subsection (13), whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of his shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

  (15) Paragraph (14)(a) does not apply to a shareholder referred to in paragraph (5)(b).

  (16) Until one of the events mentioned in subsection (14) occurs,

(a) the shareholder may withdraw his dissent, or

(b) the corporation may rescind the resolution, and in either event proceedings under this section shall be discontinued.

  (17) The Supreme Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection (14) until the date of payment.

  (18) If subsection (20) applies, the corporation shall, within ten days after

(a) the pronouncement of an order under subsection (13), or

(b) the making of an agreement between the shareholder and the corporation as to the payment to be made for his shares, notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

  (19) Notwithstanding that a judgment has been given in favour of a dissenting shareholder under paragraph (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw his notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder, failing which he retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

  (20) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a) the corporation is or would after the payment be unable to pay its liabilities as they become due, or

(b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

                                                        APPENDIX F

Section  262 of Delaware General Corporation Law

262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection
(d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to s.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to s.251 (other than a merger effected pursuant to s.251(g) of this title), s.252, s.254, s.257, s.258,
s.263 or s.264 of this title:

 (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
 (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or
 (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of s.251 of this title.

 (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and
  c. of this paragraph.

 (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under s.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

 (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

 (2)  If the merger or consolidation was approved pursuant to
 s.228 or s.253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                       APPENDIX G

                  SIDEWARE SYSTEMS INC.
               2002 EQUITY INCENTIVE PLAN
              ADOPTED: January 4, 2002
      APPROVED BY STOCKHOLDERS:            , 2002
           TERMINATION DATE: January 3, 2012

1.  PURPOSES.

  (a) Eligible Stock Award Recipients. The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.

  (b) Available Stock Awards. The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i)
Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) stock bonuses and (iv) rights to acquire restricted stock.

  (c) General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.  DEFINITIONS.

  (a) "Affiliate" means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

  (b)  "Board" means the Board of Directors of the Company.

  (c) "Capitalization Adjustment" has the meaning ascribed to that term in Section 11(a).

  (d) "Change in Control" means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

    (i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

    (ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction; provided, however, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because the level of Ownership held by any Exchange Act Person (the "Subject Person") exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur.

    (iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;

    (iv) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the Company immediately prior to such sale, lease, license or other disposition; or

    (v) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the members of the Board; (provided, however, that any new Board member shall, for purposes of this Plan, be considered as a member of the Incumbent Board if the appointment or election (or nomination for election) of such new Board member was approved or recommended by at least fifty percent (50%) of the members of the Incumbent Board, provided that the members of the Incumbent Board, at the time of such election or nomination, constitute a majority of the Board).

	Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

  (e)  "Code" means the Internal Revenue Code of 1986, as amended.

  (f) "Committee" means a committee of one or more members of the Board appointed by the Board in accordance with Section 3(c).

  (g)  "Common Stock" means the common stock of the Company.

  (h) "Company" means Sideware Systems Inc., a Delaware corporation.

  (i) "Consultant" means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) serving as a member of the Board of Directors of an Affiliate and who is compensated for such services. However, the term "Consultant" shall not include Directors who are not compensated by the Company for their services as Directors, and the payment of a director's fee by the Company for services as a Director shall not cause a Director to be considered a "Consultant" for purposes of the Plan.

  (j) "Continuous Service" means that the Participant's service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant's service with the Company or an Affiliate, shall not terminate a Participant's Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director shall not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company's leave of absence policy or in the written terms of the Participant's leave of absence.

  (k) "Corporate Transaction" means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

    (i) a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its Subsidiaries;

    (ii)  a sale or other disposition of at least ninety percent
(90%) of the outstanding securities of the Company;

    (iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

    (iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

  (l) "Covered Employee" means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

  (m) "Director" means a member of the Board of Directors of the Company.

  (n) "Disability" means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

  (o) "Employee" means any person employed by the Company or an Affiliate. Service as a Director or payment of a director's fee by the Company or an Affiliate shall not be sufficient to constitute
"employment" by the Company or an Affiliate.

  (p)  "Entity" means a corporation, partnership or other entity.

  (q) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  (r) "Exchange Act Person" means any natural person, Entity or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange
Act), except that "Exchange Act Person" shall not include (A) the Company or any Subsidiary of the Company, (B) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company.

  (s) "Fair Market Value" means, as of any date, the value of the Common Stock determined as follows:

    (i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable, except that so long as the Company's Common Stock trades on the Toronto Stock Exchange in no case shall Fair Market Value be less than market value determined in accordance with the rules of the Toronto Stock Exchange.

    (ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

  (t) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

  (u) "Non-Employee Director" means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

  (v) "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

  (w) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

  (x)  "Option" means an Incentive Stock Option or a Nonstatutory
Stock Option granted pursuant to the Plan.

  (y) "Option Agreement" means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

  (z) "Optionholder" means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

  (aa) "Outside Director" means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax-qualified pension plan), was not an officer of the Company or an "affiliated corporation" at any time and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

  (bb) "Own," "Owned," "Owner," "Ownership" A person or Entity shall be deemed to "Own," to have "Owned," to be the "Owner" of, or to have acquired "Ownership" of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

  (cc) "Participant" means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

  (dd)  "Plan" means this Sideware Systems Inc. 2002 Equity
Incentive Plan.

  (ee)  "Rule 16b-3" means Rule 16b-3 promulgated under the
Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

  (ff) "Securities Act" means the Securities Act of 1933, as amended.

  (gg) "Stock Award" means any right granted under the Plan, including an Option, a stock bonus and a right to acquire restricted stock.

  (hh) "Stock Award Agreement" means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

  (ii) "Subsidiary" means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

  (jj) "Ten Percent Stockholder" means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.  ADMINISTRATION.

  (a)  Administration by Board.  The Board shall administer the
Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(c).

  (b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

    (i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

    (ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

    (iii)  To amend the Plan or a Stock Award as provided in
Section 12.

    (iv)  To terminate or suspend the Plan as provided in
Section 13.

    (v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

  (c)  Delegation to Committee.

    (i) General. The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term "Committee" shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

    (ii) Section 162(m) and Rule 16b-3 Compliance. In the discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to
Section 16 of the Exchange Act.

  (d) Effect of Board's Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.  SHARES SUBJECT TO THE PLAN.

  (a) Share Reserve. Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate ten million (10,000,000)] shares of Common Stock.

  (b)  Reversion of Shares to the Share Reserve.  If any Stock
Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, or if any shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited back to or repurchased by the Company because of or in connection with the failure to meet a contingency or condition required to vest such shares in the Participant, the shares of Common Stock not acquired, forfeited or repurchased under such Stock Award shall revert to and again become available for issuance under the Plan; provided, however, that subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued as Incentive Stock Options shall be ten million (10,000,000) shares of Common Stock.

  (b) Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.  ELIGIBILITY.

  (a)  Eligibility for Specific Stock Awards.  Incentive Stock
Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

  (b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

  (c) Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, no Employee shall be eligible to be granted Options covering more than five million (5,000,000)shares of Common Stock during any calendar year.

  (d) Consultants. A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act ("Form S-8") is not available to register either the offer or the sale of the Company's securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other rule governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and
(ii) that such grant complies with the securities laws of all other relevant jurisdictions.

6.  OPTION PROVISIONS.

     Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

  (a)  Term.  Subject to the provisions of Section 5(b) regarding
Ten Percent Stockholders, no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date on which it was granted.

  (b) Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

  (c) Exercise Price of a Nonstatutory Stock Option. The exercise price of each Nonstatutory Stock Option shall be not less than eighty-five percent (85%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code. [Notwithstanding anything to the contrary in this Section 6(c), for so long as the Company's
Common Stock is listed for trading on the Toronto Stock Exchange, the exercise price of a Nonstatutory Stock Option shall be not less than the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.]

  (d) Consideration. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Stock Option) (1) by delivery to the Company of other Common Stock, (2) according to a deferred payment or other similar arrangement with the Optionholder or (3) in any other form of legal consideration that may be acceptable to the Board. Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). At any time that the Company is incorporated in Delaware, payment of the Common Stock's "par value," as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

     In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid (1) the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement and (2) the treatment of the Option as a variable award for financial accounting purposes.

  (e) Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

  (f)  Transferability of a Nonstatutory Stock Option.  A
Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

  (g)  Vesting Generally.  The total number of shares of Common
Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(g) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

  (h) Termination of Continuous Service. In the event that an Optionholder's Continuous Service terminates (other than upon the Optionholder's death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder's Continuous Service (or such longer or shorter period specified in the Option Agreement or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

  (i) Extension of Termination Date. An Optionholder's Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder's Continuous Service (other than upon the Optionholder's death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in Section 6(a) or (ii) the expiration of a period of three (3) months after the termination of the Optionholder's Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

  (j) Disability of Optionholder. In the event that an Optionholder's Continuous Service terminates as a result of the Optionholder's Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

  (k) Death of Optionholder. In the event that (i) an Optionholder's Continuous Service terminates as a result of the Optionholder's death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder's Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder's death pursuant to Section 6(e) or 6(f), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

  (l) Early Exercise. The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder's Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

7.  PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

  (a) Stock Bonus Awards. Each stock bonus agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of stock bonus agreements may change from time to time, and the terms and conditions of separate stock bonus agreements need not be identical, but each stock bonus agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

    (i) Consideration. A stock bonus may be awarded in consideration for past services actually rendered to the Company or an Affiliate for its benefit.

    (ii) Vesting. Shares of Common Stock awarded under the stock bonus agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

    (iii) Termination of Participant's Continuous Service. In the event that a Participant's Continuous Service terminates, the Company may reacquire any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the stock bonus agreement.

    (iv)  Transferability.  Rights to acquire shares of Common
Stock under the stock bonus agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the stock bonus agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the stock bonus agreement remains subject to the terms of the stock bonus agreement.

  (b) Restricted Stock Awards. Each restricted stock purchase agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the restricted stock purchase agreements may change from time to time, and the terms and conditions of separate restricted stock purchase agreements need not be identical, but each restricted stock purchase agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

    (i) Purchase Price. The purchase price of restricted stock awards shall not be less than eighty-five percent (85%) of the Common Stock's Fair Market Value on the date such award is made or at the time the purchase is consummated.

    (ii) Consideration. The purchase price of Common Stock acquired pursuant to the restricted stock purchase agreement shall be paid either: (i) in cash at the time of purchase; (ii) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion; provided, however, that at any time that the Company is incorporated in Delaware, then payment of the Common Stock's "par value," as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

    (iii) Vesting. Shares of Common Stock acquired under the restricted stock purchase agreement may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

    (iv) Termination of Participant's Continuous Service. In the event that a Participant's Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the restricted stock purchase agreement.

    (v)  Transferability. Rights to acquire shares of Common
Stock under the restricted stock purchase agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the restricted stock purchase agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the restricted stock purchase agreement remains subject to the terms of the restricted stock purchase agreement.

8.  COVENANTS OF THE COMPANY.

  (a)  Availability of Shares.  During the terms of the Stock
Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

  (b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9.  USE OF PROCEEDS FROM STOCK.

     Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

10.  MISCELLANEOUS.

  (a) Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

  (b) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

  (c) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant's agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

  (d) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of any Stock Award Agreement.

  (e)  Investment Assurances.  The Company may require a
Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant's own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

  (f) Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid variable award accounting); or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

  (g)  Cancellation and Re-Grant of Options.

Cancellation and Re-Grant of Options.

    (i) Authority to Reprice. The Board shall have the authority to effect, at any time and from time to time, with the consent of any adversely affected Optionholders, (1) the reduction of the exercise price of any outstanding Options under the Plan and/or
(2) the cancellation of any outstanding Options under the Plan and the grant in substitution therefor of new Options under the Plan covering the same or a different numbers of shares of Common Stock. The exercise price per share of Common Stock shall be not less than that specified under the Plan for newly granted Stock Awards, except that the Board may grant an Option with a lower exercise price if such Option is granted as part of a transaction to which Section 424(a) of the Code applies.

    (ii)  Effect of Repricing under Section 162(m) of the Code.
Shares of Common Stock subject to an Option that is amended or canceled in order to set a lower exercise price per share of Common Stock shall continue to be counted against the maximum award of Options permitted to be granted pursuant to Section 5(c). The repricing of an Option under this Section 10(g) resulting in a reduction of the exercise price shall be deemed to be a cancellation of the original Option and the grant of a substitute Option; in the event of such repricing, both the original and the substituted Options shall be counted against the maximum awards of Options permitted to be granted pursuant to Section 5(c). The provisions of this Section 10(g)(ii) shall be applicable only to the extent required by Section 162(m) of the Code.

11.  ADJUSTMENTS UPON CHANGES IN STOCK.

  (a) Capitalization Adjustments. If any change is made in, or other event occurs with respect to, the Common Stock subject to the Plan or subject to any Stock Award without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a "Capitalization Adjustment"), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to Sections 4(a) and 4(b) and the maximum number of securities subject to award to any person pursuant to Section 5(c), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction "without receipt of consideration" by the Company.)

  (b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards shall terminate immediately prior to the completion of such dissolution or liquidation.

  (c) Corporate Transaction. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation may assume any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (it being understood that similar stock awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders or the Company, as the case may be, pursuant to the Corporate Transaction). In the event that any surviving corporation or acquiring corporation does not assume any or all such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have been neither assumed nor substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and the Stock Awards shall terminate if not exercised (if applicable) at or prior to such effective time. With respect to any other Stock Awards outstanding under the Plan that have been neither assumed nor substituted, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of such Stock Award, and such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction.

  (d) Change in Control. A Stock Award held by any Participant whose Continuous Service has not terminated prior to the effective time of a Change in Control may be subject to additional acceleration of vesting and exercisability upon or after such event as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

12.  AMENDMENT OF THE PLAN AND STOCK AWARDS.

  (a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11(a) relating to Capitalization Adjustments, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code.

  (b) Stockholder Approval. The Board, in its sole discretion, may submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees.

  (c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

  (d) No Impairment of Rights. Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

  (e) Amendment of Stock Awards. The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

13.  TERMINATION OR SUSPENSION OF THE PLAN.

  (a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

  (b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

14.  EFFECTIVE DATE OF PLAN.

     The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised (or, in the case of a stock bonus, shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve
(12) months before or after the date the Plan is adopted by the Board.

15.  CHOICE OF LAW.

     The law of the State of Delaware shall
govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflict of laws rules.

PART II
         INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under section 126 of the Business Corporations Act of the Yukon Territory, except in respect of any action by or on behalf of a corporation to procure a judgment in its favor, a company may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acted at the corporations' request as a director or officer of a body corporate of which the corporation was a stockholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation if:

(a) he acted honestly and in good faith with a view to the best interests of the corporation; and(b
(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

With court approval, a company may also indemnify a person referred to above in respect of an action by or on behalf of the corporation to procure a judgment in its favor, if the person fulfils the conditions set out as (a) and (b), above.

In addition, a person referred to above is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is a party by reason of having been a director or officer of the corporation if the person seeking indemnity:

(a) was substantially successful on the merits in his defense of the action or proceeding;
(b)  fulfils the conditions set out in (a) and (b), above; and
(c)  is fairly and reasonably entitled to indemnity.

A corporation may also purchase and maintain insurance for the benefit of any person referred to above against any liability incurred by him in his capacity as a director and officer of the corporation, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation.

Effective June 13, 2001 Sideware has entered into indemnity agreements with each of its existing directors, under which it has agreed to indemnify the directors in respect of all liabilities (including legal and other professional fees), which the directors may incur as a result of acting as an officer or director of Sideware or any of its subsidiaries. The indemnity agreements do not apply if:

- the director was not acting honestly and in good faith with a view to the best interests of Sideware or its subsidiary, as the case may be; or
- in the case of a criminal or administrative action or proceeding, the director did not have reasonable grounds for believing that his conduct was lawful.

Under the indemnity agreements Sideware is also required to pay any costs incurred by the directors in defending any proceedings brought against them, and can be required to pay reasonably anticipated defence costs in advance.

Under section 145 of the General Corporation Law of the State of Delaware, except in respect of any action by or on behalf of a corporation to procure a judgment in its favor, a company may indemnify a director or officer of the corporation, a former director or officer of the corporation, or a person who acted at the corporations' request as a director or officer of another corporation, joint venture, trust, or other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in relation to an action, suit, or proceeding if:

- he acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation; and
- in the case of a criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

With approval of the Court of Chancery, a corporation may also indemnify a person referred to above in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation, if in view of all of the circumstances of the case, he is fairly and reasonably entitled to indemnity.

In addition, a person referred to above is entitled to indemnity from the corporation against expenses (including attorneys' fees) reasonably and actually incurred by him in the defense of any action, suit, or proceeding, if he has been successful on the merits or otherwise in defense of the action, suit, or proceeding.

The proposed new bylaws for Sideware, to be adopted on continuation of Sideware to Delaware, provide that directors and officers will be indemnified to the maximum extent permitted under the General Corporation Law of Delaware.

In addition, under the Merger Agreement, Sideware will assume the obligations of KnowledgeMax under its existing contracts of indemnification with its directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Index of exhibits


Number                      Exhibit

2.1 Agreement and Plan of Merger and Reorganization (included as Appendix A to the joint proxy statement - prospectus
3.1(1)    Memorandum of Incorporation dated March 30, 1983
3.2(1)    Articles of Incorporation dated March 30, 1983
3.3(1)    Special Resolution dated January 12, 1984
3.4(1)    Special Resolution dated June 15, 1989
3.5(1)    Special Resolution dated September 27, 1990
3.6(1)    Special Resolution dated December 18, 1996
3.7(1)    Articles of Incorporation
3.8(1)    Special Resolution dated January 29, 1998
3.9(5)    Special Resolution dated June 28, 2000
3.10(7)   Articles of Continuation of Sideware to the Yukon
          Territory
3.11(7)   Bylaws of Sideware
3.12 Proposed Certificate of Incorporation of Sideware (included as Appendix C to the joint proxy statement - prospectus)
3.13 Proposed Bylaws of Sideware (included as Appendix D to the joint proxy statement - prospectus)
5.1       Opinion of Silver Freedman Taff L.L.P.
8.1       Opinion of Thorsteinssons
8.2       Opinion of Mintz, Levin, Cohn, Ferris, Glovsky &
          Popeo, P.C.
9.1(7)    Form of Voting Agreement of KnowledgeMax, Inc.
9.2(7)    Form of Voting Agreement of Sideware Systems Inc.
9.3(7)    Schedule of voting agreements
10.1*(7) NonTechnical Services Agreement dated March 16, 2001 between KnowledgeMax and IBM Corporation
10.2*(7) Database License Agreement dated July 2, 1998 between KnowledgeMax and Baker & Taylor Inc.
10.3(1) Assignment of Lease and Modification of Lease Agreement dated August 17, 1998 between HOOPP Realty Inc., Techwest Management Inc., Sideware Systems Inc., and Braintech, Inc.
10.4(2) Lease effective as of July 1, 1999 between the Company, Techwest Management Ltd., Braintech, Inc. and Pacific Centre Leaseholds Ltd.
10.5(2) Assignment Agreement effective as of July 1, 1999 between the Company, Techwest Management Ltd., Braintech, Inc., and SJM Management Ltd.
10.6(6)   Change of Control Severance Agreement with Rahul
          Bardhan
10.7(7)   Change of Control Severance Agreement with James
          Speros
10.8(7)   Amendment agreement between James Speros and Sideware
10.9(7)   Amendment agreement between Rahul Bardhan and Sideware
10.10(6)  Assignment of Lease
10.11(7)  KnowledgeMax 2000 Equity Incentive Plan
10.12(7) Form of stock option agreement under KnowledgeMax 2000 Incentive Equity Plan
10.13(4)  2000 Stock Option Plan
10.14(4)  Amended 2000 Stock Option Plan
10.15(6)  Stock Option Plan (2001)
10.16 Sideware 2002 Equity Incentive Plan (included as Appendix G to the joint proxy statement - prospectus)
10.17(7)  Form of stock option agreement under Sideware 2002
          Incentive Equity Plan
10.18*(7) First Amendment to Database License Agreement dated
          December 7, 2001 between KnowledgeMax and Baker &
          Taylor Inc.
10.19(7) Lease dated January 9, 2002 between KnowledgeMax and WRIT Limited Partnership
23.1      Consent of KPMG LLP
23.2      Consent of KPMG LLP
23.3      Consent of Silver Freedman & Taff LLP (contained
          in Exhibit 5.1)
23.4 Consent of Mintz, Levin, Cohn, Ferris, Glovsky, & Popeo, P.C. (contained in Exhibit 8.2)
23.5      Consent of Thorsteinssons (contained in Exhibit 8.1)
99.1(7)   Consent of E. Linwood Pearce
99.2(7)   Consent of Edwin Grosvenor
99.3(7)   Consent of Donna Lynn
99.4(7)   Consent of Alan Sultan
99.5(7)   Consent of Edward Gross
99.6(7)   Consent of Joseph Boivin
99.7(7)   Form of Proxy of Sideware Systems Inc.
99.8(7)   Form of Proxy of KnowledgeMax, Inc.
99.9(7)   Consent of Paradigm Capital Inc.

* Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(1) Exhibit already on file  - exhibit to Sideware's Form
    20-F registration statement filed in May 1999, file number
    0-29974.
(2) Exhibit already on file - exhibit to Sideware's Form
    F-1 registration statement 333-90893 filed in December
    1999.
(3) Exhibit already on file - exhibit to Sideware's Form
    20-F annual report covering the year ended December 31, 1999, file number 0-29974.
(4) Exhibit already on file - exhibit to Sideware's Form
    F-3 registration statement no. 333-34984 filed in April
    2000.
(5) Exhibit already on file - exhibit to Sideware's Form
    10-Q for the quarter ended September 30, 2000 filed in November 2000, file number 0-29974.
(6) Exhibit already on file - exhibit to Sideware's Form
    10-K for the year ended December 31, 2000 filed in March 2001, file number 0-29974.
(7) Previously filed as an exhibit to this registration statement on January 11, 2002.

ITEM 22.  UNDERTAKINGS

Item 17.  Undertakings

(a)  The undersigned Registrant hereby undertakes:

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

 (i)   To include any prospectus required by section
       10(a)(3) of the Securities Act of 1933;

 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) (1) The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by other Items of the applicable forms.

(2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately proceeding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in conjunction with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes to respond for requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other
equally prompt means.   This includes information contained in
documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being involved therein, that was not the subject of and included in the registration statement when it became effective.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to its articles of incorporation or its bylaws or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by one of the Registrant directors, officers, or controlling persons in the successful defence of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification is against public policy as expressed in the Securities Act. The Registrant will be governed by the final judgment of that issue.


                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Pre-effective Amendment No. 1 to registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in Reston, Virginia, on February 7, 2002.



                                   SIDEWARE SYSTEMS INC.


                                   By: /s/ James L. Speros
                                   James L. Speros
                                   President, Chief Executive
                                   Officer, and Director



Pursuant to the requirements of the Securities Act of 1933, this Pre-effective Amendment No. 1 to registration statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated.


     Signature                  Title                            Date

/s/ James Speros           President, Chief Executive        February 7, 2002
--------------------       Officer, and Director
James L. Speros            (Principal Executive Officer)



         *                 Director, Chairman of the         February 7, 2002
-------------------        Board of Directors
Kenneth R. Thornton



         *                 Director                           February 7, 2002
--------------------
Peter Kozicki



         *                 Director                           February 7, 2002
--------------------
Edward A. White


         *                 Director                           February 7, 2002
--------------------
W. Grant Sutherland



         *                 Principal financial officer        February 7, 2002
--------------------       Principal accounting officer
Stewart F. Walchli


* By:  	/s/ James L. Speros
-----------------------------
James L. Speros
Attorney in Fact